Filed with the Securities and Exchange Commission on July 18, 2014.

Registration No. 333-194641

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Entegra Financial Corp.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	6036	56-0306860
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

220 One Center Court

Franklin, North Carolina 28734

(828) 524-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Roger D. Plemens

President and Chief Executive Officer

220 One Center Court

Franklin, North Carolina 28734

(828) 524-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Iain MacSween, Esq.	Joel E. Rappoport, Esq.
Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.	Kilpatrick Townsend & Stockton LLP
230 N. Elm Street, Suite 2000	607 14th Street, NW, Suite 900
Greensboro, North Carolina 27401	Washington, DC 20005
(336) 373-8850	(202) 508-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Post-effective Amendment No. 1 to Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	6,546,375 shares	$10.00	$65,463,750 (1)	$ —(2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	A registration fee of $7,325 was paid with the initial filing of the Form S-1 Registration Statement on March 18, 2014, and an additional registration fee of $1,107 was paid upon the filing of the Pre-effective Amendment No. 1 to the Form S-1 Registration Statement on May 14, 2014.

The registrant hereby amends this Post-effective Amendment No. 1 to Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Post-effective Amendment No. 1 to Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Post-effective Amendment No. 1 to Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Entegra Financial Corp. is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (this “Post-Effective Amendment”) pursuant to Section 10(a)(3) of the Securities Act to update its registration statement on Form S-1 (Registration No. 333-194641) (the “Registration Statement”), which was previously declared effective by the Securities and Exchange Commission on June 30, 2014, solely to include a new section entitled “Recent Developments”. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

PROSPECTUS

(Proposed Holding Company for Macon Bank, Inc.)

Up to 5,692,500 Shares of Common Stock

Entegra Financial Corp., a North Carolina corporation, is offering shares of common stock for sale in connection with the conversion of Macon Bancorp from the mutual to the stock form of organization. Entegra Financial Corp. is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. We expect that our common stock will be listed for trading on the NASDAQ Global Market under the symbol “ENFC” upon conclusion of the offering. There is currently no public market for our common stock.

We are offering up to 5,692,500 shares of common stock for sale. We may sell up to 6,546,375 shares of common stock to reflect regulatory considerations, changes in market and financial conditions, and/or demand for the common stock that would increase our pro forma market value in excess of $56.9 million (5,692,500 shares multiplied by the $10.00 purchase price per share) without resoliciting subscribers. We must sell a minimum of 4,207,500 shares in order to complete the offering.

We are offering the shares in a subscription offering to eligible depositors and borrowers of Macon Bank, Inc., the banking subsidiary of Macon Bancorp. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering. To the extent any shares offered for sale are not purchased in the subscription or community offerings, they may be sold in a separate syndicated offering or in a firm commitment underwritten public offering. With respect to the subscription offering, the community offering and any syndicated offering, Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in our selling efforts but is not required to purchase any shares of common stock that are being offered for sale in such offerings.

All shares are being offered for sale at a price of $10.00 per share. You will not pay any commission for your purchases. The minimum number of shares you may order is 25 shares. Unless increased, the maximum number of shares that may be ordered by any person in the offering is 30,000 shares, and, no person, together with any associate or group of persons acting in concert, may purchase more than 50,000 shares in the offering. The offering is expected to expire at 4:00 p.m., Eastern Time, on [                    ]. We may extend this expiration date to no later than                     . Once submitted, orders are irrevocable unless the offering is terminated or is extended beyond [extension date], or the number of shares to be sold is increased to more than 6,546,375 shares or decreased to fewer than 4,207,500 shares. If the offering is extended beyond [                    ], or the number of shares to be sold is increased to more than 6,546,375 shares or decreased to fewer than 4,207,500 shares, we will resolicit subscribers, giving them an opportunity to change or cancel their orders. Funds received before the completion of the subscription and community offerings will be held in a segregated account at Macon Bank and will earn interest calculated at Macon Bank’s tier 1 statement savings rate, which is currently 0.05% per annum.

Sandler O’Neill & Partners, L.P. will assist us in selling our shares of common stock on a best efforts basis. Sandler O’Neill & Partners, L.P. is not required to purchase any shares that are being offered for sale. Sandler O’Neill & Partners, L.P. has advised us that following the offering it intends to make a market in the common stock, but is under no obligation to do so.

This investment involves a degree of risk, including the possible loss of your investment.

Please read “Risk Factors” beginning on page 16.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	4,207,500	4,950,000	5,692,500	6,546,375
Gross offering proceeds	$42,075,000	$49,500,000	$56,925,000	$65,463,750
Estimated offering expenses (excluding selling agent fees and expenses)	925,000	925,000	925,000	925,000
Estimated selling agent fees and expenses(1)(2)	573,516	661,688	749,859	851,257
Estimated net proceeds	$40,576,484	$47,913,312	$55,250,141	$63,687,493
Estimated net proceeds per share	$9.64	$9.68	$9.71	$9.73

(1)

Assumes all shares are sold in the subscription and community offerings and excludes reimbursable expenses and selling agent fees. For information regarding compensation to be received by Sandler O’Neill & Partners, L.P., see “Pro Forma Data” on page 54 and “The Conversion and Offering — Marketing and Distribution; Compensation” on page 147.

(2)

If all shares of common stock are sold in a syndicated offering or firm commitment underwritten offering, and assuming no shares are purchased by our directors, officers and employees or members of their immediate families, the maximum selling agent fees and expenses would be approximately $2.47 million at the minimum, $2.88 million at the midpoint, $3.30 million at the maximum, and $3.76 million at the adjusted maximum. See “The Conversion and Offering — Syndicated Offering or Firm Commitment Underwritten Offering” on page 145 for a discussion of the fees to be paid to Sandler O’Neill & Partners, L.P. and other Financial Industry Regulatory Authority member firms in the event that all shares are sold in a syndicated offering or firm commitment underwritten offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the North Carolina Commissioner of Banks, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SANDLER O’NEILL + PARTNERS, L.P.

For assistance, please call the Stock Information Center, toll free, at (855) 456-6677

The date of this prospectus is [                    ].

MACON BANK

Tennessee
Knoxville
North Carolina
Asheville
Sylva
Brevard
Hendersonville
Columbus
Franklin
Cashiers
Murphy
Highlands
Charlotte
Spartanburg
Greenville
Georgia
South Carolina
Columbia
Atlanta
75
81
40
23
21
77
85
26
20

★ **Macon Bank Corporate Center**
220 One Center Court
Franklin, NC 28734

Virginia
Tennessee
North Carolina
Franklin
Charlotte
Georgia
South Carolina
Atlanta
Columbia

● **Branch Loactions**

Brevard
2260 Asheville Highway
Brevard, NC 28712

Cashiers
500 Highway 64 East
Cashiers, NC 28717

Columbus
160 West Mills Street
Columbus, NC 28722

Highlands
473 Carolina Way
Highlands, NC 28741

Franklin
50 West Main Street
Franklin, NC 28734

30 Hyatt Road
Franklin, NC 28734

Hendersonville
640 North Main Street
Hendersonville, NC 28792

1617 Spartanburg Highway
Hendersonville, NC 28792

Murphy
12 Peachtree Street
Murphy, NC 28906

Saluda
108 East Main Street
Saluda, NC 28773

Sylva
498 East Main Street
Sylva, NC 28779

i

SUMMARY

The following summary highlights material information in this prospectus. It may not contain all of the information that is important to you. For additional information, you should read this entire prospectus carefully, including the Consolidated Financial Statements and the Notes to the Consolidated Financial Statements.

In this prospectus, the terms “Bancorp” or “Macon Bancorp” mean Macon Bancorp, a North Carolina chartered mutual holding company; “Entegra” means Entegra Financial Corp., a North Carolina corporation; and “Bank” or “Macon Bank” mean Macon Bank, Inc., Bancorp’s North Carolina chartered bank subsidiary. Terms such as “we, “our,” and “us” refer collectively to Bancorp, Entegra and the Bank, unless the context indicates another meaning; and “you” and “your” refer to subscribers of Entegra’s common stock.

The Companies

Entegra. This offering is being made by Entegra, a North Carolina corporation organized in 2011 as “Macon Financial Corp.” and renamed “Entegra Financial Corp.” in 2014. Entegra will own all of the outstanding shares of common stock of Macon Bank upon completion of this offering and the mutual-to-stock conversion of Macon Bancorp. Other than matters of an organizational nature, Entegra has not engaged in any business to date.

Macon Bancorp. Macon Bancorp is a North Carolina chartered mutual holding company headquartered in Franklin, North Carolina. It was organized in 1997, when the Bank converted from a mutual savings bank to a stock savings bank, and owns 100% of the outstanding shares of common stock of the Bank. Bancorp has one non-bank subsidiary, Macon Capital Trust I, a Delaware statutory trust, formed in 2003 to facilitate the issuance of trust preferred securities. On a consolidated basis, as of March 31, 2014, Bancorp had total assets of $789.3 million, total loans of $520.0 million, total deposits of $684.7 million and total equity of $36.7 million. As a mutual holding company, Bancorp has no shareholders and is controlled by the depositors and borrowers of the Bank.

Pursuant to the terms of our plan of conversion, Macon Bancorp will merge with and into Entegra and, in doing so, will convert from a mutual form of organization to a stock form of organization. Upon the completion of the conversion, Bancorp will cease to exist, and the Bank will become a wholly-owned subsidiary of Entegra.

Macon Bank. Macon Bank is a North Carolina chartered stock savings bank headquartered in Franklin, North Carolina. It was organized in 1922 as a North Carolina chartered mutual savings and loan association. In 1992, it converted to a North Carolina chartered mutual savings bank. In 1997, upon the formation of Bancorp, it converted to a North Carolina chartered stock savings bank. Macon Bank has one subsidiary, Macon Services, Inc., which holds real estate for investment.

Our Executive Offices. Our executive offices are located at 220 One Center Court, Franklin, North Carolina 28734 and the telephone number at this address is (828) 524-7000. Our website address is www.maconbank.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

For questions regarding the conversion or the offering, please call our Stock Information Center, toll free, at (855) 456-6677, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

Our Business

Overview. The Bank was organized as a mutual savings and loan association, or “thrift,” for the primary purpose of promoting home ownership through mortgage lending, financed by locally gathered deposits. Surviving the Great Depression of the 1930’s, we remained a single-office bank until we opened a second office in downtown Murphy, North Carolina in 1981. Between 1993 and 2002, we added eight more branches in North Carolina, including a second office in Franklin, one in each of Highlands, Brevard, Sylva, Cashiers and Arden, and two in Hendersonville. In 2007, we opened two more branches in Columbus and Saluda, North Carolina.

We currently have 11 branches located throughout the western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania, which we consider our primary market area. Our business consists primarily of accepting deposits from individuals and small businesses and investing those deposits, together with funds generated from operations and borrowings, primarily in loans secured by real estate, including commercial real estate loans, one- to four-family residential loans, construction loans, and home equity loans and lines of credit. We also originate commercial business loans and invest in investment securities. Through our mortgage loan production operations we originate loans for sale in the secondary markets to Fannie Mae and others, generally retaining the servicing rights in order to generate servicing income, supplement our core deposits with escrow deposits and maintain relationships with local borrowers. We offer a variety of deposit accounts, including savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts, and individual retirement accounts.

We also regularly extend loans to customers located in neighboring counties, including Buncombe, Clay, Haywood, Rutherford and Swain in North Carolina; Fannin, Rabun, Towns and Union in Georgia; and Cherokee, Greenville, Oconee, Pickens and Spartanburg in South Carolina, which we consider our secondary market area.

The primary economic drivers of our primary market area are tourism and a vacation and retirement home industry. This area has numerous small- to mid-sized businesses, which are our primary business customers. These businesses include agricultural producers, artisans and specialty craft manufacturers, small industrial manufacturers, and a variety of service oriented industries. The largest employers in Macon County include Drake Software, a national tax software provider, based in Franklin. A new casino and hotel complex is currently under construction in Cherokee County. The casino and hotel, which will be operated by Caesars Entertainment Corp., are projected to create additional employment directly, and indirectly through increased economic activity in the area.

In addition to successfully building our branch network and growing our core deposits, we have created an infrastructure that will accommodate future growth. One of our core strengths has been our successful mortgage loan operation, through which we originate and sell mortgage loans in the secondary markets to Fannie Mae and others. In 1999, we opened a call center to better and more efficiently serve our customers. In 2001, we consolidated our corporate headquarters, loan processing and training facilities into a single 36,000 square foot building in Franklin.

We focus upon continual improvement of our level of service and overall efficiencies through the use of technology, offering online banking for retail customers, which we market as Macon eCom; online banking for businesses, which we market as Macon eCorp; mobile banking; remote deposit capture; and mobile deposit capture. We also provide investment services through an affiliation with an independent broker/dealer firm, merchant credit card services for business customers, and ATM services.

We are committed to supporting our local communities and offering personal, one-on-one service to our customers. Our employees, officers and directors personally know many of our customers, live within the communities we serve, and play key roles in community organizations. In addition, we sponsor numerous local community events and strive to be a good corporate citizen in all of the communities that we serve. We believe we have a loyal base of employees. Our employees have an average of over nine years’ service with the Bank. More than one in four of our employees have served the Bank for over 15 years. We believe that this employee-service commitment is critical to maintaining personal relationships with our customers. Such longevity of service is exemplified by our President and Chief Executive Officer, Roger D. Plemens, who has served the Bank since 1978, in various capacities, including as a mortgage officer, a manager of mortgage lending, and the chief lending officer. Our guiding principle is simple; we are committed to maintaining our culture of community banking and focused upon bringing value to our customers through innovations, technology, products and services of the 21st century.

Recent History. Along with other community banks in western North Carolina, we experienced rapid expansion in the period leading up to the onset of the recession in 2007, based on the growth enjoyed by the local housing market and economy, and increases in real estate values as a consequence of the attractiveness of our markets as retirement and second home destinations. The majority of our loan growth during this period was represented by construction and development loans, many of which were collateralized by retirement and vacation developments. As a consequence, we and other community banks serving western North Carolina developed a high concentration of construction and development loans.

As compared with the United States generally, the effects of the recession in western North Carolina were amplified and lengthened by the region’s greater reliance on tourism and retirement and vacation real estate development. Unemployment in the region increased to record levels and both residential and commercial real estate values were adversely impacted. Our market concentration in western North Carolina, coupled with our high concentration of construction and development loans, resulted in our experiencing prolonged elevated levels of loan defaults and non-performing assets, significant loan loss provisions, large loan losses and increased expense as we managed our troubled assets. As a consequence, between December 31, 2009 and 2011, we recorded aggregate net losses of $48.0 million, our capital declined and we reduced our total assets by $203.8 million in the aggregate.

This led to increased scrutiny from our banking regulators. In 2010, the Bank and Bancorp, respectively, entered into a memorandum of understanding, or MOU, with their respective banking regulators; followed, in 2012, by a consent order and written agreement, respectively. See the section entitled “Supervision and Regulation—Regulatory Agreements” on page 112.

Aggressive Action and Relief from Consent Order. We have aggressively sought to address these regulatory concerns and resolve the asset quality difficulties brought on by the recession. Since December 31, 2009, we have:

•	reduced our acquisition and development loans from $190.9 million to $65.6 million;

•	reduced our total non-performing assets from $44.3 million to $17.8 million, including a reduction in real estate owned, or REO, from $22.8 million to $8.7 million;

•	made provisions for loan losses totaling $55.3 million and charged off an aggregate of $61.1 million, or 7.92% of our total loans as of December 31, 2009; and

•	reduced our reliance on brokered certificates of deposit from $191.8 million to $10.5 million.

In April 2014, following the completion of a periodic examination, our banking regulators terminated the consent order and replaced it with a less restrictive memorandum of understanding, or MOU, in recognition of our progress. See the section entitled “Supervision and Regulation—Regulatory Agreements” on page 112.

Recent Improvements in Market Conditions. We have recently observed an improvement in the economic condition of our primary market area. As reflected in the following tables, our market is experiencing a significant decline in levels of unemployment, and a rise in household income.

	Unemployment Rate
	12/31/2013	12/31/2012	12/31/2011	12/31/2010	12/31/2009
Cherokee, NC	9.00%	12.80%	12.90%	12.60%	15.50%
Henderson, NC	4.90	7.20	7.60	7.50	8.80
Jackson, NC	5.80	9.60	9.40	8.80	9.40
Macon, NC	7.30	11.10	11.30	10.30	11.40
Polk, NC	4.60	7.80	7.70	7.50	8.90
Transylvania, NC	6.60	10.10	9.60	9.00	10.00

North Carolina	6.60	9.50	9.80	9.70	10.90
United States	6.70	7.80	8.50	9.30	9.90

Source: SNL

	Median Household Income
	2013	2012	2011
Cherokee, NC	$37,906	$35,188	$31,495
Henderson, NC	47,465	42,990	39,997
Jackson, NC	37,922	36,366	37,593
Macon, NC	38,969	36,738	36,173
Polk, NC	39,573	42,520	42,005
Transylvania, NC	38,758	37,735	38,822
North Carolina	44,373	42,900	42,941
United States	51,314	50,157	50,227

Source: SNL

Market Share. We have significant competition in our primary and secondary market areas. We compete with commercial banks, savings institutions, finance companies, credit unions and other financial services companies. Many of our larger commercial bank competitors have greater name recognition and offer certain services that we do not. However, we believe that our long-time presence in our primary market area and focus on superior service distinguish us from our competitors, many of whom operate under different names or are under different leadership as a consequence of the effects of the recent recession and a series of acquisitions and mergers.

Between 2000 and 2013, we increased our share of the combined deposits of all banks and thrifts operating in our primary market area from 9.4% in 2000 to 15.2% in 2013, and now lead all but one of our competitors in total deposits within our primary market area. See “Our Business—General—Market Share” on page 58.

Operating Strategy and Reasons for the Conversion

We have developed an operating strategy to reposition the Bank so that it may return to sustained profitability and explore opportunities for growth. We need a significant amount of capital to execute this strategy, and cannot raise this level of capital as a mutual financial institution. We have considered current market conditions and the amount of capital needed in deciding to conduct the conversion at this time, and have established the following four-part operating strategy in order to effectively and efficiently use the proceeds from the offering.

Pursue Opportunities in Existing Markets.

Organic growth. We are well-established in our primary market area, with a 38.0% deposit market share in Macon County and a 15.2% share in our primary market area. We believe that we have a solid platform from which we can increase our existing market share and grow into adjacent areas. We have experience opening offices in new markets, having successfully entered new markets in the 1990’s and 2000’s. We are already making loans in a number of adjacent counties, some of which have similar demographics to our primary market area. We will consider opportunities as they arise to open loan production offices or branch offices in adjacent markets, particularly markets in which we have lending experience.

Capitalize on market disruption. The recession has adversely affected our competitor community banks in western North Carolina. Since 2007, many of our competitors have undergone changes in name, management or ownership. We believe that these changes, coupled with resulting key personnel changes, reorganizations and branch closures have been disruptive to many of their existing customer relationships, and that many customers and bankers are dissatisfied with their bank. By contrast, during this period we have maintained stable customer relations through our long-serving employees and established branch network, as evidenced by our leading deposit market share.

We believe that we have a unique opportunity to attract new customers and hire additional experienced personnel from our competitors. We believe that we have the appropriate infrastructure and management depth to accommodate future growth, including our use of technology, mortgage loan production operations, call center, and corporate headquarters with centralized loan processing and training facilities.

Diversify Geography and Product Mix and Explore Growth Opportunities.

Increase our small and middle market commercial banking business. We believe that we can enhance our franchise value by increasing our focus on small and middle market businesses. Our current loan portfolio is heavily dependent on real estate in western North Carolina, and the majority of the Bank’s noninterest income is the result of our residential mortgage banking business and retail customer service fees. Our goal is to expand our commercial banking services to small- and medium-sized businesses to further diversify our risk profile and increase our noninterest income by attracting additional commercial deposit accounts and adding additional lines of business, including SBA lending and commercial banking.

Explore lending opportunities in larger, contiguous markets. We are located in close proximity to a number of larger markets with attractive growth opportunities, including Asheville and Charlotte, North Carolina, and

Greenville, South Carolina. Many of these markets have a high number of small business and private banking customers. In addition to diversifying our customer mix, these markets would provide geographic diversification for our lending collateral.

Continue to Improve Asset Quality. While asset quality has improved significantly over the last several years, at March 31, 2014 classified (including substandard loans, real estate owned and real estate held for investment) and nonperforming assets remain elevated, at $51.5 million and $17.8 million, respectively (down from highs of $134.7 million and $82.0 million, respectively, at December 31, 2010). Although we believe that the majority of losses from defaults and problem assets are behind us, resolution of the remaining classified and nonperforming assets is likely to result in some level of additional losses. Additionally, for so long as we remain subject to a memorandum of understanding, or MOU, and a written agreement with our banking regulators we will be subject to heightened regulatory scrutiny and restrictions on our business. As soon as possible following the conversion, we will seek to demonstrate to our banking regulators that we have fully complied with the requirements of these regulatory agreements and that they should be terminated. If we are successful and the regulatory agreements are terminated, we will be able to pursue certain attractive business opportunities that are currently prohibited, such as the establishment of loan production offices. See the section entitled “Supervision and Regulation—Regulatory Agreements” on page 112.

Improve Profitability.

Continue to reduce problem asset expenses and losses. As illustrated in the table below, the Bank has experienced a declining level of loan loss provisions and losses from the valuation and sale of real estate owned, or REO. Based on the reduced level of problem assets, the Bank expects this declining trend of expenses and losses to continue.

	For the Three Months Ended March 31,		For the Year Ended December 31
(Dollars in Thousands)	2014	2013	2013	2012	2011
Provision for loan losses	$5	719	$4,358	$7,878	$24,116
REO valuation and loss on sale	623	584	4,256	3,292	6,681
REO expense (gain)	217	354	1,356	2,156	2,332

Total	$845	1,657	$9,970	$13,326	$33,129

Grow net interest income. Net interest income is our largest source of revenue and is dependent on a combination of volume, mix and interest rates of interest earning assets and liabilities. As illustrated in the table below, during 2013 and the first quarter of 2014, the benefit from an improvement in interest rate spread was more than offset by a reduction in volume. With the benefit of additional capital, we intend to increase loan volumes in the future which will have a positive impact on our level of net interest income. As discussed above, we intend to diversify our current geography and product mix by expanding our commercial banking operations in markets outside of western North Carolina.

	For the Three Months Ended March 31,	For the Year Ended December 31
	2014 (1)	2013 (1)	2012 (1)
Improved interest rate spread	$2,953	$1,098	2,473
Lower net earning asset levels	(1,814)	(1,641)	(3,199)

Net impact	$1,139	$(543)	(726)

(1)	Calculated on a tax-equivalent basis

Deferred tax asset. As of March 31, 2014, we had a deferred tax asset of $24.8 million, gross of a $20.8 million deferred tax valuation allowance. Over time, to the extent we are successful in achieving a consistent level of earnings, we may be able to reduce some or all of the deferred tax valuation allowance, which will further improve our earnings in the period of the reversal, and our financial condition. For additional information see “Management Discussion and Analysis of Consolidated Financial Conditions and Results of Operations—Deferred Tax Assets” on page 69.

Continue history of strong core earnings. Our headquarters in western North Carolina provides a low cost environment for operating many of the core functions of the Bank. In addition, we carefully monitor and control our spending and heavily utilize technology to drive efficiencies. These actions have generally resulted in a core efficiency ratio under 70% as illustrated in the table below. While our level of core operating expenses will increase as a public company, planned growth in net interest income and noninterest income as discussed above will help to mitigate any increase in our efficiency ratio.

Our operating expense discipline, combined with our focus on maintaining a healthy net interest margin, has resulted in core earnings of $9.7 million and $10.0 million in 2013 and 2012, respectively, and $3.2 million during the first quarter of 2014, as detailed in the table below. We utilize a core efficiency ratio and core earnings measurement as a means of measuring our operating expenses and earnings prior to the effect of credit-related costs and non-recurring gains and losses. For additional information on the use of these measurements, which are not calculated in accordance with accounting principles generally accepted in the United States see “Selected Consolidated Financial and Other Data” on page 27.

	For the Three Months Ended March 31,		For the Years Ended March 31,
(Dollars in thousands)	2014	2013	2013	2012	2011
Core efficiency ratio	62.2%	67.0%	68.1%	65.4%	70.5%
Core earnings, before taxes	3,205	2,418	9,672	9,954	6,888

For further information about our reasons for the conversion and offering, please see “The Conversion and Offering—Reasons for the Conversion” on page 139.

Terms of the Conversion and the Offering

Under the plan of conversion, Bancorp will merge with and into Entegra, and, in doing so, will convert from a mutual form of organization to a stock form of organization. Upon the completion of the conversion, Bancorp will cease to exist, and the Bank will become a wholly-owned subsidiary of Entegra. In connection with the conversion, Entegra is offering between 4,207,500 and 5,692,500 shares of common stock to eligible depositors and borrowers of the Bank in a “subscription offering,” if shares remain available, Entegra may also offer shares of common stock to the general public in a “community offering.” If necessary, we will also offer shares to the general public in a syndicated offering or a firm commitment underwritten offering. The number of shares of common stock to be sold may be increased up to 6,546,375 to reflect regulatory considerations, changes in market and financial conditions, and/or demand for the common stock. Unless the number of shares of common stock to be offered is increased to more than 6,546,375 or decreased to less than 4,207,500 or the offering is extended beyond [                    ], subscribers will not have the opportunity to change or cancel their stock orders. If we intend to sell fewer than 4,207,500 shares or more than 6,546,375 shares, we will promptly return all funds and set a new offering range. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated offering or firm commitment underwritten offering.

The purchase price of each share of common stock to be issued in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, the community offering or a syndicated or firm commitment underwritten offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Sandler O’Neill & Partners, L.P., our marketing agent in the subscription and community offerings, will use its best efforts to assist us in selling shares of our common stock in the subscription and community offerings. Sandler O’Neill & Partners, L.P. is not obligated to purchase any shares of common stock in the subscription and community offerings.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

•	First, to eligible depositors of the Bank with aggregate account balances of at least $100.00 as of the close of business on December 31, 2012.

•	Second, to eligible depositors of the Bank with aggregate account balances of at least $100.00 as of the close of business on [supplemental eligibility date].

•	Third, to other eligible depositors and borrowers of the Bank as of the close of business on Voting Record Date for Special Meeting.

Shares of common stock not purchased in the subscription offering may be offered for sale in a “community offering” to members of the general public, with a preference given to natural persons residing in Buncombe, Clay, Cherokee, Graham, Haywood, Henderson, Jackson, Macon, Polk, Swain and Transylvania Counties, North Carolina, and Rabun County, Georgia. The community offering may begin concurrently with, during or promptly after the subscription offering as we may determine at any time. To the extent any shares offered for sale are not purchased in the subscription or community offerings, they may be sold in a separate syndicated offering or in a firm commitment underwritten public offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated offering. Any determination to accept or reject stock orders in the community offering or any syndicated offering will be based on the facts and circumstances available to management at the time of the determination.

To ensure a proper allocation of stock, each subscriber eligible to purchase stock in the subscription offering must list on his, her or its stock order form all loans and/or deposit accounts in which he, she or it had an ownership interest at the applicable eligibility date(s). Failure to list all loans and accounts, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first, in the order of priority, to subscribers in the subscription offering before any shares are allocated in the community offering and, in turn, the syndicated offering and/or firm commitment underwritten offering.

For a detailed description of the offering, including share allocation procedures, please see “The Conversion and Offering” on page 138.

How We Determined the Offering Range

The amount of common stock that we are offering is based on an independent appraisal of the estimated market value of Entegra assuming the conversion and the offering are completed. RP Financial, LC, our independent appraiser, has estimated that, as of April 17, 2014, this market value ranged from $42.1 million to $56.9 million, with a midpoint of $49.5 million. Based on this valuation and a $10.00 per share price, the number of shares of common stock being offered for sale ranges from 4,207,500 shares to 5,692,500 shares. We may sell up to 6,546,375 shares of common stock (up to a market value of $65.5 million) because of demand for shares or changes in market conditions. The $10.00 per share price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The appraisal is based in part on Macon Bancorp’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of ten publicly traded savings institutions that RP Financial, LC, considers comparable to us.

The appraisal peer group consists of the following 10 Nasdaq-traded companies, with the asset sizes as of December 31, 2013, unless otherwise stated.

Company Name and Ticker Symbol	Headquarters	Total Assets (in millions)
United Community Financial Corp. (UCFC)	Youngstown, OH	$1,738
HomeTrust Bancshares Inc. (HTBI)	Asheville, NC	$1,629
Pulaski Financial Corp. (PULB)	Saint Louis, MO	$1,294
Franklin Financial Corp. (FRNK)	Glen Allen, VA	$1,075
ASB Bancorp Inc. (ASBB)	Asheville, NC	$733
First Savings Financial Group (FSFG)	Clarksville, IN	$687
First Clover Leaf Financial Corp. (FCLF)	Edwardsville, IL	$622
Cheviot Financial (CHEV)	Cheviot, OH	$587
United Community Bancorp (UCBA)	Lawrenceburg, IN	$512
Wayne Savings Bancshares (WAYN)	Wooster, OH	$410

The following table presents a summary of selected pricing ratios for Entegra (on a pro forma basis) and the peer group companies identified by RP Financial, LC. Ratios for the peer group are based on equity and earnings as of or for the twelve months ended December 31, 2013 and stock price information as of April 17, 2014. Ratios for Entegra are based on equity as of March 31, 2014 and net income for the twelve months ended March 31, 2014. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 28.6% on a price-to-book value basis and a discount of 32.5% on a price-to-tangible book value basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis.

	Price-to- Earnings Multiple		Price to Book Value	Price to Tangible Book Value
Entegra (pro forma):
Maximum, as adjusted, of offering range	NM	*	66.49%	66.49%
Maximum of offering range	NM	*	63.05	63.05
Midpoint of offering range	NM	*	59.52	59.52
Minimum of offering range	NM	*	55.33	55.33

Peer group companies:
Average	19.04		91.00%	96.52%
Median	19.75		88.28	93.37

*	Not meaningful

Our Board of Directors carefully reviewed RP Financial’s appraisal report, including the methodology and assumptions used by RP Financial, and determined that the valuation range was reasonable and adequate. The purchase price of $10.00 per share was determined by our Board of Directors, taking into account that the common stock should be offered in a manner that will achieve the widest distribution of the common stock and the desired liquidity in the common stock after the offering.

RP Financial will update the independent appraisal prior to the completion of the conversion. If the estimated appraised value, including offering shares, changes to either below $42.1 million or above $65.5 million, we will resolicit persons who submitted stock orders, giving them an opportunity to change or cancel their orders. See “The Conversion and Offering—Share Pricing and Number of Shares to be Issued” on page 140.

The independent appraisal does not indicate per share market value. You should not assume or expect that our valuation as indicated in the appraisal described above means that, after the conversion and the offering, our shares of common stock will trade at or above the $10.00 offering price. Furthermore, the pricing ratios presented above were utilized by RP Financial to estimate our market value and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, including a comparison of selected pro forma pricing ratios compared to pricing ratios of the peer group, see “The Conversion and Offering—Share Pricing and Number of Shares to be Issued” on page 140.

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25. Generally, no individual may purchase more than 30,000 shares ($300,000) of common stock in any single category of the offering; or 50,000 shares ($500,000) of common stock in all categories of the offering. If any of the following persons purchases shares of common stock, then, unless the maximum purchase limitations are increased, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 50,000 shares ($500,000):

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior management position; or

•	other persons who may be your associates or persons acting in concert with you.

See the detailed descriptions of “acting in concert” and “associate” in “The Conversion and Offering—Limitations on Common Stock Purchases” on page 146.

We may decrease or increase the purchase limitations at any time with the approval of the Board of Governors of the Federal Reserve System and the North Carolina Commissioner of Banks. In the event that the maximum purchase limitation is increased to 4.99%, this limitation may be further increased to 9.99%, provided that orders for common stock exceeding 4.99% shall not exceed in the aggregate 10% of the shares of common stock issued in the offering. See “The Conversion and Offering—Limitations on Common Stock Purchases” on page 146.

How You May Purchase Shares of Common Stock

In the subscription offering and community offering, you may pay for your shares only by:

•	delivering a personal check, money order or bank draft made payable to “Entegra Financial Corp.”; or

•	authorizing us to withdraw funds from the types of deposit accounts with the Bank permitted on the stock order form.

We will not lend funds to anyone for the purpose of purchasing shares of common stock in the offering. Additionally, you may not submit a check drawn on a Macon Bank line of credit to pay for shares of common stock. Please do not submit cash.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment or authorization to withdraw from one or more of your Macon Bank deposit accounts, so that it is received (not postmarked) before 4:00 p.m., Eastern Time, on [expiration date], which is the expiration of the offering period. You may submit your stock order form by mail using the order reply envelope provided or by overnight delivery service to our Stock Information Center, at the address indicated on the order form. We will not accept faxed order forms. Other than our Stock Information Center, we will not accept stock order forms at our banking offices.

Personal checks will be immediately cashed, so the funds must be available within the account when your stock order form is received by us. Subscription funds submitted by check or money order will be held in a segregated account at Macon Bank until completion or termination of the offering. We will pay interest calculated at the Bank’s tier 1 statement savings rate from the date those funds are received until completion or termination of the offering. Withdrawals from certificate of deposit accounts to purchase common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with the Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contractual deposit account rate until the completion of the offering.

You may be able to subscribe for shares of common stock using funds in your individual retirement account or other retirement account. If you wish to use some or all of the funds in your individual retirement account held at the Bank or other retirement accounts held at the Bank to purchase our common stock, the applicable funds must first be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. Because individual circumstances differ and processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before [expiration date], the expiration of the offering period, for assistance with purchases using funds from any retirement account held at the Bank or any retirement account that you may have elsewhere. Whether you may use such funds for the purchase of shares in the offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where your funds are held.

See “The Conversion and Offering—Procedure for Purchasing Shares” on page 149 for a complete description of how to purchase shares in the offering.

Deadline for Orders of Common Stock

The deadline for purchasing shares of common stock in the offering is 4:00 p.m., Eastern Time, on [            , 2014]. Your stock order form, with full payment, must be received (not postmarked) by 4:00 p.m., Eastern Time on [            , 2014].

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 4:00 p.m., Eastern Time, on [            , 2014], whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Offering—Procedure for Purchasing Shares” on page 149 for a complete description of how to purchase shares in the offering.

Delivery of Shares of Common Stock in the Subscription and Community Offerings

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings or in any syndicated offering and/or firm commitment underwritten offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and offering or the next business day. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described above in “—Conditions to Completion of the Conversion and the Offering.” It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 4,207,500 shares of common stock in the subscription, community and/or syndicated offering or firm commitment underwritten offering, we may take the following steps to issue the minimum number of shares of common stock in the offering range:

•	increase the maximum purchase limitations; and/or

•	extend the offering beyond [ , 2014], so long as we resolicit subscriptions that we have previously received in the offering.

Alternatively, we may terminate the offering, in which case we will promptly return your funds with interest calculated at the Bank’s tier 1 statement savings rate, which is currently 0.05% per annum, and cancel all deposit account withdrawal authorizations.

If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscription up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial will update its appraisal before we complete the offering. Without further notice to you, the number of shares of common stock to be sold may be increased up to 6,546,375 to reflect regulatory considerations, changes in market and financial conditions, and/or demand for the common stock. If our pro forma market value at that time is either below $42.1 million or above $65.5 million, then we may:

•	terminate the offering and promptly return all funds;

•	extend the offering beyond [extension date], so long as we resolicit subscriptions that we have previously received in the offering;

•	set a new offering range; or

•	take such other actions as may be permitted (or not prohibited) by the North Carolina Commissioner of Banks, the Board of Governors of the Federal Reserve System and the Securities and Exchange Commission.

In the event that we extend the offering and conduct a resolicitation, we will notify subscribers of the extension of time and of the rights of subscribers to maintain, change or cancel their stock orders within a specified period. If a subscriber does not respond during the period, his, her or its stock order will be canceled and payment will be returned promptly, with interest calculated at the Bank’s tier 1 statement savings rate, and deposit account withdrawal authorizations will be canceled.

Possible Termination of the Offering

We may terminate the offering at any time and for any reason prior to the special meeting of voting members that is being called to vote upon the conversion, and at any time after member approval, and any required approval of the North Carolina Commissioner of Banks and the Board of Governors of the Federal Reserve System. If we terminate the offering, we will promptly return your funds with interest calculated at the Bank’s tier 1 statement savings rate, and we will cancel deposit account withdrawal authorizations.

How We Intend to Use the Proceeds From the Offering

We intend to invest up to 85% of the net proceeds from the offering in the Bank as capital and retain the remainder of the proceeds for future use.

The following table summarizes how we intend to use the net proceeds from the offering, based on the sale of shares at the minimum, midpoint, maximum and adjusted maximum of the offering range:

	Minimum (4,207,500 shares)		Midpoint (4,950,000 shares)		Maximum (5,692,500 shares)		Adjusted Maximum (6,546,375 shares)
(Dollars in thousands)	Amount	% of Net Proceeds	Amount	% of Net Proceeds	Amount	% of Net Proceeds	Amount	% of Net Proceeds
Offering proceeds	$42,075		$49,500		$56,925		$65,464
Less: offering expenses	(1,499)		(1,587)		(1,675)		(1,776)

Net offering proceeds	$40,576	100.0%	$47,913	100.0%	$55,250	100.0%	$63,688	100.0%

Use of net proceeds:
Proceeds contributed to Macon Bank	$34,490	85.0%	$38,331	80.0%	$41,438	75.0%	$44,581	70.0%
Proceeds remaining for Entegra	$6,086	15.0%	$9,583	20.0%	$13,813	25.0%	$19,106	30.0%

Subject to receiving any necessary regulatory approvals, we may use the funds we retain to invest in securities issued by the U.S. Government, U.S. Government agencies and/or U.S. Government sponsored enterprises, mortgage-backed securities and equities, collateralized mortgage obligations and municipal securities; to resume payment of dividends on our trust preferred securities, as well as previously deferred dividends and interest; to pay cash dividends to shareholders; to repurchase shares of our common stock; and for other general corporate purposes. Initially, we do not intend to pay cash dividends, and, under current federal regulations, subject to limited exceptions, we may not repurchase shares of our common stock during the first year following the conversion. The Bank may use the proceeds it receives from Entegra to strengthen its capital position; to fund new loans; to repay borrowings; to invest in securities issued by the U.S. Government, U.S. Government agencies and/or U.S. Government sponsored enterprises, mortgage-backed securities and equities, collateralized mortgage obligations and municipal securities; to expand its banking franchise by establishing or acquiring new branches, or by acquiring other financial institutions or other financial services companies; and for other general corporate purposes.

We do not have any other current plans, intentions or understandings concerning investments, dividends, share repurchases or other specific uses of the funds. Nor do we currently have any plans, agreements or understandings to make any acquisitions or material dispositions.

Please see the section entitled “How We Intend to Use the Proceeds from the Offering” on page 48 for more information on the proposed use of the proceeds from the offering.

You May Not Sell or Transfer Your Subscription Rights

You may not sell or transfer your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When completing your stock order form, you should not add the name(s) of persons who do not have subscription rights or who qualify in a lower subscription offering priority than you do. In addition, the stock order form requires that you list all loans and deposit accounts, giving all names on each loan and account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your subscription rights.

Purchases by Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 220,000 shares ($2.2 million) of common stock in the offering, or 5.2% of the shares to be sold at the minimum of the offering range. The purchase price paid by our directors and executive officers for their shares will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering.

See “Subscriptions by Directors and Executive Officers” on page 137 for more information on the proposed purchases of our shares of common stock by our directors and executive officers.

Benefits to Management and Potential Dilution to Shareholders Following the Conversion

We intend to adopt the following benefit plans and employment agreements:

Future Stock-based Benefit Plans. We intend to implement one or more stock-based benefit plans no earlier than six months after completion of the conversion and offering. We will submit these plans to our shareholders for their approval. If we implement the plans within one year after the conversion, the plans must be approved by a majority of the total votes eligible to be cast by our shareholders. If we implement the plans more than one year after the conversion, they must be approved only by a majority of the total votes cast. If we implement the plans within one year after the conversion, we intend to grant stock options in an amount up to 7% of the number of shares sold in the offering and restricted stock awards in an amount equal to 3% of the shares sold in the offering. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. Shares of restricted stock will be awarded at no cost to the recipients. We will incur additional compensation expense as a result of these plans. See “Pro Forma Data” on page 54 for an illustration of the effects of these plans. The stock-based benefit plans may award a greater number of options and restricted stock awards if the plans are adopted after one year from the date of the completion of the conversion. We have not yet determined when we will present the plans for shareholder approval and we have not yet determined the number of shares that would be reserved for issuance under these plans. The plans will comply with all applicable Federal Reserve regulations.

Potential Dilution And Increased Compensation Costs Related To Stock-based Benefit Plans. The following table summarizes the number of shares of common stock and the aggregate value of grants that are expected to be available under the proposed stock-based benefit plans (assuming the stock-based benefit plans are implemented within one year following completion of the conversion). The stock-based benefit plans may award a greater number of options and restricted stock awards if the plans are adopted more than one year after completion of the conversion.

The table shows the dilution to shareholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market.

Plan	Minimum Number of Shares	Adjusted Maximum Number of Shares	As % of Outstanding Shares Issued in the Conversion (1)	Dilution Resulting if we issue new Shares for Stock Ben. Plans	Value of Grants at Minimum (2)	Value of Grants at Adjusted Maximum (2)
					(Dollars in Thousands)
Restricted Stock Awards	126,225	196,391	3.0%	2.91%	$1,262	$1,964
Stock Options	294,525	458,246	7.0%	6.54%	990	1,540

	420,750	654,637	10.0%	9.09%	$2,252	$3,504

(1)	The stock-based benefit plans may award a greater number of options and shares, respectively, if the plans are adopted more than 12 months after the completion of the conversion.
(2)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.36 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 2.73%; and a volatility rate of 17.71% based on an index of publicly traded thrift institutions. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

We may fund our plans through open market purchases rather than new issuances of common stock; however, Federal Reserve regulations do not permit us to repurchase our shares during the first year following the conversion, except to fund the grants of restricted stock under the anticipated stock-based benefit plans or, with prior regulatory approval, under extraordinary circumstances.

The actual value of restricted stock awards will be determined based on their fair value (the closing market price of shares of common stock of Entegra) as of the date grants are made. The following table presents the total value of all shares to be available for awards of restricted stock under the stock-based benefit plan, assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share at the time of grant.

Share Price	126,225 Shares Minimum	148,500 Shares Midpoint	170,775 Shares Maximum	196,391 Shares Adjusted- Maximum
	($000)	($000)	($000)	($000)
$8.00	1,010	1,188	1,366	1,571
$10.00	1,262	1,485	1,708	1,964
$12.00	1,515	1,782	2,049	2,357
$14.00	1,767	2,079	2,391	2,749

The grant-date fair value of the stock options granted under the stock-based benefit plans will be based, in part, on the closing price of shares of common stock of Entegra on the date the options are granted. The fair value will also depend on the various assumptions utilized in the option-pricing model ultimately adopted. The following table presents the total estimated value of the stock options to be available for grant under the stock-based benefit plans, assuming the range of market prices for the shares are $8.00 per share to $14.00 per share at the time of the grant.

Exercise Price	Grant Date Fair Value Per Option	294,525 Options Minimum	346,500 Options Midpoint	398,475 Options Maximum	458,246 Options Adjusted- Maximum
		($000)	($000)	($000)	($000)
$8.00	$2.69	792	932	1,072	1,233
$10.00	$3.36	990	1,164	1,339	1,540
$12.00	$4.03	1,187	1,396	1,606	1,847
$14.00	$4.70	1,384	1,629	1,873	2,154

Employment Agreements; Severance and Non-Competition Agreements. Upon completion of the conversion and receipt of any necessary regulatory approvals, we intend to enter into employment and change of control agreements with Roger D. Plemens, our President and Chief Executive Officer, Ryan M. Scaggs, our Chief Operating Officer, and David A. Bright, our Chief Financial Officer; and severance and non-competition agreements with Carolyn H. Huscusson, our Chief Retail Officer, Bobby D. Sanders, II, our Chief Credit Administration Officer, Laura W. Clark, our Chief Risk Officer, and Marcia J. Ringle our Corporate Secretary. See “Our Management—Executive Compensation” and “Our Management—Additional Benefits to be Considered Following Completion of the Conversion” on page 133 for a further discussion of these agreements, including their terms and potential costs, as well as a description of other benefits arrangements. In addition, for further information with respect to the expenses related to the stock-based benefit plans, see “Risk Factors—The implementation of stock-based benefit plans may dilute your ownership interest and increase our costs, which will reduce our income,” on page 24 and “Our Management—Additional Benefits to be Considered Following Completion of the Conversion” on page 134.

Market for Common Stock

We expect that our common stock will be listed for trading on the NASDAQ Global Market under the symbol “ENFC.” After shares of our common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing our common stock in the offering will be able to sell their shares at or above the $10.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities. Sandler O’Neill & Partners, L.P. currently intends to make a market in the shares of our common stock, but is under no obligation to do so. See “Market for Common Stock” on page 51.

Our Policy Regarding Dividends

Following completion of the offering, our Board of Directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. Under the terms of the written agreement, we may not declare or pay any dividends without the prior approval of the Federal Reserve Bank of Richmond. Initially, we do not intend to pay any cash dividends following the offering. The payment and amount of any future dividend payments will depend upon a number of factors. For further information, see “Our Policy Regarding Dividends” on page 50.

Tax Consequences

As a general matter, the conversion will not be a taxable transaction for federal or state income tax purposes to Entegra, Bancorp, the Bank, or persons eligible to subscribe in the subscription offering. See “The Conversion and Offering—Material Income Tax Consequences” on page 152 for additional information.

Conditions to Completion of the Conversion and the Offering

We cannot complete the conversion and the offering unless:

•	the plan of conversion is approved by at least a majority of votes eligible to be cast by Bancorp’s voting members. A special meeting of voting members to consider and vote upon the plan of conversion has been set for [ , 2014];

•	we have received and accepted orders to purchase at least the minimum number of shares of common stock offered; and

•	we receive all requisite regulatory approvals to complete the conversion and the offering, including approvals from the North Carolina Commissioner of Banks and the Board of Governors of the Federal Reserve System.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act, or JOBS Act, which was signed into law on April 5, 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” We qualify as an “emerging growth company” and believe that we will continue to qualify as an “emerging growth company” for five years from the completion of the stock offering.

As an “emerging growth company,” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards. As of March 31, 2014, there is not a significant difference in the presentation of our financial statements as compared to other public companies as a result of this transition guidance.

Additionally, we are in the process of evaluating the benefits of relying on the reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company” we choose to rely on such exemptions, we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) hold non-binding shareholder votes regarding annual executive compensation or executive compensation payable in connection with a merger or similar corporate transaction, (iv) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (v) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. However, we will also not be subject to the auditor attestation requirement or additional executive compensation disclosures so long as we remain a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates).

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

How You Can Obtain Additional Information

Our branch office personnel may not assist with investment-related questions about the offering. If you have any questions regarding the conversion or the offering, please call our Stock Information Center, toll free, at (855) 456-6677, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

TO ENSURE THAT EACH PERSON RECEIVES A PROSPECTUS AT LEAST 48 HOURS PRIOR TO THE EXPIRATION DATE OF [            , 2014], NO PROSPECTUS WILL BE MAILED OR HAND-DELIVERED ANY LATER THAN FIVE DAYS OR TWO DAYS, RESPECTIVELY, PRIOR TO [            , 2014].

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

The Bank is subject to a Memorandum of Understanding and Bancorp is subject to a Written Agreement, which require elevated capital ratios and other actions; failure to comply with the terms of the Regulatory Agreements may result in adverse consequences. On April 21, 2014, the Bank entered into a memorandum of understanding (the “Memorandum of Understanding”) with the Federal Deposit Insurance Corporation (“FDIC”) and the North Carolina Commissioner of Banks (“Commissioner,” and together with the FDIC, the “Bank Supervisory Authorities”), which replaced the consent order entered into in 2012 that was terminated in April 2014. In 2012, Bancorp entered into a written agreement (the “Written Agreement”) with the Federal Reserve Bank of Richmond (“FRB”).

In accordance with the terms of the Memorandum of Understanding, the Bank has agreed to, among other things, (i) continue to operate in accordance with its approved capital plan; (ii) submit a written business/strategic plan covering the overall operation of the Bank, (iii) perform stress tests and sensitivity analysis with respect to the construction, development, and other land loan concentrations of credit, (iv) reduce assets subject to adverse classification, (v) maintain a tier 1 leverage capital ratio of not less than 8.0%, and a total risk-based capital ratio of not less than 11.0%, (vi) establish and maintain a fully funded allowance for loan losses, and (vii) not accept, renew, or rollover any brokered deposits without the prior regulatory approval. In addition, the Bank must obtain regulatory approval prior to paying any dividends to Bancorp. The Memorandum of Understanding will remain in effect until modified, terminated, lifted, suspended or set aside by the Bank Supervisory Authorities.

Under the Written Agreement, Bancorp has agreed to, among other things, (i) not declare or pay any dividends, including payments on its trust preferred securities, without the prior approval of the FRB, (ii) not directly or indirectly take dividends or any other form of payments representing a reduction in capital from the Bank without the prior written approval of the FRB, (iii) not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the FRB, (iv) preserve its cash assets and not dissipate those assets except for the benefit of the Bank, and (v) take appropriate steps to ensure that the Bank complies with any order, or other supervisory action entered into with the Bank’s federal and state regulators. The Written Agreement will remain in effect until modified, terminated, lifted, suspended or set aside by the FRB.

Bancorp and the Bank have taken and continue to take prompt and aggressive action to respond to the issues raised in the Memorandum of Understanding and the Written Agreement (together, the “Regulatory Agreements”). A material failure to comply with the terms of the Regulatory Agreements could subject Bancorp or the Bank to additional regulatory actions, and further regulation, which may have a material adverse effect on our future business, results of operations, financial condition and the value of our common stock. For additional information regarding the Regulatory Agreements, see “Supervision and Regulation—Regulatory Agreements” on page 112.

We must raise sufficient capital to comply with the elevated capital requirements of the Memorandum of Understanding. The resulting capital cushion may not be sufficient to absorb additional loan losses and maintain such compliance. As part of the Memorandum of Understanding, the Bank Supervisory Authorities require the Bank to maintain a tier 1 leverage capital ratio of not less than 8.0% and a total risk-based capital ratio of not less than 11.0%. At March 31, 2014, the Bank had a tier 1 leverage capital ratio of 7.26%, and a total risk-based capital ratio of 12.33%. Even though we expect the Bank to exceed these higher capital requirements after the offering, its capital cushion may not be sufficient to cover future losses. At the minimum of the offering range, the Bank’s pro forma total risk-based capital ratio is expected to be 18.55%, reflecting a capital cushion of $39.4 million in excess of the required capital level. Any increased provision expenses to fund its allowance for loan losses and increased real estate liquidation expenses will negatively impact the Bank’s capital cushion. If the Bank’s capital cushion is impacted such that its capital ratios do not comply with the requirements of the Memorandum of Understanding, the Bank Supervisory Authorities could take additional enforcement action against the Bank, including the imposition of monetary penalties, as well as further operating restrictions.

We may not be able to utilize all of our deferred tax asset. As of March 31, 2014, we had a gross deferred tax asset of $24.8 million. We have established a valuation allowance for our net deferred tax asset to reduce its net carrying value to $4.0 million. Our ability to use our deferred tax asset, including the reversal or partial release of the valuation allowance, is dependent on our ability to generate future earnings within the operating loss carry-forward periods, which are generally 20 years. Some or all of our deferred tax asset could expire unused if we are unable to generate taxable income in the future sufficient to utilize the deferred tax asset, or we enter into transactions that limit our right to use it. If a material portion of our deferred tax asset expires unused, it could have a material adverse effect on our future business, results of operations, financial condition and the value of our common stock. Our ability to realize the deferred tax asset is periodically reviewed and the valuation allowance is adjusted accordingly.

Our estimate for losses in our loan portfolio may be inadequate, which would cause our results of operations and financial condition to be adversely affected. We maintain an allowance for loan losses, which is a reserve established through a provision for possible loan losses charged to our expenses and represents management’s best estimate of probable losses within our existing portfolio of loans. Our allowance for loan losses amounted to $12.0 million at March 31, 2014, as compared to $14.3 million as of December 31, 2013. The level of the allowance reflects management’s estimates and judgments as to specific credit risks, evaluation of industry concentrations, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio, which have been elevated in light of recent economic conditions. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires management to make significant estimates of current credit risks and future trends, all of which may undergo material changes. In addition, bank regulatory agencies review our allowance for loan losses during their periodic examinations, and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs. Any such increases may have a material adverse effect on our future business, results of operations, financial condition and the value of our common stock.

Our commercial real estate loans generally carry greater credit risk than one- to four-family residential mortgage loans. At March 31, 2014, we had commercial real estate loans of $155.1 million, or 29.6% of total loans. These types of loans generally have higher risk-adjusted returns and shorter maturities than one- to four-family residential mortgage loans. Further, loans secured by commercial real estate properties are generally for larger amounts and involve a greater degree of risk than one- to four-family residential mortgage loans. Also, many of our borrowers have more than one of these types of loans outstanding. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. Payments on loans secured by these properties are often dependent on the income produced by the underlying properties which, in turn, depends on the successful operation and management of the properties. Accordingly, repayment of these loans can be negatively impacted by adverse conditions in the real estate market or the local economy. If loans that are collateralized by commercial real estate become troubled and the value of the collateral has been significantly impaired, then we may not be able to recover the full contractual amount of principal and interest that we anticipated at the time we originated the loan, which could cause us to increase our provision for loan losses which would in turn adversely affect our operating results and financial condition. While we seek to minimize these risks in a variety of ways, there can be no assurance that these measures will protect against credit-related losses.

Our significant concentration of construction financing may expose us to a greater risk of loss and hurt our earnings and profitability. At March 31, 2014, we had other construction and land loans of $65.6 million, or 12.5 % of total loans and one-to four-family residential construction loans of $10.0 million or 1.9% of total loans outstanding to finance construction and land development. These loans are dependent on the successful completion of the projects they finance, however, in recent years many construction and development projects in our primary market area have not been completed in a timely manner, if at all.

Construction financing typically involves a higher degree of credit risk than financing on improved, owner-occupied real estate. Risk of loss on a construction loan is largely dependent upon the accuracy of the initial estimate of the property’s value at completion of construction and the bid price and estimated cost (including interest) of construction. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of the value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project whose value is insufficient to assure full repayment. When lending to builders, the cost of construction breakdown is provided by the builder, as well as supported by the appraisal. Although our underwriting criteria are designed to evaluate and minimize the risks of each construction loan, there can be no guarantee that these practices will safeguard against material delinquencies and losses to our operations.

Repayment of our commercial business loans is primarily dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value. We offer different types of commercial loans to a variety of small- to medium-sized businesses, and intend to increase our commercial business loan portfolio in the future. The types of commercial loans offered are business lines of credit and term equipment financing. Our commercial business loans are primarily underwritten based on the cash flow of the borrowers and secondarily on the underlying collateral, including real estate. The borrowers’ cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Some of our commercial business loans are collateralized by equipment, inventory, accounts receivable or other business assets, and the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use. As of March 31, 2014, our commercial business loans totaled $8.2 million, or 1.6% of our total loan portfolio.

Our high level of home equity loans and lines of credit lending may expose us to increased credit risk. At March 31, 2014, we had home equity loans and lines of credit of $55.7 million, or 10.6% of total loans. Home equity loans and lines of credit typically involve a greater degree of risk than one- to four-family residential mortgage loans. Equity line lending allows customer to access an amount up to his, her or its line of credit limit for the term specified in their agreement. At the expiration of the term of an equity line, a customer may have the entire principal balance outstanding as opposed to a one- to four-family residential mortgage loan where the principal is disbursed entirely at closing and amortizes throughout the term of the loan. We cannot predict when and to what extent our customers will access their equity lines. While we seek to minimize this risk in a variety of ways, including attempting to employ conservative underwriting criteria, there can be no assurance that these measures will protect against credit-related losses.

We continue to hold and acquire a significant amount of other real estate, which has led to increased operating expenses and vulnerability to additional declines in real property values. We foreclose on and take title to real estate serving as collateral for many of our loans as part of our business. Real estate owned by us and not used in the ordinary course of our operations is referred to as “real estate owned” or “REO.” At March 31, 2014, we had REO with an aggregate book value of $8.7 million, and real estate held for investment of $2.6 million compared to $10.5 million and $2.5 million as of December 31, 2013. We obtain appraisals prior to taking title to real estate and periodically thereafter. However, in the event of a deterioration in real estate prices in our market areas, there can be no assurance that such valuations will reflect the amount which may be paid by a willing purchaser in an arms-length transaction at the time of the final sale. Moreover, we cannot assure investors that the losses associated with REO will not exceed the estimated amounts, which would adversely affect future results of our operations.

The calculation for the adequacy of write-downs of our REO is based on several factors, including the appraised value of the real property, economic conditions in the property’s sub-market, comparable sales, current buyer demand, availability of financing, entitlement and development obligations and costs and historic loss experience. All of these factors have caused significant write-downs in recent years and can change without notice based on market and economic conditions. Elevated levels of non-performing assets indicate that REO balances will continue to be significant for the foreseeable future. Higher REO balances have led to greater expenses as we incur costs to manage and dispose of the properties. We expect that our earnings will continue to be negatively affected by various expenses associated with REO, including personnel costs, insurance and taxes, completion and repair costs, valuation adjustments and other expenses associated with property ownership, as well as by the funding costs associated with assets that are tied up in REO. Moreover, our ability to sell REO is affected by public perception that banks are inclined to accept large discounts from market value in order to quickly liquidate properties. Any material decrease in market prices may lead to further REO write-downs, with a corresponding expense in our statement of operations. Further write-downs on REO or an inability to sell REO properties could have a material adverse effect on our future business, results of operations, financial condition and the value of our common stock. Furthermore, the management and resolution of non-performing assets, which include REO, increases our costs and requires significant commitments of time from our management and directors, which can be detrimental to the performance of their other responsibilities. The expenses associated with REO and any further property write-downs could have a material adverse effect on our future business, results of operations, financial condition and the value of our common stock.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business. A significant portion of our loan portfolio is secured by real estate. As of March 31, 2014, 97.6% of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A weakening of the real estate market in our market areas could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on our profitability and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our results of operations, financial condition and the value of our common stock could be adversely affected.

Concentration of collateral in our primary market area may increase the risk of increased non-performing assets. Our primary market area consists of the western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania. At March 31, 2014, approximately $424.8 million, or 81.1%, of our loans were secured by real estate located within our primary area. A decline in real estate values in our primary market area would lower the value of the collateral securing loans on properties in this area, and may increase our level of non-performing assets.

Income from secondary mortgage market operations is volatile, and we may incur losses with respect to our secondary mortgage market operations that could negatively affect our earnings. A key component of our existing business is to sell in the secondary market longer term, conforming fixed-rate residential mortgage loans that we originate, earning non-interest income in the form of gains on sale. When interest rates rise, the demand for mortgage loans tends to fall and may reduce the number of loans we can originate for sale. Weak or deteriorating economic conditions also tend to reduce loan demand. Although we originate, and intend to continue originating, loans on a “best efforts” basis, and we sell, and intend to continue selling, most loans in the secondary market with limited or no recourse, we are required, and will continue to be required, to give customary representations and warranties to the buyers relating to compliance with applicable law. If we breach those representations and warranties, the buyers will be able to require us to repurchase the loans and we may incur a loss on the repurchase that could negatively affect our earnings.

Future changes in interest rates could reduce our profits. Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

Timing differences that can result from our interest-earning assets not repricing at the same time as our interest-bearing liabilities can negatively impact our net interest income. In addition, the amount of change in interest-earning assets and interest-bearing liabilities can also vary and present a risk to the amount of net interest margin earned. We generally employ market indexes when making portfolio loans in order to reduce the interest rate risk in our loan portfolio. Those indexes may not move in tandem with changes in rates of our funding sources, depending on market demand. As part of our achieving a balanced earning asset portfolio and earning acceptable yields, we also invest in longer term fixed rate municipal securities and in securities which have issuer callable features. These securities could reduce our net interest income or lengthen the average life during periods of high interest rate volatility. We also employ forecasting models to measure and manage the risk within stated policy guidelines. Notwithstanding these tools and practices, we are not assured that we can reprice our assets commensurately to interest rate changes in our funding sources, particularly during periods of high interest rate volatility. The difference in the timing of repricing our assets and liabilities may result in a decline in our earnings.

Our total loan balance may decline, which may negatively impact our net interest income. At March 31, 2014, our non-owner occupied commercial real estate and other construction and real estate loans totaled $152.4 million, or 28.9%, of our total loan portfolio. Since mid-2007, we have sought to reduce our concentration in these higher risk loan categories. In the future, we intend to increase our focus on small- to medium-sized business customers. As we seek to change the mix of our loan portfolio and reduce our higher risk loan concentrations, it is possible that our total loan balance may decline, which in turn may negatively impact interest income.

Strong competition within our market areas may limit our growth and profitability. Competition in the banking and financial services industry is intense. In our market areas, we compete with credit unions, commercial banks, savings institutions, mortgage brokerage firms, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long-term basis. Our profitability depends upon our continued ability to successfully compete in our market areas. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected. For additional information see “Our Business—General” on page 58.

The financial services industry could become even more competitive as a result of continuing technological changes and increasing consolidation. Technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

We are subject to extensive regulation and oversight, and, depending upon the findings and determinations of our regulatory authorities, we may be required to make adjustments to our business, operations or financial position and could become subject to formal or informal regulatory action. We are subject to extensive regulation and supervision, including examination by federal and state banking regulators. Federal and state regulators have the ability to impose substantial sanctions, restrictions and requirements on us if they determine, upon conclusion of their examination or otherwise, violations of laws with which we must comply or weaknesses or failures with respect to general standards of safety and soundness, including, for example, in respect of any financial concerns that the regulators may identify and desire for us to address. Such enforcement may be formal or informal and can include directors’ resolutions, memoranda of understanding, consent orders, civil money penalties and termination of deposit insurance and bank closure. Enforcement actions may be taken regardless of the capital levels of the institutions, and regardless of prior examination findings. In particular, institutions that are not sufficiently capitalized in accordance with regulatory standards may also face capital directives or prompt corrective actions. Enforcement actions may require certain corrective steps (including staff additions or changes), impose limits on activities (such as lending, deposit taking, acquisitions, paying dividends or branching), prescribe lending parameters (such as loan types, volumes and terms) and require additional capital to be raised, any of which could adversely affect our financial condition and results of operations. The imposition of regulatory sanctions, including monetary penalties, may have a material impact on our financial condition and results of operations and/or damage our reputation. In addition, compliance with any such action could distract management’s attention from our operations, cause us to incur significant expenses, restrict us from engaging in potentially profitable activities and limit our ability to raise capital. See “Supervision and Regulation—Regulatory Agreements” on page 112.

Financial reform legislation enacted by Congress and resulting regulations have increased, and are expected to continue to increase our costs of operations. In 2010, Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). This law has significantly changed the structure of the bank regulatory system and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations. Although some of these regulations have been promulgated, many additional regulations are expected to be issued in 2014 and thereafter. Consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau (the “Bureau”) with broad powers to supervise and enforce consumer protection laws. The Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. It also has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

It is difficult to quantify what specific impact the Dodd-Frank Act and related regulations have had on the Bank to date and what impact yet to be written regulations will have on us in the future. However, it is expected that at a minimum these measures will increase our costs of doing business and increase our costs related to regulatory compliance, and may have a significant adverse effect on our lending activities, financial performance and operating flexibility.

We will become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or constrain us from paying dividends or repurchasing shares. In July 2013, the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the FDIC approved new rules that will substantially amend the regulatory risk-based capital rules applicable to the Bank. The final rule implements the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act.

The final rule includes new minimum risk-based capital and leverage ratios, which will be effective for the Bank and Entegra on January 1, 2015, and revises the definition of what constitutes “capital” for purposes of calculating those ratios. The new minimum capital requirements will be: (i) a new common equity tier 1 capital ratio of 4.5%; (ii) a tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a tier 1 leverage ratio of 4%. These rules also establish a “capital conservation buffer” of 2.5%, and will result in the following minimum ratios: (i) a common equity tier 1 capital ratio of 7.0%, (ii) a tier 1 to risk-based assets capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions.

The application of more stringent capital requirements for the Bank could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions constraining us from paying dividends or repurchasing shares if we were to be unable to comply with such requirements.

We initially will not pay dividends or repurchase our common stock after the offering. Under the Written Agreement, we may not declare or pay any dividends or repurchase our common stock, without the prior approval of the FRB. Following the conversion and offering, we initially will not pay dividends on our common stock and will not repurchase our common stock, which may negatively impact our stock price. Under current federal regulations, subject to certain exceptions, we may not repurchase shares of our common stock during the first year following the completion of the conversion. Further, Federal Reserve policy generally limits our ability to repurchase stock. For further information, see “Our Policy Regarding Dividends” on page 50.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services. We are dependent upon the services of our management team. Our strategy and operations are directed by the executive management team. Any loss of the services of our President and Chief Executive Officer or other members of our management team could impact our ability to implement our business strategy, and have a material adverse effect on our future business, results of operations, financial condition and the value of our common stock.

The fair value of our investments could decline. As of March 31, 2014, approximately 85.9% of our investment portfolio was designated as available-for-sale. Unrealized gains and losses in the estimated value of the available-for-sale portfolio must be “marked to market” and reflected as a separate item in shareholders’ equity (net of tax) as accumulated other comprehensive income. Shareholders’ equity will continue to reflect the unrealized gains and losses (net of tax) of these investments. The fair value of our investment portfolio may decline, causing a corresponding decline in shareholders’ equity.

Continued or further declines in the value of certain investment securities could require write-downs, which would reduce our earnings. Our securities portfolio includes securities that have declined in value due to negative perceptions about the health of the municipal securities sector. A prolonged decline in the value of these or other securities could result in an other-than-temporary impairment write-down which would reduce our earnings.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition, results of operations and cash flows. Liquidity is essential to our business. Our ability to implement our business strategy will depend on our ability to obtain funding for loan originations, working capital, possible acquisitions and other general corporate purposes. An inability to raise funds through deposits, borrowings, securities sold under repurchase agreements, the sale of loans and other sources could have a substantial negative effect on our liquidity. From time to time we rely on deposits obtained through intermediaries, Federal Home Loan Bank (“FHLB”) advances, securities sold under agreements to repurchase and other wholesale funding sources to obtain the funds necessary to manage our balance sheet.

Our access to funding sources in amounts adequate to finance our activities or on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general, including a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry. To the extent we are not successful in obtaining such funding, we will be unable to implement our strategy as planned which could have a material adverse effect on our financial condition, results of operations and cash flows.

Changes in accounting standards could affect reported earnings. The accounting standard setters, including the Public Company Accounting Oversight Board (“PCAOB”), the Financial Accounting Standards Board (“FASB”), the Securities and Exchange Commission (“SEC”) and other regulatory bodies, periodically change the financial accounting and reporting standards that governs or will govern, following the conversion, the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

The FASB is moving forward with its proposal to change the manner in which the allowance for credit losses is established and evaluated from the concept of incurred losses to that of expected losses. The effect of this change in accounting standard on our financial position and results of operations has not been quantified; however, if it results in a material increase in our allowance and future provisions for credit losses, this could have a material adverse effect on our financial condition and results of operations.

We are subject to environmental liability risk associated with our lending activities. A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations of enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our future business, results of operations, financial condition and the value of our common stock.

Severe weather, natural disasters, acts of war or terrorism, and other external events could significantly impact our business. Severe weather, natural disasters, acts of war or terrorism, and other adverse external events could have a significant impact on our ability to conduct business. Such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue, and/or cause us to incur additional expenses. Although management has established disaster recovery plans and procedures, the occurrence of any such event could have a material adverse effect on our future business, results of operations, financial condition and the value of our common stock.

Risks Related to the Offering

Our ability to realize our deferred tax asset and deduct certain future losses could be limited if we experience an ownership change as defined in the Internal Revenue Code of 1986, as amended (“Code”). Section 382 of the Code may limit the benefit of both net operating losses incurred to date and future “built-in-losses” which may exist at the time of an “ownership change” for federal income tax purposes. A Section 382 “ownership change” occurs if a shareholder or a group of shareholders who are deemed to own at least 5% of our common stock increase their ownership in aggregate by more than 50% over their lowest ownership percentage within a testing period which is generally a rolling three-year period. If an “ownership change” occurs, Section 382 would impose an annual limit on the amount of losses we can use to reduce our taxable income equal to the product of the total value of our outstanding equity (potentially subject to certain adjustments) immediately prior to the “ownership change” and the federal long-term tax-exempt interest rate in effect for the month of the “ownership change.” A number of special rules apply to calculating this limit. The completion of this offering could cause us to experience an “ownership change” if more than 50% of the shares sold in the offering are sold to persons who are not members of Macon Bancorp. Even if we do not experience an “ownership change” immediately following the closing of the offering, the conversion and the offering materially increase the risk that we could experience an “ownership change” in the future. In order to reduce the likelihood that future transactions in our common stock will result in an “ownership change”, we could adopt a shareholder rights plan to provide an economic disincentive for any person or group to become an owner, for relevant tax purposes, of 4.99% or more of our common stock. The relevant calculations under Section 382 are technical and highly complex. If an “ownership change” were to occur, it is possible that the limitations imposed could cause a net increase in our federal income tax liability and cause federal income taxes to be paid earlier than if such limitations were not in effect. An ownership change could also eliminate a portion of the federal tax loss carryforward if the limitation is low and causes our net operating losses to expire unutilized. Any such “ownership change” could have a material adverse effect on our future business, results of operations, financial condition and the value of our common stock.

We have broad discretion in using the net proceeds of the offering. Our failure to effectively use such proceeds could reduce our profits. We intend to contribute up to 85% of the net proceeds to the Bank to strengthen its capital position. Subject to the terms of the Written Agreement requiring FRB approval, if it has not then been terminated, we may use the remaining net proceeds to pay dividends to shareholders, resume payments of dividends on our trust preferred securities, as well as previously deferred dividends and interest, repurchase shares of our common stock, purchase investment securities, make further investments in the Bank, acquire other financial services companies or for other general corporate purposes. Subject to the terms of the Memorandum of Understanding, if it has not then been terminated, and any other required regulatory approvals, the Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, reduce a portion of our borrowings, or for general corporate purposes. We have not identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds.

The future price of our common stock may be less than the purchase price in the offering. If you purchase shares of common stock in the offering, you may not be able to sell them at or above the purchase price in the offering. The aggregate purchase price of the shares of common stock sold in the offering is determined by an independent, third-party appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. Following the completion of the offering, our aggregate pro forma market value will be based on the market trading price of the shares, and not the final, approved independent appraisal, which may result in our stock trading below the initial offering price of $10.00 per share.

Our return on equity will be low following the conversion and the offering. This could negatively affect the trading price of our shares of common stock. Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of a financial institution to its peers. Following the conversion and the offering, we expect our consolidated equity to be between $76.0 million at the minimum of the offering range and $98.5 million at the adjusted maximum of the offering range. Based upon our pro forma net income for the twelve months ended March 31, 2014, and these pro forma equity levels, our return on equity would be 1.36% and 1.12% at the minimum and adjusted maximum of the offering range, respectively. We expect our return on equity to remain low until we are able to leverage the additional capital we receive from the stock offering. Although we will be able to increase net interest income using proceeds of the stock offering, our return on equity will be negatively affected by higher expenses from the costs of being a public company and added expenses associated with the stock-based benefit plans we intend to adopt. Until we can increase our net interest income and noninterest income and leverage the capital raised in the stock offering, we expect our return on equity to remain low, which may reduce the value of our shares of common stock.

Our stock-based benefit plans will increase our costs, which will reduce our income. Our current intention is to adopt one or more stock-based benefit plans after the stock offering that would award participants shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. The number of shares of restricted stock or stock options reserved for issuance under any initial stock-based benefit plan will not exceed 3% and 7%, respectively, of our total outstanding shares, if these plans are adopted within 12 months after the completion of the conversion. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plans are adopted more than one year following the conversion and the offering. Assuming a $10.00 per share option exercise price and an estimated grant-date fair value of the options utilizing a Black-Scholes option pricing analysis of $3.36 per option granted, with the value amortized over a five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be $0.3 million at the adjusted maximum of the offering range. In addition, assuming that all shares of restricted stock are awarded at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with restricted stock awarded under a stock-based benefit plan would be $0.3 million at the adjusted maximum. However, if we grant shares of common stock or options in excess of these amounts, such grants would increase our costs further. The shares of restricted stock granted under a stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded.

We have never issued capital stock and there is no guarantee that a liquid market will develop. We have never issued capital stock and there is no established market for our common stock. We expect that our common stock will be listed for trading on the NASDAQ Global Market under the symbol “ENFC,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt before completion of the offering to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, we may not be able to obtain such commitments. This would result in our common stock not being listed for trading on the NASDAQ Global Market, which could reduce the liquidity of our common stock.

We will need to implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements. This will increase our operating expenses. In connection with the offering, we are becoming a public company. Following the conversion, federal securities laws and regulations of the SEC will require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal control over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert our management’s attention from our operations. Compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations of the SEC (to the extent that they will initially apply to us, as an emerging growth company) will require us to upgrade our accounting and reporting processes, and hire additional accounting, internal audit and/or compliance personnel, which will increase our operating costs.

The implementation of stock-based benefit plans may dilute your ownership interest. We intend to adopt one or more stock-based benefit plans, no sooner than six months after the offering, which will allow participants to be awarded shares of common stock (at no cost to them) or options to purchase shares of our common stock, following the offering. These stock-based benefit plans will be funded through either open market purchases of shares of common stock and/or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including, but not limited to, applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. Although our current intention is to fund these plans with stock repurchases, we may not be able to conduct such repurchases. If we do not repurchase shares of common stock to fund these plans, then shareholders would experience a reduction in their ownership interest, which would total 9.1% in the event newly issued shares are used to fund stock options or awards of shares of common stock under these plans in an amount equal to 7% and 3%, respectively, of the shares issued in the stock offering. We may grant shares of common stock and stock options in excess of these amounts provided the stock-based benefit plan is adopted more than one year following the conversion and the offering.

We may adopt stock-based benefit plans more than one year following the conversion and the offering. Stock-based benefit plans adopted more than one year following the conversion and the offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within one year, which would further increase our costs. If we adopt stock-based benefit plans more than one year following the completion of the stock offering, then grants of shares of common stock or stock options under our stock-based benefit plans may exceed 3% and 7%, respectively, of our total outstanding shares. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our costs, which will reduce our income.”

Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to shareholders in excess of that described in “—The implementation of stock-based benefit plans will dilute your ownership interest.” Although the implementation of the stock-based benefit plan will be subject to shareholder approval, the determination as to the timing of the implementation of such a plan will be at the discretion of our Board of Directors. Our current intention is to adopt one or more stock-based benefit plans no earlier than six months after completion of the conversion.

Upon completion of the conversion and receipt of any necessary regulatory approvals, we intend to enter into employment and severance and non-competition agreements with certain of our officers, all of which may increase our compensation costs or increase the cost of acquiring us. Upon completion of the conversion and receipt of any necessary regulatory approvals, we intend to enter into employment agreements with Roger D. Plemens, our President and Chief Executive Officer; Ryan M. Scaggs, our Chief Operating Officer; and David A. Bright, our Chief Financial Officer; and severance and non-competition agreements with Carolyn H. Huscusson, our Chief Retail Officer; Bobby D. Sanders, II, our Chief Credit Administration Officer; Laura W. Clark, our Chief Risk Officer; and Marcia J. Ringle our Corporate Secretary.

In the event of termination of employment of all seven of these persons other than for cause, or in the event of certain types of termination following a change in control, as set forth in the agreements, and assuming the agreements were in effect, the agreements provide for cash severance benefits that would cost up to approximately $2.5 million in the aggregate.

Bancorp has outstanding subordinated debentures, which rank senior to our common stock, and upon which we have deferred dividend payments since December 30, 2010; if we do not resume payment of dividends, including payment of any deferred dividends and applicable interest, before December 2015, we will be considered to be in default, at which point the holders of our trust preferred securities could declare all principal and deferred interest due and payable. Bancorp has issued $14.4 million in subordinated debentures in connection with the issuance of trust preferred securities by its trust subsidiary. These debentures will rank senior to shares of our common stock. As a result, we must make dividend payments on the trust preferred securities before any dividends can be paid on the common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the trust preferred securities must be satisfied before any distributions can be made on the common stock. Interest expense on the subordinated debentures was $0.1 million for the quarter ended March 31, 2014, and $0.5 million for the years ended December 31, 2013 and 2012. In order to preserve capital, as required by the Written Agreement, Bancorp has deferred payment of dividends on the trust preferred securities since December 30, 2010. Pursuant to the Written Agreement, we cannot make payments on our trust preferred securities without the prior approval of FRB, and we do not intend to seek FRB approval to resume paying dividends until after the offering closes. As of March 31, 2014, the amount of accrued and unpaid interest was $1.7 million. If we do not resume payment of dividends on the trust preferred securities including payment of any deferred dividends and applicable interest, no dividends may be paid on the common stock. If we do not resume payment of dividends on the trust preferred securities including payment of any deferred dividends and applicable interest, before December 2015, we will be considered to be in default, at which point the holders of our trust preferred securities could declare all principal and deferred interest due and payable.

Our articles of incorporation and bylaws may prevent or impede the holders of our common stock from obtaining representation on the Board of Directors and may impede any takeovers of us; this may negatively affect our stock price. Provisions in our articles of incorporation, as amended and restated, (our “Articles”) and bylaws, as amended and restated, (our “Bylaws”) may prevent or impede holders of our common stock from obtaining representation on our Board of Directors and may make takeovers of us more difficult. For example, it is anticipated that following our first annual meeting of shareholders our Board of Directors will be divided into three staggered classes. A classified board of directors makes it more difficult for shareholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Our Articles include a provision that for three years following the conversion, no person will be entitled to vote any shares of our common stock in excess of 10% of our outstanding shares of common stock. Our Articles and Bylaws restrict who may call special meetings of shareholders and how directors may be removed from office. Additionally, in certain instances, a supermajority vote of our shareholders may be required to approve a merger or other business combination with a large shareholder, if the proposed transaction is not approved by a majority of our directors. See “Restrictions on Acquisition of Entegra—“Anti-takeover” effects of Entegra’s Articles of Incorporation and Bylaws” on page 155.

A significant percentage of our common stock will be held or controlled by our directors and executive officers and benefit plans. Our Board of Directors and executive officers intend to purchase in the aggregate approximately 5.2% and 3.9% of our common stock at the minimum and maximum of the offering range, respectively. These purchases, together with the potential acquisition of common stock through the stock-based benefit plans we intend to adopt will result in ownership by insiders of the Bank and Entegra of approximately 13.9% of the total shares issued in the offering at the maximum and approximately 15.2% of the total shares issued in the offering at the minimum of the offering range. The ownership by executive officers and directors could result in actions being taken that are not in accordance with other shareholders’ wishes, and could prevent any action requiring a supermajority vote under our Articles and Bylaws (including the amendment of certain protective provisions of our Articles and Bylaws discussed immediately above).

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors. We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act (the “JOBS Act”). We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including the additional level of review of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our shareholders may not have access to certain information they may deem important.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period. Taking advantage of any of these exemptions may adversely affect the value and trading price of our common stock.

We have elected to delay the adoption of new and revised accounting pronouncements, which means that our financial statements may not be comparable to those of other public companies. As an “emerging growth company,” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Our common stock will not be FDIC insured. Our common stock is not a savings or deposit account or other obligation of any bank and is not insured by the FDIC or any other governmental agency and is subject to investment risk, including the possible loss of principal. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and is subject to the same market forces that affect the price of common stock in any company. As a result, holders of our common stock may lose some or all of their investment.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following discusses certain information about the consolidated financial position and results of operations of Bancorp. You should read this information in conjunction with the Consolidated Financial Statements and Notes beginning at Page F-1 in this prospectus. The information at December 31, 2013 and 2012, and for the three years ended December 31, 2013, is derived in part from our audited Consolidated Financial Statements that appear in this prospectus. The financial information as of March 31, 2014 and 2013 and for the three months then ended, is unaudited and is derived from our interim consolidated financial statements. In the opinion of management, the consolidated financial information at March 31, 2014 and 2013, and for the three months ended March 31, 2014 and 2013, reflects all adjustments, consisting only of normal recurring accruals, which are necessary to fairly present the results of such periods. The consolidated results of operations for the three months ended March 31, 2014 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At March 31,	At December 31,
(Dollars in thousands)	2014	2013	2012	2011	2010	2009
Selected Financial Condition Data:
Total assets	$789,326	$784,554	$769,939	$874,706	$1,021,777	$1,078,537
Cash and cash equivalents	34,974	34,316	25,362	14,601	18,048	34,344
Investment Securities	179,975	176,472	131,091	190,750	216,797	193,577
Loans receivable, net	508,081	507,623	545,850	598,839	698,309	753,966
Bank owned life insurance	20,074	19,961	19,479	18,943	18,315	17,701
REO	8,748	10,506	19,755	16,830	21,511	22,829
Deposits	684,679	684,226	675,098	750,832	798,419	790,408
FHLB advances	40,000	40,000	25,000	52,400	128,400	178,400
Junior subordinated debt	14,433	14,433	14,433	14,433	14,433	14,433
Total equity	36,728	32,518	42,294	43,484	65,968	81,631

	For the three months ended March 31,		For the years ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011	2010	2009
Selected Operating Data:
Interest and dividend income	$8,706	$7,770	$31,257	$34,274	$39,483	$47,326	$56,020
Interest expense	1,638	1,838	6,988	9,635	14,572	20,451	26,115

Net interest income	7,068	5,932	24,269	24,639	24,911	26,875	29,905
Provision for loan losses	5	719	4,358	7,878	24,116	18,926	21,851

Net interest and dividend income after provision for loan losses	7,063	5,213	19,911	16,761	795	7,949	8,054
Noninterest income	1,408	1,400	6,389	8,214	6,349	6,689	8,292
Noninterest expense	6,125	5,852	26,240	25,053	31,750	25,191	30,224

Income (loss) before income tax expense (benefit)	2,346	761	60	(78)	(24,606)	(10,553)	(13,878)
Income tax expense (benefit)	255	—	475	(1,011)	1,374	3,705	(6,091)

Net income (loss)	$2,091	$761	$(415)	$933	$(25,980)	$(14,258)	$(7,787)

We also analyze our income before taxes on a basis not consistent with accounting principles generally accepted in the United States, or GAAP, in order to exclude the impact of the credit-related costs and non-recurring gains noted in the table below. This presentation is considered useful in order to assess and measure our core profitability.

	For the three months ended, March 31,		For the years ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011
Income (loss) before taxes—GAAP	$2,346	$761	$60	$(78)	$(24,606)
Adjustments to income before taxes:
Provision for loan losses	5	719	4,358	7,878	24,116
Gain on sale of investments, net	(62)	—	(358)	(3,294)	(1,635)
Other than temporary impairment on cost method investment	76	—	—	—	—
REO operations	217	354	1,356	2,156	2,332
REO valuation	635	600	4,093	2,089	6,042
Loss on REO	(12)	(16)	163	1,203	639

Net adjustment to income (loss) before taxes	859	1,657	9,612	10,032	31,494

Core income before taxes—non-GAAP	$3,205	$2,418	$9,672	$9,954	$6,888

	At or for the three months ended March 31,		At or for the years ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Selected Financial Ratios and Other Data (1):
Performance Ratios:
Return on average assets	1.07%	0.39%	(0.05)%	0.11%	(2.77)%	(1.33)%	(0.70)%
Return on average equity	22.69	7.16	(1.02)	2.18	(49.41)	(18.03)	(8.82)
Tax equivalent net interest rate spread	3.83	3.29	3.30	3.19	2.78	2.60	2.69
Tax equivalent net interest margin	3.93	3.39	3.40	3.30	2.92	2.77	2.94
Efficiency ratio (1)	72.25	79.81	85.59	76.26	101.57	75.05	79.13
Core efficiency ratio (2)	62.24	67.02	68.08	65.35	70.49	60.17	56.54
Noninterest expense to average total assets	0.78	0.76	3.37	3.07	3.38	2.35	2.72
Average interest-earning assets to average interest-bearing liabilities	1.11	1.10	110.47	108.75	108.57	108.37	110.10
Tangible equity to tangible assets (3)	4.65	5.50	4.14	5.49	4.97	6.46	7.57
Average equity to average assets	4.70	5.50	5.21	5.24	5.60	7.38	7.95

Asset Quality Ratios:
Non-performing loans to total loans (4)	1.73%	3.05%	2.99%	3.16%	6.75%	8.45%	2.78%
Non-performing assets to total assets (5)	2.25	4.51	3.33	4.87	6.67	8.02	4.10
Allowance for loan losses to non-performing loans	132.62	87.13	91.19	83.91	40.22	28.43	82.90
Allowance for loan losses to total loans	2.30	2.65	2.73	2.65	2.71	2.40	2.30
Net charge-offs to average loans	1.74	0.84	0.93	1.66	3.67	2.61	2.17
Loan loss provision/ net charge-offs	0.22	62.04	87.49	81.10	98.03	97.04	126.70

Capital Ratios (Bank level only):
Total capital (to risk-weighted assets)	12.33%	11.75%	11.97%	11.49%	10.29%	12.18%	13.36%
Tier I capital (to risk-weighted assets)	11.07	10.49	10.70	10.22	9.02	10.91	12.10
Tier I capital (to average assets)	7.26	7.28	7.02	7.16	6.16	7.63	8.55

Capital Ratios (Company):
Total capital (to risk-weighted assets)	12.11%	11.55%	11.79%	11.31%	10.25%	12.18%	13.38%
Tier I capital (to risk-weighted assets)	10.84	10.34	10.52	10.04	8.98	10.92	12.12
Tier I capital (to average assets)	7.12	7.18	6.90	7.03	6.13	7.64	8.57

Other Data:
Number of offices	11	11	11	11	11	11	11
Full time equivalent employees	184	173	185	169	163	175	179

(1)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(2)	The core efficiency ratio represents noninterest expense excluding loss on valuation and sale of real estate owned and real estate owned expense, divided by the sum of net interest income and noninterest income, excluding gain or loss on sale of investments.
(3)	Mortgage servicing rights are included in tangible
(4)	Non-performing loans include non-accruing loans.
(5)	Non-performing assets include non-performing loans and REO.

We also analyze our efficiency ratio on a non-GAAP basis in order to exclude the cost of operating and selling REO and non-recurring gains as detailed in the table. This presentation provides a useful tool for assessing our core expense levels.

	For the three months ended March 31,		For the years ended December 31,
(Dollars in thousands)	2014	2013	2013	2012	2011	2010	2009
Efficiency ratio—GAAP	72.25%	79.81%	85.59%	76.26%	101.57%	75.05%	79.13%
Non interest expense—GAAP	$6,125	$5,852	$26,240	$25,053	$31,750	$25,191	$30,224
Effect to adjust non interest expense:
Loss on real estate owned	623	584	4,256	3,292	6,681	5,127	8,690
Real estate owned expense	217	354	1,356	2,156	2,332	870	738
FHLB advance prepayment	—	—	—	287	1,854	—	—

Core Non interest expense—non-GAAP	$5,285	$4,914	$20,628	$19,318	$20,883	$19,194	$20,796
Non interest income—GAAP	$1,408	$1,400	$6,389	$8,214	$6,349	$6,689	$8,292
Effect to adjust non interest income:
Gain on sale of investments, net	(62)	—	(358)	(3,294)	(1,635)	(1,665)	(1,416)
Other than temporary impairment on cost method	76	—	—	—	—	—	—

Core non interest income—non-GAAP	$1,422	$1,400	$6,031	$4,920	$4,714	$5,024	$6,876
Net interest income—GAAP	7,068	5,932	24,269	24,639	24,911	26,875	29,905
Net adjustment to core efficiency ratio	(10.01)%	(12.79)%	(17.51)%	(10.91)%	(31.08)%	(14.88)%	(22.59)%
Core efficiency ratio—non-GAAP	62.24%	67.02%	68.08%	65.35%	70.49%	60.17%	56.54%

RECENT DEVELOPMENTS

The following discusses certain information about the consolidated financial position and results of operations of Bancorp as of June 30, 2014 and 2013, and for the three and six months then ended. You should read this information in conjunction with the Consolidated Financial Statements and Notes beginning at Page F-1 in this prospectus. The information at December 31, 2013 is derived in part from the audited consolidated financial statements that appear in this prospectus. The financial information as of June 30, 2014 and for the three and six month periods ended June 30, 2014 and 2013 is unaudited and is derived from our interim consolidated financial statements. In the opinion of our management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The results of operations for the three and six months ended June 30, 2014 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At June 30, 2014	At December 31, 2013
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$820,265	$784,554
Cash and cash equivalents	39,810	34,316
Investment securities	196,290	176,472
Loans receivable, net	531,410	521,874
Bank owned life insurance	20,187	19,961
Real Estate Owned (REO)	7,485	10,506
Deposits	712,576	684,226
FHLB advances	40,000	40,000
Junior subordinated debt	14,433	14,433
Total equity	39,442	32,518

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013
	(Dollars in thousands)		(Dollars in thousands)
Selected Operating Data:
Interest and dividend income	$7,829	$8,015	$16,535	$15,785
Interest expense	1,574	1,763	3,212	3,601

Net interest income	6,255	6,252	13,323	12,184
Provision for loan losses	6	869	11	1,588

Net interest income after provision for loan losses	6,249	5,383	13,312	10,596
Noninterest income	1,602	1,907	3,010	3,307
Noninterest expense	5,682	6,469	11,807	12,321

Income before income tax expense	2,169	821	4,515	1,582
Income tax expense	1,501	429	1,756	429

Net income	$668	$392	$2,759	$1,153

We also analyze our income before taxes on a basis not consistent with GAAP, in order to exclude the impact of the credit-related costs and non-recurring gains noted in the table below. This presentation is considered useful in order to assess and measure our core profitability.

	For the three months ended, June 30,		For the six months ended, June 30,
	2014	2013	2014	2013
	(Dollars in thousands)
Income before taxes—GAAP	$2,169	$821	$4,515	$1,582
Adjustments to income before taxes:
Provision for loan losses	6	869	11	1,588
Gain on sale of investments, net	(317)	(98)	(379)	(98)
Other than temporary impairment	—	—	76	—
REO operations	140	301	357	655
REO valuation	462	1,239	1,097	1,839
(Gain)/Loss on Sale of REO	2	12	(10)	(4)

Net adjustment to income before taxes	293	2,323	1,152	3,980

Core income before taxes—non-GAAP	$2,462	$3,144	$5,667	$5,562

	At or for the three months ended June 30,		At or for the six months ended June 30,
	2014	2013	2014	2013
Selected Financial Ratios and Other Data :

Performance Ratios:
Return on average assets	0.33%	0.20%	0.69%	0.30%
Return on average equity	6.77	3.73	14.45	5.45
Tax equivalent net interest rate spread	3.32	3.44	3.58	3.37
Tax equivalent net interest margin	3.41	3.54	3.67	3.47
Efficiency ratio (1)	72.32	79.29	72.29	79.54
Core efficiency ratio (2)	67.35	61.00	64.65	63.87
Noninterest expense to average total assets	0.70	0.83	1.48	1.59
Average interest-earning assets to average interest-bearing liabilities	111.01	110.37	110.77	109.88
Average equity to average assets	4.90	5.38	4.80	5.44
Net charge-offs to average loans	0.30	1.21	1.02	1.02
Loan loss provision/ net charge-offs	13.87	47.29	46.71	40.57

	As of June 30,
	2014	2013
Asset Quality Ratios:
Non-performing loans to total loans (3)	2.33%	2.44%
Non-performing assets to total assets (4)	2.42	3.80
Allowance for loan losses to non-performing loans	93.48	105.10
Allowance for loan losses to total loans	2.18	2.65

Capital Ratios (Bank only):
Total capital (to risk-weighted assets)	12.37%	11.83%
Tier I capital (to risk-weighted assets)	11.11	10.56
Tier I capital (to average assets)	7.16	7.20

Capital Ratios (Macon Bancorp):
Total capital (to risk-weighted assets)	12.15%	11.67%
Tier I capital (to risk-weighted assets)	10.89	10.41
Tier I capital (to average assets)	7.02	7.10

Other Data:
Number of offices	11	11
Full time equivalent employees	185	177
Tangible equity to tangible assets (5)	4.57	4.63

(1)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(2)	The core efficiency ratio represents noninterest expense excluding loss on REO and REO expense, divided by the sum of net interest income and noninterest income, excluding gain on sale of investments.
(3)	Non-performing loans include non-accruing loans
(4)	Non-performing assets include non-performing loans and REO
(5)	Mortgage servicing rights are included in tangible assets

We also analyze our efficiency ratio on a non-GAAP basis in order to exclude the cost of operating and selling REO and non-recurring gains as detailed in the table. This presentation provides a useful tool for assessing our core expense levels.

	For the three months ended June 30,		For the six months ended June 30,
(Dollars in thousands)	2014	2013	2014	2013
Efficiency ratio—GAAP	72.32%	79.29%	72.29%	79.54%
Non interest expense—GAAP	$5,682	$6,469	$11,807	$12,321
Adjustments to non interest expense:
Loss on REO	(464)	(1,251)	(1,087)	(1,835)
REO expense	(140)	(301)	(357)	(655)

Core noninterest expense—non-GAAP	$5,078	$4,917	$10,363	$9,831
Non interest income—GAAP	$1,602	$1,907	$3,010	$3,307
Adjustments to non interest income:
Gain on sale of investments, net	(317)	(98)	(379)	(98)
Other than temporary impairment	—	—	76	—

Core noninterest income—non-GAAP	$1,285	$1,809	$2,707	$3,209
Net interest income—GAAP	$6,255	$6,252	$13,323	$12,184
Net adjustment to efficiency ratio	(4.97)%	(18.29)%	(7.64)%	(15.67)%
Core efficiency ratio—non-GAAP	67.35%	61.00%	64.65%	63.87%

Balance Sheet Analysis: June 30, 2014 and December 31, 2013.

Total assets increased $35.7 million, or 4.6%, to $820.3 million at June 30, 2014 from $784.5 million at December 31, 2013. This increase in assets was comprised primarily of investment securities, which increased $19.8 million, or 11.2%, as deposit growth outpaced loan demand. Cash and cash equivalents increased $5.5 million, or 16.0%, to $39.8 million at June 30, 2014 from $34.3 million at December 31, 2013, and loans receivable increased $9.5 million, or 1.8%, to $531.4 million at June 30, 2014 from $521.9 million at December 31, 2013.

Total liabilities increased $28.8 million or 3.8%, to $780.8 million at June 30, 2014 from $752.0 million at December 31, 2013, due primarily to strong growth in deposits which increased $28.4 million, or 4.1% to $712.6 million at June 30, 2014 from $684.2 million at December 31, 2013. We did not incur any additional borrowings or indebtedness during the six months ended June 30, 2014.

Total equity increased $6.9 million, or 21.3%, to $39.4 million at June 30, 2014 from $32.5 million at December 31, 2013. This substantial increase was the result of a $4.2 million increase in accumulated other comprehensive income related to an improvement in net unrealized holding gains and losses on securities available for sale, and $2.8 million of net income for the period.

Loans. Net loans increased by $9.5 million, or 1.8%, to $531.4 million at June 30, 2014 from $521.9 million at December 31, 2013. During the second quarter of 2014 we began to experience an improvement in loan demand, primarily in residential and commercial real estate loans. We believe that economic conditions in our primary market area are continuing to improve, albeit at a moderate pace, and that these improving conditions are contributing to an increase in loan demand.

The following table presents our loan portfolio composition and the corresponding percentage of total loans as of the dates indicated.

	At June 30, 2014		At December 31, 2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One-to four-family residential	$231,517	43.3%	$225,520	43.1%
Commercial	165,154	30.9	155,633	29.7
Home equity loans and lines of credit	56,206	10.5	56,836	10.9
Residential construction	9,431	1.8	8,952	1.7
Other construction and land	57,717	10.8	64,927	12.4
Commercial	11,612	2.2	8,285	1.6
Consumer	3,274	0.6	3,654	0.7

Total loans, gross	534,911	100.0%	523,807	100.0%

Less:
Deferred loan fees, net	1,690		1,933
Unamortized discount	1,811		—

Total loans, net	$531,410		$521,874

Percentage of total assets	64.8%		66.5%

Delinquent Loans. The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated. We have no loans past due 90 days or more that are still accruing interest.

	Delinquent loans
	30-59 Days Amount	60-89 Days Amount	90 Days and over Amount	Total Amount
	(Dollars in thousands)
At June 30, 2014
Real estate loans:
One-to four-family residential	$4,829	$985	$2,772	$8,586
Commercial	7,066	210	789	8,065
Home equity loans and lines of credit	465	145	826	1,436
Residential construction	47	65	—	112
Other construction and land	2,361	8	254	2,623
Commercial	29	—	148	177
Consumer	18	3	—	21

Total loans	$14,815	$1,416	$4,789	$21,020

% of total loans, net	2.79%	0.27%	0.90%	3.96%

At December 31, 2013
Real estate loans:
One-to four-family residential	$5,539	$669	$2,587	$8,795
Commercial	4,746	53	722	5,521
Home equity loans and lines of credit	313	29	350	692
Residential construction	120	—	—	120
Other construction and land	499	185	970	1,654
Commercial	—	35	—	35
Consumer	18	9	—	27

Total loans	$11,235	$980	$4,629	$16,844

% of total loans, net	2.15%	0.19%	0.89%	3.23%

Delinquent loans increased $4.2 million, or 24.8%, to $21.0 million at June 30, 2014 from $16.8 million at December 31, 2013. As noted in the tables above, the largest increase was in the “commercial real estate” category which increased $2.5 million, or 46.1%. Included in commercial real estate loans delinquent 30-59 days at June 30, 2014 is a $6.4 million loan relationship secured by a restaurant, lodge, vacation rentals and land that became delinquent in the second quarter of 2014. This relationship was classified as “substandard” at June 30, 2014.

Non-performing Assets. Non-performing loans include all loans past due 90 days and over, all loans on non-accrual status, certain impaired loans (some of which may be contractually current), and Troubled Debt Restructuring (“TDR”) loans that have not yet established a satisfactory period of payment performance (some of which may be contractually current). Non-performing assets include non-performing loans and REO. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At June 30,	At December 31,
	2014	2013
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One-to four-family residential	$3,394	$2,794
Commercial	6,494	10,212
Home equity loans and lines of credit	938	350
Other construction and land	1,376	2,068
Commercial	165	190
Consumer	—	13

Total non-performing loans	$12,367	$15,627

REO:
One- to four-family residential	$451	$1,076
Commercial	1,787	2,988
Home equity loans and lines of credit	75	—
Residential construction	—	210
Other construction and land	5,172	6,232

Total foreclosed real estate	$7,485	$10,506

Total non-performing assets	$19,852	$26,133

Troubled debt restructurings still accruing	$20,906	$23,015

Ratios:
Non-performing loans to total loans, net	2.33%	2.99%
Non-performing assets to total assets	2.42	3.33

Non-performing loans decreased $3.2 million, or 20.5%, to $12.4 million at June 30, 2014 from $15.6 million at December 31, 2013. The largest decrease in the non-performing classification was in commercial loans which declined $3.7 million, or 36.4%. Several commercial relationships returned to accrual status during this period upon demonstration of sustained payment performance and cash flow coverage. Foreclosed real estate decreased $3.0 million, or 28.8%, to $7.5 million at June 30, 2014 from $10.5 million at December 31, 2013, as disposals and write-downs of $4.1 million exceeded additions of $1.1 million. The decrease in non-performing assets reflects the overall improving economy in our primary market area which has resulted in fewer foreclosures and problem assets.

In comparison to March 31, 2014, our non-performing loans have increased $3.4 million, or 37.2%, to $12.4 million at June 30, 2014. This increase is primarily the result of two loans being categorized as non-performing during the second quarter of 2014. The first loan is a $1.8 million commercial real estate loan which is considered to be well secured by a hotel property. The loan was modified and considered a TDR in the second quarter of 2014 and placed on non-accrual status. The modification consisted of a decrease in rate and increase in amortization period with the loan now performing under the restructured terms. The second loan is a $0.7 million home equity line of credit which is secured by a first lien on a residential property and is in the process of foreclosure.

Classification of Loans. The following table sets forth amounts of classified and criticized loans at the dates indicated. As indicated in the table, loans classified as “doubtful” or “loss” are charged off immediately.

	At June 30,	At December 31,
	2014	2013
	(Dollars in thousands)
Classified loans:
Substandard	$40,107	$47,019
Doubtful	—	—
Loss	—	—

Total classified loans:	40,107	47,019
As a % of total loans, net	7.55%	9.01%
Special mention	34,516	37,670

Total criticized loans	$74,623	$84,689
As a % of total loans, net	14.04%	16.23%

Total classified loans decreased $6.9 million, or 14.7%, to $40.1 million at June 30, 2014 from $47.0 million at December 31, 2013. Total criticized loans decreased $10.1 million, or 11.9%, to $74.6 million at June 30, 2014 from $84.7 million at December 31, 2013. These reductions reflect an improving economy and an increasing number of criticized loans being paid off or upgraded as a consequence of improvements in our borrowers’ cash flows and payment performance. Management continues to dedicate significant resources to monitoring and resolving classified and criticized loans.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses at the dates and for the periods indicated.

	At or for the three months ended June 30,		At or for the six months ended June 30,
	2014	2013	2014	2013
	(Dollars in thousands)		(Dollars in thousands)
Balance at beginning of period	$11,956	$14,434	$14,251	$14,874

Charge-offs:
Real Estate:
One- to four-family residential	85	285	516	641
Commercial	205	1,017	1,998	1,336
Home equity loans and lines of credit	188	62	331	391
Residential construction	—	—	—	128
Other construction and land	132	464	475	721
Commercial	125	3	125	17
Consumer	18	169	63	256

Total charge-offs	753	2,000	3,508	3,490

Recoveries:
Real Estate:
One- to four-family residential	22	175	23	258
Commercial	51	81	335	81
Home equity loans and lines of credit	17	13	34	19
Residential construction	—	13	—	13
Other construction and land	8	34	86	39
Commercial	150	9	155	18
Consumer	104	58	174	286

Total recoveries	352	383	807	714

Net charge-offs	401	1,617	2,701	2,776
Provision for loan losses	6	869	11	1,588

Balance at end of period	$11,561	$13,686	$11,561	$13,686

Ratios:
Net charge-offs to average loans outstanding (annualized)	0.30%	1.21%	1.02%	1.02%
Allowance to non-performing loans at period end	93.48	105.10	93.48	105.10
Allowance to total loans, net at period end	2.18	2.65	2.18	2.65

Net charge-offs for the quarter ended June 30, 2014 decreased $1.2 million, or 75.2%, from the corresponding period in the prior year, and were relatively unchanged for the six months ended June 30, 2014 compared to the corresponding period in the prior year. A $1.7 million charge-off was recorded on our largest lending relationship during the first quarter of 2014, and was responsible for the majority of the $2.7 million of charge-offs recorded during the six months ended June 30, 2014. This expected loss was previously reserved for at December 31, 2013, resulting in no impact on the provision for loan losses during the first half of 2014. The charge-off of this previously reserved for exposure resulted in a decrease in the allowance for loan losses to total loans from 2.73% at December 31, 2013 to 2.18% at June 30, 2014. In addition, our overall historical loss rate used in our allowance for loan losses calculation continues to decline as previous quarters with larger loss rates are eliminated from the calculation as time passes. Although our non-performing loans increased at June 30, 2014 as compared to March 31, 2014, this increase had a minimal impact on the allowance for loan losses since the majority of the new non-performing loans are considered to be well secured. Our coverage ratio of non-performing loans remained strong, increasing slightly from 91.19% at December 31, 2013 to 93.48% at June 30, 2014.

Real Estate Owned (REO). The table below summarizes the balances and activity in REO at the dates and for the periods indicated.

	June 30, 2014	December 31, 2013
	(Dollars in thousands)
One- to four-family residential	$451	$1,076
Commercial	1,787	2,988
Home equity loans and line of credit	75	—
Residential construction	—	210
Other construction and land	5,172	6,232

Total	$7,485	$10,506

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
	(Dollars in thousands)		(Dollars in thousands)
Balance, beginning of period	$8,748	$18,483	$10,506	$19,755
Additions	448	990	1,062	2,947
Disposals	(1,253)	(1,254)	(2,979)	(3,752)
Writedowns	(462)	(1,239)	(1,097)	(1,839)
Other	4	(808)	(7)	(939)

Balance, end of period	$7,485	$16,172	$7,485	$16,172

REO decreased $3.0 million, or 28.6%, to $7.5 million at June 30, 2014 from $10.5 million at December 31, 2013, and decreased $8.7 million, or 53.7%, to $7.5 million at June 30, 2014 from $16.2 million at June 30, 2013. As noted in the table above, disposals and write-downs continue to outpace additions in all periods presented. We have experienced a significant decrease in the number and dollar amount of additions to REO, and have had moderate success in liquidating REO. Our policy continues to be to aggressively market REO for sale, including recording write-downs when necessary.

Deposits. The following table presents deposits by category and percentage of total deposits as of the dates indicated.

	As of June 30, 2014		As of December 31, 2013
	Balance	Percent	Balance	Percent
	(Dollars in thousands)
Deposit type:
Savings accounts	$26,874	3.8%	$25,593	3.7%
Time deposits	317,499	44.6	311,830	45.6
Brokered CDs	10,064	1.4	11,527	1.7
Money market accounts	187,268	26.3	183,504	26.8
Interest-bearing demand accounts	89,912	12.6	81,645	11.9
Noninterest-bearing demand accounts	80,959	11.4	70,127	10.2

Total deposits	$712,576	100.0%	$684,226	100.0%

As noted in the table above, we have experienced deposit growth across all categories, with the exception of brokered deposits, which we expect to completely eliminate by June 2015.

Comparison of Operating Results for the Three Months Ended June 30, 2014 and June 30, 2013.

General. Net income increased $0.3 million, or 70.4%, to $0.7 million for the three months ended June 30, 2014, compared to net income of $0.4 million for the three months ended June 30, 2013. On a pre-tax basis, income increased $1.4 million, or 164.2%, to $2.2 million for the three months ended June 30, 2014 compared to $0.8 million for the three months ended June 30, 2013. These increases were primarily attributable to a decrease in the provision for loan losses of $0.9 million and a decrease in non-interest expense of $0.8 million. The increase in after-tax income was partially offset by an increase in income tax expense of $1.1 million due to an increase in the valuation allowance for our deferred tax asset as a result of limitations in the tax planning strategies available to us.

Net Interest Income. Net interest income before provision for loan losses was unchanged at $6.3 million for the three months ended June 30, 2014, compared to the same period in 2013. The tax-equivalent net interest margin decreased slightly from 3.54% for the quarter ended June 30, 2013 to 3.41% for the same period in 2014. The decline in the margin was primarily the result of reduced loan yields.

The following table sets forth the average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets on a tax-equivalent basis, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average tax-equivalent yields and cost for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the three months ended June 30
	2014			2013
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
		(Dollars in thousands)
Interest-earning assets:
Loans, including loans held for sale	$527,604	$6,686	5.14%	$534,690	$7,029	5.33%
Loans, tax exempt (1)	1,947	24	5.00%	1,648	27	6.64%
Investments—taxable	181,657	973	2.17%	162,613	798	1.99%
Investment tax exempt (1)	8,737	139	6.45%	8,771	141	6.52%
FHLB stock	2,515	25	4.03%	2,135	14	2.66%
Other interest earning assets	1,103	44	16.18%	1,038	70	27.35%
Interest earning deposits	29,203	18	0.25%	13,354	8	0.24%

Total interest-earning assets	752,766	7,909	4.26%	724,249	8,087	4.53%

Noninterest-earning assets	53,458			57,760

Total assets	$806,224			$782,009

Interest-bearing liabilities:
Savings accounts	$26,619	9	0.14%	$25,823	10	0.16%
Certificates of deposit	327,430	1,057	1.31%	333,303	1,161	1.41%
Money market accounts	185,421	247	0.54%	179,486	276	0.62%
Interest bearing transaction accounts	84,175	35	0.17%	77,266	35	0.18%

Total interest bearing deposits	623,645	1,348	0.88%	615,878	1,482	0.98%
FHLB advances	40,000	174	1.76%	25,878	159	2.49%
Junior subordinated debentures	14,433	52	1.46%	14,433	122	3.43%

Total interest-bearing liabilities	678,078	1,574	0.94%	656,189	1,763	1.09%

Noninterest-bearing deposits	75,789			67,503
Other non interest bearing liabilities	12,877			16,257

Total liabilities	766,744			739,949
Net worth	39,480			42,060

Total liabilities and net worth	$806,224			$782,009

Tax-equivalent net interest income		$6,335			$6,324

Net interest-earning assets (2)	$74,688			$68,060

Average interest-earning assets to interest-bearing liabilities	1.11			1.10
Tax-equivalent net interest rate spread (3)			3.32%			3.44%
Tax-equivalent net interest margin (4)			3.41%			3.54%

(1)	Tax exempt loans and investments are calculated giving effect to a 34% federal tax rate.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Tax-equivalent net interest rate spread represents the difference between the tax equivalent yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Tax-equivalent net interest margin represents tax equivalent net interest income divided by average total interest-earning assets.

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to change in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on changes due to rate and the changes due to volume.

	For the three months ended June 30, 2014 compared to the three months ended June 30, 2013
	Increase (decrease) due to
	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Loans, including loans held for sale (1)	$(93)	$(250)	$(343)
Loans, tax exempt (2)	21	(24)	(3)
Investment—taxable	99	76	175
Investments—tax exempt (2)	(2)	—	(2)
Interest-earning deposits	14	(4)	10
Other interest earning assets	27	(53)	(26)
FHLB stock dividends	3	8	11

Total interest-earning assets	$69	$(247)	$(178)

Interest-bearing liabilities:
Savings accounts	$1	$—	$1
Certificates of deposit	19	85	104
Money market accounts	(78)	107	29
Interest bearing transaction accounts	—	—	—
FHLB advances	(251)	236	(15)
Junior subordinated debentures	0	70	70

Total interest-bearing liabilities	$(309)	$498	$189

Change in tax-equivalent net interest income	$(240)	$251	$11

(1)	Non-accrual loans are included in the above analysis.
(2)	Interest income on tax exempt loans and investments are adjusted for based on a 34% federal tax rate

Tax-equivalent net interest income was unchanged at $6.3 million for the three months ended June 30, 2014 as compared to the same period in 2013. As indicated in the table above, an increase in net interest earned of $251 thousand attributable to an improvement in rates was almost entirely offset by a $240 thousand reduction in net interest earned attributable to a reduction in volume.

The increase in tax-equivalent net interest income of $251 thousand due to rates was primarily due to the impact of lower average deposit yields which decreased 10 basis points to 0.88% in the quarter ended June 30, 2014 as compared to 0.98% in the three months ending June 30, 2013. In addition, a reduction in average rates on FHLB advances from 2.49% during the three months ended June 30, 2013 to 1.76% for the three months ended June 30, 2014 also contributed to the increase in this component of net interest income. The lower average FHLB advance rates were due to a restructuring of the advances during 2013 that lengthened the maturities and lowered the rates. The improvements attributable to these positive rate factors were almost entirely offset by a reduction in average loan yields from 5.33% for the quarter ended June 30, 2013 to 5.14% during the quarter ended June 30, 2014 as yields on maturing loans exceeded the yields on new loans. Loan yields were positively impacted by the accretion of $217 thousand of discount from the restructuring of a loan during the three months ended June 30, 2014.

The decrease in tax-equivalent net interest income of $240 thousand due to volume was primarily due to the effect of lower average loan balances which decreased $7.1 million for the three months ended June 30, 2014 as compared to the same period in 2013, and higher average FHLB advance balances which increased $14.1 million over the same periods. These negative volume factors were partially offset by the impact of higher average taxable investment balances which increased $19.0 million for the three months ended June 30, 2014 compared to the same period in the prior year.

Our tax-equivalent net interest rate spread decreased by 12 basis points to 3.32% for the three months ended June 30, 2014 compared to 3.44% for the three months ended June 30, 2013, and our tax-equivalent net interest margin decreased 13 basis points to 3.41% for the three months ended June 30, 2014, compared to 3.54% for the three months ended June 30, 2013. The primary cause of these decreases was an asset-sensitive balance sheet which resulted in a 27 basis point decrease in the yield on earning assets, driven primarily by lower loan yields, partially offset by a 15 basis point reduction in the cost of liabilities.

Provision for Loan Losses. During the three months ended June 30, 2014, the provision for loan losses was $6 thousand compared to $0.9 million for the same period in the prior fiscal year. The decrease in the provision for loan losses was the result of an improvement in asset quality as compared to the prior year, and a continued reduction in historical and projected loan losses, which has favorably impacted our allowance for loan loss model. Our non-performing loans increased $3.4 million, or 37.2%, to $12.4 million at June 30, 2014 as compared to March 31, 2014 primarily related to two loans being categorized as non-performing during quarter. Both of these loans are considered to be well secured and had a minimal impact on the allowance for loan losses when changed to non-performing status during the second quarter of 2014.

Noninterest Income. The following table summarizes the components of noninterest income and the corresponding change between the three month periods ended June 30, 2014 and 2013:

	Three Months Ended June 30,
	2014	2013	Change
	(Dollars in thousands)
Servicing income (expense), net	$147	$(47)	$194
Mortgage banking	215	951	(736)
Gain on sale of investments	317	98	219
Overdraft fees	248	276	(28)
Interchange income	291	254	37
BOLI	129	138	(9)
Other	255	237	18

Total	$1,602	$1,907	$(305)

The increase in servicing income, net of $0.2 million was primarily the result of an increase in the fair value of the corresponding mortgage servicing rights. The fair value of our mortgage servicing rights has risen in recent quarters due to a decrease in expected prepayment speeds.

Mortgage banking income declined $0.7 million, or 77.4%, consistent with an industry-wide decrease in the gains from selling mortgage loans that has resulted primarily from a significant reduction in refinancing activity.

Noninterest Expense. The following table summarizes the components of noninterest expense and the corresponding change between the three months ended June 30, 2014 and 2013:

	Three Months Ended June 30,
	2014	2013	Change
	(Dollars in thousands)
Compensation and employee benefits	$2,976	$2,848	$128
Net occupancy	669	639	30
Federal deposit insurance	258	420	(162)
Professional and advisory	182	150	32
Data processing	276	232	44
REO operations	140	301	(161)
REO valuation	462	1,239	(777)
Loss on sale of REO	2	12	(10)
Other	717	628	89

Total noninterest expenses	$5,682	$6,469	$(787)

Compensation and employee benefits increased by $0.1 million, or 4.5%, for the three months ended June 30, 2014 compared to the three months ended June 30, 2013. This additional expense resulted primarily from an increase in the number of full-time equivalent employees to 185 at June 30, 2014, as compared to 177 at the end of June 30, 2013, in response to anticipated growth.

FDIC deposit insurance decreased $0.2 million, or 38.6%, for the three months ended June 30, 2014 compared to the three months ended June 30, 2013 as a result of a reduction in our assessment rates due to an improving risk profile.

REO operation expenses decreased $0.2 million, or 53.5%, for the three months ended June 30, 2014 compared to the three months ended June 30, 2013. This reduction reflects recent decreases in our levels of REO.

REO valuation expenses decreased $0.8 million, or 62.7%, for the three months ended June 30, 2014 compared to the three months ended June 30, 2013. Although we continue to aggressively market properties, a reduction in our overall level of REO has contributed to the decline in REO valuation expenses.

Income Taxes. We recorded $1.5 million of income tax expense for the three months ended June 30, 2014, reflecting a decrease in our allowable net deferred tax asset based on the available tax planning strategies, compared to $0.4 million in the three months ended June 30, 2013. Several of our tax planning strategies are sensitive to changes in interest rates, and we may be required to further reduce our net deferred tax asset in the future should interest rates materially change. We continue to be in a net operating loss position for federal and state income tax purposes and do not have a material current tax liability or receivable.

Comparison of Operating Results for the Six Months Ended June 30, 2014 and June 30, 2013

Net income increased $1.6 million, or 139.3%, to $2.8 million for the six months ended June 30, 2014, compared to net income of $1.2 million for the six months ended June 30, 2013. On a pre-tax basis, income increased $2.9 million, or 185.4%, to $4.5 million for the six months ended June 30, 2014 compared to $1.6 million for the six months ended June 30, 2013. These increases were primarily due to an increase in net interest income of $1.1 million and decreases in non-interest expense of $0.5 million and the provision for loan losses of $1.6 million. The increase in after-tax income was partially offset by an increase in income tax expense of $1.3 million due to an increase in the valuation allowance for our deferred tax asset as a result of a reduction in the amount of tax planning strategies available to us.

Net Interest Income. Net interest income before provision for loan losses increased by $1.1 million, or 9.4%, to $13.3 million for the six months ended June 30, 2014, compared to $12.2 million for the six months ended June 30, 2013. This improvement was the result of an enhanced tax-equivalent net interest margin of 3.67% for the six months ended June 30, 2014 compared to 3.47% for the same period during 2013. The improved margin was primarily the result of the favorable resolution and restructuring of two commercial loans, which resulted in the recognition of approximately $1.1 million of deferred interest and discounts.

The following table sets forth the average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets on a tax-equivalent basis, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average tax-equivalent yields and cost for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the six months ended June 30
	2014			2013
	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
		(Dollars in thousands)
Interest-earning assets:
Loans, including loans held for sale	$526,304	$14,224	5.48%	$540,044	$13,945	5.24%
Loans, tax exempt (1)	1,958	49	5.07%	1,711	55	6.52%
Investments—taxable	177,026	1,953	2.24%	151,173	1,489	2.00%
Investment tax exempt (1)	9,976	280	5.69%	8,771	280	6.47%
FHLB stock	2,611	45	3.49%	2,286	31	2.75%
Other interest earning assets	1,131	112	20.08%	1,247	114	18.54%
Interest earning deposits	25,158	28	0.23%	14,715	16	0.22%

Total interest-earning assets	744,164	16,691	4.55%	719,947	15,930	4.49%

Noninterest-earning assets	51,539			57,348

Total assets	$795,703			$777,295

Interest-bearing liabilities:
Savings accounts	$26,226	18	0.14%	$25,397	18	0.14%
Certificates of deposit	325,733	2,109	1.31%	332,494	2,339	1.43%
Money market accounts	184,192	499	0.55%	182,034	576	0.64%
Interest bearing transaction accounts	81,234	63	0.16%	75,172	65	0.18%

Total interest bearing deposits	617,385	2,689	0.88%	615,097	2,998	0.99%
FHLB advances	40,002	348	1.76%	25,678	359	2.84%
Junior subordinated debentures	14,433	175	2.46%	14,433	244	3.43%

Total interest-bearing liabilities	671,820	3,212	0.97%	655,208	3,601	1.11%

Noninterest-bearing deposits	73,238			65,086
Other non interest bearing liabilities	12,469			14,707

Total liabilities	757,527			735,001
Net worth	38,176			42,294

Total liabilities and net worth	$795,703			$777,295

Tax-equivalent net interest income		$13,479			$12,329

Net interest-earning assets (2)	$72,344			$64,739

Average interest-earning assets to interest-bearing liabilities	1.11			1.10
Tax-equivalent net interest rate spread (3)			3.58%			3.37%
Tax-equivalent net interest margin (4)			3.67%			3.47%

(1)	Tax exempt loans and investments are calculated giving effect to a 34% federal tax rate.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Tax-equivalent net interest rate spread represents the difference between the tax equivalent yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Tax-equivalent net interest margin represents tax equivalent net interest income divided by average total interest-earning assets.

The following table presents the effects of changing rates and volumes on our net interest income for the period indicated. The rate column shows the effects attributable to changes in in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to change in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on changes due to rate and the changes due to volume.

	For the six months ended June 30, 2014 compared to the six months ended June 30, 2013
	Increase (decrease) due to
	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Loans, including loans held for sale (1)	$(823)	$1,102	$279
Loans, tax exempt (2)	17	(23)	(6)
Investment—taxable	277	187	464
Investments—tax exempt (2)	72	(72)	—
Interest-earning deposits	13	(1)	12
Other interest earning assets	(23)	21	(2)
FHLB stock dividends	5	9	14

Total interest-earning assets	$(462)	$1,223	$761

Interest-bearing liabilities:
Savings accounts	$—	$—	$—
Certificates of deposit	48	182	230
Money market accounts	(20)	97	77
Interest bearing transaction accounts	(8)	10	2
FHLB advances	(319)	330	11
Junior subordinated debentures	0	69	69

Total interest-bearing liabilities	$(299)	$688	$389

Change in tax-equivalent net interest income	$(761)	$1,911	$1,150

(1)	Non-accrual loans are included in the above analysis.
(2)	Interest income on tax exempt loans and investments are adjusted for based on a 34% federal tax rate

Tax-equivalent net interest income increased by $1.2 million, or 9.3%, to $13.5 million for the six months ended June 30, 2014, from $12.3 million for the six months ended June 30, 2013. As indicated in the table above, the increase resulted from additional interest earned of $1.9 million attributable to an improvement in rates that was partially offset by a decrease of $0.8 million attributable to volume.

The increase in tax-equivalent net interest income due to rates was primarily due to the impact of higher average loan yields which increased to 5.48% in the six months ended June 30, 2014 as compared to 5.24% in the six months ending June 30, 2013. This increase in loan yields reflects the impact of the aforementioned favorable resolution and restructuring of two commercial loans, which contributed substantially all of the 24 basis point increase in loan yields. In addition, lower average rates on FHLB advances of 1.76% for the six months ended June 30, 2014, as compared to 2.84% for the same period in the prior fiscal year, also contributed to the increase in net interest income. The lower average FHLB advance rates were due to a restructuring of the advances during 2013 that lengthened the maturities and lowered the rates. An 11 basis point reduction in average deposit yields to 0.88% for the six months ended June 30, 2014, from 0.99% for the comparable period ended June 30, 2013 also contributed to the increase in the component of tax-equivalent net interest income attributable to rates.

The decrease in tax-equivalent net interest income of $0.8 million due to volume was primarily due to the effect of lower average loan balances which decreased $13.7 million for the six months ended June 30, 2014 compared to the same period in 2013, and higher average FHLB advance balances which increased $14.3 million over the same periods. These decreases were partially offset by the effects of a $27.1 million increase in average investment balances during the six months ended June 30, 2014 as compared to the same period in 2013, which contributed $0.3 million to the component of tax-equivalent net interest income attributable to volume. Although average loan balances decreased when comparing the first six months of 2014 to the same period in 2013, we have experienced loan growth during the first six months of 2014.

Our tax-equivalent net interest rate spread increased by 21 basis points to 3.58% for the six months ended June 30, 2014 compared to 3.37% for the six months ended June 30, 2013, and our tax-equivalent net interest margin increased 20 basis points to 3.67% from 3.47% over the same periods. The primary cause of these increases was a 6 basis point increase in the yield on earning assets coupled with a 14 basis point reduction in the cost of liabilities, driven by lower deposit and advance rates and higher yields on loans and taxable investment securities.

Provision for Loan Losses. During the six months ended June 30, 2014, the provision for loan losses was $11 thousand compared to $1.6 million for the same period in the prior fiscal year. The decrease in the provision for loan losses was the result of an improvement in asset quality, and a continued reduction in historical and projected loan losses which has favorably impacted our allowance for loan loss model.

Noninterest Income. The following table summarizes the components of noninterest income and the corresponding change between the six month periods ended June 30, 2014 and 2013:

	Six Months Ended June 30,
	2014	2013	Change
	(Dollars in thousands)
Servicing income (expense), net	$426	$(96)	$522
Mortgage banking	483	1,437	(954)
Gain on sale of investments	379	98	281
Other than temporary impairment	(76)	—	(76)
Overdraft fees	508	565	(57)
ATM and debit fees	541	478	63
BOLI	258	271	(13)
Other	491	554	(63)

Total	$3,010	$3,307	$(297)

The increase in servicing income, net of $0.5 million was primarily the result of an increase in the fair value of the corresponding mortgage servicing rights. The fair value of our mortgage servicing rights has risen in recent quarters due to a decrease in expected prepayment speeds.

Mortgage banking income declined $1.0 million, or 66.4%, consistent with an industry-wide decrease in the gains from selling mortgage loans that has resulted primarily from a significant reduction in refinancing activity.

We also recorded an other than temporary impairment of $76 thousand on a Community Reinvestment Act (CRA) investment fund during the six months ended June 30, 2014.

Noninterest Expense. The following table summarizes the components of noninterest expense and the corresponding change between the six months ended June 30, 2014 and 2013:

	Six Months Ended June 30,
	2014	2013	Change
	(Dollars in thousands)
Compensation and employee benefits	$6,038	$5,754	$284
Net occupancy	1,309	1,281	28
Federal deposit insurance	696	842	(146)
Professional and advisory	380	220	160
Data processing	502	445	57
REO operations	357	655	(298)
REO valuation	1,097	1,839	(742)
Loss on sale of REO	(10)	(4)	(6)
Other	1,438	1,289	149

Total noninterest expenses	$11,807	$12,321	$(514)

Compensation and employee benefits increased by $0.3 million, or 4.9%, for the six months ended June 30, 2014 compared to the six months ended June 30, 2013. This additional expense resulted from an increase in the number of full-time equivalent employees to 185 at the end of June 30, 2014, as compared to 177 at the end of June 30, 2013, in response to anticipated growth.

FDIC deposit insurance decreased $0.1 million, or 17.3%, for the six months ended June 30, 2014 compared to the same period in 2013 as a result of a reduction in our assessment rates due to an improving risk profile.

REO operation expenses decreased $0.3 million, or 45.5%, for the six months ended June 30, 2014 compared to the six months ended June 30, 2013. This reduction reflects recent decreases in our levels of REO.

REO valuation decreased $0.7 million, or 40.3%, for the six months ended June 30, 2014 compared to the same period in 2013. Although we continue to aggressively market properties, a reduction in our overall level of REO properties has contributed to the decline in REO valuation expenses.

Income Taxes. We recorded $1.8 million of income tax expense for the six months ended June 30, 2014, reflecting a decrease in our allowable net deferred tax asset based on the available tax planning strategies, compared to $0.4 million in the six months ended June 30, 2013. Several of our tax planning strategies are sensitive to changes in interest rates, and we may be required to further reduce our net deferred tax asset in the future should interest rates materially change. We continue to be in a net operating loss position for federal and state income tax purposes and do not have a material current tax liability or receivable.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not undertake any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our failure to comply with the terms of the Regulatory Agreements;

•	the effect of the requirements of the Regulatory Agreements to which we are subject and any further regulatory actions;

•	our failure to secure the timely termination of the Regulatory Agreements;

•	our failure to obtain regulatory approval to bring current and resume ongoing interest payments on our trust preferred securities prior to December 30, 2015;

•	the occurrence of an ownership change under applicable tax rules that could limit our ability to utilize losses to offset future taxable income;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	credit quality deterioration which could cause an increase in the provision for credit losses;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, FASB, the SEC and the PCAOB;

•	changes in our key personnel, and our compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Please see “Risk Factors” beginning on page 16.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

We intend to invest up to 85% of the net proceeds from the offering in the Bank as capital and retain the remainder of the net proceeds from the offering.

The following table summarizes how we intend to use the net proceeds from the offering, based on the sale of shares at the minimum, midpoint, maximum and adjusted maximum of the offering range:

	Minimum		Midpoint		Maximum		Adjusted Maximum
	(4,207,500 shares)		(4,950,000 shares)		(5,692,500 shares)		(6,546,375 shares)
(Dollars in thousands)	Amount	% of Net Proceeds	Amount	% of Net Proceeds	Amount	% of Net Proceeds	Amount	% of Net Proceeds
Offering proceeds	$42,075		$49,500		$56,925		$65,464
Less: offering expenses	(1,499)		(1,587)		(1,675)		(1,776)

Net offering proceeds	$40,576	100.0%	$47,913	100.0%	$55,250	100.0%	$63,688	100.0%
Use of net proceeds:
Proceeds contributed to Macon Bank	$34,490	85.0%	$38,331	80.0%	$41,438	75.0%	$44,581	70.0%
Proceeds remaining for Entegra	$6,086	15.0%	$9,583	20.0%	$13,813	25.0%	$19,106	30.0%

The net proceeds may vary because the total expenses of the offering may be more or less than our estimates. For example, our expenses, specifically the commission payable to Sandler O’Neill, would increase if more shares of common stock are sold in a community or syndicated offering and/or firm commitment underwritten offering to investors other than our officers, directors or employees that are not otherwise eligible to participate in the subscription offering.

Subject to receiving any necessary regulatory approvals, over time we intend to use the proceeds we retain from the offering:

•	to resume payment of dividends on our trust preferred securities, as well as previously deferred dividends and interest;

•	to invest in securities issued by the U.S. Government, U.S. Government agencies and/or U.S. Government sponsored enterprises, mortgage-backed securities and equities, collateralized mortgage obligations and municipal securities;

•	to pay cash dividends to shareholders;

•	to repurchase shares of our common stock; and

•	for other general corporate purposes.

Under current Federal Reserve regulations, we may not repurchase shares of our common stock during the first year following completion of the conversion and offering, except to fund equity benefit plans other than stock options or, with prior regulatory approval, when extraordinary circumstances exist. Also, under the Regulatory Agreements, we are currently restricted from paying cash dividends to our shareholders, repurchasing shares of our common stock and paying dividends on our trust securities. See “Supervision and Regulation” for a discussion of these and additional regulatory restrictions on our use of the net proceeds. For a discussion of our dividend policy and regulatory matters relating to the payment of dividends, see “Our Policy Regarding Dividends.”

We have not quantified our plans for use of the offering proceeds for any of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in short-term investments, investment-grade debt obligations and mortgage-backed securities.

The Bank intends to use the net proceeds it receives from the offering as follows:

•	to strengthen its capital position;

•	to fund new loans;

•	to repay borrowings;

•	to invest in mortgage-backed securities and collateralized mortgage obligations, and debt securities issued by the U.S. Government, U.S. Government agencies and/or U.S. Government sponsored enterprises;

•	to expand its banking franchise by establishing or acquiring new branches, or by acquiring other financial institutions or other financial services companies; and

•	for other general corporate purposes.

The Bank has not quantified its plans for use of the offering proceeds for any of the foregoing purposes. Our short-term and long-term growth plans anticipate that, upon completion of the offering, we will experience growth through increased lending and investment activities and, possibly, acquisitions. We currently have no understandings or agreements to establish or acquire new branches, or to acquire other banks, thrifts, or other financial services companies. Additionally, there can be no assurance that we will be able to consummate any acquisition.

OUR POLICY REGARDING DIVIDENDS

Notwithstanding the completion of the offering, our Board of Directors may not declare dividends on our shares of common stock unless and until we have resumed paying dividends on our trust preferred securities and have paid previously deferred dividends and interest, and, if the Written Agreement has not been terminated, we receive the prior approval of the FRB. Upon satisfying these conditions, our Board of Directors will have the authority to declare dividends on our shares of common stock subject to statutory and regulatory requirements generally applicable to bank holding companies. However, initially we do not intend to pay cash dividends.

In determining whether to pay a cash dividend in the future and the amount of such cash dividend, our Board of Directors is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that the Written Agreement will be terminated following the conversion, or that if not terminated, the FRB will approve either payments for our trust preferred securities or dividends on our common stock. Pursuant to Federal Reserve regulations, we may not make a distribution that would constitute a return of capital during the three years following the completion of the conversion and offering. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. We will file a consolidated federal tax return with the Bank. Accordingly, it is anticipated that any cash distributions made by us to our shareholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

Pursuant to our Articles, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof could have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock—Common Stock” on page 158. Initially, dividends we can declare and pay will depend upon the proceeds retained from the offering, the earnings received from the investment of those proceeds and prior approval of the FRB or termination of the Written Agreement. In the future, dividends will depend in large part upon receipt of dividends from the Bank, because we expect to have limited sources of income other than dividends from the Bank. A regulation of the Commissioner imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Restrictions on Dividends and Other Capital Distributions” on page 122.

Any payment of dividends by the Bank to us that would be deemed to be drawn out of the Bank’s bad debt reserves, if any, would require a payment of taxes at the then-current tax rate by the Bank on the amount of earnings deemed to be removed from the reserves for such distribution. The Bank does not intend to make any distribution to us that would create such a tax liability.

MARKET FOR COMMON STOCK

We have never issued capital stock and there is no established market for our shares of common stock. We expect that our shares of common stock will be listed for trading on the NASDAQ Global Market under the symbol “ENFC,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Sandler O’Neill has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt, before completion of the offering, to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depends on the presence of willing buyers and sellers, the existence of which is not within our control or that of any market maker. The number of active buyers and sellers of shares of our common stock at any particular time may be limited, which may have an adverse effect on the price at which shares of our common stock can be sold. There can be no assurance that persons purchasing the shares of common stock will be able to sell their shares at or above the $10.00 offering purchase price per share. You should have a long-term investment intent if you purchase shares of our common stock and you should recognize that there may be a limited trading market in the shares of common stock.

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2014 and December 31, 2013, Bancorp and the Bank exceeded all of the applicable regulatory capital ratios to be considered “well capitalized” under the regulatory framework for prompt corrective action. However, pursuant to the Memorandum of Understanding, the Bank is required to maintain elevated capital levels. At March 31, 2014, the Bank did not satisfy the minimum 8.0% tier 1 leverage capital ratio required by the Memorandum of Understanding, and thus is considered to be “adequately capitalized” for purposes of the prompt corrective action regulations. The table below sets forth the historical equity capital and regulatory capital of the Bank at March 31, 2014, and the pro forma regulatory capital of the Bank after giving effect to the sale of shares of common stock at a $10.00 per share purchase price. The table assumes the receipt by the Bank of up to 85% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering” on page 48.

			Pro Forma at March 31, 2014
	Actual, as of March 31, 2014		Minimum (4,207,500 Shares)		Midpoint (4,950,000 Shares)		Maximum (5,692,500 Shares)		Adjusted Maximum (6,546,375 Shares)
	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Capital and retained earnings under GAAP Bank level	$51,813	6.57%	$85,040	10.35%	$88,658	10.74%	$91,543	11.05%	$94,431	11.36%

Tier 1 leverage (2)	$56,960	7.26%	$90,187	11.03%	$93,805	11.42%	$96,690	11.73%	$99,579	12.04%
Requirement	62,755	8.00	65,413	8.00	65,703	8.00	65,934	8.00	66,165	8.00

Excess (Deficit)	($5,795)	-0.74%	$24,774	3.03%	$28,102	3.42%	$30,756	3.73%	$33,413	4.04%

Tier I risk-based (2)	$56,960	11.07%	$90,187	17.30%	$93,805	17.97%	$96,690	18.50%	$99,578	19.03%
Requirement	41,169	8.00	41,700	8.00	41,758	8.00	41,804	8.00	41,851	8.00

Excess (Deficit)	$15,791	3.07%	$48,487	9.30%	$52,047	9.97%	$54,886	10.50%	$57,727	11.03%

Total risk-based (3)	$63,462	12.33%	$96,689	18.55%	$100,307	19.22%	$103,192	19.75%	$106,080	20.28%
Requirement	56,607	11.00	57,338	11.00	57,418	11.00	57,481	11.00	57,545	11.00

Excess (Deficit)	$6,855	1.33%	$39,351	7.55%	$42,889	8.22%	$45,711	8.75%	$48,535	9.28%

Net proceeds contributed to the Bank			$34,490		$38,331		$41,438		$44,581
Less: common stock acquired by stock-based benefit plans (4)			(1,262)		(1,485)		(1,708)		(1,964)

Pro forma increase in GAAP and regulatory capital			$33,228		$36,846		$39,730		$42,617

(1)	Tier 1 leverage capital levels are shown as a percentage of adjusted average total assets of $784.4 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $514.6 million.
(2)	As part of the Memorandum of Understanding, the Bank Supervisory Authorities require the Bank to maintain a tier 1 leverage capital ratio of not less than 8.0% and a total risk-based capital ratio of not less than 11.0%. The Bank Supervisory Authorities do not have a specific tier 1 risk-based requirement; the table assumes an 8% requirement consistent with tier 1 leverage capital ratio. See note 20 of the Notes to Consolidated Financial Statements for details of minimum capital requirements.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.
(4)	Assumes a number of shares of common stock equal to 3% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Entegra accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock stock-based benefit plans will require shareholder approval. The funds to be used by the stock-based benefit plans will be provided by Entegra.

CAPITALIZATION

The following table presents our historical consolidated capitalization at March 31, 2014 and our pro forma consolidated capitalization after giving effect to the conversion and the offering, based upon the assumptions set forth in the “Pro Forma Data” section.

		Pro-Forma, as of March 31, 2014
(Dollars in thousands) Shares Sold in Offering:	Actual, as of March 31, 2014	Minimum 4,207,500 Price of $10.00 per share	Midpoint 4,950,000 Price of $10.00 per share	Maximum 5,692,500 Price of $10.00 per share	Maximum as Adjusted 6,546,375 Price of $10.00 per share
Deposits (1)	$684,679	$684,679	$684,679	$684,679	$684,679
Borrowings	54,433	54,433	54,433	54,433	54,433

Total deposits and borrowed funds	$739,112	$739,112	$739,112	$739,112	$739,112

Shareholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; assuming shares outstanding shown (2)	—	—	—	—	—
Additional paid-in capital	—	40,576	47,913	55,250	63,688
Retained earnings	42,085	42,085	42,085	42,085	42,085
Accumulated other comprehensive income (loss)	(5,357)	(5,357)	(5,357)	(5,357)	(5,357)
Common stock acquired by stock-based benefit plans (3)	—	(1,262)	(1,485)	(1,708)	(1,964)

Total shareholders’ equity	$36,728	$76,042	$83,156	$90,270	$98,452

Total shareholder’s equity as % of pro forma assets	—	9.18%	9.95%	10.71%	11.57%

(1)	Does not reflect any reduction in deposits caused by withdrawals for purchase of shares in the offering.
(2)	No effect has been given to the issuance of additional shares of common stock pursuant to one or more stock-based benefit plans. If these plans are implemented within 12 months following the completion of the stock offering, an amount up to 7% and 3% of the shares of common stock sold in the offering will be reserved for issuance upon the exercise of stock options and for issuance as restricted stock awards, respectively. See “Management of Entegra Financial Corp.”
(3)	Assumes a number of shares of common stock equal to 3% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans in open market purchases. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. As Entegra accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plans, the credit to equity will be offset by a charge to noninterest expense. Implementation of the stock-based benefit plans will require shareholder approval. The funds to be used by the stock-based benefit plans will be provided by Entegra.

PRO FORMA DATA

The following tables summarize our historical data and pro forma data at and for the three months ended March 31, 2014, and at and for the year ended December 31, 2013. This information is based on assumptions set forth below and in the table, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	75% of the shares of common stock will be sold in the subscription offering, 25% of the shares will be sold in the community offering, and no shares will be sold in a syndicated offering or firm commitment underwritten offering;

•	220,000 shares of common stock will be purchased by our directors, officers and employees or members of their immediate families;

•	Sandler O’Neill will receive a fee equal to (i) 1.0% of the aggregate purchase price of the shares sold in the subscription offering, and (ii) 1.75% of the aggregate purchase price of the shares sold in the community offering, except that no fee will be paid with respect to shares purchased by our directors, officers and employees or members of their immediate families; and

•	Total expenses of the offering, other than fees and expenses to be paid to Sandler O’Neill, are estimated to be $925,000.

The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Actual expenses may vary from this estimate. The amount of fees paid will depend upon the number of shares sold in the subscription and community offerings as opposed to a syndicated offering or firm commitment underwritten offering.

We calculated pro forma consolidated net income for the three months ended March 31, 2014, and for the year ended December 31, 2013, as if the estimated net proceeds we received had been invested at an assumed interest rate of 1.73% (1.21% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note as of March 31, 2014, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and shareholders’ equity by the indicated number of shares of common stock. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or shareholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of one or more stock-based benefit plans. Subject to the receipt of shareholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 3% of our outstanding shares of common stock at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period. We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 7% of our outstanding shares of common stock sold in the stock offering. In preparing the tables below, we assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.36 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 17.71% for the shares of common stock, a dividend yield of 0%, an expected option life of 10 years and a risk-free interest rate of 2.73%. Because there is currently no market for our shares of common stock, the assumed expected volatility is based on the SNL Securities index for all publicly-traded thrift institutions and their holding companies.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 7% and 3%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the conversion and the offering. In addition, we may grant options and award shares that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the conversion and the offering.

As discussed under “How We Intend to Use the Proceeds from the Offering” on page 48, we intend to contribute up to 85% of the net proceeds from the offering to the Bank, and we will retain the remainder of the net proceeds. We will seek regulatory approval to use a portion of the net proceeds to pay the deferred dividends and applicable interest on our trust preferred securities, and will retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

•	our results of operations after the offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma shareholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with GAAP. We did not increase or decrease shareholders’ equity to reflect the difference between the carrying value of loans and other assets and their market values. Pro forma shareholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to shareholders if we liquidated. Pro forma shareholders’ equity does not give effect to the impact of the liquidation account we will establish in the conversion or tax bad debt reserves in the unlikely event we are liquidated.

	At or for the three months ended March 31, 2014
(Dollars in thousands, except per share amounts)	Minimum 4,207,500 $10.00 per share	Midpoint 4,950,000 $10.00 per share	Maximum 5,692,500 $10.00 per share	Adjusted Maximum 6,546,375 $10.00 per share (1)
Gross proceeds of offering	$42,075	$49,500	$56,925	$65,464
Less expenses	(1,499)	(1,587)	(1,675)	(1,776)

Estimated net investable proceeds	$40,576	$47,913	$55,250	$63,688
Less: Common stock purchased by stock-based benefit plans	(1,262)	(1,485)	(1,708)	(1,964)

Estimated net cash proceeds	$39,314	$46,428	$53,542	$61,724

For the three months ended March 31, 2014
Consolidated net income
Historical	$2,092	$2,092	$2,092	$2,092
Pro forma income on net proceeds	119	141	162	187
Pro forma RRP adjustment (2)	(44)	(52)	(60)	(69)
Pro forma options adjustment (3)	(46)	(54)	(62)	(71)

Pro forma net income	2,121	2,127	2,132	2,139

Per share net income
Historical	$0.50	$0.42	$0.37	$0.32
Pro forma income on net proceeds	0.03	0.03	0.03	0.03
Pro forma RPP adjustment	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma options adjustment	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma net (loss) per share	$0.51	$0.43	$0.38	$0.33

Offering price as a multiple of pro forma net earnings (loss) per share	$4.90	$5.81	$6.58	$7.58
Number of shares outstanding for pro forma net income per share calculation	4,207,500	4,950,000	5,692,500	6,546,375

	At or for the three months ended March 31, 2014
(Dollars in thousands, except per share amounts)	Minimum 4,207,500 $10.00 per share	Midpoint 4,950,000 $10.00 per share	Maximum 5,692,500 $10.00 per share	Adjusted Maximum 6,546,375 $10.00 per share (1)
At March 31, 2014
Shareholders’ equity:
Historical	$36,728	$36,728	$36,728	$36,728
Estimated net proceeds	40,576	47,913	55,250	63,688
Less: Common stock acquired by stock-based benefit plans	(1,262)	(1,485)	(1,708)	(1,964)

Pro forma shareholders’ equity	$76,042	$83,156	$90,270	$98,452

Shareholders’ equity per share
Historical	$8.73	$7.42	$6.45	$5.61
Estimated net proceeds	9.64	9.68	9.71	9.73
Less: Common stock acquired by stock-based benefit plans	(0.30)	(0.30)	(0.30)	(0.30)

Pro forma shareholders’ equity per share	$18.07	$16.80	$15.86	$15.04

Offering price as a percentage of pro forma shareholders’ equity per share	55.33%	59.52%	63.05%	66.49%
Number of shares outstanding for pro forma book value per share calculations	4,207,500	4,950,000	5,692,500	6,546,375

	At or for the year ended December 31, 2013
(Dollars in thousands, except per share amounts)	Minimum 4,207,500 $10.00 per share	Midpoint 4,950,000 $10.00 per share	Maximum 5,692,500 $10.00 per share	Adjusted Maximum 6,546,375 $10.00 per share (1)
Gross proceeds of offering	$42,075	$49,500	$56,925	$65,464
Less expenses	(1,499)	(1,587)	(1,675)	(1,776)

Estimated net investable proceeds	$40,576	$47,913	$55,250	$63,688
Less: Common stock purchased by stock-based benefit plans	(1,262)	(1,485)	(1,708)	(1,964)

Estimated net cash proceeds	$39,314	$46,428	$53,542	$61,724

For the year ended December 31, 2013
Consolidated net (loss)
Historical	($415)	($415)	($415)	($415)
Pro forma income on net proceeds	476	562	648	747
Pro forma RRP adjustment (2)	(177)	(208)	(239)	(275)
Pro forma options adjustment (3)	(183)	(215)	(248)	(285)

Pro forma net (loss)	(299)	(276)	(254)	(228)

Per share net (loss)
Historical	($0.10)	($0.08)	($0.07)	($0.06)
Pro forma income on net proceeds	0.11	0.11	0.11	0.11
Pro forma RPP adjustment	(0.04)	(0.04)	(0.04)	(0.04)
Pro forma options adjustment	(0.04)	(0.04)	(0.04)	(0.04)

Pro forma net (loss) per share	($0.07)	($0.05)	($0.04)	($0.03)

Offering price as a multiple of pro forma net earnings (loss) per share	NM	NM	NM	NM
Number of shares outstanding for pro forma net income per share calculation	4,207,500	4,950,000	5,692,500	6,546,375

	At or for the year ended December 31, 2013
(Dollars in thousands, except per share amounts)	Minimum 4,207,500 $10.00 per share	Midpoint 4,950,000 $10.00 per share	Maximum 5,692,500 $10.00 per share	Adjusted Maximum 6,546,375 $10.00 per share (1)
At December 31, 2013
Shareholders’ equity:
Historical	$32,518	$32,518	$32,518	$32,518
Estimated net proceeds	40,576	47,913	55,250	63,688
Less: Common stock acquired by stock-based benefit plans	(1,262)	(1,485)	(1,708)	(1,964)

Pro forma shareholders’ equity	$71,832	$78,946	$86,060	$94,242

Shareholders’ equity per share
Historical	$7.73	$6.57	$5.71	$4.97
Estimated net proceeds	9.64	9.68	9.71	9.73
Less: Common stock acquired by stock-based benefit plans	(0.30)	(0.30)	(0.30)	(0.30)

Pro forma shareholders’ equity per share	$17.07	$15.95	$15.12	$14.40

Offering price as a percentage of pro forma shareholders’ equity per share	58.58%	62.70%	66.14%	69.44%
Number of shares outstanding for pro forma book value per share calculations	4,207,500	4,950,000	5,692,500	6,546,375

(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	If approved by Entegra shareholders, one or more stock-based benefit plans may purchase an aggregate number of shares of common stock equal to 3% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Shareholder approval of the stock-based benefit plans, and purchases by the plan may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Entegra or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Entegra. The table assumes that (i) the stock-based benefit plans acquire the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plans is amortized as an expense during the year, and (iii) the stock-based benefit plans expense reflects an effective tax rate of 30%. Assuming shareholder approval of the stock-based benefit plans and that shares of common stock equal to 3% of the shares sold in the offering are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 2.9%.
(3)	If approved by Entegra shareholders, one or more stock-based benefit plans may grant options to acquire an aggregate number of shares of common stock equal to 7% of the shares to be sold in the offering (or possibly a greater number of shares if the plan is implemented more than one year after completion of the conversion). Shareholder approval of the stock-based benefit plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock options to be granted under stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.36 per option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year option vesting period and 25% of the amortization expense (or the assumed portion relating to non-qualified options granted to directors) resulted in a tax benefit using an assumed tax rate of 30%. The actual expense of the stock options to be granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. No shares have been assumed to have been re-acquired under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, our net income per share and shareholders’ equity per share would decrease. Assuming shareholder approval of the stock-based benefit plans and that shares of common stock used to fund stock options (equal to 7% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, shareholders would have their ownership and voting interests diluted by approximately 6.5%.

OUR BUSINESS

The Companies

Entegra. This offering is being made by Entegra, a North Carolina corporation organized in 2011 as “Macon Financial Corp.” and renamed “Entegra Financial Corp.” in 2014. Entegra will own all of the outstanding shares of common stock of Macon Bank upon completion of this offering and the mutual-to-stock conversion of Macon Bancorp. Other than matters of an organizational nature, Entegra has not engaged in any business to date.

Macon Bancorp. Macon Bancorp is a North Carolina chartered mutual holding company headquartered in Franklin, North Carolina. It was organized in 1997, when the Bank converted from a mutual savings bank to a stock savings bank, and owns 100% of the outstanding shares of common stock of the Bank. Bancorp has one non-bank subsidiary, Macon Capital Trust I, a Delaware statutory trust, formed in 2003 to facilitate the issuance of trust preferred securities. On a consolidated basis, as of March 31, 2014, Bancorp had total assets of $789.3 million, total loans of $520.0 million, total deposits of $684.7 million and total equity of $36.7 million. As a mutual holding company, Bancorp has no shareholders and is controlled by the depositors and borrowers of the Bank.

Pursuant to the terms of our plan of conversion, Macon Bancorp will merge with and into Entegra and, in doing so, will convert from a mutual form of organization to a stock form of organization. Upon the completion of the conversion, Bancorp will cease to exist, and the Bank will become a wholly-owned subsidiary of Entegra.

Macon Bank. Macon Bank is a North Carolina chartered stock savings bank headquartered in Franklin, North Carolina. It was organized in 1922, as a North Carolina chartered mutual savings and loan association. In 1992, it converted to a North Carolina chartered mutual savings bank. In 1997, upon the formation of Bancorp, it converted to a North Carolina chartered stock savings bank. Macon Bank has one subsidiary, Macon Services, Inc., which holds real estate for investment.

Our Executive Offices. Our executive offices are located at 220 One Center Court, Franklin, North Carolina 28734 and the telephone number at this address is (828) 524-7000. Our website address is www.maconbank.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

General

Overview. The Bank was organized as a mutual savings and loan association, or “thrift,” for the primary purpose of promoting home ownership through mortgage lending, financed by locally gathered deposits. Surviving the Great Depression of the 1930’s, we remained a single-office bank until we opened a second office in downtown Murphy, North Carolina in 1981. Between 1993 and 2002, we added eight more branches in North Carolina, including a second office in Franklin, one in each of Highlands, Brevard, Sylva, Cashiers and Arden, and two in Hendersonville. In 2007, we opened two more branches in Columbus and Saluda, North Carolina.

We currently have 11 branches located throughout the western North Carolina counties of Cherokee, Henderson, Jackson, Macon, Polk and Transylvania, which we consider our primary market area. Our business consists primarily of accepting deposits from individuals and small businesses and investing those deposits, together with funds generated from operations and borrowings, primarily in loans secured by real estate, including commercial real estate loans, one- to four-family residential loans, construction loans, home equity loans and lines of credit. We also originate commercial business loans and invest in investment securities. Through our mortgage loan production operations we originate loans for sale in the secondary markets to Fannie Mae and others, generally retaining the servicing rights in order to generate servicing income, supplement our core deposits with escrow deposits and maintain relationships with local borrowers. We offer a variety of deposit accounts, including savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts, and individual retirement accounts.

We also regularly extend loans to customers located in neighboring counties, including Buncombe, Clay, Haywood, Rutherford and Swain in North Carolina; Fannin, Rabun, Towns and Union in Georgia; and Cherokee, Greenville, Oconee, Pickens and Spartanburg in South Carolina, which we consider our secondary market area.

The primary economic drivers of our primary market area are tourism and a burgeoning vacation and retirement home industry. This area has numerous small- to mid-sized businesses, which are our primary business customers. These businesses include agricultural producers, artisans and specialty craft manufacturers, small industrial manufacturers, and a variety of service oriented industries. The largest employers in Macon County include Drake Software, a national tax software provider, based in Franklin.

We have recently observed an improvement in the economic condition of our primary market area, which suffered during the recession. A new casino and hotel complex is currently under construction in Cherokee County. The casino and hotel, which will be operated by Caesars Entertainment Corp., are projected to employ create additional employment directly and through increased economic activity in the area.

Market Share. We have significant competition in our primary and secondary market areas. We compete with commercial banks, savings institutions, finance companies, credit unions and other financial services companies. Many of our larger commercial bank competitors have greater name recognition and offer certain services that we do not. However, we believe that our long-time presence in our primary market area and focus on superior service distinguish us from our competitors, many of whom operate under different names or are under different leadership as a consequence of the effects of the recent recession and a series of acquisitions and mergers.

Between 2000 and 2013, we increased our share of the combined deposits of all banks and thrifts operating in our primary market area from 9.4% in 2000 to 15.2% in 2013, and now lead all but one of our competitors in total deposits within our primary market area. The following tables show our deposit market share within the Bank’s primary market area, as of June 30, 2013, the most recent publicly reported figures.

Total Deposit Rank 2013	Institution	Institution City	Institution Headquarters State/ Country	Total Active Branches 2000	Total Active Branches 2013	Total deposits (1) 2000 (thousands)	Total Deposit Market Share 2000	Total deposits (1) 2013 (thousands)	Total Deposit Market Share 2013
1	First-Citizens Bank & Trust Company (2)	Raleigh	NC	20	15	$462,981	17.4%	$830,036	18.6%
2	Macon Bank	Franklin	NC	9	11	250,605	9.4	678,050	15.2
3	Wells Fargo Bank, N.A.	Sioux Falls	SD	8	8	379,125	14.2	511,674	11.5
4	United Community Bank	Blairsville	GA	—	10	—	—	455,884	10.2
5	Mountain 1st Bank & Trust Company (2)	Hendersonville	NC	—	6	—	—	413,762	9.3
6	PNC Bank, N.A.	Pittsburgh	PA	5	7	205,193	7.7	300,411	6.7
7	HomeTrust Bank	Clyde	NC	—	3	—	—	267,130	6.0
8	TD Bank, N.A.	Toronto	Canada	—	7	—	—	242,270	5.4
9	Branch Banking and Trust Company	Winston-Salem	NC	1	5	27,843	1.0	158,850	3.6
10	Bank of America, N.A.	Charlotte	NC	4	4	144,960	5.4	151,300	3.4

(1)	Total deposits represent the six counties in which Macon Bank has branches.
(2)	On January 1, 2014 Mountain 1st Bank & Trust Company merged with and into First-Citizens Bank & Trust Company.

Source—FDIC

The following table shows our deposit market share in each county within our primary market area, as of June 30, 2013, the most recent publicly reported figures.

Deposit Market Share by County
As of June 30, 2013
	Deposit Market	Market
County	Share Rank	Share

Cherokee County	4	11.7%
Henderson County (1)	6	5.3
Jackson County	3	19.4
Macon County	1	38.0
Polk County	2	17.5
Transylvania County	4	12.8

(1)	After giving effect to the merger of Mountain 1st Bank & Trust Company with and into First-Citizens Bank & Trust Company.

Source—FDIC

In addition to successfully building our branch network and growing our core deposits, we have created an infrastructure that will accommodate future growth. One of our core strengths has been our successful mortgage loan operation, through which we originate and sell mortgage loans in the secondary markets to Fannie Mae and others. In 1999, we opened a call center to better and more efficiently serve our customers. In 2001, we consolidated our corporate headquarters, loan processing and training facilities into a single 36,000 square foot building in Franklin.

We focus upon continual improvement of our level of service and overall efficiencies through the use of technology, offering online banking for retail customers, which we market as Macon eCom; online banking for businesses, which we market as Macon eCorp; mobile banking; remote deposit capture; and mobile deposit capture. We also provide investment services through an affiliation with an independent broker/dealer firm, merchant credit card services for business customers, and ATM services.

We are committed to supporting our local communities and offering personal, one-on-one service to our customers. Our employees, officers and directors personally know many of our customers, live within the communities we serve, and play key roles in community organizations. In addition, we sponsor numerous local community events and strive to be a good corporate citizen in all of the communities that we serve. We believe we have a loyal base of employees. Our employees have an average of over nine years’ service with the Bank. More than one in four of our employees have served the Bank for over 15 years. We believe that this employee-service commitment is critical to maintaining personal relationships with our customers. Such longevity of service is exemplified by our President and Chief Executive Officer, Roger D. Plemens, who has served the Bank since 1978, in various capacities, including as a mortgage officer, a manager of mortgage lending, and the chief lending officer. Our guiding principle is simple; we are committed to maintaining our culture of community banking and focused upon bringing value to our customers through innovations, technology, products and services of the 21st century.

Lending Activities

Our primary lending activities are the origination of one- to four-family residential mortgage loans, commercial real estate loans, commercial business loans and home equity loans and lines of credit. Our largest category of loans is one- to four-family residential mortgage loans followed by commercial real estate, and other construction and land loans. At March 31, 2014, our top 25 relationships represented a lending exposure of $93.7 million with the largest single relationship totaling $8.0 million. These loans are primarily for commercial business purposes and collateralized by real estate, primarily commercial, and construction and land development loans.

One- to Four-Family Residential Mortgage Loans. At March 31, 2014, $224.7 million, or 42.9%, of our total loan portfolio consisted of one- to four-family residential mortgage loans. We offer fixed-rate and adjustable-rate residential mortgage loans with maturities generally up to 30 years. We generally sell 15- and 30-year fixed loans in the secondary market.

Our one- to four-family residential mortgage loans originated for sale are underwritten according to Fannie Mae underwriting guidelines. When these loans are sold into the secondary market, we generally retain the servicing rights. We refer to loans that conform to such guidelines as “conforming loans.” We originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Office of Federal Housing Enterprise Oversight, which is generally $417,000 for single-family homes. Loans in excess of $417,000 (referred to as “jumbo loans”) may be originated for retention in our loan portfolio. We generally underwrite jumbo loans in the same manner as conforming loans.

We will originate loans with loan-to-value ratios in excess of 80% for sale into the secondary market. We require private mortgage insurance for loans with loan-to-value ratios in excess of 80%. Subject to satisfactory underwriting, we will occasionally make loans with a loan-to-value ratio as high as 89% for retention in our loan portfolio, in which case we may not require private mortgage insurance.

We generally retain the servicing rights on loans sold in the secondary market in order to generate cash flow, supplement our core deposits with escrow deposits, and maintain relationships with local borrowers.

Other than our loans for the construction of one- to four-family residential mortgage loans (described under “—One-to Four-Family Residential Construction, Other Construction and Land, and Consumer Loans”) and home equity loans and lines of credit (described under “—Home Equity Loans and Lines of Credit”), presently we do not offer “interest only” mortgage loans (where the borrower pays only interest for an initial period, after which the loan converts to a fully amortizing loan) on one- to four-family residential properties.

We do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower may pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan.

Commercial Real Estate Loans. At March 31, 2014, $155.1 million, or 29.6%, of our loan portfolio, consisted of commercial real estate loans. Properties securing our commercial real estate loans primarily comprise business owner-occupied properties, small office buildings and office suites, and income-producing real estate. At March 31, 2014, our largest commercial real estate loan had a principal balance of $4.0 million and was secured by a first mortgage on a multi-tenant shopping center. This loan was performing in accordance with its terms at March 31, 2014.

In the underwriting of commercial real estate loans, we generally lend up to the lesser of 80% of the appraised value or purchase price of the property. We base our decision to lend primarily on the economic viability of the property and the creditworthiness of the borrower. In evaluating a proposed commercial real estate loan, we emphasize the ratio of the property’s projected net cash flow to the loan’s debt service requirement (generally requiring a preferred ratio of 1.25x), computed after deduction for an appropriate vacancy factor and reasonable expenses. Individuals owning 20% or more of the business and/or real estate are generally required to sign the note as co-borrowers under the note or to provide personal guarantees. We require title insurance, fire and extended coverage casualty insurance, and, if appropriate, flood insurance, in order to protect our security interest in the underlying property. Almost all of our commercial real estate loans are generated internally by our loan officers.

Commercial real estate loans generally carry higher interest rates and have shorter terms than one- to four-family residential mortgage loans. Commercial real estate loans, generally, have greater credit risks compared to the one- to four-family residential mortgage loans we originate, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment of loans secured by income-producing properties typically depends on the successful operation of the property, as repayment of the loan generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. Changes in economic conditions not within the control of the borrower or lender could affect the value of the underlying collateral or the future cash flow of the property. Additionally, any decline in real estate values may be more pronounced for commercial real estate than residential properties.

Home Equity Loans and Lines of Credit. At March 31, 2014, $55.7 million or 10.6% of our loan portfolio consisted of home equity loans and lines of credit. In addition to traditional one- to four-family residential mortgage loans, we offer home equity loans and lines of credit that are secured by the borrower’s primary or secondary residence. Our home equity loans and lines of credit are currently originated with fixed or adjustable rates of interest. Home equity loans and lines of credit are generally underwritten with the same criteria that we use to underwrite one- to four-family residential mortgage loans. For a borrower’s primary residence, home equity loans and lines of credit may be underwritten with a loan-to-value ratio of 80% when combined with the principal balance of the existing mortgage loan, while the maximum loan-to-value ratio on secondary residences is 70% when combined with the principal balance of the existing mortgage loan. We require appraisals or internally prepared real estate evaluations on home equity loans and lines of credit. At the time we close a home equity loan or line of credit, we record a deed of trust to perfect our security interest in the underlying collateral.

Home equity loans and lines of credit entail greater credit risks compared to one- to four-family residential mortgage loans. At March 31, 2014, we had total home equity line commitments of $99.9 million with $55.7 million, or 55.8%, advanced. First lien home equity lines balances accounted for 37.8% of the total amount advanced. At March 31, 2014, $1.2 million of our home equity loans and lines of credit were past due 30 days or more.

Commercial Loans. At March 31, 2014, $8.2 million, or 1.6%, of our loan portfolio consisted of commercial loans. We make various types of secured and unsecured commercial loans to customers in our market areas in order to provide customers with working capital and for other general business purposes. The terms of these loans generally range from less than one year to a maximum of 10 years. These loans bear either a fixed interest rate or an interest rate linked to a variable market index. We seek to originate loans to small- to medium-sized businesses with principal balances between $150,000 and $750,000; however, we also originate government-guaranteed Small Business Administration, or SBA, loans with higher balances with the intent of selling the guaranteed portion into the secondary market. SBA lending to date has been immaterial.

Commercial credit decisions are based upon our credit assessment of each applicant. We evaluate the applicant’s ability to repay in accordance with the proposed terms of the loan and we assess the risks involved. Individuals owning 20% or more of the business and/or real estate are generally required to sign the note as co-borrowers or provide personal guarantees. In addition to evaluating the applicant’s financial statements, we consider the adequacy of the primary and secondary sources of repayment for the loan. Credit agency reports of the applicant’s personal credit history supplement our analysis of the applicant’s creditworthiness. In addition, collateral supporting a secured transaction is analyzed to determine its marketability. Commercial business loans generally have higher interest rates than residential loans of similar duration because they have a higher risk of default with repayment generally depending on the successful operation of the borrower’s business and the sufficiency of any collateral.

One- to Four-Family Residential Construction, Other Construction and Land, and Consumer Loans. At March 31, 2014, our portfolio included $10.0 million of one- to four-family residential construction loans or 1.9% of our loan portfolio. Other construction and land loans comprised $65.6 million, or 12.5% of our loan portfolio. Consumer loans totaled $4.5 million, or 0.9% of our loan portfolio, and included automobile and other consumer loans. We make construction loans to owner-occupiers of residential properties, and to businesses for commercial properties. In the past, we made loans to developers for speculative residential construction; however, following the recession we virtually eliminated speculative construction lending. At March 31, 2014, $2.6 million, or 0.5% of our loan portfolio consisted of loans to developers for speculative residential construction. Advances on construction loans are made in accordance with a schedule reflecting the cost of construction, but are generally limited to an 80% loan-to-value ratio based on the appraised value upon completion. Repayment of construction loans on non-residential properties is normally attributable to rental income, income from the borrower’s operating entity or the sale of the property. Repayment of loans on income-producing property is normally scheduled following completion of construction, when permanent financing is obtained. We typically provide permanent mortgage financing on our construction loans for income-producing property. Construction loans are interest-only during the construction period, which typically does not exceed 12 months, and convert to permanent, fully-amortizing financing following the completion of construction.

Generally, before making a commitment to fund a construction loan, we require an appraisal of the property by a state-certified or state-licensed appraiser. We review and inspect properties before disbursement of funds during the term of the construction loan.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loans depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimated construction cost is inaccurate, additional funds beyond the amount originally committed may be advanced in order to ensure the completion of the construction and protect the value of our investment in the property. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs.

At March 31, 2014, our largest other construction and land loan had a principal balance of $6.0 million and was secured by a first mortgage on single family residential real estate, as well as additional residential building lots. At March 31, 2014, this loan was performing in accordance with its terms.

Loan Originations, Purchases, Sales, Participations and Servicing. All residential loans that we originate are underwritten pursuant to our policies and procedures, which incorporate standard Fannie Mae underwriting guidelines, as applicable. We originate both adjustable-rate and fixed-rate loans. Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand. Most of our one- to four-family residential mortgage loans are originated by our loan officers.

Historically, we have sold most of our 15-year and longer residential loans to Fannie Mae or non-government purchasers. During the 12 months ended December 31, 2013, 2012, and 2011, we sold $63.1 million, $41.1 million, and $19.7 million, respectively, of conforming residential loans, primarily with terms of 15 years and longer. During the three months ended March 31, 2014, we sold $4.2 million of loans, conforming residential loans, primarily with terms of 15 years and longer. We sell our loans with the servicing rights retained on residential mortgage loans, and have no immediate plans to change this practice.

At March 31, 2014, we were servicing residential loans owned by others with a principal balance of $239.4 million. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans. We retain a portion of the interest paid by the borrower on the loans we service as consideration for performing these servicing activities.

At March 31, 2014, we were servicing commercial loan participations having a gross loan amount of $12.4 million, of which $7.4 million was retained by us and $5.0 million was owned by our co-participants. From time to time, we have participated in loans originated by other financial institutions that service and remit payments to us. At March 31, 2014, the unpaid balance of these loans was $3.2 million.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by the Bank Board. The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the collateral that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower.

Our policies and loan approval limits are established by the Bank Board. Loans in amounts up to individual loan authority limits set annually by management and the Bank Board can be approved by designated individual officers or officers acting together pursuant to our loan policy. Relationships in excess of these amounts require the approval of the Officers Loan Committee, Executive Loan Committee, or Directors Loan Committee within the authority limits set by the Bank Board. The Bank Board may approve loans up to the internal loans-to-one-borrower policy limit of $7.5 million, which is below the Bank’s regulatory loans-to-one-borrower limit of $10.3 million as of March 31, 2014.

We require appraisals or internally prepared evaluations of all real property securing one- to four-family residential and commercial real estate loans and home equity loans and lines of credit. All appraisers are state-licensed or state-certified, and our practice is to have local appraisers approved on an annual basis by the Bank Board. Internal evaluations are prepared only by individuals possessing the necessary skill and experience to meet regulatory competency requirements. Evaluations are reviewed by staff who report directly to Chief Risk Officer to ensure independence from the loan production process.

Investments

The Bank’s ALCO Committee consists of our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller, Chief Credit Administration Officer, Chief Retail Officer, Director of Financial Reporting, and such other members as are from time to time designated. The ALCO Committee is primarily responsible, subject to the ultimate approval of the Bank’s Board, for implementing our investment policy. The general investment strategies are developed and authorized by the ALCO Committee in consultation with the Bank Board. The ALCO Committee is responsible for the execution of specific investment actions by our Chief Operating Officer, Chief Financial Officer or Chief Executive Officer, for all sales, purchases, or trades executed in the investment portfolio. The Chief Operating Officer, and Chief Financial Officer may approve transactions of up to $10 million. The Chief Operating Officer may jointly approve transactions above $10 million within the scope of the investment policy. All our investment transactions are periodically reported to the ALCO Committee and the Bank Board. The investment policy is reviewed annually by the ALCO Committee, and any changes to the policy are subject to approval by the full Bank Board. The overall objectives of our investment policy are to maintain a portfolio of high quality and diversified investments to maximize interest income over the long term and to minimize risk, to provide collateral for borrowings, to provide additional earnings when loan production is low, and, when appropriate, to reduce our tax liability. The policy dictates that investment decisions give consideration to the safety of principal, liquidity requirements and interest rate risk management.

Our current investment policy permits investments that meet certain quality guidelines in direct U.S. Government obligations and securities, U.S. Government agencies, municipal securities, mortgage-backed securities and collateralized mortgage obligations, corporate issues, certain commercial paper, agency structured notes, and bank owned life insurance. We do not presently hold securities classified as “trading.” In accordance with ASC Topic 802-10-35-01 investment securities “available-for-sale” are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices of like or similar securities, if available, and these securities are classified as Level 1 or Level 2. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions and are classified as Level 3.

At March 31, 2014, our securities portfolio consisted of securities classified as “available-for-sale” with a carrying value of $154.5, million and securities classified as “held-to-maturity” with a carrying value of $25.4 million. Our securities portfolio at March 31, 2014, consisted primarily of securities with the following carrying values: $26.3 million of municipal obligations; $3.5 million of U.S. Government and agency obligations; $39.9 million in structured U.S. Government agency obligations; $86.6 million of mortgage-backed securities issued by U.S. Government agencies; $18.5 million in SBA securities; $2.9 million of collateralized mortgage obligations; $1.9 million in commercial mortgage-backed securities issued by U.S. Government agencies; and $0.6 million in a Community Reinvestment Act investment fund. We also held $20.0 million in bank owned life insurance.

See “Management Discussion and Analysis of Consolidated Financial Conditions and Results of Operations—Investment Securities” on page 78 for a discussion of the recent performance of our securities portfolio.

We purchase mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or the Government National Mortgage Association. We invest in quality securities to obtain yields higher than we can receive from holding in overnight cash or other short term cash accounts, and to meet our Asset/Liability objectives which focus on liquidity and interest rate risk in our portfolio as a whole.

Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors. The interest rate on the security is lower than the interest rates on the underlying loans to allow for payment of servicing and guaranty fees. Government National Mortgage Association, a U.S. Government agency, and government sponsored enterprises, such as Fannie Mae and Freddie Mac, either guarantee the payments or guarantee the timely payment of principal and interest to investors. Mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for these securities. In addition, mortgage-backed securities may be used to collateralize our borrowings. Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Many of our securities have call provisions that allow for issuers of the securities, or the underlying borrowers to either redeem or prepay the obligations. This call/prepayment risk can effectively shorten the life of our portfolio should rates decline, and represents a risk of a decline in the overall yield of our portfolio should such an instance occur.

Sources of Funds

General. Deposits traditionally have been our primary source of funds for our investment and lending activities. Our primary outside borrowing source is the FHLB of Atlanta. We have in the past used both brokered deposits and internet generated deposits to fund loan growth and to manage interest rate risk. As required by the Memorandum of Understanding, our current practice is to repay brokered deposits as they mature, and not roll them over for additional terms. Our additional sources of funds are scheduled loan payments, maturing investments, loan repayments, security repurchase agreements, retained earnings, income on other earning assets and the proceeds of loan sales.

Deposits. We accept deposits primarily from within our primary market area. As noted, we have also used brokered and internet deposits as a source of funds. We rely on our competitive pricing and products, convenient locations and quality customer service to attract and retain deposits. Our branch network is well established in our primary market area. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, certificates of deposit, regular checking accounts, money market accounts and individual retirement accounts.

Interest rates paid, maturity terms, service fees and withdrawal penalties are revised on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements and our deposit growth goals.

Borrowings. Our borrowings consist of advances from the FHLB of Atlanta. At March 31, 2014, FHLB advances totaled $40.0 million, or 5.3%, of total liabilities. At March 31, 2014, we had access to additional FHLB advances of up to $57.1 million using collateral that is currently pledged. Advances from the FHLB of Atlanta are secured by our investment in the common stock of the FHLB of Atlanta, securities in our investment portfolio, and approved loans in our one- to four-family residential and commercial loan portfolios. At March 31, 2014, we had $147.1 million of qualifying unpledged securities which could be pledged as collateral for additional advances. See “Management Discussion and Analysis of Consolidated Financial Conditions and Results of Operations—Liquidity and Capital Resources” on page 108.

Properties

We operate from our corporate headquarters and 11 branches located in our primary market area within western North Carolina. The net book value of our premises, land and equipment was $13.0 million at March 31, 2014. The following table sets forth information with respect to our full-service banking offices.

Branch Name	Address	City	Year Established	Deposits at March 31, 2014
Franklin Main	50 West Main Street	Franklin	1922	$176,747
Murphy	12 Peachtree Street	Murphy	1981	54,137
Franklin Holly Springs Plaza	30 Hyatt Road	Franklin	1993	54,465
Highlands	473 Carolina Way	Highlands	1995	45,278
Sylva	498 East Main Street	Sylva	1999	36,920
Hendersonville—Laurel Park	640 North Main Street	Hendersonville	1996	67,457
Brevard Branch	2260 Asheville Highway	Brevard	1997	60,412
Hendersonville—Eastside (1)	1617 Spartanburg Highway	Hendersonville	1997	31,415
Cashiers Branch	500 U.S. Highway 64	Cashiers	2002	37,295
Columbus Branch	160 W. Mill Street	Columbus	2007	43,705
Saluda (1)	108 East Main Street	Saluda	2007	23,899
Internet and brokered deposits				52,949

Total Deposits				$684,679

(1)	Leased offices.

Legal Proceedings

At March 31, 2014, we were not involved in any legal proceedings the outcome of which we believe would be material to our financial condition or results of operations.

Tax Allocation

Bancorp and the Bank are parties to a tax allocation agreement which establishes a method for allocating and reimbursing the payment of Bancorp’s consolidated tax liability.

Personnel

As of March 31, 2014, the Bank had 184 full-time equivalent employees, including 169 full-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

Subsidiaries

In addition to the Bank, Bancorp has one non-bank subsidiary, Macon Capital Trust I, a Delaware statutory trust, formed in 2003 to facilitate the issuance of trust preferred securities. Macon Capital Trust I is not consolidated in Bancorp’s financial statements. The Bank has one active subsidiary, Macon Services, Inc. Macon Services, Inc. holds one property, classified as “real estate held for investment.” Macon Services, Inc., is consolidated in Bancorp’s financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This offering is being made by Entegra, a North Carolina corporation. Upon completion of this offering and the mutual-to-stock conversion, Bancorp, the mutual holding company parent of the Bank, will be merged into Entegra, with Entegra as the surviving entity, whereby the Bank will become a wholly-owned subsidiary of Entegra. Accordingly, this section references the consolidated financial condition and results of operations of Bancorp and the Bank.

This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our consolidated financial condition at March 31, 2014, December 31, 2013 and December 31, 2012, and our consolidated results of operations for the three months ended March 31, 2014 and 2013 and the years ended December 31, 2013 and 2012. This section should be read in conjunction with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements that appear elsewhere in this prospectus.

Overview

We are a mutual holding company headquartered in Franklin, North Carolina with assets of $789.3 million at March 31, 2014. We provide a full range of financial services through offices located in Cherokee, Henderson, Jackson, Macon, Polk and Transylvania counties, North Carolina. We provide full service retail and commercial banking products as well as wealth management services through a third party.

We earn revenue primarily from interest on loans and securities, and fees charged for financial services provided to our customers. Offsetting these revenues are the cost of deposits and other funding sources, provisions for loan losses and other operating costs such as salaries and employee benefits, data processing, occupancy and tax expense.

Our mission is to become the financial services provider of choice within the markets that we serve. We plan to do this by delivering exceptional service and value. Our strategic plan focuses on growth by expanding into contiguous markets with higher growth potential, while diversifying the current loan portfolio.

During the three months ended March 31, 2014, we successfully executed on our key strategic initiatives of stabilizing the loan portfolio and improving asset quality, while generating strong earnings and increasing capital. Our focus throughout the remainder of 2014 will be on loan growth to increase our net interest income, implementing opportunities to increase fee income, improving asset quality and closely monitoring operating expenses. We strive to be well-positioned for changes in both the economy and interest rates, regardless of the timing or direction of these changes. Management regularly assesses our balance sheet, capital, liquidity and operational infrastructure in order to be positioned to take advantage of opportunities for growth as they may arise.

Our results of operations are significantly affected by general economic and competitive conditions in our market areas and nationally, as well as changes in interest rates, sources of funding, government policies and actions of regulatory authorities. Future changes in applicable laws, regulations or government policies may materially affect our financial condition and results of operations.

Our loan portfolio is primarily collateralized by residential and commercial real estate as detailed in the table below.

	At March 31,		At December 31,
	2014		2013		2012
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family residential	$224,698	42.9%	$225,520	43.1%	$227,726	40.5%
Commercial	155,134	29.6	155,633	29.7	173,529	30.8
Home equity loans and lines of credit	55,720	10.6	56,836	10.9	62,090	11.0
Residential construction	9,997	1.9	8,952	1.7	10,309	1.8
Other construction and land	65,649	12.5	64,927	12.4	76,788	13.6

Total real estate loans	511,198	97.5	511,868	97.7	550,442	97.8

Commercial	8,213	1.6	8,285	1.6	9,771	1.8
Consumer	4,540	0.9	3,654	0.7	2,676	0.5

Total non-real estate loans	12,753	2.5	11,939	2.3	12,447	2.2

Total loans	$523,951	100.0%	$523,807	100.0%	$562,889	100.0%

At March 31, 2014, the fair value of our investment portfolio totaled $180.0 million, or 22.8% of our total assets, compared to $175.6 million, or 22.4% of our total assets at December 31, 2013. Our investment portfolio at both March 31, 2014 and December 31, 2013 represented the second largest component of our interest-earning assets. Our portfolio consists primarily of U.S. Government agency securities, U.S. Government agency sponsored mortgage-backed securities, collateralized mortgage obligations, and municipal securities. At March 31, 2014 and December 31, 2013, $154.5 million and $155.5 million, respectively, of our securities were classified as “available-for-sale” and $25.4 million and $21.0 million, respectively, were classified as “held-to-maturity”.

At March 31, 2014 and December 31, 2013, deposits totaled $684.7 million and $684.2 million, respectively and were composed primarily of retail deposits from within our primary market area. We have reduced our brokered deposits to $10.5 million at March 31, 2014, or 1.5% of total deposits, from $11.5 million, or 1.7% of total deposits at December 31, 2013, and $78.6 million, or 10.5% of total deposits, at December 31, 2011. We have focused on building broader customer relationships and targeting small- to medium-sized business customers to increase our core deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, certificates of deposit, money market accounts, commercial and regular checking accounts and individual retirement accounts. Interest rates, maturity terms, service fees and withdrawal penalties are reviewed on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements, and our deposit growth goals.

Anticipated Increase in Noninterest Expense

Following the completion of the offering, we anticipate that salary, professional fees, and miscellaneous noninterest expense will increase as a result of the increased costs associated with managing a public company. Also, following the offering, we intend to adopt one or more stock-based benefit plans that will provide for grants of stock options and restricted stock awards to our directors, officers and other employees. Any such stock-based benefit plans will be established no sooner than six months after the offering closes, and will require the approval of our shareholders.

Assuming that the adjusted maximum number of shares are sold in the offering (6,546,375 shares):

•	our stock-based benefit plans would grant stock options to purchase shares equal to 7% of the total shares issued in the offering, or 458,246 shares, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming a five-year vesting period and an option expense of $3.36 per option based on a Black-Scholes pricing analysis as described in “Pro Forma Data,” the annual expense associated with stock options granted under the stock-based benefit plans would be approximately $0.3 million; and

•

our stock-based benefit plans would award a number of shares equal to 3% of the total shares issued in the offering, or 196,391 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plans at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual expense associated with shares awarded under the stock-based benefit plans would be approximately $0.3 million.

The actual expense of shares awarded under the stock-based benefit plans will be determined by the fair market value of the stock on the grant date, which might be greater than $10.00 per share. Further, the actual expense of stock options granted under the stock-based benefit plans will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately used.

We may award shares of common stock and grant options in excess of 3% and 7%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the completion of the conversion and the offering. This would further increase our expenses associated with stock-based benefit plans.

Critical Accounting Policies.

We consider accounting policies that require management to exercise significant judgment or discretion or make significant assumptions that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. Our significant accounting policies are discussed in detail in Note 2 of the Notes to Consolidated Financial Statements included in this prospectus.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards. As of March 31, 2014 and December 31, 2013, there is not a significant difference in the presentation of our financial statements as compared to other public companies as a result of this transition guidance.

We consider the following to be our critical accounting policies.

Allowance for Loan Losses. We maintain an allowance for loan losses at an amount estimated to equal all credit losses inherent in our loan portfolio that are both probable and reasonable to estimate at a balance sheet date. Management’s determination of the adequacy of the allowance is based on evaluations, at least quarterly, of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective, as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, and an estimate of the value of collateral. Based on our estimate of the level of allowance for loan losses required, we record a provision for loan losses to maintain the allowance for loan losses at an appropriate level.

All loan losses are charged to the allowance for loan losses and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which in our judgment deserve current recognition in estimating probable losses. When any loan or portion thereof is classified “doubtful” or “loss,” the loan will be charged down or charged off against the allowance for loan losses. Loans are deemed “doubtful” or “loss” based on a variety of credit, collateral, documentation and other issues. When collateral is foreclosed or repossessed, any principal charge-off related to that transaction, based upon the most current appraisal or evaluation, along with estimated sales expenses is taken at that time.

The determination of the allowance for loan losses is based on management’s current judgments about the loan portfolio credit quality and management’s consideration of all known relevant internal and external factors that affect loan collectability, as of the reporting date. We cannot predict with certainty the amount of loan charge-offs that will be incurred. We value non-homogeneous loans in our portfolio for specific impairment based primarily on appraised values less selling costs. We value homogeneous loans based on our historical loss experience within individual loan types. Qualitative and environmental factors are used to account for trends in economic conditions not captured in historical loss experience. In addition, our various regulatory agencies, as part of their examination processes, periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Troubled Debt Restructurings (“TDRs”). In accordance with accounting standards, we classify loans as TDRs when certain modifications are made to the loan terms and concessions are granted to borrowers whom we consider to have a defined financial difficulty. A defined financial difficulty includes a deficient global cash flow coverage ratio, a significant decline in a credit score, defaults with other creditors and other increases in the borrower’s risk profile that signify the borrower is experiencing financial difficulty. Our practice is to only restructure loans for borrowers in financial difficulty that have designed a viable business plan to fully pay off all outstanding debt, interest and fees post-restructure either by generating additional income from the business or through liquidation of assets. Generally, these loans are restructured to provide the borrower additional time to execute its business plan. With respect to TDRs, we grant concessions by reducing the stated interest rate for a specific time period, providing an interest-only period, or extending the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk.

From time to time, in the normal course of business, we modify the interest rate and/or the amortization period of performing loans upon the request of the borrower. This is often done for competitive reasons in order to retain the borrower’s business. Where the borrower does not have a defined financial difficulty, such modifications are not classified as TDRs. Also, when we receive a material credit enhancement, such as an additional guarantee, additional collateral or a principal curtailment, in exchange for a concession, we do not classify the modification as a TDR.

Impaired loans. A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. All TDRs are classified as impaired loans.

We monitor collateral values of collateral-dependent impaired loans and periodically update our determination of the fair value of the collateral. Appraisals and evaluations are performed for collateral-dependent impaired loans at least every 12 months. In determining the fair value of collateral, market values are discounted so as to take into account typical selling expenses and closing costs if foreclosure of the property is deemed likely. We generally discount current market values by 10% to reflect the typical selling expenses, inclusive of real estate commissions charged on the sale by brokers in our markets. The discount applied for legal fees varies depending on the nature and anticipated complexity of the foreclosure, with a higher discount applied when the foreclosure is expected to be complex.

Evaluations are used predominately for residential-use properties for which market data is readily available or where we have recently liquidated a comparable property in close proximity to the subject real estate. We also use a service comparable to an automated valuation model to support internal evaluations. This service provides subject property and comparable data by compiling public information such as assessed tax values. We generally rely on external appraisers to value more complex income-producing property and other construction and land loans which require discounted cash flow assessments based on more complex market data research than what is normally available to us.

We adjust collateral values if we receive market data or evidence from recent sales of similar properties indicating that the appraised value of the collateral exceeds the value we can reasonably expect to receive upon its sale. Adjustments to increase appraised values are not permitted. We use realtors and market data to estimate the potential deficiency when we suspect the fair value of the collateral is less than the outstanding principal balance on a loan and an updated appraisal has not yet been received.

Deferred Tax Assets. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on our deferred tax assets and liabilities is recognized as income or expense in the period that includes the enactment date. A valuation allowance is required to be recognized if it is more likely than not that a deferred tax asset will not be realized. The determination as to whether we will be able to realize a deferred tax asset is highly subjective and dependent upon judgment concerning our evaluation of both positive and negative evidence, our forecasts of future income, applicable tax planning strategies, and assessments of current and future economic and business conditions. Positive evidence includes the existence of taxes paid in available carryback years as well as the probability that taxable income will be generated in future periods, while negative evidence includes any cumulative losses in the current year and prior two years and general business and economic trends. We had net cumulative losses for the three years ended December 31, 2013. This extended period of losses, combined with our analysis of future earnings, resulted in us establishing a valuation allowance of $20.8 million and $22.6 million against our deferred tax asset at March 31, 2014 and December 31, 2013, respectively.

Real Estate Owned (REO). REO, consisting of properties obtained through foreclosure or through a deed in lieu of foreclosure in satisfaction of loans, is reported at the lower of cost or fair value, determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources. The cost or fair value is then reduced by estimated selling costs. Management also considers other factors, including changes in absorption rates, length of time a property has been on the market and anticipated sales values, which may result in adjustments to the collateral value estimates. At the time of foreclosure or initial possession of collateral, any excess loan balance over the fair value of the REO is treated as a charge against the allowance for loan losses.

Subsequent declines in the fair value of REO below the new cost basis are recorded through valuation adjustments. Significant judgments and complex estimates are required in estimating the fair value of REO, and the period of time within which such estimates can be considered current is significantly shortened during periods of market volatility. In response to market conditions and other economic factors, management may utilize liquidation sales as part of its problem asset disposition strategy. As a result of the significant judgments required in estimating fair value and the variables involved in different methods of disposition, the net proceeds realized from sales transactions could differ significantly from appraisals, comparable sales, and other estimates used to determine the fair value of REO. Management reviews the value of REO each quarter and adjusts the values as appropriate. Appraisals are obtained no less frequently than annually. Any subsequent adjustments to the value, and gains or losses on sales are recorded as “loss” on REO. Revenue and expenses from REO operations are recorded as REO expense. Both are components of noninterest expense.

Balance Sheet Analysis: March 31, 2014 compared to December 31, 2013

Total assets increased $4.8 million, or 0.6%, to $789.3 million at March 31, 2014 from $784.5 million at December 31, 2013. This slight increase in assets was comprised primarily of a $3.5 million increase in investment securities, as excess liquidity was invested in investment securities as a result of continued weak loan demand. Other assets increased $0.7 million due primarily to an increase in receivables from the sale of loans.

Total liabilities increased $0.6 million, or 0.1%, to $752.6 million at March 31, 2014, from $752.0 million at December 31, 2013, primarily due to an increase in deposits of $0.5 million. We did not incur any additional borrowings during the first quarter of 2014.

Total equity increased $4.2 million, or 12.9%, to $36.7 million at March 31, 2014 from $32.5 million at December 31, 2013. This substantial increase was the result of a $2.1 million increase in accumulated other comprehensive income related to an improvement in net unrealized holding gains and losses on securities available for sale, and $2.1 million of net income.

Cash and Cash Equivalents. Total cash and cash equivalents remained virtually unchanged increasing $0.7 million, or 1.9%, from December 31, 2013. We have elected to carry higher levels of liquidity than we have done historically in anticipation of rising interest rates.

Loans. The following table presents our loan portfolio composition and the corresponding percentage of total loans as of the dates indicated. Other construction and land loans include residential acquisition and development loans, commercial undeveloped land and one- to four-family improved and unimproved lots. Commercial real estate includes non-residential owner occupied and non-owner occupied real estate, multi-family, and owner-occupied investment property. Commercial business loans include unsecured commercial loans and commercial loans secured by business assets.

Net loan balances decreased by $1.8 million, or 0.35%, to $520.0 million at March 31, 2014 from $521.9 million at December 31, 2013 due to continued soft demand in our primary markets and the payoff of a $5.7 million commercial real estate loan.

During January, 2014, we purchased the remaining participation balance of certain commercial real estate loans from the FDIC. We had previously originated the loans and sold a 50% participation to an institution that was subsequently taken into receivership by the FDIC. Subsequent to the transaction, $2.8 million of the participation balance purchased was repaid at par, resulting in us recognizing approximately $0.6 million of the initial discount, in addition to recognizing $0.4 million of previously collected but deferred interest.

The following summarizes the transaction:

(Dollars in thousands)	Date of Transaction	At March 31, 2014
Participation balance	$9,350	$6,461
Purchase price	6,743	N/A

Discount	$2,607	$1,974

	At March 31, 2014		At December 31, 2013
(Dollars in thousands)	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family residential	$224,698	42.9%	$225,520	43.1%
Commercial	155,134	29.6	155,633	29.7
Home equity loans and lines of credit	55,720	10.6	56,836	10.9
Residential construction	9,997	1.9	8,952	1.7
Other construction and land	65,649	12.5	64,927	12.4
Commercial	8,213	1.6	8,285	1.6
Consumer	4,540	0.9	3,654	0.7

Total loans, gross	$523,951	100.0%	$523,807	100.0%

Less:
Deferred loan fees, net	(1,781)		(1,933)
Unamortized discounts	(2,133)		—

Total loans, net	$520,037		$521,874

Percentage of total assets	65.9%		66.5%

Other construction and land loans include residential acquisition and development loans, commercial undeveloped land and one- to four-family improved and unimproved lots. Commercial real estate includes non-residential owner occupied and non-owner occupied real estate, multi-family, and owner-occupied investment property. Commercial business loans include unsecured commercial loans and commercial loans secured by business assets.

Delinquent Loans. When a loan become 15 days past due, we contact the borrower to inquire as to why the loan is past due. When a loan become 30 days or more past due, we increase collection efforts to include all available forms of communication. Once a loan becomes 45 days past due, we generally issue a demand letter and further explore the reasons for non-repayment, discuss repayment options, and inspect the collateral. In the event the loan officer or collections staff has reason to believe restructuring will be mutually beneficial to the borrower and the Bank, the borrower will be referred to the Bank’s Loss Mitigation Manager to explore restructuring alternatives to foreclosure. Once the demand period has expired and it has been determined that restructuring is not a viable option, the Bank’s counsel is instructed to pursue foreclosure.

The accrual of interest on loans is discontinued at the time a loan becomes 90 days delinquent or when it becomes impaired, whichever occurs first, unless the loan is well secured and in the process of collection. All interest accrued but not collected for loans that are placed on nonaccrual is reversed. Interest payments received on nonaccrual loans are generally applied as a direct reduction to the principal outstanding until the loan is returned to accrual status. Interest payments received on nonaccrual loans may be recognized as income on a cash basis if recovery of the remaining principal is reasonably assured. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Interest payments applied to principal while the loan was on nonaccrual may be recognized in income over the remaining life of the loan after the loan is returned to accrual status.

If a loan is modified in a TDR, the loan is generally placed on non-accrual until there is a period of satisfactory payment performance by the borrower (either immediately before or after the restructuring), generally six consecutive months, and the ultimate collectability of all amounts contractually due is not in doubt.

The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated. We have no loans past due 90 days or more that are still accruing interest.

	Delinquent loans
(Dollars in thousands)	30-59 Days Amount	60-89 Days Amount	90 Days and over (Non-accrual) Amount	Total Amount
At March 31, 2014
Real estate loans:
One-to four-family residential	$6,034	$—	$3,072	$9,106
Commercial	5,004	—	536	5,540
Home equity loans and lines of credit	1,001	50	109	1,160
Residential construction	—	—	—	—
Other construction and land	2,408	—	810	3,218
Commercial	32	—	—	32
Consumer	76	—	—	76

Total loans	$14,555	$50	$4,527	$19,132

% of total loans, net	2.80%	0.01%	0.87%	3.68%

At December 31, 2013
Real estate loans:
One-to four-family residential	$5,539	$669	$2,587	$8,795
Commercial	4,746	53	722	5,521
Home equity loans and lines of credit	313	29	350	692
Residential construction	120	—	—	120
Other construction and land	499	185	970	1,654
Commercial	—	35	—	35
Consumer	18	9	—	27

Total loans	$11,235	$980	$4,629	$16,844

% of total loans, net	2.15%	0.19%	0.89%	3.23%

Delinquent loans increased $2.3 million, or 13.6%, to $19.1 million at March 31, 2014 from $16.8 million at December 31, 2013. As noted in the tables above, the greatest increase was in the “Other construction and land” category which increased, in part, due to the delayed renewal of a $1.1 million matured land loan, which was subsequently renewed.

The following table presents interest income lost on non-accrual loans for the periods indicated.

	For the three months ended
	March 31,
(Dollars in thousands)	2014	2013
Gross interest income	$110	$283
Interest income recognized	32	24

Interest income foregone	$78	$259

Non-performing Assets. Non-performing loans include loans past due 90 days and over and on non-accrual status, impaired loans (some of which may be contractually current), and TDR loans that have not yet established a satisfactory period of payment performance (some of which may be contractually current). Non-performing assets include non-accrual loans and REO. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

(Dollars in thousands)	At March 31, 2014	At December 31, 2013
Non-accrual loans:
Real estate loans:
One- to four-family residential	$2,548	$2,794
Commercial	4,391	10,212
Home equity loans and lines of credit	131	350
Other construction and land	1,926	2,068
Commercial	18	190
Consumer	1	13

Total non-performing loans	$9,015	$15,627

REO:
One- to four-family residential	1,001	1,076
Commercial	2,381	2,988
Residential construction	—	210
Other construction and land	5,366	6,232

Total foreclosed real estate	8,748	10,506

Total non-performing assets	$17,763	$26,133

Troubled debt restructurings still accruing	$21,487	$23,015

Ratios:
Non-performing loans to total loans	1.73%	2.99%
Non-performing assets to total assets	2.25	3.33

Non-performing loans improved significantly, decreasing $6.6 million, or 42.3%, to $9.0 million at March 31, 2014 from $15.6 million at December 31, 2013. The largest decrease in the non-performing classification was in commercial loans which declined $5.8 million, or 57.0%, due in part to $3.6 million of loans being returned to accrual status upon demonstrating adequate cash flows to service the underlying debt. Foreclosed real estate decreased $1.8 million, or 16.7%, to $8.7 million at March 31, 2014 from $10.5 million at December 31, 2013 as disposals and write-downs of $2.4 million exceeded additions of $0.6 million. The decreases in non-performing assets reflect the overall improving economy in our primary market area which has resulted in fewer foreclosures and stabilized collateral values.

Troubled Debt Restructurings (TDRs). In situations where, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession that we would not otherwise consider, for other than an insignificant period of time, the related loan is classified as a TDR. We strive to identify borrowers in financial difficulty early in order that we may work with them to modify their loans before they reach nonaccrual status. Modified terms generally include extensions of maturity dates at a stated interest rate lower than the current market rate for a new loan with similar risk characteristics, reductions in contractual interest rates, periods of interest-only payments, and principal deferments. While unusual, there may be instances of forgiveness of loan principal. We individually evaluate all substandard loans that experienced a modification of terms to determine if a TDR has occurred.

All TDRs are considered to be impaired loans and are reported as such for the remaining life of the loan, unless the restructuring agreement specifies an interest rate equal to or greater than the rate that would be accepted at the time of the restructuring for a new loan with comparable risk and the ultimate collectability of all amounts contractually due is not in doubt.

The following table presents our TDRs as of the dates indicated.

(Dollars in thousands)	At March 31, 2014	At December 31, 2013
TDRs still accruing interest:	$21,487	$23,015
TDRs not accruing interest:	2,139	1,975

Total TDRs	$23,626	$24,990

As noted in the above table, the majority of our borrowers with restructured loans have been able to comply with the revised payment terms for at least six consecutive months, resulting in their respective loans being restored to accrual status.

The following table presents details of TDRs made in each of the periods indicated:

Three months ended March 31,	Modification Type	Number of TDR Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
			(Dollars in thousands)
2014	Interest rate concessions	2	$241	$191
	Extended payment terms	6	756	632

	Total	8	$997	$823

2013	Interest rate concessions	2	$215	$152
	Extended payment terms	—	—	—

	Total	2	$215	$152

Classification of Loans. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality including “substandard,” “doubtful”, or “loss.” An asset is considered “substandard” if it displays an identifiable weakness without appropriate mitigating factors where there is the distinct possibility that we will sustain some loss if deficiencies are not corrected. “Substandard” loans may include some deterioration in repayment capacity and/or loan-to-value of underlying collateral. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that collection in full is highly questionable or improbable. Assets classified as “loss” are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are designated as “special mention.”

We maintain an allowance for loan losses at an amount estimated to equal all credit losses incurred in our loan portfolio that are both probable and reasonable to estimate at the balance sheet date. We review our asset portfolio no less frequently than quarterly to determine whether any assets require classification in accordance with the applicable regulatory guidelines.

The following table sets forth amounts of classified and criticized loans at the dates indicated. As indicated in the table, loans classified as “doubtful” or “loss” are charged off immediately.

(Dollars in thousands)	At March 31, 2014	At December 31, 2013
Classified loans:
Substandard	$40,226	$47,019
Doubtful	—	—
Loss	—	—

Total classified loans	40,226	47,019
As a % of Total Loans	7.74%	9.01%
Special mention	39,178	37,670

Total criticized loans	$79,404	$84,689
As a % of total loans	15.27%	16.23%

As indicated in the above table, total classified loans decreased $6.8 million, or 14.4%, to $40.2 million at March 31, 2014 from $47.0 million at December 31, 2013. Total criticized loans decreased $5.3 million, or 6.2%, to $79.4 million at March 31, 2014 from $84.7 million at December 31, 2013. These reductions reflect an improving economy and an increasing number of criticized loans being paid off or upgraded as a consequence of improvements in our borrowers’ cash flows and stabilized collateral values.

Allowance for Loan Losses. The allowance for loan losses reflects our estimates of probable losses inherent in our loan portfolio at the balance sheet date. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of our loans in light of historical experience, the nature and volume of our loan portfolio, adverse situations that may affect our borrowers’ abilities to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The methodology for determining the allowance for loan losses has two main components: the evaluation of individual loans for impairment and the evaluation of certain groups of homogeneous loans with similar risk characteristics.

A loan is considered impaired when it is probable that we will be unable to collect all principal and interest payments due according to the original contractual terms of the loan. We individually evaluate all loans classified as “substandard” or nonaccrual. If the impaired loan is considered collateral dependent, a charge-off is taken based upon the appraised value of the property (less an estimate of selling costs if foreclosure is anticipated). If the impaired loan is not collateral dependent, a specific reserve is established based upon an estimate of the future discounted cash flows after consideration of modifications and the likelihood of future default and prepayment.

The allowance for homogenous loans consists of a base loss reserve and a qualitative reserve. The base loss reserve utilizes a weighted average loss rate for the last 16 quarters, with the most recent four quarters weighted more heavily than the least recent four quarters. The loss rates for the base loss reserve are segmented into 13 loan categories and contain loss rates ranging from approximately 1% to 14%.

The qualitative reserve adjusts the weighted average loss rates utilized in the base loss reserve for trends in the following internal and external factors:

•	non-accrual and classified loans;

•	collateral values;

•	loan concentrations; and

•	economic conditions—including unemployment rates, building permits, and a regional economic index.

Qualitative reserve adjustment factors range from -10 basis points for a favorable trend to +30 basis points for a highly unfavorable trend. These factors are subject to adjustment as economic conditions change.

The following table sets forth activity in our allowance for loan losses at the dates and for the periods indicated.

	At or for the three months ended March 31,
(Dollars in thousands)	2014	2013
Balance at beginning of period	$14,251	$14,874

Charge-offs:
Real Estate:
One- to four-family residential	430	356
Commercial	1,794	319
Home equity loans and lines of credit	143	329
Residential construction	—	128
Other construction and land	343	257
Commercial	—	13
Consumer	45	88

Total charge-offs	$2,755	$1,490

Recoveries:
Real Estate:
One- to four-family residential	2	84
Commercial	285	—
Home equity loans and lines of credit	16	5
Residential construction	—	—
Other construction and land	78	4
Commercial	4	9
Consumer	70	229

Total recoveries	455	331

Net charge-offs	2,300	1,159
Provision for loan losses	5	719

Balance at end of period	$11,956	$14,434

Ratios:
Net charge-offs to average loans outstanding (annualized)	1.74%	0.84%
Allowance to non-performing loans at period end	132.62	87.13
Allowance to total loans at period end	2.30	2.65

Net charge-offs for the quarter ended March 31, 2014 increased $1.1 million from the corresponding period in the prior year due primarily to the charge-off of $1.7 million on our largest lending relationship. This expected loss was previously reserved for at December 31, 2013, resulting in no impact on the provision for loan losses during the first quarter of 2014. Based on the remaining amount and profile of specific reserves, we do not expect this level of charge-offs to continue for the remainder of 2014. Net charge-offs during the quarter ended March 31, 2014 resulted in a decrease in the allowance for loan losses to total loans to 2.30% at March 31, 2014 from 2.73% at December 31, 2013. Despite this decrease, our coverage ratio of non-performing loans improved to 132.6% at March 31, 2014 from 87.13% at March 31, 2013.

Allocation of Allowance for Loan Losses. The following table provides details of the allowance for loan losses allocated by loan category at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At March 31, 2014		At December 31, 2013
(Dollars in thousands)	Allowance	% of Loans to Total Loans	Allowance	% of Loans to Total Loans
Real estate loans:
One- to four-family residential	$3,265	42.9%	$3,693	43.1%
Commercial	2,851	29.6	4,360	29.7
Home equity loans and lines of credit	1,453	10.6	1,580	10.9
Residential construction	501	1.9	501	1.7
Other construction and land	3,256	12.5	3,516	12.4
Commercial business	340	1.6	336	1.6
Consumer	290	0.9	265	0.7

Total	$11,956	100.0%	$14,251	100.0%

We compute our allowance either through a specific allowance to individually impaired loans or through a general allowance applied to homogeneous loans by loan type. The above allocation represents the allocation of the allowance by loan type regardless of specific or general calculations. The largest allocation proportionate to outstanding loan balances has been made to other construction and land loans and commercial real estate loans, as a result of the elevated risk in those categories of loans.

Impaired Loans. The following table shows recorded loan balances, unpaid principal balances, partial charge-offs, and specific allowances for impaired loans as of the dates indicated. The table also shows the sum of the specific allowances and partial charge-offs expressed as a percentage of the unpaid principal balance.

(Dollars in thousands)		Recorded Balance	Unpaid principal Balance	Partial Charge- offs	Specific Allowance	Specific Allowance and Partial Charge-offs to Unpaid Principal Balance
March 31, 2014	Loans without a valuation allowance	$21,572	$25,461	$3,889	$—	15.3%
	Loans with a valuation allowance	11,179	11,179	—	1,259	11.3

	Total	$32,751	$36,640	$3,889	$1,259	14.1%

December 31, 2013	Loans without a valuation allowance	$19,282	$21,783	$2,501	$—	11.5%
	Loans with a valuation allowance	20,788	20,788	—	4,068	19.6

	Total	$40,070	$42,571	$2,501	$4,068	15.4%

As indicated in the above table, during the period presented, we have consistently maintained approximately 15% of impaired loans in a reserve, either through a direct charge-off or in a specific reserve included as part of the allowance for loan losses. The balance in impaired loans has declined from December 31, 2013 through March 31, 2014, in part, due to the determination that several commercial real estate loans were no longer impaired as a result of establishing satisfactory cash flows and payment performance.

Real Estate Owned (REO). The table below summarizes the balances and activity in REO at the dates and for the periods indicated.

(Dollars in thousands)	March 31, 2014	December 31, 2013
One- to four-family residential	$1,001	$1,076
Residential construction	—	210
Commercial real estate	2,381	2,988
Other construction and land	5,366	6,232

Total	$8,748	$10,506

	Three Months Ended March 31,
(Dollars in thousands)	2014	2013
Balance, beginning of period	$10,506	$19,755
Additions	614	1,929
Disposals	(1,749)	(2,644)
Writedowns	(635)	(600)
Other	12	43

Balance, end of period	$8,748	$18,483

REO decreased $1.8 million, or 16.7%, to $8.7 million at March 31, 2014 from $10.5 million at December 31, 2013, and decreased $9.7 million, or 52.7%, during the period from March 31, 2013 to March 31, 2014. As noted in the table above, disposals and write-downs of $2.4 million outpaced new additions of $0.6 million during the first quarter of 2014, as we liquidated several commercial properties. This decrease in REO continues the positive trend beginning during the quarter ended March 31, 2013, when disposals and write-downs of $3.2 million exceeded additions of $1.9 million.

Investment Securities. Our investment securities portfolio is classified as both “available-for-sale” and “held-to-maturity”. Available-for-sale securities are carried at fair value, and held-to-maturity securities are carried at amortized cost. The following table shows the amortized cost and fair value for our available-for-sale investment portfolio at the dates indicated.

	At March 31, 2014		At December 31, 2013
(Dollars in thousands)	Amortized Cost	Fair value	Amortized Cost	Fair value
Investment securities available-for-sale:
U.S. Government and agency securities:
U.S. Government and agency obligations	$3,553	$3,499	$3,557	$3,492
U.S. Government structured agency obligations	19,420	18,820	19,420	18,407
Municipal obligations	22,384	21,855	26,963	25,602
Mortgage-backed securities:
U.S. Government agency	90,400	88,451	88,818	86,224
SBA securities	18,603	18,477	18,472	18,162
Collateralized mortgage obligations	2,918	2,865	3,141	3,029
Mutual funds	580	570	576	568

Total securities available-for-sale	$157,858	$154,537	$160,947	$155,484

Available-for-sale investment securities decreased $0.9 million, or 0.6%, to $154.5 million at March 31, 2014 from $155.5 million at December 31, 2013. The decrease is primarily due to the reclassification of $4.4 million of municipal securities from available-for-sale to held-to-maturity in the first quarter 2014.

The following table shows the amortized cost and fair value for our held-to-maturity investment portfolio as of the dates indicated:

	At March 31, 2014		At December 31, 2013
(Dollars in thousands)	Amortized Cost	Fair value	Amortized Cost	Fair value
Investment securities held-to-maturity:
U.S. Government and agency securities:
U.S. Government structured agency obligations	$21,039	$21,050	$20,988	$20,098
Municipal Obligations	4,399	4,408	—	—

Total securities held-to-maturity	$25,438	$25,458	$20,988	$20,098

Held-to-maturity investment securities increased $4.5 million, or 21.2%, to $25.4 million at March 31, 2014 from $21.0 million at December 31, 2013, principally as a result of the reclassification of certain municipal securities from available-for-sale to held-to-maturity as mentioned above. The reclassification will remain in effect until the investments are called or mature. We reclassified these securities to minimize the impact of future changes in interest rates on accumulated other comprehensive income (loss). The difference between the book values and fair values at the date of the transfer will continue to be reported in a separate component of accumulated other comprehensive income, and will be amortized into income over the remaining life of the security as an adjustment of yield in a manner consistent with the amortization of a premium. Concurrently, the revised book values of the transferred securities (represented by the market value on the date of transfer) are being amortized back to their par values over the remaining life of the securities as an adjustment of yield in a manner consistent with the amortization of a discount.

The following table summarizes unrealized losses on investment securities as of the dates indicated.

	Less Than 12 Months			More Than 12 Months			Total
(Dollars in thousands)	# Securities	Fair Value	Unrealized Losses	# Securities	Fair Value	Unrealized Losses	# Securities	Fair Value	Unrealized Losses
March 31, 2014	78	$106,047	$2,756	21	$21,993	1,447	99	$128,040	$4,203
December 31, 2013	101	$135,054	5,832	13	$12,335	1,209	114	$147,389	$7,041

As indicated in the above table, the number and dollar amount of securities with an unrealized loss decreased between March 31, 2014 and December 31, 2013. This improvement in bond prices is consistent with the decrease in the 10 year U. S. Treasury yield from 3.04% at December 31, 2013 to 2.73% at March 31, 2014. In addition, credit spreads became tighter across the curve for non-treasury bonds as supply was limited and demand was strong. We regularly review our investment portfolio for “other than temporary impairment,” or OTTI, and concluded that no OTTI existed during the three months ended March 31, 2014 and the year ended December 31, 2013. In addition, we do not intend to sell these securities, nor is it more likely than not that we would be required to sell these securities before their anticipated collection dates.

We closely monitor the financial condition of the issuers of our municipal securities, as these securities carry the greatest risk of a potential OTTI in our portfolio. Our municipal securities portfolio consists of approximately 64.1% of general obligation bonds and 35.9% of revenue bonds. At March 31, 2014 and December 31, 2013, all municipal securities were performing. The table below presents the ratings by either Standard and Poors or Moody’s of our municipal securities as of the dates indicated.

	At March 31, 2014		At December 31, 2013
(Dollars in thousands)	Number of Securities	Fair Value	Number of Securities	Fair Value
A or better	51	$24,004	51	$23,663
Baa1	1	517	1	492
BBB+	1	415	1	387
Not Rated	3	1,327	2	1,060

Total	56	$26,263	55	$25,602

Investment Portfolio Maturities and Yields. The composition and maturities of the available-for-sale investment securities portfolio at March 31, 2014 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. Municipal securities yields have been adjusted for a 34% federal tax rate. None of the securities in our available-for-sale securities portfolio are due in one year or less.

	More than one Year Through five years		More than five years Through ten years		More than ten years		Total securities
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
US Government and agency:
Agency Securities	$3,553	1.20%	$—	—%	$—	—%	$3,553	$3,499	1.20%
Structured Obligations	—	—	14,500	1.59	4,920	1.80	19,420	18,820	1.65
Municipal tax exempt (1)	—	—	591	6.20%	4,336	6.41%	4,927	5,090	6.38
Municipal taxable	1,074	2.04	3,274	2.56	13,109	3.15	17,457	16,765	2.97
Mortgage-backed securities:
Agency	—	—	30,109	1.94	60,291	2.47	90,400	88,451	2.29
SBA	1,007	0.80	6,027	2.00	11,569	2.35	18,603	18,477	2.15
CMO	—	—	72	3.73	2,846	1.95	2,918	2,865	2.00
Mutual Fund	—	—	—	—	580	3.02	580	570	3.02

Total securities available-for-sale	$5,634	1.29%	$54,573	1.94%	$97,651	2.68%	$157,858	$154,537	2.37%

(1)	Municipal obligations are shown at a Federal 34% tax equivalent yield

The composition and maturities of the held-to-maturity securities portfolio at March 31, 2014 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

	More than ten years		Total securities
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
US Government and agency:
Structured Obligations	$21,039	3.97%	$21,039	$21,050	3.97%
Municipals (1)	4,399	5.94	4,399	4,408	5.94

Total securities held-to-maturity	$25,438	4.31%	$25,438	$25,458	4.31%

(1)	Municipal obligations are shown at a Federal 34% tax equivalent yield

FHLB Stock. Our stock in the FHLB of Atlanta decreased $0.2 million, or 7.7%, to $2.5 million March 31, 2014, from $2.7 million at December 31, 2013. The amount of FHLB stock required to be owned by the Bank is determined by the amount of FHLB advances outstanding.

Bank Owned Life Insurance (BOLI). These policies are recorded at fair value based on cash surrender values provided by a third party administrator. The assets of the separate account BOLI are invested in the PIMCO Mortgage-backed Securities Account, which is composed primarily of U.S. Treasury and U.S. Government agency sponsored mortgage-backed securities with a rating of Aaa and repurchase agreements with a rating of P-1.

The following table summarizes the composition of BOLI as of the dates indicated:

(Dollars in thousands)	At March 31, 2014	At December 31, 2013
Separate	$12,035	$11,983
General	7,243	7,188
Hybrid	796	790

Total BOLI	$20,074	$19,961

Real Estate Held for Investment. Real estate held for investment was $2.6 million at March 31, 2014 compared to $2.5 million at December 31, 2013. The only property held in this category is a vacation resort acquired through foreclosure in August, 2012. The resort is being operated by a potential purchaser, under a written lease agreement with an option to purchase.

Net Deferred Tax Assets. Deferred income tax assets and liabilities are determined using the asset and liability method and are reported net in the Consolidated Balance Sheets. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities and recognizes enacted changes in tax rate and laws. When deferred tax assets are recognized, they are subject to a valuation allowance based on management’s judgment as to whether realization is more likely than not. In determining the need for a valuation allowance, we considered the following sources of taxable income:

•	future reversals of existing taxable temporary differences;

•	future taxable income exclusive of reversing temporary differences and carry forwards;

•	taxable income in prior carryback years; and

•	tax planning strategies that would, if necessary, be implemented

As a result of the analysis above, we concluded that a valuation allowance of $20.8 million and $22.6 million was necessary as of March 31, 2014 and December 31, 2013, respectively. The recorded balance of deferred tax assets at March 31, 2014 and December 31, 2013 represents the amount of tax planning strategies available to the Company. The tax planning strategies utilized include converting tax free municipal income to taxable income, the intention and ability to hold securities with an unrealized loss, and the ability to create taxable gains on certain insurance policies. During the quarter ended March 31, 2014, the amount of available tax planning strategies available to us decreased, resulting in a reduction of the net deferred tax asset of $0.3 million.

Deposits. The following table presents average deposits by category, percentage of total average deposits and average rates for the periods indicated.

	For the three months ended March 31, 2014			For the year ended December 31, 2013
(Dollars in thousands)	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
Deposit type:
Savings accounts	$25,833	3.8%	0.14%	$25,625	3.8%	0.14%
Time deposits	313,344	46.0	1.24	312,675	45.8	1.45
Brokered CDs	10,692	1.6	3.73	16,065	2.4	3.62
Money market accounts	182,964	26.8	0.56	181,558	26.6	0.62
Interest-bearing demand accounts	78,294	11.5	0.15	77,689	11.4	0.17
Noninterest-bearing demand accounts	70,686	10.4	—	68,519	10.0	—

Total deposits	$681,813	100.0%	0.79%	$682,131	100.0%	0.85%

As indicated in the above table, average deposit balances decreased approximately $0.3 million, or 0.05%, during the quarter ended March 31, 2014 when compared to the average balance during the year ended December 31, 2013. The decrease was primarily a result of a decrease in average brokered certificates of deposit accounts which decreased $5.3 million, or 33.4%, due to the payoff of a $10.1 million brokered certificate of deposit with a rate of 3.45% in June 2013. The Memorandum of Understanding does not permit the Bank to accept or renew brokered certificates of deposit.

The following table presents details of the applicable interest rates on our certificates of deposit at the dates indicated. The decrease in higher cost certificates of deposit is due to a combination of existing brokered certificates of deposit maturing without renewal, and the re-pricing of retail certificates at lower rates.

(Dollars in thousands)	At March 31, 2014	At December 31, 2013
Interest Rate:
Less than 2.00%	$255,698	$250,373
2.00% to 3.99%	70,641	72,491
4.00% to 5.99%	—	493

Total	$326,339	$323,357

The following table presents contractual maturities for certificates of deposit in amounts equal to or greater than $100 thousand.

(Dollars in thousands)	At March 31, 2014
Three months or less	$18,025
Over three months through six months	18,376
Over six months through one year	15,854
Over one year to three years	55,470
Over three years	32,973

Total	$140,698

Borrowings. We have traditionally maintained a balance of borrowings from the FHLB of Atlanta using a combination of fixed borrowings and fixed borrowings convertible to variable rates at the option of the FHLB. From time to time, we also borrow overnight funds from the FHLB of Atlanta, but had no overnight borrowings outstanding at March 31, 2014 and December 31, 2013. FHLB advances are secured by qualifying one- to four-family permanent and commercial loans, by mortgage-backed securities, and by a blanket collateral agreement with the FHLB of Atlanta. As of March 31, 2014, we had $57.1 million of availability to borrow from the FHLB of Atlanta.

The following table sets forth information concerning balances and interest rates on our FHLB advances at the dates and for the periods indicated.

(Dollars in thousands)	March 31, 2014	December 31, 2013
Balance at end of period	$40,000	$40,000
Average balance during period	40,006	26,031
Maximum outstanding at any month end	40,000	40,000
Weighted average interest rate at end of period	1.74%	1.74%
Weighted average interest rate during period	1.76	2.58

At March 31, 2014 and December 31, 2013, the Bank maintained a line of credit with the Federal Reserve Bank (FRB) discount window of approximately $56 million and $57 million, respectively. For the three months ending March 31, 2014, and the year ending December 31, 2013, the Bank had no outstanding borrowings with the FRB.

Junior Subordinated Notes. We had $14.4 million in junior subordinated notes outstanding at March 31, 2014 and December 31, 2013 payable to an unconsolidated subsidiary. These notes accrue interest at 2.80% above the 90-day LIBOR, adjusted quarterly. The effective interest rate was 3.05% at March 31, 2014 and December 31, 2013. Because of the dividend restrictions in the Memorandum of Understanding, and in the earlier Consent Order, we have been deferring payment of dividends for 14 consecutive quarters. At March 31, 2014, we have deferred payments of interest on the notes in the aggregate amount of $1.7 million.

Deferred compensation and post-employment benefits. Deferred compensation and post-employment benefits declined $0.2 million, or 1.8%, to $10.0 million at March 31, 2014 from $10.2 million at December 31, 2013. The decrease is a result of ongoing payments. All plans are frozen and no new participants may be added.

Equity. Total equity increased by $4.2 million or 12.9%, to $36.7 million at March 31, 2014, from $32.5 million at December 31, 2013. This increase was a result of a $2.1 million increase in other comprehensive income related to an improvement in net unrealized holding gains and losses on securities available for sale and $2.1 million of net income.

Balance Sheet Analysis: December 31, 2013 and December 31, 2012

Total assets increased $14.7 million, or 1.9%, to $784.6 million at December 31, 2013, from $769.9 million at December 31, 2012. The increase was primarily a result of the Bank borrowing an additional $15.0 million in FHLB advances and experiencing $9.1 million of deposit growth during 2013. This additional funding was largely invested in additional cash and cash equivalents which increased $9.0 million, or 35.3%, and additional investment securities which increased $45.4 million, or 34.6%, during 2013. Decreases in net loans, which declined $38.9 million, or 6.9%, and REO, which declined $9.2 million, or 46.8%, also contributed to the increase in cash and investable assets.

Total liabilities increased by $24.4 million, or 3.4%, to $752.0 million at December 31, 2013, from $727.6 million at December 31, 2012, driven largely by an increase in deposits and FHLB advances. Total deposits increased by $9.1 million due primarily to an increase of $10.5 million, or 17.7% in non-interest bearing deposits. Interest-bearing deposits, excluding brokered deposits, increased by $10.3 million, or 1.7%. Interest bearing brokered deposits, decreased by $11.7 million, or 50.4%. FHLB advances increased by 60.0% to $40.0 million at December 31, 2013, from $25.0 million at December 31, 2012. The $15.0 million increase in FHLB advances had a blended weighted interest rate of 0.62%, and terms of 18 months to three years. This longer-term, low-cost funding was secured in order to mitigate our interest rate risk in anticipation of rising rates in the future.

Total equity declined by $9.8 million, or 23.1%, to $32.5 million at December 31, 2013, from $42.3 million at December 31, 2012. This decrease was primarily the result of a decrease of $9.4 million in accumulated other comprehensive income due to an increase in net unrealized losses on securities available-for-sale and an increase in the deferred tax valuation allowance for unrealized losses on securities available for sale. A net loss of $0.4 million also contributed to the decline in total equity.

Cash and Cash Equivalents. Total cash and cash equivalents increased $9.0 million, or 35.3%, to $34.3 million at December 31, 2013, from $25.4 million at December 31, 2012. The majority of this increase was due to an increase in interest-earning deposits with the FRB and FHLB, which increased $8.0 million, or 46.7%, to $25.2 million at December 31, 2013 from $17.2 million at December 31, 2012. The increase in cash and cash equivalents during 2013 was, in part, the result of the our decision to increase our liquidity in order to improve our interest rate risk position in advance of an expected rising interest rate environment.

Loans. The following table presents our loan portfolio composition and the corresponding percentage of total loans as of the dates indicated. Other construction and land loans include residential acquisition and development loans, commercial undeveloped land and one- to four-family improved and unimproved lots. Commercial real estate includes non-residential owner occupied and non-owner occupied real estate, multi-family, and owner-occupied investment property. Commercial business loans include unsecured commercial loans and commercial loans secured by business assets.

	At December 31,
	2013		2012		2011		2010		2009
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family residential	$225,520	43.1%	$227,726	40.5%	$231,564	37.5%	$254,160	35.4%	$244,830	31.6%
Commercial	155,633	29.7	173,529	30.8	180,820	29.3	201,219	28.0	197,006	25.4
Home equity loans and lines of credit	56,836	10.9	62,090	11.0	68,952	11.2	75,322	10.5	90,219	11.7
Residential construction	8,952	1.7	10,309	1.8	9,325	1.5	15,552	2.2	28,559	3.7
Other construction and land	64,927	12.4	76,788	13.6	112,926	18.3	151,894	21.2	190,983	24.7
Commercial	8,285	1.6	9,771	1.8	10,943	1.7	15,395	2.1	16,545	2.1
Consumer	3,654	0.7	2,676	0.5	3,051	0.5	4,288	0.6	6,242	0.8

Total loans, gross	$523,807	100.0%	$562,889	100.0%	$617,581	100.0%	$717,830	100.0%	$774,384	100.0%

Less: Net deferred loan fees	1,933		2,165		2,032		2,326		2,646

Total loans, net	$521,874		$560,724		$615,549		$715,504		$771,738

Percentage of total assets	66.5%		72.8%		70.4%		70.0%		71.6%

In mid-2007, as economic conditions began to deteriorate, management recognized the need to reduce the Bank’s concentration in higher risk loans, especially other construction and land development loans. The Bank subsequently reduced its concentration in other construction and land loans to 12.4% of total loans at December 31, 2013, from 24.7% of total loans at December 31, 2009. Reductions have been achieved through payoffs of maturing loans, fewer loan originations, and foreclosure of non-performing loans.

Net loans as a percentage of total assets declined from a high of 71.6% at December 31, 2009, to 66.5% at December 31, 2013. This decline has been due to a number of factors including: (i) management’s desire to decrease the loan portfolio due to capital limitations; (ii) weak market conditions and soft loan demand from qualified borrowers and; (iii) an increased rate of foreclosures and charge-offs. During 2013, net loans declined by $38.9 million, or 6.9%, to $521.9 million at December 31, 2013 from $560.7 million at December 31, 2012. Although some stabilization in collateral prices has been experienced in our primary market area, loan demand across all categories of lending remains below pre-2008 levels.

The following tables present loans by contractual maturity along with corresponding weighted average rates by category as of December 31, 2013.

	One- to four-family residential real estate		Commercial real estate		Home equity loans and lines of credit		One- to four-family Residential Construction
(Dollars in thousands)	Amount	Weighted Average rate	Amount	Weighted Average rate	Amount	Weighted Average rate	Amount	Weighted Average rate
Due During the Twelve Months Ending December 31,
2014	$3,623	6.05%	$19,853	5.42%	$388	5.09%	$625	4.55%
2015	4,270	5.55	13,503	5.18	337	6.18	587	4.00
2016	2,940	5.71	9,124	5.07	1,109	5.26	206	5.50
2017 to 2018	4,439	5.14	14,305	5.62	11,563	5.67	500	5.88
2019 to 2023	8,412	5.03	23,645	4.85	33,819	5.42	103	7.00
2024 to 2028	44,387	4.08	19,458	5.05	9,605	4.81	591	5.74
2029 and beyond	157,449	4.44	55,745	4.79	15	4.25	6,340	4.03

Total	$225,520	4.48%	$155,633	5.04%	$56,836	5.37%	$8,952	4.35%

	Other construction and land		Commercial		Consumer		Total
(Dollars in thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Due During the Twelve Months Ending December 31,
2014	$12,942	4.64%	$1,921	5.58%	$949	4.70%	$40,301	5.19%
2015	4,581	5.12	766	5.64	313	7.03	24,357	5.26
2016	10,006	4.32	876	5.25	612	6.71	24,873	4.90
2017 to 2018	5,458	4.61	1,812	5.78	432	5.71	38,509	5.45
2019 to 2023	8,533	5.66	2,822	4.80	745	4.91	78,079	5.21
2024 to 2028	7,420	6.06	0	—	81	7.95	81,542	4.59
2029 and beyond	15,987	5.64	88	17.54	522	14.20	236,146	4.62

Total	$64,927	5.14%	$8,285	5.46%	$3,654	6.90%	$523,807	4.86%

Longer term one- to four-family residential, construction, commercial real estate, and home equity loans and lines of credit typically carry interest rates which adjust to U.S. Treasury indices or The Wall Street Journal Prime Rate. Longer term one- to-four family residential construction loans represent construction-permanent loans which, upon completion of the construction phase, become one- to four-family residential real estate loans.

The following table presents loans with predetermined interest rates and adjustable interest rates due after December 31, 2014.

	Due after December 31, 2014
(Dollars in thousands)	Fixed	Adjustable	Total
Real estate loans:
One-to four-family residential	$89,753	$132,144	$221,897
Commercial	44,598	91,182	135,780
Home equity loans and lines of credit	6,955	49,493	56,448
Residential construction	2,174	6,153	8,327
Other construction and land	16,135	35,850	51,985
Commercial	2,317	4,047	6,364
Consumer	2,355	350	2,705

Total loans	$164,287	$319,219	$483,506

As of December 31, 2013, our largest lending relationship was with a real estate investor, located in our primary market area. As of December 31, 2013, the borrower had 25 separate loans, with an aggregate principal loan balance of $9.8 million. Although the borrower was current with payments on the loans, its cash flows and reserves had deteriorated and as a consequence the entire lending relationship was classified as impaired at December 31, 2013. All of the borrower’s loans were placed on nonaccrual and total reserves of $2.3 million were established.

The next nine largest lending relationships accounted for over 73 loans and had an aggregate principal loan balance of $42.6 million as of December 31, 2013. All of these next nine largest lending relationships, which had loan balances ranging from $0.7 million to $6.4 million, were performing and were not classified or impaired as of December 31, 2013.

Delinquent Loans. When a loan become 15 days past due, we contact the borrower to inquire as to why the loan is past due. When a loan become 30 days or more past due, we increase collection efforts to include all available forms of communication. Once a loan becomes 45 days past due, we generally issue a demand letter and further explore the reasons for non-repayment, discuss repayment options, and inspect the collateral. In the event the loan officer or collections staff has reason to believe restructuring will be mutually beneficial to the borrower and the Bank, the borrower will be referred to the Bank’s Loss Mitigation Manager to explore restructuring alternatives to foreclosure. Once the demand period has expired and it has been determined that restructuring is not a viable option, the Bank’s counsel is instructed to pursue foreclosure.

The accrual of interest on loans is discontinued at the time a loan becomes 90 days delinquent or when it becomes impaired, whichever occurs first, unless the loan is well secured and in the process of collection. All interest accrued but not collected for loans that are placed on nonaccrual is reversed. Interest payments received on nonaccrual loans are generally applied as a direct reduction to the principal outstanding until the loan is returned to accrual status. Interest payments received on nonaccrual loans may be recognized as income on a cash basis if recovery of the remaining principal is reasonably assured. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Interest payments applied to principal while the loan was on nonaccrual may be recognized in income over the remaining life of the loan after the loan is returned to accrual status.

If a loan is modified in a TDR, the loan is generally placed on non-accrual until there is a period of satisfactory payment performance by the borrower (either immediately before or after the restructuring), generally six consecutive months, and the ultimate collectability of all amounts contractually due is not in doubt.

The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated. We have no loans past due 90 days or more that are still accruing interest.

	Delinquent loans
(Dollars in thousands)	30-59 Days Amount	60-89 Days Amount	90 Days and over (Non-Accrual) Amount	Total Amount
Real estate loans:
One-to four-family residential	$5,539	$669	$2,587	$8,795
Commercial	4,746	53	722	5,521
Home equity loans and lines of credit	313	29	350	692
One- to four-family residential construction	120	—	—	120
Other construction and land	499	185	970	1,654
Commercial	—	35	—	35
Consumer	18	9	—	27

Total loans	$11,235	$980	$4,629	$16,844

% of total loans, net	2.15%	0.19%	0.89%	3.23%

At December 31, 2012
Real estate loans:
One-to four-family residential	$5,903	$1,510	$4,018	$11,431
Commercial	7,178	1,783	2,372	11,333
Home equity loans and lines of credit	359	576	785	1,720
One- to four-family residential construction	—	302	194	496
Other construction and land	1,141	136	6,234	7,511
Commercial	55	—	12	67
Consumer	15	—	—	15

Total loans	$14,651	$4,307	$13,615	$32,573

% of total loans, net	2.61%	0.77%	2.43%	5.81%

At December 31, 2011
Real estate loans:
One-to four-family residential	$7,282	$699	$12,706	$20,687
Commercial	4,296	4,617	4,530	13,443
Home equity loans and lines of credit	803	349	1,826	2,978
One- to four-family residential construction	190	677	1,396	2,263
Other construction and land	2,459	2,914	10,360	15,733
Commercial	125	58	39	222
Consumer	36	—	37	73

Total loans	$15,191	$9,314	$30,894	$55,399

% of total loans, net	2.47%	1.51%	5.02%	9.00%

At December 31, 2010
Real estate loans:
One-to four-family residential	$1,590	$4,358	$17,525	$23,473
Commercial	3,460	3,719	4,906	12,085
Home equity loans and lines of credit	1,530	144	1,362	3,036
One- to four-family residential construction	475	—	1,777	2,252
Other construction and land	4,746	854	20,661	26,261
Commercial	60	125	957	1,142
Consumer	81	9	9	99

Total loans	$11,942	$9,209	$47,197	$68,348

% of total loans, net	1.67%	1.29%	6.60%	9.55%

At December 31, 2009
Real estate loans:
One-to four-family residential	$2,183	$2,481	$8,407	$13,071
Commercial	312	1,725	3,477	5,514
Home equity loans and lines of credit	2,011	455	1,960	4,426
One- to four-family residential construction	762	2,212	1,294	4,268
Other construction and land	526	5,113	4,289	9,928
Commercial	149	88	275	512
Consumer	189	14	22	225

Total loans	$6,132	$12,088	$19,724	$37,944

% of total loans, net	0.79%	1.57%	2.56%	4.92%

Total delinquencies as a percentage of net loans have decreased from a high of 9.55% at December 31, 2010 to 5.81% at December 31, 2012, and 3.23% at December 31, 2013, representing a decrease of 66.2% between December 31, 2010 and December 31, 2013. Loans past due 90 days and over and on non-accrual have experienced a similar decline, decreasing from a high of 6.60% at December 31, 2010, to 2.43% at December 31, 2012, and 0.89% at December 31, 2013, a decrease of 86.5% between December 31, 2010 and December 31, 2013. The decrease in delinquencies is consistent with the improving economic health of our primary market area.

The following table presents interest income lost on non-accrual loans for the periods indicated.

	For the years ended
	December 31,	December 31,	December 31,
(Dollars in thousands)	2013	2012	2011
Gross interest income	$247	$917	$2,317
Interest income recognized	32	170	376

Interest income foregone	$215	$747	$1,941

Non-performing Assets. Non-performing loans include loans past due 90 days and over and on non-accrual status, impaired loans (some of which may be contractually current), and TDR loans that have not yet established a satisfactory period of payment performance (some of which may be contractually current). Non-performing assets include non-accrual loans and REO. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At December 31,
(Dollars in thousands)	2013	2012	2011	2010	2009
Non-accrual loans:
Real estate loans:
One- to four-family residential	$2,794	$5,367	$15,985	$21,118	$8,450
Commercial (1)	10,212	4,664	8,015	9,338	4,445
Home equity loans and lines of credit	350	852	2,668	1,362	1,960
Residential construction	—	655	1,396	1,777	1,294
Other construction and land	2,068	6,176	13,405	25,822	4,922
Commercial	190	12	42	1,056	345
Consumer	13	1	38	9	22

Total non-performing loans	15,627	17,727	41,549	60,482	21,438

REO:
One- to four-family residential	1,076	3,779	4,807	4,727	6,061
Commercial	2,988	5,049	3,255	2,244	858
Residential construction	210	1,176	700	985	426
Other construction and land	6,232	9,751	8,068	13,555	15,484

Total foreclosed real estate	$10,506	$19,755	$16,830	$21,511	$22,829

Total non-performing assets	$26,133	$37,482	$58,379	$81,993	$44,267

Troubled debt restructurings still accruing	$23,015	$21,408	$17,624	$15,095	$22,263

Ratios:
Non-performing loans to total loans	2.99%	3.16%	6.75%	8.45%	2.78%
Non-performing assets to total assets	3.33	4.87	6.67	8.02	4.10

(1)	See the below description of the impairment of a $9.8 million loan relationship during 2013, which accounts for a significant portion of our non-performing commercial real estate loans as of December 31, 2013.

Total non-performing loans as a percentage of total loans decreased from a high of 8.45% at December 31, 2010, to 3.16% at December 31, 2012, and 2.99% at December 31, 2013, representing a decrease of 64.6% between December 31, 2010 and December 31, 2013. Similarly, total non-performing assets as a percentage of total assets decreased from a high of 8.02% at December 31, 2010, to 4.87% at December 31, 2012, and 3.33% at December 31, 2013, representing a decrease of 58.5% between December 31, 2010 and December 31, 2013. This decrease in non-performing loans and non-performing assets is due to a combination of the improving economy and the Bank’s aggressive resolution and disposal of non-performing loans and non-performing assets by means of restructure, foreclosure, deed in lieu of foreclosure and short sales for less than the amount of the indebtedness, in which cases the deficiency is charged-off.

Non-performing commercial real estate loans increased $5.5 million to $10.2 million at December 31, 2013, from $4.7 million at December 31, 2012. This increase was primarily related to the Bank reclassifying a $9.8 million loan relationship as impaired, and moving the loans to non-accrual status as of December 31, 2013. Although the borrower was current with its loan payments, its cash flows and reserves had deteriorated and as a consequence the entire lending relationship was classified as impaired at December 31, 2013. All of the borrower’s loans were placed on nonaccrual and total reserves of $2.3 million were established.

The next largest lending relationship placed on nonaccrual as of December 31, 2013, was a $0.7 million TDR loan secured by owner-occupied commercial real estate located in western North Carolina. This TDR loan has been performing since it was restructured, and consequently was returned to accrual status in January 2014, following six consecutive months of amortizing payments.

Troubled Debt Restructurings (TDRs). In situations where, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession that we would not otherwise consider, for other than an insignificant period of time, the related loan is classified as a TDR. We strive to identify borrowers in financial difficulty early in order that we may work with them to modify their loans before they reach nonaccrual status. Modified terms generally include extensions of maturity dates at a stated interest rate lower than the current market rate for a new loan with similar risk characteristics, reductions in contractual interest rates, periods of interest-only payments, and principal deferments. While unusual, there may be instances of forgiveness of loan principal. We individually evaluate all substandard loans that experienced a modification of terms to determine if a TDR has occurred.

All TDRs are considered to be impaired loans and are reported as such for the remaining life of the loan, unless the restructuring agreement specifies an interest rate equal to or greater than the rate that would be accepted at the time of the restructuring for a new loan with comparable risk and the ultimate collectability of all amounts contractually due is not in doubt.

The following table presents our TDRs as of the dates indicated.

	At December 31,
(Dollars in thousands)	2013	2012	2011
TDRs still accruing interest:	$23,015	$21,408	$17,624
TDRs not accruing interest:	1,975	5,450	11,855

Total TDRs	$24,990	$26,858	$29,479

As noted in the above table, the majority of our borrowers with restructured loans have been able to comply with the revised payment terms for at least six consecutive months, resulting in their respective loans being restored to accrual status. This pattern accounts for the increasing trend in accruing TDR loans and decreasing trend in non-accruing TDR loans, as noted in the above table.

The following table presents details of TDRs made in each of the years indicated.

Year Ended December 31,	Modification Type	Number of TDR Loans	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
			(Dollars in thousands)
2013	Interest rate concessions	7	$2,551	$2,150
	Extended payment terms	2	677	372

	Total	9	$3,228	$2,522

2012	Interest rate consessions	13	$7,401	$6,086
	Extended payment terms	2	929	684

	Total	15	$8,330	$6,770

2011	Interest rate concessions	16	$7,375	$6,325
	Extended payment terms	3	3,902	3,902

	Total	19	$11,277	$10,227

As indicated in the above table, both the number and the aggregate value of TDRs made during 2012 and 2013 have declined when compared against the previous year. These year-on-year reductions reflect improving economic conditions resulting in fewer borrowers requesting or requiring concessions.

Classification of Loans. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality including “substandard,” “doubtful”, or “loss.” An asset is considered “substandard” if it displays an identifiable weakness without appropriate mitigating factors where there is the distinct possibility that we will sustain some loss if deficiencies are not corrected. “Substandard” loans may include some deterioration in repayment capacity and/or loan-to-value of underlying collateral. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that collection in full is highly questionable or improbable. Assets classified as “loss” are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are designated as “special mention.”

We maintain an allowance for loan losses at an amount estimated to equal all credit losses incurred in our loan portfolio that are both probable and reasonable to estimate at the balance sheet date. We review our asset portfolio no less frequently than quarterly to determine whether any assets require classification in accordance with applicable regulatory guidelines.

The following table sets forth amounts of classified and criticized loans at the dates indicated. As indicated in the table, loans classified as “doubtful” or “loss” are charged off.

	At December 31,
(Dollars in Thousands)	2013	2012	2011	2010	2009
Classified loans:
Substandard	$47,019	$58,864	$86,170	$113,178	$92,685
Doubtful	—	—	—	—	—
Loss	—	—	—	—	—

Total classified loans	47,019	58,864	86,170	113,178	92,685
As a % of total loans	9.01%	10.50%	14.00%	15.82%	12.01%
Special mention	37,670	61,698	63,839	64,386	27,356

Total criticized loans	$84,689	$120,562	$150,009	$177,564	$120,041
As a % of total loans	16.23%	21.50%	24.37%	24.82%	15.55%

As indicated in the above table, total classified loans as a percentage of total loans decreased 35.6% between December 31, 2011, and December 31, 2013 and total criticized loans decreased 33.4% over the same period. These reductions reflect an improving economy and an increasing number of criticized loans being paid off or upgraded as a consequence of improvements in our borrowers’ cash flows and collateral values

Allowance for Loan Losses. The allowance for loan losses reflects our estimates of probable losses inherent in our loan portfolio at the balance sheet date. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of our loans in light of historical experience, the nature and volume of our loan portfolio, adverse situations that may affect our borrowers’ abilities to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The methodology for determining the allowance for loan losses has two main components: the evaluation of individual loans for impairment and the evaluation of certain groups of homogeneous loans with similar risk characteristics.

A loan is considered impaired when it is probable that we will be unable to collect all principal and interest payments due according to the original contractual terms of the loan. We individually evaluate all loans classified as “substandard” or nonaccrual. If the impaired loan is considered collateral dependent, a charge-off is taken based upon the appraised value of the property (less an estimate of selling costs if foreclosure is anticipated). If the impaired loan is not collateral dependent, a specific reserve is established based upon an estimate of the future discounted cash flows after consideration of modifications and the likelihood of future default and prepayment.

The allowance for homogenous loans consists of a base loss reserve and a qualitative reserve. The base loss reserve utilizes a weighted average loss rate for the last 16 quarters, with the most recent four quarters weighted more heavily than the least recent four quarters. The loss rates for the base loss reserve are segmented into 13 loan categories and contain loss rates ranging from approximately 1% to 14%.

The qualitative reserve adjusts the weighted average loss rates utilized in the base loss reserve for trends in the following internal and external factors:

•	non-accrual and classified loans;

•	collateral values;

•	loan concentrations; and

•	economic conditions—including unemployment rates, building permits, and a regional economic index.

Qualitative reserve adjustment factors range from -10 basis points for a favorable trend to +30 basis points for a highly unfavorable trend. These factors are subject to adjustment as economic conditions change.

The following table sets forth activity in our allowance for loan losses at the dates and for the periods indicated.

	At or for the years ended December 31,
( Dollars in thousands)	2013	2012	2011	2010	2009
Balance at beginning of period	$14,874	$16,710	$17,195	$17,772	$13,167

Charge-offs:
Real Estate:
One- to four-family residential	1,283	2,511	6,140	3,218	3,057
Commercial	2,209	1,850	4,202	1,503	360
Home equity loans and lines of credit	760	1,617	2,557	3,473	2,479
Residential construction	193	391	1,043	2,044	2,942
Other construction and land	1,512	4,151	12,417	9,646	9,751
Commercial	17	295	1,199	582	478
Consumer	675	821	1,288	268	294

Total charge-offs	6,649	11,636	28,846	20,734	19,361

Recoveries:
Real Estate:
One- to four-family residential	433	479	540	153	198
Commercial	125	249	484	48	11
Home equity loans and lines of credit	22	107	513	251	22
Residential construction	111	51	88	153	853
Other construction and land	539	642	2,251	525	943
Commercial	31	124	103	65	19
Consumer	407	270	266	36	69

Total recoveries	1,668	1,922	4,245	1,231	2,115

Net charge-offs	4,981	9,714	24,601	19,503	17,246
Provision for loan losses	4,358	7,878	24,116	18,926	21,851

Balance at end of period	$14,251	$14,874	$16,710	$17,195	$17,772

Ratios:
Net charge-offs to average loans outstanding	0.93%	1.66%	3.67%	2.61%	2.17%
Allowance to non-performing loans at period end	91.19	83.91	40.22	28.43	82.9
Allowance to total loans at period end	2.73	2.65	2.71	2.4	2.3
Years of charge-offs in allowance for loan losses	2.86	1.53	0.68	0.88	1.03

As indicated in the above table, our net charge-offs to average loans have declined from a high of 3.67% for the year ended December 31, 2011, to 1.66% and 0.93% for the years ended December 31, 2012 and 2013, respectively, representing a decrease of 74.7% between December 31, 2011 and December 31, 2013. At the same time, we have been cautious about reducing the level of our allowance for loan loss prematurely and have avoided taking a negative provision. This decision has allowed our nonperforming loan coverage ratio to rise from a low 28.43% at December 31, 2010 to 83.91% at December 31, 2012 and 91.19% at December 31, 2013, representing a 220.8% increase between December 31, 2010 and December 31, 2013. Our allowance for loan losses to total loans at December 31, 2013 totaled 2.73%, which represents a reserve of approximately 2.86 years. This compares favorably to December 31, 2011, when our allowance approximated only 0.68 years of charge-offs.

We have restructured some of our loans using an “A/B” note process. Using this process, the “B” note is charged off, and the remaining “A” note may be returned to performing status if the borrower demonstrates its ability to repay by timely paying at least six consecutive months of amortizing payments. Through December 31, 2013, we have restructured 11 notes with resulting “B” notes totaling $1.6 million being charged off. These “A” notes are included in our TDRs and only one in the amount of $0.7 million was still in nonaccrual status as of December 31, 2013.

Allocation of Allowance for Loan Losses. The following table provides details of the allowance for loan losses allocated by loan category at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2013		2012		2011		2010		2009
(Dollars in thousands)	Allowance	% of Loans to Total Loans	Allowance	% of Loans to Total Loans	Allowance	% of Loans to Total Loans	Allowance	% of Loans to Total Loans	Allowance	% of Loans to Total Loans
Real estate loans:
One- to four-family residential	$3,693	43.1%	$4,620	40.5%	$4,571	37.5%	$4,097	35.4%	$3,820	31.6%
Commercial	4,360	29.7	2,973	30.8	4,338	29.3	4,206	28.0	3,146	25.4
Home equity loans and lines of credit	1,580	10.9	2,002	11.0	1,562	11.2	1,428	10.5	2,392	11.7
Residential construction	501	1.7	429	1.8	397	1.5	540	2.2	878	3.7
Other construction and land	3,516	12.4	4,059	13.6	5,456	18.3	6,638	21.2	6,603	24.7
Commercial business	336	1.6	379	1.8	300	1.7	236	2.1	823	2.1
Consumer	265	0.7	412	0.5	86	0.5	50	0.6	110	0.8

Total	$14,251	100.0%	$14,874	100.0%	$16,710	100.0%	$17,195	100.0%	$17,772	100.0%

We compute our allowance either through a specific allowance to individually impaired loans or through a general allowance applied to homogeneous loans by loan type. The above allocation represents the allocation of the allowance by loan type regardless of specific or general calculations. The largest allocation proportionate to outstanding loan balances has been made to other construction and land loans and commercial real estate loans, as a result of the elevated risk in that category of loans.

Impaired Loans. The following table shows recorded loan balances, unpaid principal balances, partial charge-offs, and specific allowances for impaired loans as of the dates indicated. The table also shows the sum of the specific allowances and partial charge-offs expressed as a percentage of the unpaid principal balance.

(Dollars in thousands)		Recorded Balance	Unpaid Principal Balance	Partial Charge- Offs	Specific Allowance	% of Specific Allowance & Partial Charge-off to Unpaid Principal Balance
2013	Loans without a valuation allowance	$19,282	$21,783	$2,501	$—	11.5%
	Loans with a valuation allowance	20,788	20,788	—	4,068	19.6

	Total	$40,070	$42,571	$2,501	$4,068	15.4%

2012	Loans without a valuation allowance	$16,091	$17,999	$1,908	$—	10.6%
	Loans with a valuation allowance	18,645	19,220	575	3,386	20.6

	Total	$34,736	$37,219	$2,483	$3,386	15.8%

2011	Loans without a valuation allowance	$18,466	$24,922	$6,456	$—	25.9%
	Loans with a valuation allowance	14,073	14,167	94	2,549	18.7

	Total	$32,539	$39,089	$6,550	$2,549	23.3%

As indicated in the above table, during the period presented, we have consistently maintained between 15.4% and 23.3% of impaired loans in a reserve, either through a direct charge-off or in a specific reserve included as part of the allowance for loan losses. The balance in impaired loans has grown from December 31, 2011, through December 31, 2013, in part because of the inclusion of TDRs, which are accounted for as impaired loans for the remainder of the life of such loan.

Real Estate Owned (REO). The table below summarizes the balances and activity in REO at the dates and for the periods indicated.

	For the years ended December 31,
(Dollars in thousands)	2013	2012	2011
One- to four-family residential	$1,076	$3,779	$4,807
Residential construction	210	1,176	700
Commercial real estate	2,988	5,049	3,255
Other construction and land	6,232	9,751	8,068

Total	$10,506	$19,755	$16,830

Balance, beginning of year	$19,755	$16,830	$21,511
Additions	8,651	21,295	20,610
Disposals	(11,262)	(16,433)	(21,551)
Writedowns	(4,093)	(2,089)	(6,042)
Other	(2,545)	152	2,302

Balance, end of year	$10,506	$19,755	$16,830

As indicated in the above table, the balance in REO has decreased by 37.6%, or $6.3 million, from a balance of $16.8 million at December 31, 2011 to a balance of $10.5 million at December 31, 2013. This decrease reflects a significant reduction in the amount of additional REO in 2013 as compared to 2012 and 2011, REO disposals in 2013 exceeding the amount of additions for the same period, and aggregate write-downs of $12.2 million over the three-year period.

As of December 31, 2013, our REO with the highest balance ($1.2 million) consisted of approximately 14 acres of commercial land with frontage on US Highway 441 in Franklin, NC. The land is located in close proximity to our corporate office. The current book balance is net of a $0.6 million sale of approximately eight acres in September 2013. The property was acquired in September 2009 and most recently valued in November 2013 and is being actively marketed through a local real estate broker.

Investment Securities. Our investment securities portfolio is classified as both “available-for-sale” and “held-to-maturity”. Available-for-sale securities are carried at fair value; whereas held-to-maturity investment securities are carried at amortized cost. The following table shows the amortized cost and fair value for our available for sale investment portfolio at the dates indicated.

	At December 31,
	2013		2012		2011
(Dollars in thousands)	Amortized Cost	Fair value	Amortized Cost	Fair value	Amortized Cost	Fair value
Investment securities available-for-sale:
U.S. Government and agency securities:
U.S. Government and agency obligations	$3,557	$3,492	$7,760	$7,758	$28,231	$28,271
U.S. Government structured agency obligations	19,420	18,407	22,018	21,983	28,010	28,087
Municipal obligations	26,963	25,602	18,515	18,943	35,070	36,772
Mortgage-backed securities:
U.S. Government agency	88,818	86,224	70,314	71,796	86,246	88,504
SBA securities	18,472	18,162	7,071	7,421	3,039	3,338
Collateralized mortgage obligations	3,141	3,029	2,535	2,605	5,174	5,218
Mutual Funds	576	568	564	585	543	560

Total securities available-for-sale	$160,947	$155,484	$128,777	$131,091	$186,313	$190,750

Available-for-sale investment securities increased $24.4 million, or 18.6%, to $155.5 million at December 31, 2013, from $131.1 million at December 31, 2012, primarily as a result of a decline in the demand for loans by qualified borrowers, combined with an increase in deposit balances and FHLB advances during the year ended December 31, 2013.

The following table shows the amortized cost and fair value for our held-to-maturity investment portfolio as of the most recent year end.

	At December 31,
	2013
(Dollars in thousands)	Amortized Cost	Fair value
Investment securities held-to-maturity:
U.S. Government and agency securities:
U.S. Government structured agency obligations	$20,988	$20,098

Total securities held-to-maturity	$20,988	$20,098

Held-to-maturity investment securities increased $21.0 million to $21.0 million at December 31, 2013 from $0.0 million at December 31, 2012, principally as a result of reclassification of U.S. Government structured agency obligations from available-for-sale to held-to-maturity. The reclassification will remain in effect until the investments are called or mature. We reclassified these securities to minimize the impact of future interest rates on accumulated other comprehensive income (loss). The difference between the book values and fair values at the date of the transfer will continue to be reported in a separate component of accumulated other comprehensive income, and will be amortized into income over the remaining life of the security as an adjustment of yield in a manner consistent with the amortization of a premium. Concurrently, the revised book values of the transferred securities (represented by the market value on the date of transfer) are being amortized back to their par values over the remaining life of the securities as an adjustment of yield in a manner consistent with the amortization of a discount.

The following table summarizes unrealized losses on investment securities as of the dates indicated.

	12 Months or Less			More Than 12 Months			Total
(Dollars in Thousands)	# Securities	Fair Value	Unrealized Losses	# Securities	Fair Value	Unrealized Losses	# Securities	Fair Value	Unrealized Losses
2013	101	$135,054	5,832	13	$12,335	$1,209	114	$147,389	$7,041
2012	31	$38,842	228	1	$461	$36	32	$39,303	$264
2011	9	$17,352	64	6	$3,739	$464	15	$21,091	$528

As indicated in the above table, the number and dollar amount of securities with an unrealized loss in both of the categories increased significantly between December 31, 2012 and December 31, 2013. We have concluded that this increase in unrealized losses is due entirely to an increase in interest rates. For example, five year U.S. Treasury yield increased from 0.72% at December 31, 2012, to 1.75% at December 31, 2013. Similarly, the 10 year U.S. Treasury yield increased from 1.78% to 3.04% over the same time period. We regularly review our investment portfolio for “other than temporary impairment”, or OTTI, and concluded that no OTTI existed during the years ended December 31, 2013, 2012 and 2011. In addition, we do not intend to sell these securities, nor is it more likely than not that we would be required to sell these securities before their anticipated collection dates.

We closely monitor the financial condition of the issuers of our municipal securities, as we consider these securities carry the greatest risk of a potential OTTI to our portfolio. Our municipal securities portfolio consists of approximately 63.5% of general obligation bonds and 36.5% of revenue bonds. At December 31, 2013, 2012 and 2011, all municipal securities were performing. The table below presents the ratings by either Standard and Poors or Moody’s as of the dates indicated.

	At December 31, 2013		At December 31, 2012
(Dollars in thousands)	Number of Securities	Fair Value	Number of Securities	Fair Value
AA- or better	51	$23,663	33	$17,368
Baa1	1	492	0	—
BBB+	1	387	1	461
Not Rated	2	1,060	2	1,114

Total	55	$25,602	36	$18,943

Investment Portfolio Maturities and Yields. The composition and maturities of the available-for-sale investment securities portfolio at December 31, 2013 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. Municipal securities yields have been adjusted for a 34% federal tax rate. None of the securities in our available-for-sale securities portfolio are due in one year or less.

	More than one year Through five years		More than five years Through ten years		More than ten years		Total securities
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
U.S. Government and agency securities:
Agency Securities	$3,557	1.20%	$—	—%	$—	—%	$3,557	$3,492	1.20%
Structured Obligations	—	—	14,500	1.59	4,920	1.80	19,420	18,407	1.65
Municipal tax exempt (1)	—	—	—	—	8,772	6.38	8,772	8,691	6.38
Municipal taxable	728	1.84	3,655	2.54	13,808	3.16	18,191	16,911	2.98
Mortgage-backed securities:
Agency	—	—	29,735	1.95	59,083	2.51	88,818	86,224	2.33
SBA	815	0.96	5,799	1.95	11,858	2.61	18,472	18,162	2.32
CMO	—	—	88	3.99	3,053	1.94	3,141	3,029	2.00
Mutual Fund	—	—	—	—	576	2.14	576	568	2.14

Total securities available-for-sale	$5,100	1.25%	$53,777	1.90%	$102,070	2.89%	$160,947	$155,484	2.51%

(1)	Municipal obligations are shown at a federal 34% tax equivalent yield

The composition and maturities of the held-to-maturity securities portfolio at December 31, 2013 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur.

	More than 10 years		Total securities
( Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
U.S. Government and agency:
Structured obligations	$20,988	3.95%	$20,988	$20,098	3.95%

FHLB Stock. Our stock in the FHLB of Atlanta increased $0.3 million, or 12.5%, to $2.7 million at December 31, 2013, from $2.4 million at December 31, 2012. The amount of FHLB stock required to be owned by the Bank is determined by the amount of FHLB advances outstanding. The increase in our FHLB stock holding was the result of higher FHLB borrowings outstanding which increased from $25.0 million at December 31, 2012 to $40.0 million at December 31, 2013.

Bank Owned Life Insurance (BOLI). These policies are recorded at fair value based on cash surrender values provided by a third party administrator. The assets of the separate account BOLI are invested in the PIMCO Mortgage-backed Securities Account which is composed primarily of U.S. Treasury and U.S. Government agency sponsored mortgage-backed securities with a rating of Aaa and repurchase agreements with a rating of P-1. BOLI increased $0.5 million to $20.0 million at December 31, 2013 from $19.5 million at December 31, 2012. The following table summarizes the composition of BOLI as of the dates indicated:

	At December 31,
(Dollars in thousands)	2013	2012
Separate	$11,983	$11,743
General	7,188	6,969
Hybrid	790	767

Total BOLI	$19,961	$19,479

Net Deferred Tax Assets. Deferred income tax assets and liabilities are determined using the asset and liability method and are reported net in the Consolidated Balance Sheets. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities and recognizes enacted changes in tax rate and laws. When deferred tax assets are recognized, they are subject to a valuation allowance based on management’s judgment as to whether realization is more likely than not. In determining the need for a valuation allowance, we considered the following sources of taxable income:

•	future reversals of existing taxable temporary differences;

•	future taxable income exclusive of reversing temporary differences and carry forwards;

•	taxable income in prior carryback years; and

•	tax planning strategies that would, if necessary, be implemented.

As a result of the analysis above, we concluded that a valuation allowance was necessary as of December 31, 2013 and 2012. The recorded balance of deferred tax assets at December 31, 2013 and 2012 of $4.2 million represents the amount of tax planning strategies available to us. The tax planning strategies utilized include converting tax free municipal income to taxable income, the intention and ability to hold securities with an unrealized loss, and the ability to create taxable gains on certain insurance policies.

Real Estate Held for Investment. Real estate held for investment increased by $2.5 million, to $2.5 million at December 31, 2013, from $0.0 million at December 31, 2012. The only property held in this category is a vacation resort acquired through foreclosure in August, 2012. The resort is being operated by a potential purchaser, under a written lease agreement with an option to purchase.

Our general policy is to actively market all REO with a view to promptly selling REO, and not hold REO for investment. When the resort was acquired, it was in need of significant repairs and ongoing maintenance. Also, we did not have the necessary expertise to operate the resort during what was expected to be a lengthy marketing period. Accordingly, in order to protect the value of the resort and mitigate any future loss upon the sale of the property, we entered into a lease with an experienced operator which provides for the ongoing repair and maintenance of the resort by the lessee, and also ensures that the resort continues to operate. The lease, which has a term of 51 months, provides for escalating rental payments. In addition, the lessee has agreed to make, and has made, substantial repairs and improvements to the property. The property was initially recorded at fair value as determined by an independent appraisal and is being depreciated over its estimated useful life of 30 years. We do not lease any other real estate acquired through foreclosure.

The following table summarizes the operations of the property for the period from the date of foreclosure through December 31, 2013:

(Dollars in thousands)	Summary of Operations Through December 31, 2013
Rental Income	$12
Depreciation	(11)
Property Taxes	(18)

Net Loss	$(17)

Deposits. The following table presents average deposits by category, percentage of total average deposits and average rates for the periods indicated.

	For the years ended December 31,
	2013			2012			2011
(Dollars in thousands)	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
Deposit type:
Savings accounts	$25,625	3.8%	0.14%	$25,208	3.6%	0.19%	$23,515	3.0%	0.62%
Time deposits	312,675	45.8	1.45	318,038	45.0	1.99	339,982	43.7	2.63
Brokered CDs	16,065	2.4	3.62	46,483	6.6	3.21	105,570	13.6	2.87
Money market accounts	181,558	26.6	0.62	187,692	26.6	0.74	188,256	24.2	1.04
Interest-bearing demand accounts	77,689	11.4	0.17	68,663	9.7	0.18	65,149	8.4	0.23
Noninterest-bearing demand accounts	68,519	10.0	—	60,663	8.6	—	54,859	7.1	—

Total deposits	$682,131	100.0%	0.85%	$706,747	100.0%	1.12%	$777,331	100.0%	1.44%

As indicated in the above table, average deposit balances decreased approximately $24.6 million, or 3.48%, during the year ended December 31, 2013, compared to the year ended December 31, 2012. The primary reason for the decline in average deposit balances, relates to the decline in brokered certificate of deposit accounts which decreased $30.4 million, or 65.4%, during the year ended December 31, 2013. Average demand accounts experienced an increase of $16.9 million, or 13.1%, to $146.2 million at December 31, 2013, from $129.3 million at December 31, 2012, as customer preferences changed.

The following table presents details of the applicable interest rates on our certificates of deposit at the dates indicated. The decrease in higher cost certificates of deposit is due to a combination of existing certificates of deposit maturing without renewal, and the re-pricing of retail certificates at lower rates. The Memorandum of Understanding does not permit the Bank to renew brokered certificates of deposit.

	At December 31,	At December 31,	At December 31,
(Dollars in thousands)	2013	2012	2011
Interest Rate:
Less than 2.00%	$250,373	$242,412	$227,093
2.00% to 3.99%	72,491	86,866	182,087
4.00% to 5.99%	493	701	6,153

Total	$323,357	$329,979	$415,333

The following table presents contractual maturities for certificates of deposit in amounts equal to or greater than $100 thousand.

(Dollars in thousands)	At December 31, 2013
Three months or less	$9,638
Over three months through six months	16,797
Over six months through one year	23,593
Over one year to three years	51,881
Over three years	33,750

Total	$135,659

Borrowings. We have traditionally maintained a balance of borrowings from the FHLB of Atlanta using a combination of fixed borrowings, and fixed borrowings convertible to variable rates at the option for the FHLB. From time to time, we also borrow overnight funds from the FHLB of Atlanta, but had no overnight borrowings outstanding at December 31, 2013. FHLB advances are secured by qualifying one- to four-family permanent and commercial loans, by mortgage-backed securities, and by a blanket collateral agreement with the FHLB of Atlanta. We currently have $53.4 million of excess availability to borrow from the FHLB of Atlanta. In April 2013, we restructured $25.0 million of FHLB advances with an average rate of 3.19% to $25.0 million with an average rate of 2.41%.

The following table details the composition of our FHLB borrowings between fixed and adjustable rate advances at December 31:

2013				2012
Balance	Type	Rate	Maturity	Balance	Type	Rate	Maturity
(Dollars in thousands)
$5,000	Fixed	0.37%	6/30/2015	$10,000	Fixed Convertible	2.13%	2/2/2015
5,000	Fixed	0.50	12/30/2015	15,000	Fixed	3.90	1/28/2019
5,000	Fixed	0.98	12/30/2016	—	—	—	—
10,000	Fixed	1.83	4/10/2019	—	—	—	—
15,000	Variable	2.80	4/10/2020	—	—	—	—

$40,000		1.74%		$25,000		3.19%

The following table sets forth information concerning balances and interest rates on our FHLB advances at the dates and for the periods indicated.

	At or for the years ended December 31,
(Dollars in thousands)	2013	2012	2011
Balance at end of period	$40,000	$25,000	$52,400
Average balance during period	26,031	38,098	77,419
Maximum outstanding at any month end	40,000	49,900	128,400
Weighted average interest rate at end of period	1.74%	3.19%	3.12%
Weighted average interest rate during period	2.58	3.25	3.74

FHLB advances increased $15.0 million, or 60.0%, to $40.0 million at December 31, 2013, from $25.0 million at December 31, 2012. The $15.0 million increase in advances had a blended weighted interest rate of 0.62% and terms of 18 months to three years. This additional funding was secured to longer term funding at relatively low cost in anticipation of rising interest rates in the future and to improve the Bank’s interest rate risk profile.

At December 31, 2013, the Bank maintained an approximately $57.5 million credit line with the FRB discount window. For the years ending December 31, 2013, 2012 and 2011 the Bank had no outstanding borrowings with the FRB.

Junior Subordinated Notes. We had $14.4 million in junior subordinated notes outstanding at December 31, 2013, and 2012, payable to an unconsolidated subsidiary. These notes accrue interest at 2.80% above the 90-day LIBOR, adjusted quarterly. The effective interest rate was 3.05% and 3.11% at December 31, 2013 and December 31, 2012, respectively.

Because of the dividend restrictions in the Memorandum of Understanding and in the earlier Consent Order, we have been deferring payment of dividends for 12 consecutive quarters. At December 31, 2013, we have deferred payments of interest on the notes in the aggregate amount of $1.6 million.

Deferred compensation and post-employment benefits. Deferred compensation and post-employment benefits declined $0.7 million or 6.4%, to $10.2 million at December 31, 2013 from $10.9 million at December 31, 2012. The decrease is a result of ongoing payments. All plans are frozen and no new participants may be added.

Equity. Total equity declined by $9.8 million, or 23.2%, to $32.5 million at December 31, 2013, from $42.3 million at December 31, 2012. This decrease was primarily the result of a decrease of $9.4 million in accumulated other comprehensive income due to an increase in net unrealized losses on securities available-for-sale and an increase in the deferred tax valuation allowance for unrealized losses on securities available for sale. A net loss of $0.4 million also contributed to the decline in total equity.

Comparison of Operating Results for the Three Months Ended March 31, 2014 and 2013.

General. Net income increased $1.3 million to $2.1 million, or 174.8%, for the three months ended March 31, 2014 compared to net income of $0.8 million for the three months ended March 31, 2013. This significant increase in net income was primarily due to increases in net interest income of $1.1 million and loan servicing income of $0.3 million, as well as a decrease in the provision for loan losses of $0.7 million. During the three months ended March 31, 2014, a troubled commercial participation loan was repaid in full, as a result of which we recognized approximately $0.9 million of deferred interest and discounts and realized a $0.3 million recovery to our provision for loan losses.

Net Interest Income. Net interest income before provision for loan losses increased by $1.1 million, or 19.2%, to $7.1 million during the quarter ended March 31, 2014 compared to $5.9 million during the quarter ended March 31, 2013. This improvement was the result of an improved tax equivalent net interest margin of 3.93% for the quarter ended March 31, 2014 compared to 3.39% for the same three month period during 2013. The improved margin was primarily the result of the favorable resolution of a troubled commercial participation loan, which resulted in the recognition of approximately $0.9 million of deferred interest and discounts.

The following table sets forth the average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets on a tax equivalent basis, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average tax equivalent yields and cost for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

		For the three months ended March 31
	At March 31, 2014	2014			2013
	Yield/Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans, including loans held for sale	5.10%	$526,859	$7,539	5.80%	$547,461	$6,917	5.12%
Loans, tax exempt (1)	4.88	1,979	26	5.33	1,775	28	6.40
Investments—taxable	2.28	176,206	980	2.26	139,733	691	2.01
Investment tax exempt (1)	6.46	7,405	141	7.72	8,770	140	6.47
FHLB stock	3.00	2,706	20	3.00	2,436	17	2.83
Other interest earning assets	23.77	1,160	68	23.77	1,457	44	12.25
Interest earning deposits	0.15	21,113	10	0.19	16,076	8	0.20

Total interest-earning assets	4.29%	$737,428	$8,784	4.83%	$717,708	$7,845	4.43%

Noninterest-earning assets		47,765			54,874

Total assets		$785,182			$772,582

Interest-bearing liabilities:
Savings accounts	0.14%	$25,833	9	0.14%	$24,971	9	0.15%
Certificates of deposit	1.34	324,036	1,053	1.32	331,686	1,177	1.44
Money market accounts	0.55	182,964	251	0.56	184,582	300	0.66
Interest bearing transaction accounts	0.14	78,294	28	0.15	73,077	30	0.17

Total interest bearing deposits	0.90	611,127	1,341	0.89	614,316	1,516	1.00
FHLB advances	1.80	40,006	174	1.76	25,478	200	3.18
Junior Subordinated Debentures	3.49	14,433	123	3.46	14,433	122	3.43

Total interest-bearing liabilities	1.01%	$665,566	$1,638	1.00%	$654,227	$1,838	1.14%

Noninterest-bearing deposits		70,686			62,670
Other non interest bearing liabilities		12,058			13,158

Total liabilities		$748,310			$730,055
Net worth		36,872			42,527

Total liabilities and net worth		$785,182			$772,582

Tax equivalent net interest income			$7,146			$6,007

Net interest-earning assets (2)		$71,862			$63,481

Average interest-earning assets to interest-bearing liabilities		1.11			1.10
Tax equivalent net interest rate spread (3)	3.28%			3.83%			3.29%
Tax equivalent net interest margin (4)	3.38%			3.93%			3.39%

(1)	Tax exempt loans and investments are calculated giving effect to a 34% federal tax rate.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Tax equivalent net interest rate spread represents the difference between the tax equivalent yield on average interest-earning assets and the cost of average interest-bearing liabilities
(4)	Tax equivalent net interest margin represents tax equivalent net interest income divided by average total interest-earning assets.

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	For the three months ended March 31, 2014 compared to the three months ended March 31, 2013 Increase (decrease) due to
(Dollars in thousands)	Volume	Rate	Total
Interest-earning assets:
Loans, including loans held for sale (1)	$(1,507)	$2,129	$622
Loans, tax exempt (2)	14	(16)	(2)
Investments—taxable	198	91	289
Investments—tax exempt (2)	(96)	97	1
Interest-earning deposits	3	(1)	2
Other interest earning assets	(53)	78	24
FHLB stock dividends	—	3	3

Total interest-earning assets	$(1,441)	$2,380	$939

Interest-bearing liabilities:
Savings accounts	$(1)	1	—
Certificates of deposit	27	97	124
Money market accounts	2	47	49
Interest bearing transaction accounts	(10)	12	2
FHLB advances	(391)	417	26
Junior subordinated debentures	0	(1)	(1)

Total interest-bearing liabilities	$(373)	$573	$200

Change in tax equivalent net interest income	$(1,814)	$2,953	$1,139

(1)	Non-accrual loans are included in the above analysis.
(2)	Interest income on tax exempt loans and investments are adjusted based on a 34% federal tax rate

Tax equivalent net interest income increased by $1.1 million, or 18.9%, to $7.1 million for the three months ended March 31, 2014, from $6.0 million for the three months ended March 31, 2013. As indicated in the table above, the increase resulted from additional interest earned of $3.0 million relating to an increase in rates that was partially offset by a decrease of $1.8 million due to reduced volume.

The increase in tax equivalent net interest income of $3.0 million due to rates was primarily due to the impact of higher average loan yields which increased to 5.80% in the quarter ended March 31, 2014 as compared to 5.12% in the three months ending March 31, 2013. This increase in loan yields reflects the impact of the aforementioned favorable resolution of a troubled commercial participation which contributed substantially all of the 68 basis point increase in loan yields. In addition, lower average rates on FHLB advances of 1.76% for the three months ended March 31, 2014 as compared to 3.18% for the same period in the prior fiscal year also contributed to the increase in net interest income. The lower average FHLB advance rates were due to a restructuring of the advances during 2013 that lengthened the maturities and lowered the rates.

The decrease in tax equivalent net interest income of $1.8 million due to volume was primarily due to the effect of lower average loan balances which decreased $20.4 million or 3.7%, to $528.8 million in the three months ended March 31, 2014 compared to $549.2 million in the three months ended March 31, 2013, and higher average FHLB advance balances which increased $14.5 million during the same period. This decrease was partially offset by a $36.5 million increase in average taxable investment balances. The overall negative impact of lower volumes resulted primarily from continued weak loan demand in our primary market area, and the related investment of excess liquidity in lower-yielding investment securities rather than loans.

Our tax-equivalent net interest rate spread increased by 54 basis points to 3.83% for the three months ended March 31, 2014 compared to 3.29% for the three months ended March 31, 2013, and our tax equivalent net interest margin also increased 54 basis points to 3.93% for the three months ended March 31, 2014, compared to 3.39% for the three months ended March 31, 2013. The primary cause of these marked increases was a 40 basis point increase in the yield on earning assets coupled with a 14 basis point reduction in the cost of liabilities, driven by lower deposit and advance rates and higher rates on loans and taxable investment securities.

Provision for Loan Losses. During the three months ended March 31, 2014, the provision for loan losses was $5 thousand compared to $0.7 million for the same period in the prior fiscal year. The decrease in the provision for loan losses was the result of an improvement in asset quality, a $0.3 million recovery realized from the favorable resolution of the aforementioned commercial participation loan, and the reduction of estimated specific reserves upon the receipt of actual appraisals.

Noninterest Income. The following table summarizes the components of noninterest income and the corresponding change between the three month periods ended March 31, 2014 and 2013:

	Three Months Ended March 31,
	2014	2013	Change
	(Dollars in thousands)
Servicing income (expense), net	$279	$(49)	$328
Mortgage banking	268	486	(218)
Gain on sale of investments	62	—	62
Other-than-temporary impairment	(76)	—	(76)
Overdraft fees	260	289	(29)
ATM and debit fees	250	224	26
BOLI	129	133	(4)
Other	236	317	(81)

			—
Total	$1,408	$1,400	$8

The increase in servicing income (expense), net of $0.3 million was primarily the result of an increase in the fair value of the corresponding mortgage servicing rights. The fair value of our mortgage servicing rights has risen in past quarters due to a decrease in expected prepayment speeds.

Mortgage banking declined $0.2 million, consistent with an industry-wide decrease in mortgage banking activity that was partially a result of lower refinance activity.

We also recorded an other than temporary impairment of $76 thousand on our private equity Community Reinvestment Act (CRA) investment during the quarter ended March 31, 2014. The impairment was recorded on the investments in a fund that is in its wind down stage.

Noninterest Expense. The following table summarizes the components of noninterest expense and the corresponding change between the three months ended March 31, 2014 and 2013:

	Three Months Ended March 31,
	2014	2013	Change
	(Dollars in thousands)
Compensation and employee benefits	$3,062	$2,906	$156
Net occupancy	640	642	(2)
Federal deposit insurance	438	422	16
Professional and advisory	198	70	128
Data processing	226	213	13
REO operations	217	354	(137)
REO valuation	635	600	35
Loss on sale of REO	(12)	(16)	4
Other	721	661	60

			—
Total noninterest expenses	$6,125	$5,852	$273

Compensation and employee benefits increased by $0.2 million, or 5.4%, to $3.1 million for the three months ended March 31, 2014 compared to $2.9 million for the three months ended March 31, 2013. This additional expense resulted from our determination to increase our number of full time equivalent employees to 184 at the end of March 31, 2014, as compared to 173 at the end of March 31, 2013, as we prepare for anticipated growth.

REO expenses decreased $0.1 million, or 38.7%, to $0.2 million for the three months ended March 31, 2014 compared to $0.3 million for the three months ended March 31, 2013. This reduction reflects the decrease in our level of REO as discussed previously.

Income Tax Expense. We recorded $0.3 million of income tax expense for the three months ended March 31, 2014, reflecting a reduction in the level of our allowable net deferred tax asset based on the available tax planning strategies. We continue to be in a net operating loss position for federal and state income tax purposes and do not have a current tax liability.

Comparison of Operating Results for the Fiscal Years Ended December 31, 2013 and 2012.

General. Our net income decreased $1.3 million, or 144.4%, to a net loss of $0.4 million for the year ended December 31, 2013, compared to net income of $0.9 million net income for the year ended December 31, 2012. Our loan loss provision declined $3.5 million, or 44.7%, for the year ended December 31, 2013, to $4.4 million from $7.9 million for the year ended December 31, 2012, and our mortgage banking income increased $1.4 million, or 140.0%, to $2.4 million for the year ended December 31, 2013 from $1.0 million for the year ended December 31, 2012. These positive trends, however, were offset by increased losses on REO, which includes property valuation write-downs and losses on sales, which increased $1.0 million, or 30.3%, to $4.3 million for the year ended December 31, 2013, from $3.3 million during the year ended December 31, 2012.

Net Interest Income. Net interest income is the difference between interest income earned on interest-earning assets less interest expense on interest-bearing liabilities. The following table sets forth average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average tax-equivalent yields and costs for the periods indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

	For the year ended December 31,
	2013			2012			2011
(Dollars in thousands)	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate	Average Outstanding Balance	Interest	Yield/Rate
Interest-earning assets:
Loans, including loans held for sale	$532,322	$27,164	5.10%	$584,485	$30,431	5.21%	$668,099	$34,008	5.09%
Loans, tax exempt (1)	1,766	101	5.71	1,730	127	7.36	1,937.00	150.48	7.74
Investments—taxable	161,593	3,447	2.13	140,851	2,930	2.08	149,992	3,736	2.49
Investments—tax exempt (1))	8,771	561	6.39	15,178	964	6.35	36,249	2,291	6.32
FHLB stock at cost	2,203	59	2.68	4,495	86	1.91	9,045	80	0.88
Other interest earning assets	1,897	179	9.44	1,334	176	13.19	1,400	127	9.07
Interest earning deposits	13,978	30	0.21	11,693	17	0.15	17,375	2	0.01

Total interest-earning assets	$722,530	$31,541	4.37%	$759,766	$34,731	4.57%	$884,097	$40,394	4.57%

Noninterest-earning assets	55,771			56,021			55,466

Total assets	$778,301			$815,787			$939,563

Interest-bearing liabilities:
Savings accounts	$25,625	36	0.14%	$25,208	49	0.19%	$23,515	145	0.62%
Certificates of deposit	328,740	4,534	1.38	364,521	6,314	1.73	445,552	8,953	2.01
Money market accounts	181,558	1,122	0.62	187,692	1,393	0.74	188,256	1,956	1.04
Interest bearing transaction accounts	77,689	134	0.17	68,663	127	0.18	65,149	150	0.23

Total interest bearing deposits	$613,612	$5,826	0.95	$646,084	$7,883	1.22	$722,472	$11,204	1.55
FHLB advances	26,031	672	2.58	38,098	1,238	3.25	77,419	2,899	3.74
Short term borrowings	3	0	0.22	3	0	0.39	8	0	0.24
Junior Subordinated Debentures	14,433	490	3.39	14,433	514	3.56	14,433	469	3.25

Total interest-bearing liabilities	$654,079	$6,988	1.07%	$698,618	$9,635	1.38%	$814,332	$14,572	1.79%

Noninterest-bearing deposits	68,519			60,663			54,859
Other non interest bearing liabilities	15,139			13,724			17,795

Total liabilities	737,737			773,005			886,986
Net worth	40,564			42,782			52,577

Total liabilities and net worth	$778,301			$815,787			$939,563

Tax equivalent net interest income		$24,553			$25,096			$25,822

Net interest-earning assets (2)	$68,451			$61,148			$69,765
Average interest-earning assets to interest-bearing liabilities	1.10			1.09			1.09
Tax equivalent net interest rate spread (3)			3.30%			3.19%			2.78%
Tax equivalent net interest margin (4)			3.40%			3.30%			2.92%

(1)	Tax exempt loans and municipals securities are calculated giving effect to a 34% federal tax rate.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Tax equivalent net interest rate spread represents the difference between the tax equivalent yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)	Tax equivalent net interest margin represents tax equivalent net interest income divided by average total interest-earning assets.

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	For the years ended December 31, 2013 vs. 2012			For the years ended December 31, 2012 vs. 2011
	Increase (decrease) due to		Total increase (Decrease)	Increase (decrease) due to		Total increase (Decrease)
(Dollars in thousands)	Volume	Rate		Volume	Rate
Interest-earning assets:
Loans, including loans held for sale (1)	$(2,642)	$(625)	(3,267)	$(4,359)	$782	$(3,577)
Loans, tax exempt (2)	3	(29)	(26)	(26)	3	(23)
Investments—taxable	444	73	517	(218)	(588)	(806)
Investments—tax exempt (2)	(409)	6	(403)	(1,338)	11	(1,327)
Interest-earning deposits	4	9	13	-1	16	15
Other interest earning assets	62	(59)	3	(6)	55	49
FHLB stock at cost	(54)	27	(27)	(54)	60	6

Total interest-earning assets	$(2,592)	$(598)	$(3,190)	$(6,002)	$339	$(5,663)

Interest-bearing liabilities:
Savings accounts	$(1)	$14	$13	$(10)	$106	$96
Certificates of deposit	581	1,199	1,780	1,495	1,144	2,639
Money market accounts	45	226	271	6	557	563
Interest bearing transaction accounts	(14)	7	(7)	(8)	31	23
FHLB advances	340	226	566	1,320	341	1,661
Short term borrowings	—	—	0	—	—	—
Junior subordinated debentures	—	24	24	—	(45)	(45)

Total interest-bearing liabilities	$951	$1,696	$2,646	$2,803	$2,134	$4,937

Change in net interest income	$(1,641)	$1,098	(543)	$(3,199)	$2,473	$(726)

(1)	Non-accrual loans are included in the above analysis.
(2)	Interest income on tax exempt loans and investments is adjusted based on a 34% federal tax rate

Tax equivalent net interest income decreased by $0.5 million, or 2.2%, to $24.6 million for the year ended December 31, 2013, from $25.1 million for the year ended December 31, 2012. As illustrated in the above table, the decrease reflects a reduction due to volume of $1.6 million, partially offset by an increase due to rates of $1.1 million.

The decrease of $1.6 million due to volume is primarily due to the effect of lower average loan balances which decreased $52.1 million in 2013 compared to 2012. This reduction was offset partially by lower levels of deposits and FHLB advances. The lower average loan balances are a result of several factors including high levels of loan payoffs, charge-offs, foreclosures and weak loan demand. The lower deposit balances are primarily a result of paying off higher cost brokered certificates of deposit.

The increase of $1.1 million due to rates is primarily due to the impact of lower average certificate of deposit rates which declined from 1.73% in 2012 to 1.38% in 2013 and lower rates on FHLB advances which declined from 3.25% in 2012 to 2.58% in 2013. The benefit of lower rates on certificates of deposit and FHLB advances was offset partially by lower rates on loans. As noted above, the lower certificate of deposit rates are a result of paying off higher cost brokered certificates of deposit balances. The lower rates on FHLB advances were the result of a $25 million restructuring of existing advances combined with several new advances at lower average rates.

Our tax-equivalent net interest rate spread increased by 11 basis points to 3.30% in 2013, compared to 3.19% in 2012, and our tax equivalent net interest margin increased 10 basis points to 3.40% in 2013, compared to 3.30% in 2012. The primary cause of these increases was a 31 basis point reduction in the cost of liabilities, driven by lower deposit and FHLB advance rates, which more than offset a 20 basis point decrease in asset yields, driven primarily by lower returns on loans.

Provision for Loan Losses. The provision for loan losses is the amount charged against earnings for the purpose of establishing an adequate allowance for loan losses. Our provision for loan losses decreased by $3.5 million, or 44.3%, to $4.4 million for the year ended December 31, 2013, from $7.9 million for the year ended December 31, 2012. The primary factor driving the decrease in the provision for loan losses was a $4.7 million decrease in net charge-offs to $5.0 million in 2013 from $9.7 million in 2012. The provision for loan losses as a percentage of net charge-offs totaled 87.5% and 81.1% for the years ended December 31, 2013 and 2012, respectively.

Noninterest Income. The following table summarizes the components of noninterest income and the corresponding change between the year ended December 31, 2013 and 2012:

(Dollars in thousands)	2013	2012	Change
Servicing income, net	$(126)	$(26)	$(100)
Mortgage banking	2,407	1,005	1,402
Gain on sale of investments	358	3,294	(2,936)
Overdraft fees	1,139	1,419	(280)
ATM and debit fees	1,009	967	42
BOLI	543	595	(52)
Other	1,059	960	99

Total	$6,389	$8,214	$(1,825)

The decline in noninterest income was primarily due to a decrease in gains from the sale of investments which declined $2.9 million in 2013 as compared to 2012. As a result of the rising interest rate environment during much of 2013, we were unable to realize the level of investment gains that we had realized in 2012. This decline was offset in part by an increase in mortgage banking of $1.4 million in 2013, as compared to 2012. This increase was a result of the historically low interest rates experienced during the summer of 2013 which led to a significant increase in refinance activity. Also adding to the increase in refinance activity was the availability of the House Affordable Refinance Program, or HARP, which permitted borrowers, that might not otherwise qualify, to refinance their mortgage loans.

Noninterest Expense. The following table summarizes the components of noninterest expense and the corresponding change between the years ended December 31, 2013 and 2012:

(Dollars in thousands)	2013	2012	Change
Compensation and employee benefits	$11,428	$10,057	$1,371
Net occupancy	2,507	2,373	134
Federal deposit insurance	1,700	1,652	48
Professional and advisory	547	1,000	(453)
Data processing	893	751	142
REO operations	1,356	2,156	(800)
REO valuation	4,093	2,089	2,004
Loss on sale of REO	163	1,203	(1,040)
Other	3,553	3,772	(219)

			—
Total noninterest expenses	$26,240	$25,053	$1,187

Compensation and employee benefits expense increased by $1.4 million, or 13.6%, to $11.4 million in 2013 as compared to 2012. This increase resulted primarily from an increase of $0.9 million in compensation expense and an increase of $0.3 million in commissions and referrals related mostly to our mortgage originations business. Our number of full-time equivalent employees also increased to 185 at the end of 2013, as compared to 169 at the end of 2012.

Losses incurred on the periodic valuation of REO properties increased $2.0 million in 2013 as compared to 2012. These losses result from ongoing appraisals on REO properties, which are obtained not less frequently than annually. Expenses are also incurred in maintaining REO properties. REO expenses decreased by $0.8 million, or 37.1%, falling to $1.4 million in 2013 compared to $2.2 million in 2012. This reduction was primarily due to there being fewer properties held in 2013 as compared to 2012. “Loss” on sale of REO declined $1.0 million in 2013 as compared to 2012, primarily as a result of some stabilization of real estate prices in our principal market area.

Professional and advisory expenses declined $0.5 million in 2013 as compared to 2012, primarily due to increased expenses in 2012 related to the Consent Order and the Written Agreement.

Income Tax Expense. We recorded a $0.5 million income tax expense in our income tax provision for the year ended December 31, 2013. This expense primarily represented a change in the valuation allowance for unrealized gains and losses on investment securities available for sale. The $1.0 million income tax benefit recorded for the year ended December 31, 2012 primarily represents a change in the level of tax planning strategies.

Management of Market Risk

General. One of the most significant forms of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Interest rate fluctuations affect earnings by changing net interest income and other interest –sensitive income and expense levels. Interest rate changes affect capital by changing the net present value of bank’s future cash flows, and the cash flows themselves as rates change. Accepting this risk is normal part of banking and can be an important source of profitability and shareholder value. However, excessive risk can threaten a bank’s earnings, capital, liquidity and solvency. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. The Bank Board has established an Asset/Liability Management Committee (“ALCO Committee”), which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board. Our ALCO Committee monitors and manages market risk through rate shock analyses, economic value of equity, or EVE, analyses and simulations in order to avoid unacceptable earnings and market value fluctuations due to changes in interest rates.

Mortgage-backed securities are the single largest group within our investment securities portfolio, representing 61.0% of all securities at March 31, 2014 and 60.9% of all securities at December 31, 2013. We sell our long-term fixed rate mortgages to the secondary markets, obtaining commitments to sell at locked-in interest rates prior to issuing a loan commitment. We expect to satisfy future funding requirements with retail deposits, including checking and savings accounts, money market accounts and certificates of deposit generated within our markets. If our excess funding needs exceed our deposits, we will utilize our excess funding capacity with the FHLB of Atlanta. Deposits, exclusive of brokered certificates of deposit, increased to $674.2 million at March 31, 2014 from $672.7 million at December 31, 2013, and $651.9 million at December 31, 2012. Our reliance on brokered deposits continued to decline to $10.5 million, or 1.5% of total deposits at March 31, 2014, from $11.5 million at December 31, 2013 and $23.2 million at December 31, 2012.

We have taken the following steps to reduce our interest rate risk:

•	increased our personal and business checking accounts and our money market accounts, which are less rate-sensitive than certificates of deposit and which provide us with a stable, low-cost source of funds;

•	limited the fixed rate period on all loans within our portfolio;

•	utilized our securities portfolio for positioning based on projected interest rate environments;

•	priced certificates of deposit to encourage customers to extend to longer terms; and

•	utilized FHLB advances for positioning.

We have not conducted hedging activities, such as engaging in futures, options or swap transactions. In addition, changes in interest rates can affect the fair values of our financial instruments.

Economic Value of Equity (EVE). EVE is the difference between the present value of an institution’s assets and liabilities (the institution’s EVE) that would change in the event of a range of assumed changes in market interest rates. EVE is used to monitor interest rate risk beyond the 12 month time horizon of rate shocks. The simulation model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of EVE. The model estimated the economic value of each type of asset, liability and off-balance sheet contract using the current interest rate yield curve with instantaneous increases or decreases of 100 to 400 basis points in 100 basis point increments. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. Given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in EVE. Modeling changes in EVE require making certain assumptions that may or may not reflect the manner in which actual yields and costs, or loan repayments and deposit decay, respond to changes in market interest rates. In this regard, the EVE information presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the EVE information provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Net Interest Income. In addition to an EVE analysis, we analyze the impact of changing rates on our net interest income. Using our balance sheet as of a given date, we analyze the repricing components of individual assets, and adjusting for changes in interest rates at 100 basis point increments, we analyze the impact on our net interest income. Changes to our net interest income are shown in the following table based on immediate changes to interest rates in 100 basis point increments.

The table below reflects the impact of an immediate increase in interest rates in 100 basis point increments on Net Interest Income (NII) and Economic Value of Equity (EVE).

	March 31, 2014		December 31, 2013		December 31, 2012
Change in Interest Rates (basis points)	% Change in Pretax Net Interest Income	% Change in Economic Value of Equity	% Change in Pretax Net Interest Income	% Change in Economic Value of Equity	% Change in Pretax Net Interest Income	% Change in Economic Value of Equity
(Dollars in thousands)
+400	9.7	(20.7)	10.5	(24.2)	12.4	(12.5)
+300	6.3	(17.6)	7.1	(21.1)	9.0	(10.7)
+200	3.4	(13.3)	3.9	(15.7)	5.7	(6.8)
+100	1.0	(7.9)	1.3	(9.1)	2.7	(2.6)
—	—	—	—	—	—	—
-100	(6.3)	3.1	(4.4)	5.1	(4.7)	(3.3)

The results from the rate shock analysis on NII and EVE are consistent with having an asset sensitive balance sheet. Having an asset sensitive balance sheet means more assets than liabilities will reprice during measured timeframes. The implications of an asset sensitive balance sheet will differ depending upon the change in market rates. For example, with an asset sensitive balance sheet in a declining interest rate environment, more assets than liabilities will decrease in interest rate. This situation could result in a decrease in NII and operating income. Conversely, with an asset sensitive balance sheet in a rising interest rate environment, more assets than liabilities will increase in rate. This situation could result in an increase in NII and operating income. As indicated in the table above, a 200 basis point increase in rates would result in a 3.4% increase in NII at March 31, 2014 compared to 3.9% increase at December 31, 2013. In addition, a 200 basis point increase in rates would result in a 13.3% decrease in EVE at March 31, 2014 as compared to a 15.7% decrease in EVE at December 31, 2013.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations. Our primary sources of funds consist of deposit inflows, loan repayments, advances from the FHLB of Atlanta, repurchase agreements and maturities, proceeds from the sale of loans originated for sale, principal repayments and the sale of available-for-sale securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our ALCO Committee, under the direction of our Chief Operating Officer, is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of March 31, 2014. We anticipate that we will maintain higher liquidity levels following the completion of this offering.

We regularly monitor and adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows and borrowing maturities, yields available on interest-earning deposits and securities, and the objectives of our asset/liability management program.

Excess liquid assets are generally invested in FHLB of Atlanta and FRB interest-earning deposits and investment securities and are also used to pay off short-term borrowings and brokered certificates of deposit.

Operating Activities. Our most liquid assets are cash and cash equivalents. The level of these assets is dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2014 and December 31, 2013, cash and cash equivalents are summarized as follows:

(Dollars in thousands)	March 31, 2014	December 31, 2013
FRB	$25,440	$23,306
FHLB of Atlanta	2,250	1,930
Non-interest bearing	7,284	9,080

	$34,974	$34,316

At March 31, 2014 and December 31, 2013, we had the following commitments to originate loans:

(Dollars in thousands)	March 31, 2014	December 31, 2013
Home equity and other lines	$78,903	$76,322
Consumer and other lines	2,549	2,548
Mortgage loans	1,877	771

	$83,329	$79,641

Certificates of deposit maturing within one year of March 31, 2014 and December 31, 2013 were $134.5 million and $134.6 million, respectively.

Depending on market conditions, we may be required to pay higher rates on our deposits or other borrowings than we currently pay on certificates of deposit maturing. Based on historical experience and current market interest rates, we anticipate that following their maturity we will retain a large portion of our retail certificates of deposit with maturities of one year or less as of March 31, 2014.

Investing Activities. Our primary investing activity is originating loans. During the three months ended March 31, 2014, we experienced a net increase in loans of $0.6 million; whereas during the years ended December 31, 2013, 2012 and 2011, we experienced a net decrease in loans of $28.0 million, $26.9 million, and $60.7 million, respectively. The significant drop in loan balances experienced between 2011 and 2013 was a result of decreased loan demand combined with a high level of charge-offs and foreclosures. During these same periods, the Bank acquired REO in satisfaction of loans of $0.6 million, $8.7 million, $21.3 million and $20.6 million, respectively. The Bank received sales proceeds, net of funds used to improve REO, of $1.4 million, $8.6 million, $11.9 million, and $12.3 million on subsequent REO sales, during these respective periods.

In addition to loans, we invest in securities that provide a source of liquidity, both through repayments and as collateral for borrowings. Our securities portfolio includes both callable securities (which allow the issuer to exercise call options) and mortgage-backed securities (which allow borrowers to prepay loans). Accordingly, a decline in interest rates would likely prompt issuers to exercise call options and borrowers to prepay higher-rate loans, so producing higher than otherwise scheduled cash flows. Maturities, principal repayments and calls exercised during the three months ended March 31, 2014 declined significantly to $3.5 million, compared to $21.1 million, $29.4 million and $27.8 million during the years ended December 31, 2013, 2012 and 2011, respectively, reflecting an increase in long term interest rates which reduced the level of prepayments and calls.

Financing Activities. Financing activities consist primarily of activity in deposit accounts and FHLB advances. We experienced a net increase (decrease) in deposits of $0.5 million, $9.1 million, ($75.4) million, and ($47.9) million for the three months ended March 31, 2014 and the years ended December 31, 2013, 2012 and 2011, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our competitors, and by our need to fund earning assets. The significant decrease in deposit levels experienced during 2011 and 2012 was due, in part, to a decline in the level of brokered deposits.

Liquidity management is both a daily and long-term function of management. If we require more funds than we are able to generate locally, we have borrowing agreements with the FHLB of Atlanta, which provide an additional source of funds. FHLB advances increased by $15.0 million for the year ended December 31, 2013 and decreased $27.4 million and $76.0 million for the years ended December 31, 2012 and 2011, respectively, as overall demand for loans declined and retail deposits increased. For the three months ended March 31, 2014 there was no change in the level of FHLB advances. At March 31, 2014 and December 31, 2013, we had $97.1 million and $93.4 million of collateral, respectively, in place at the FHLB, consisting of eligible loans. This provided available credit of $57.1 million and $53.4 million at March 31, 2014 and December 31, 2013, respectively. Securities can also be used as collateral, but as of March 31, 2014, no securities are being used as collateral for FHLB borrowings. We have $6.8 million in securities pledged to the FHLB as collateral for public deposits at March 31, 2014 and December 31, 2013. At March 31, 2014 and December 31, 2013, the Bank had $147.1 million and $148.1 million in unpledged securities, respectively.

Other than performing our annual funding line test, we have not used the FRB discount window since November, 2009. We had no FRB discount window borrowings outstanding at March 31, 2014, December 31, 2013 or 2012. At March 31, 2014 and December 31, 2013, we had an available line of credit with the FRB discount window of approximately $56.4 million and $57.0 million, respectively.

Capital. The Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based guidelines and framework under prompt corrective action provisions include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. Under the Memorandum of Understanding, and the earlier Consent Order, the Bank is required to maintain a Tier I leverage capital ratio of not less than 8% and a total risk-based capital ratio of not less than 11%. See “Supervision and Regulation—Memorandum of Understanding” on page 112, “Supervision and Regulation—Net Worth and Capital Adequacy Requirements Applicable to the Bank” on page 119.

The following table summarizes the required and actual capital ratios of the Bank as of the dates indicated:

	Actual		For Capital Adequacy Purposes		As required by the Memorandum of Understanding
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
At March 31, 2014:
Tier 1 Leverage Capital (to average assets)	$56,960	7.26%	$31,378	≥4%	$62,755	≥8%
Tier 1 Risk-based Capital (to risk-weighted assets)	56,960	11.07	20,584	≥4%	N/A	N/A
Total Risk-based Capital (to risk-weighted assets)	63,462	12.33	41,169	≥8%	56,607	≥11%

At December 31, 2013:
Tier 1 Leverage Capital (to average assets)	$54,775	7.02%	$31,190	≥4%	$62,380	≥8%
Tier 1 Risk-based Capital (to risk-weighted assets)	54,775	10.70	20,484	≥4%	N/A	N/A
Total Risk-based Capital (to risk-weighted assets)	61,274	11.97	40,968	≥8%	56,331	≥11%

At December 31, 2012:
Tier 1 Leverage Capital (to average assets)	$55,157	7.16%	$30,835	≥4%	$61,670	≥8%
Tier 1 Risk-based Capital (to risk-weighted assets)	55,157	10.22	21,594	≥4%	N/A	N/A
Total Risk-based Capital (to risk-weighted assets)	62,005	11.49	43,188	≥8%	59,384	≥11%

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. In addition, we enter into commitments to sell mortgage loans. For additional information, see Note 21. Commitments and Contingencies of the Notes to Consolidated Financial Statements included in this prospectus.

We are also required to periodically repurchase or reimburse Fannie Mae for representation and warranty losses incurred. These reimbursement losses have not been material, averaging approximately $0.1 million per year over the last eight years of loss history. We maintained a reserve of $0.3 million as of March 31, 2014 and December 31, 2013, which we believe is adequate to cover any future reimbursement losses. At March 31, 2014 and December 31, 2013, $244.5 million and $255.5 million, respectively, of sold loans were subject to repurchase obligations.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments.

The following tables summarize our significant fixed and determinable contractual obligations and other funding needs by payment date at March 31, 2014 and December 31, 2013. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments due by period At March 31, 2014
(Dollars in thousands) Contractual Obligations	One year or less	More than one year to three years	More than three years to five years	More than five years	Total
Deposits without a stated maturity (1)	$358,340	$—	$—	$—	$358,340
Certificates of Deposit (1)	134,535	131,875	52,909	7,020	326,339
Borrowings (1)	—	15,000	—	25,000	40,000
Junior subordinated debentures (1)	—	—	—	14,433	14,433
Operating leases	63	106	—	—	169
Private equity commitment	200	300	475	—	975
Deferred Compensation (1)	—	—	—	389	389
Non qualified compensation programs (1)	927	1,894	1,721	4,527	9,069

Total	$494,065	$149,175	$55,105	$51,369	$749,714

(1)	Excludes interest

	Payments due by period
	At December 31, 2013
(Dollars in thousands) Contractual Obligations	One year or less	More than one year to three years	More than three years to five years	More than five years	Total
Deposits without a stated maturity (1)	$360,869	$—	$—	$—	$360,869
Certificates of Deposit (1)	134,612	126,315	53,574	8,856	323,357
Borrowings (1)	—	15,000	—	25,000	40,000
Junior subordinated debentures (1)	—	—	—	14,433	14,433
Operating leases	79	120	—	—	199
Private equity commitment	200	300	525	—	1,025
Deferred compensation (1)	—	—	—	389	389
Non qualified compensation programs (1)	1,032	1,910	1,721	4,595	9,258

Total	$496,792	$143,645	$55,820	$53,273	$749,530

All borrowings referenced in the above table are FHLB advances. Operating lease amounts represent leases on branch offices in Saluda and Hendersonville, North Carolina. Non-qualified compensation programs are for existing plans for the benefit of our employees and directors. We expect that a substantial portion of the deposit balances noted in the table above will not be withdrawn.

Impact of the Patient Protection and Affordable Care Act (the “Affordable Care Act”)

We provide health insurance to our employees through an employee benefits trust sponsored by the North Carolina Bankers Association. The Trust has adopted and is in compliance with the affordability provisions of the Affordable Care Act. The impact of the Affordable Care Act on Bancorp has not been material and we do not expect any material impact in the future.

Impact of Inflation and Changing Prices

Our Consolidated Financial Statements and related notes have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

SUPERVISION AND REGULATION

Bank holding companies and state savings banks are extensively regulated under both federal and state law. Set forth below is a brief description of certain regulatory requirements that are or will be applicable to us. The description below is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on us. Supervision, regulation and examination by the bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders of banks and bank holding companies. Statutes and regulations which contain wide-ranging proposals for altering the structures, regulations and competitive relationship of financial institutions are introduced regularly. We cannot predict whether, or in what form, any proposed statute or regulation will be adopted or the extent to which our business or the business of the Bank may be affected by such statute or regulation.

Regulatory Agreements

Memorandum of Understanding.

In 2010, the Bank entered into an initial memorandum of understanding, or MOU, with the Bank Supervisory Authorities, followed, in 2012, by a consent order (the “Consent Order”). In April 2014, following the completion of a periodic examination, the Bank Supervisory Authorities terminated the Consent Order and replaced it with the less restrictive Memorandum of Understanding, which requires the Bank or the Bank Board to undertake a number of actions:

•	maintain a Board committee to oversee the Bank’s compliance with the Memorandum of Understanding;

•	maintain qualified management;

•	notify the Bank Supervisory Authorities, in writing, of the resignation or termination of any of the Bank’s directors or senior executive officers;

•	maintain a tier 1 leverage capital ratio of not less than 8.0%, a total risk-based capital ratio of not less than 11.0%, and a fully funded allowance for loan and lease losses;

•	continue to operate in accordance with its approved capital plan, with subsequent revisions to the capital plan provided to the Bank Supervisory Authorities for review and comment prior to implementation;

•	continue to submit written plans to reduce the remaining assets classified “substandard” and having a balance of $350,000 or greater;

•	eliminate by charge-off or collection, all assets classified “loss”;

•	perform appropriate stress tests and sensitivity analysis with respect to the construction, development, and other land loan concentrations of credit;

•	notify the Bank Supervisory Authorities at least 60 days prior to undertaking asset growth that exceeds 10% or more per annum or initiating material changes in asset or liability composition;

•	not extend additional credit to any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “loss”, “doubtful”, or “substandard” and is uncollected, except with the prior approval of a majority of the Board under certain limited circumstances;

•	continue to submit to the Bank Supervisory Authorities, and thereafter approve, an acceptable written business/strategic plan covering the overall operation of the Bank;

•	submit a written plan and comprehensive budget to the Bank Supervisory Authorities for review and comment by December 15 of each year;

•	not declare or pay dividends, bonuses, or make any other form of payment outside the ordinary course of business resulting in a reduction of capital, without the prior written approval of the Bank Supervisory Authorities;

•	eliminate and/or correct all reported violations of laws, regulations, and/or contraventions of statements of policy, and adopt and implement appropriate procedures to ensure future compliance;

•	not accept, renew, or rollover any brokered deposits, without the prior approval of the FDIC; and

•	furnish quarterly progress reports to the Bank Supervisory Authorities.

Because the Bank does not satisfy the minimum 8.0% tier 1 leverage capital ratio required by the Memorandum of Understanding, the Bank may not accept, renew, or roll over brokered deposits, and is subject to restrictions on the rate of interest it may pay on deposits.

Written Agreement

As a direct consequence of the issuance of the initial MOU in 2010, and the requirement Bancorp serve as a source of strength for the Bank, in June 2010, Bancorp entered into an MOU with the FRB. Following the issuance of the Consent Order in 2012, Bancorp entered into the Written Agreement with the FRB, effective July 20, 2012. Although Bancorp neither admitted nor denied any unsafe or unsound banking practices or violations of law or regulation, it agreed to the Written Agreement, which requires Bancorp, its Board of Directors or the Bank to undertake a number of actions:

•	take appropriate steps to fully utilize Bancorp’s financial and managerial resources, to serve as a source of strength to the Bank;

•	not declare or pay any dividends without FRB approval;

•	not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without FRB approval;

•	not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without prior FRB approval;

•	submit a written capital plan that is acceptable to the FRB, implement the approved plan, and thereafter fully comply with it;

•	not directly or indirectly, incur, increase, or guarantee any debt without FRB approval;

•	not directly or indirectly, purchase or redeem any shares of Bancorp’s stock without FRB approval;

•	submit annual cash flow projections;

•	comply with the notice provisions of the Federal Deposit Insurance Act and Regulation Y of the Federal Reserve related to changes in directors and senior executive officers, and related compensation and indemnification matters; and

•	submit quarterly progress reports.

The foregoing descriptions are summaries of the material terms of the Regulatory Agreements, and are qualified in their entirety by reference to the Regulatory Agreements. Copies of the Regulatory Agreements have been filed with the SEC and are available on the SEC’s Internet website at www.sec.gov.

We have taken and continue to take prompt and aggressive action to respond to the issues raised in the Regulatory Agreements, including submitting quarterly reports to our banking regulators. Except for the minimum 8.0% tier 1 leverage capital ratio, which we anticipate we will satisfy once the conversion is completed, we believe that we are generally in compliance with the Regulatory Agreements. However, the Regulatory Agreements will each remain in effect until modified, terminated, lifted, suspended or set aside by the applicable banking regulators, and no assurance can be given as to the time that either of the Regulatory Agreements will be terminated. We will seek to demonstrate as soon as possible to our banking regulators that we have fully complied with the requirements of the Regulatory Agreements and that they should be terminated. However, we expect that the Regulatory Agreements will remain in effect for the immediate future.

Holding Company Regulation

General. As a bank holding company following the conversion, Entegra will be subject to the Bank Holding Company Act of 1956 (the “BHCA”), and subject to certain regulations of the Federal Reserve. Under the BHCA, a bank holding company such as Entegra, which does not qualify as a financial holding company, is prohibited from engaging in activities other than banking, managing or controlling banks or other permissible subsidiaries, furnishing services to or performing services for its subsidiaries or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

The BHCA will also prohibit Entegra from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or savings bank, or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. Additionally, the BHCA will prohibit Entegra from engaging in, or acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in, a non-banking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto. The BHCA does not place territorial restrictions on the activities of such non-banking related activities.

State and federal law restricts the amount of voting stock of a savings bank or bank holding company that a person may acquire without prior regulatory approval. Pursuant to North Carolina law, no person may directly or indirectly purchase or acquire voting stock of any savings bank or bank holding company which would result in the change in control of that savings bank or bank holding company unless the Commissioner approves the proposed acquisition. Under North Carolina law, a person will be deemed to have acquired “control” of a savings bank or bank holding company if the person directly or indirectly (i) owns, controls or has power to vote 10% or more of the voting stock of the savings bank or bank holding company, or (ii) otherwise possesses the power to direct or cause the direction of the management and policy of the savings bank or bank holding company.

Federal law imposes additional restrictions on acquisitions of stock of banks and bank holding companies. Under the BHCA, and the Change in Bank Control Act of 1978 (the “CBCA”), as amended, and regulations adopted thereunder and under the BHCA, a person or group acting in concert must give advance notice to the applicable banking regulator before directly or indirectly acquiring “control” of a federally-insured bank or bank holding company. Under applicable federal law, control is conclusively deemed to have been acquired upon the acquisition of 25% or more of any class of voting securities of any federally-insured bank or bank holding company. Both the BHCA and CBCA generally create a rebuttable presumption of a change in control if a person or group acquires ownership or control of or the power to vote 10% or more of any class of a bank or bank holding company’s voting securities, and either (i) the bank or bank holding company has a class of outstanding securities that are subject to registration under the Exchange Act, or (ii) no other person will own, control, or have the power to vote a greater percentage of that class of voting securities immediately after the transaction. This presumption can, in certain cases, be rebutted by entering into “passivity commitments” with the Federal Reserve or FDIC, as applicable. Upon receipt of a notice of a change in control, the FDIC or the Federal Reserve, as applicable, may approve or disapprove the acquisition.

Prior approval of the Federal Reserve and the Commissioner would be required for any acquisition of control of either Entegra or the Bank by any bank holding company under the BHCA and the North Carolina Bank Holding Company Act (“NCBHCA”), respectively. Control for purposes of the BHCA and the NCBHCA would be based on whether the holding company (i) owns, controls or has power to vote 25% or more of our voting stock or the voting stock of the Bank, (ii) controls the election of a majority of our Board of Directors or the Bank Board, or (iii) the Federal Reserve or the Commissioner, as applicable, determines that the holding company directly or indirectly exercises a controlling influence over our management or policies or the management or policies of the Bank. As part of such acquisition, the holding company (unless already so registered) would be required to register as a bank holding company under the BHCA and the NCBHCA.

There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC’s deposit insurance fund in the event the depository institution becomes in danger of default or is in default. For example, to avoid receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that has become “undercapitalized” with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution’s total assets at the time the institution became undercapitalized, or (ii) the amount which is necessary to bring the institution into compliance with all acceptable capital standards as of the time the institution initially fails to comply with such capital restoration plan. Under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Reserve under the BHCA also has the authority to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

In addition, the “cross-guarantee” provisions of the Federal Deposit Insurance Act, as amended, require insured depository institutions under common control to reimburse the FDIC for any loss suffered as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the FDIC’s deposit insurance fund. The FDIC’s claim for damages is superior to claims of shareholders of the insured depository institution or any affiliate but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

As a result of Entegra’s ownership of the Bank following the conversion, Entegra will register under the bank holding company laws of North Carolina. Accordingly, Entegra will also become subject to regulation and supervision by the Commissioner.

Capital Adequacy Guidelines for Holding Companies. The Federal Reserve has adopted capital adequacy guidelines for bank holding companies and banks that are members of the Federal Reserve System and have consolidated assets of $500 million or more. Bank holding companies subject to the Federal Reserve’s capital adequacy guidelines are required to comply with the Federal Reserve’s risk-based capital guidelines. Under these regulations, the minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is 8.0%. At least half of the total capital is required to be “tier 1 capital,” principally consisting of common shareholders’ equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets. The remainder (“tier 2 capital”) may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance.

In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum tier 1 capital (leverage) ratio, under which a bank holding company must maintain a minimum level of tier 1 capital to average total consolidated assets of at least 3% in the case of a bank holding company which has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a tier 1 capital (leverage) ratio of at least 4%.

Bancorp exceeded all applicable minimum capital adequacy guidelines as of March 31, 2014 and December 31, 2013.

In July 2013, the Federal Reserve approved a new rule that implements the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. The final rule includes new risk-based capital and leverage ratios, which are effective January 1, 2015, and revise the definition of what constitutes “capital” for purposes of calculating those ratios. See “—Net Worth and Capital Adequacy Requirements Applicable to the Bank” on page 119.

Dividend and Repurchase Limitations. The Federal Reserve has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, and which expresses the Federal Reserve’s view that a holding company should pay cash dividends only to the extent that the company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Under the prompt corrective action regulations, the Federal Reserve may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as “undercapitalized.”

Federal Reserve policy also provides that a holding company should inform the Federal Reserve supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred.

Pursuant to Federal Reserve regulations, Entegra may not make a distribution that would constitute a return of capital during the three years following the completion of the conversion and offering.

Under Federal Reserve regulations, for a period of one year from the date of the completion of the offering Entegra may not repurchase any of its common stock from any person, except (i) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Federal Reserve, (ii) the repurchase of qualifying shares of a director, or

(iii) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Federal Reserve may approve the open market repurchase of up to 5% of Entegra’s common stock during the first year following the conversion and offering. To receive such approval, Entegra must establish compelling and valid business purposes for the repurchase to the satisfaction of the Federal Reserve.

Entegra’s ability to pay dividends or repurchase shares may also be dependent upon its receipt of dividends from the Bank. Entegra’s payment of dividends and repurchase of stock will also be subject to the requirements and limitations of North Carolina corporate law and the terms of the Written Agreement, which is discussed in the section entitled “Supervision and Regulation—Regulatory Agreements” on page 112.

Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Dodd-Frank Act significantly changed bank regulation and has affected the lending, investment, trading and operating activities of depository institutions and their holding companies.

The Dodd-Frank Act also created a new Consumer Financial Protection Bureau with extensive powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau also has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets, such as the Bank, will continue to be examined by their applicable federal bank regulators. The Dodd-Frank Act also gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC assessments for deposit insurance, permanently increased the maximum amount of deposit insurance to $250,000 per depositor. The legislation also, among other things, requires originators of certain securitized loans to retain a portion of the credit risk, stipulates regulatory rate-setting for certain debit card interchange fees, repealed restrictions on the payment of interest on commercial demand deposits and contains a number of reforms related to mortgage originations. The Dodd-Frank Act increased the ability of shareholders to influence boards of directors by requiring companies to give shareholders a non-binding vote on executive compensation and so-called “golden parachute” payments. However, as an “emerging growth company” under the JOBS Act, we are exempt from the shareholder vote requirement until one year after we cease to be an “emerging growth company.” The legislation also directed the Federal Reserve to promulgate rules prohibiting excessive compensation paid to company executives, regardless of whether the company is publicly traded or not. Many of the provisions of the Dodd-Frank Act are subject to delayed effective dates or require the implementing regulations and, therefore, their impact on our operations cannot be fully determined at this time. However, it is likely that the Dodd-Frank Act will increase the regulatory burden, compliance costs and interest expense for the Bank and Entegra.

Gramm-Leach-Bliley Act. The federal Gramm-Leach-Bliley Act, enacted in 1999 (the “GLB Act”), dramatically changed various federal laws governing the banking, securities and insurance industries. The GLB Act expanded opportunities for banks and bank holding companies to provide services and engage in other revenue-generating activities that previously were prohibited to them. In doing so, it increased competition in the financial services industry, presenting greater opportunities for our larger competitors who were more able to expand their service and products than smaller, community-oriented financial institutions.

USA Patriot Act of 2001. The USA Patriot Act of 2001 was enacted in response to the terrorist attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001. The Act was intended to strengthen the ability of U.S. law enforcement and the intelligence community to work cohesively to combat terrorism on a variety of fronts. The impact of the Act on financial institutions of all kinds has been significant and wide ranging. The Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations, including standards for verifying customer identification at account opening, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the SEC under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of our Board of Directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. Entegra will be subject to further reporting and audit requirements under the requirements of the Sarbanes-Oxley Act. Entegra will prepare policies, procedures and systems designed to ensure compliance with these regulations.

Federal Securities Laws. Entegra has filed with the SEC a registration statement under the Securities Act for the registration of the shares of common stock to be issued pursuant to the offering. Upon completion of the offering, the common stock will be registered with the SEC under the Exchange Act. Entegra will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

The registration under the Securities Act of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not Entegra’s affiliates may be resold without registration. Shares purchased by Entegra’s affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act. If Entegra meets the current public information requirements of Rule 144 under the Securities Act, each affiliate that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Entegra may permit affiliates to have their shares registered for sale under the Securities Act.

Emerging Growth Company Status. On April 5, 2012, the JOBS Act was signed into law. The JOBS Act made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” We qualify as an “emerging growth company” and believe that we will continue to qualify as an “emerging growth company” for five years from the completion of the stock offering.

As an “emerging growth company,” we have elected to use the transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards. As of March 31, 2014, there is not a significant difference in the presentation of our financial statements as compared to other public companies as a result of this transition guidance.

Additionally, we are in the process of evaluating the benefits of relying on the reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Act, (iii) hold non-binding shareholder votes regarding annual executive compensation or executive compensation payable in connection with a merger or similar corporate transaction, (iv) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (v) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier. However, we will not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as we remain a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates).

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

Bank Regulation

General. The Bank is an insured North Carolina chartered savings bank that is a member of the FHLB System. Its deposits are insured through the FDIC’s deposit insurance fund, and it is subject to supervision and examination by and the regulations and reporting requirements of the Bank Supervisory Authorities, which are, respectively, its primary federal and state banking regulators.

Subject to limitations established by the Commissioner, North Carolina chartered savings banks may make any loan or investment or engage in any activity that is permitted to federally-chartered institutions. In addition to such lending authority, North Carolina chartered savings banks are authorized to invest funds, in excess of loan demand, in certain statutorily permitted investments, including but not limited to (i) obligations of the U.S. Government, or those guaranteed by it; (ii) obligations of the State of North Carolina; (iii) bank demand or time deposits; (iv) stock or obligations of the FDIC’s deposit insurance fund or a FHLB; (v) savings accounts of any savings institution as approved by the Bank Board; and (vi) stock or obligations of any agency of the State of North Carolina or of the U.S. Government or of any corporation doing business in North Carolina whose principal business is to make education loans. However, a North Carolina chartered savings bank cannot invest more than 15% of its total assets in business, commercial, corporate and agricultural loans, and cannot directly or indirectly acquire or retain any corporate debt security that is not of investment grade (generally referred to as “junk bonds”).

As a federally insured depository institution, the Bank is prohibited from engaging as principal in any activity, or acquiring or retaining any equity investment of a type or in an amount, that is not permitted for national banks unless (i) the FDIC determines that the activity or investment would pose no significant risk to the deposit insurance fund, and (ii) the Bank is, and continues to be, in compliance with all applicable capital standards.

In addition, the Bank is subject to various regulations promulgated by the Federal Reserve including, without limitation, Regulation B (Equal Credit Opportunity), Regulation D (Reserves), Regulation E (Electronic Fund Transfers), Regulation O (Loans to Executive Officers, Directors and Principal Shareholders), Regulation W (Transactions Between Member Banks and Affiliates), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds) and Regulation DD (Truth in Savings).

The Bank Supervisory Authorities have broad powers to enforce laws and regulations applicable to the Bank. Among others, these powers include the ability to assess civil money penalties, to issue cease and desist or removal orders, and to initiate injunctive actions. In general, these enforcement actions may be initiated in response to violations of laws and regulations and the conduct of unsafe and unsound practices.

Transactions with Affiliates. Under current federal law, depository institutions are subject to the restrictions contained in Section 22(h) of the Federal Reserve Act with respect to loans to directors, executive officers and principal shareholders. Under Section 22(h), loans to directors, executive officers and shareholders who own more than 10% of a depository institution (18% in the case of institutions located in an area with less than 30,000 in population), and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the institution’s loans-to-one-borrower limit (as discussed below). Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers and shareholders who own more than 10% of an institution, and their respective affiliates, unless such loans are approved in advance by a majority of the board of directors of the institution. Any “interested” director may not participate in the voting. The FDIC has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of directors of director approval is required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, pursuant to Section 22(h), the Federal Reserve requires that loans to directors, executive officers, and principal shareholders be made on terms substantially the same as offered in comparable transactions with non-executive employees of the Bank. The FDIC has imposed additional limits on the amount a bank can loan to an executive officer.

Deposit Insurance. The deposit accounts of the Bank are insured by the FDIC’s deposit insurance fund. The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor.

The FDIC issues regulations and conducts periodic examinations, requires the filing of reports and generally supervises the operations of its insured banks. This supervision and regulation is intended primarily for the protection of depositors. Any insured bank that is not operated in accordance with or does not conform to FDIC regulations, policies and directives may be sanctioned for noncompliance. Civil and criminal proceedings may be instituted against any insured bank or any director, officer or employee of such bank for the violation of applicable laws and regulations, breaches of fiduciary duties or engaging in any unsafe or unsound practice. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose.

The Bank is subject to insurance assessments imposed by the FDIC. The FDIC imposes a risk-based deposit premium assessment system, which was amended pursuant to the Federal Deposit Insurance Reform Act of 2005. Under this system, as amended, the assessment rates for an insured depository institution vary according to the level of risk incurred in its activities. To arrive at an assessment rate for a banking institution, the FDIC places it in one of four risk categories determined by reference to its capital levels and supervisory ratings. In addition, in the case of those institutions in the lowest risk category, the FDIC further determines its assessment rate based on certain specified financial ratios or, if applicable, its long-term debt ratings.

The Dodd-Frank Act required the FDIC to revise its procedures to base its assessments upon each insured institution’s total assets less tangible equity instead of deposits. The FDIC finalized a rule, effective April 1, 2011, that set the assessment range at 2.5 to 45 basis points of total assets less tangible equity.

Community Reinvestment. Under the Community Reinvestment Act (“CRA”), as implemented by regulations of the FDIC, an insured institution has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop, consistent with the CRA, the types of products and services that it believes are best suited to its particular community. The CRA requires the federal banking regulators, in connection with their examinations of insured institutions, to assess the institutions’ records of meeting the credit needs of their communities, using the ratings “outstanding,” “satisfactory,” “needs to improve,” or “substantial noncompliance,” and to take that record into account in its evaluation of certain applications by those institutions. All institutions are required to make public disclosure of their CRA performance ratings. The Bank received a “satisfactory” rating in its last CRA examination, which was completed during October, 2010.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Net Worth and Capital Adequacy Requirements Applicable to the Bank. The Bank is required to comply with the capital adequacy standards established by state and federal laws and regulations. The Commissioner requires that savings banks maintain net worth not less than 5% of its total assets. Intangible assets must be deducted from net worth and assets when computing compliance with this requirement. The Bank complied with the net worth requirements as of March 31, 2014. As discussed below, as of March 31, 2014, the Bank did not satisfy the minimum 8.0% tier 1 leverage capital ratio required by the Memorandum of Understanding.

In addition, the FDIC has promulgated risk-based capital and leverage capital guidelines for determining the adequacy of a bank’s capital, and all applicable capital standards must be satisfied for the Bank to be considered in compliance with the FDIC’s requirements. Under the FDIC’s risk-based capital measure, the minimum ratio (total risk-based capital ratio) of a bank’s total capital to its risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of total capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets (tier 1 capital). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, a limited amount of loan loss reserves, and net unrealized holding gains on equity securities (tier 2 capital). At March 31, 2014, the Bank’s total risk-

based capital ratio and tier 1 risk-based capital ratio were 12.33% and 11.07%, respectively, each above the FDIC’s minimum risk-based capital guidelines.

Under the FDIC’s leverage capital measure, the minimum ratio (the “tier 1 leverage capital ratio”) of tier 1 capital to total assets is 3.0% for banks that meet certain specified criteria, including having the highest regulatory rating. All other banks generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimum. The FDIC’s guidelines also provide that banks experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels without significant reliance on intangible assets, and the FDIC has indicated that it will consider a bank’s “tangible leverage ratio” (deducting all intangible assets) and other indicia of capital strength in evaluating proposals for expansion or new activities. At March 31, 2014, the Bank’s tier 1 leverage capital ratio was 7.26%, which was well above the FDIC’s minimum leverage capital guidelines.

Failure to meet the FDIC’s capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See “– Prompt Corrective Action” on page 121. The FDIC also considers interest rate risk (arising when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank’s capital adequacy.

Pursuant to the Memorandum of Understanding entered into April 2014 and previously the Consent Order, the Bank is required to maintain heightened capital levels. Specifically, the Memorandum of Understanding requires that the Bank maintain a tier 1 leverage capital ratio of not less than 8.0%, and a total risk-based capital ratio of not less than 11.0%. As of March 31, 2014, the Bank did not satisfy the minimum 8.0% tier 1 leverage capital ratio required by the Consent Order.

In July 2013, the Federal Reserve and the FDIC approved revisions to their capital adequacy guidelines and prompt corrective action rules that implement the revised standards of the Basel Committee on Banking Supervision, commonly called Basel III, and address relevant provisions of the Dodd-Frank Act. “Basel III” refers to two consultative documents released by the Basel Committee on Banking Supervision in December 2009, the rules text released in December 2010, and loss absorbency rules issued in January 2011, which include significant changes to bank capital, leverage and liquidity requirements.

The rules include new risk-based capital and leverage ratios, which are effective January 1, 2015, and revise the definition of what constitutes “capital” for purposes of calculating those ratios. The new minimum capital level requirements applicable to Entegra and the Bank will be: (i) a new common equity tier 1 capital ratio of 4.5%; (ii) a tier 1 capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a tier 1 leverage ratio of 4% for all institutions. The rules eliminate the inclusion of certain instruments, such as trust preferred securities, from tier 1 capital. Instruments issued prior to May 19, 2010 will be grandfathered for companies with consolidated assets of $15 billion or less. The rules also establish a “capital conservation buffer” of 2.5% above the new regulatory minimum capital requirements, which must consist entirely of common equity tier 1 capital and would result in the following minimum ratios: (i) a common equity tier 1 capital ratio of 7.0%, (ii) a tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement will be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase by that amount each year until fully implemented in January 2019. An institution would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations would establish a maximum percentage of eligible retained income that could be utilized for such actions.

Loans-To-One-Borrower. The Bank is subject to the Commissioner’s loans-to-one-borrower limits on savings banks. Under these limits, no loans and extensions of credit to any borrower outstanding at one time and not fully secured by readily marketable collateral shall exceed 15% of the net worth of the savings bank. Loans and extensions of credit fully secured by readily marketable collateral may not exceed 10% of the net worth of the savings bank. This second limitation is separate from, and in addition to, the first limitation. These limits also authorize savings banks to make loans-to-one-borrower, for any purpose, in an amount not to exceed $500,000. A savings bank also is authorized to make loans-to-one-borrower to develop domestic residential housing units, not to exceed the lesser of $30 million or 30% of the savings bank’s net worth, provided that the purchase price of each single-family dwelling in the development does not exceed $500,000 and the aggregate amount of loans made pursuant to this authority does not exceed 150% of the savings bank’s net worth. These limits also authorize a savings bank to make loans-to-one-borrower to finance the sale of real property acquired in satisfaction of debts in an amount up to 50% of the savings bank’s net worth.

As of March 31, 2014, our legal loans-to-one borrower limit was $10.3 million. The largest aggregate amount of loans that the Bank had to any one borrower was $8.0 million. At the time these loans were made, the aggregate amount outstanding was below the legal lending limit.

Limits on Rates Paid on Deposits and Brokered Deposits. Regulations enacted by the FDIC place limitations on the ability of insured depository institutions to accept, renew or roll-over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions in the depository institution’s normal market area. Under these regulations, “well capitalized” depository institutions may accept, renew or roll-over such deposits without restriction, “adequately capitalized” depository institutions may accept, renew or roll-over such deposits with a waiver from the FDIC (subject to certain restrictions on payments of rates) and “undercapitalized” depository institutions may not accept, renew, or roll-over such deposits. The regulations contemplate that the definitions of “well capitalized,” “adequately capitalized” and “undercapitalized” will be the same as the definitions adopted by the FDIC to implement the corrective action provisions discussed below. See “– Prompt Corrective Action,” below. As of March 31, 2014, the Bank exceeded all of the applicable regulatory capital ratios to be considered “well capitalized” under the regulatory framework for prompt corrective action, but did not satisfy the minimum 8.0% tier 1 leverage capital ratio required by the Consent Order. Accordingly, the Bank is not considered “well capitalized,” and, thus, was subject to these limitations on rates payable on its deposits.

FHLB System. The FHLB System provides a central credit facility for member institutions. As a member of the FHLB of Atlanta, the Bank is required to own capital stock in the FHLB of Atlanta in an amount at least equal to 0.20% of the Bank’s total assets at the end of each calendar year, plus 4.5% of its outstanding advances (borrowings) from the FHLB of Atlanta. At March 31, 2014, the Bank was in compliance with these requirements.

Reserve Requirements. Pursuant to regulations of the Federal Reserve, all insured depository institutions must maintain average daily reserves against their transaction accounts equal to specified percentages of the balances of such accounts. These percentages are subject to adjustment by the Federal Reserve. Because the Bank’s reserves are required to be maintained in the form of vault cash or in a noninterest-bearing account at a Federal Reserve bank, one effect of the reserve requirement is to reduce the amount of the Bank’s interest-earning assets. At March 31, 2014, the Bank met these reserve requirements.

Liquidity. The Bank is subject to the liquidity requirements established by the Commissioner. North Carolina law requires savings banks to maintain cash and readily marketable investments of not less than 10% of the savings bank’s total assets. The computation of liquidity under North Carolina regulation allows the inclusion of mortgage-backed securities and investments that, in the judgment of the Commissioner, have a readily marketable value, including investments with maturities in excess of five years. On March 31, 2014, the Bank’s liquidity ratio, calculated in accordance with North Carolina regulations, was approximately 25.54%.

Prompt Corrective Action. Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the FDIC has established five capital categories (“well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized”). The FDIC is required to take certain mandatory supervisory actions and is authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of any action taken will depend upon the capital category in which an institution is placed. Generally, subject to a narrow exception, current federal law requires the FDIC to appoint a receiver or conservator for an institution that is critically undercapitalized.

Under the FDIC’s rules implementing the prompt corrective action provisions, an insured, state-chartered savings bank that (i) has a total risk-based capital ratio of 10.0% or greater, a tier 1 risk-based capital ratio of 6.0% or greater, and a leverage capital ratio of 5.0% or greater, and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the FDIC, is deemed to be “well capitalized.” A savings bank with a total risk-based capital ratio of 8.0% or greater, a tier 1 risk-based capital ratio of 4.0% or greater, and a leverage capital ratio of 4.0% or greater (or 3.0% or greater in the case of an institution with the highest examination rating), is considered to be “adequately capitalized.” A savings bank that has a total risk-based capital ratio of less than 8.0%, a tier 1 risk-based capital ratio of less than 4.0%, or a leverage capital ratio of less than 4.0% (or 3.0% in the case of an institution with the highest examination rating), is considered to be “undercapitalized.” A savings bank that has a total risk-based capital ratio of less than 6.0%, a tier 1 risk-based capital ratio of less than 3.0%, or a leverage capital ratio of less than 3.0%, is considered to be “significantly undercapitalized,” and a savings bank that has a ratio of tangible equity capital to assets equal to or less than 2.0% is deemed to be “critically undercapitalized.” For purposes of these rules, the term “tangible equity” includes core capital elements counted as tier 1 capital for purposes of the risk-based capital standards (see “—Net Worth and Capital Adequacy Requirements Applicable to the Bank” on page 119), plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets (with certain exceptions). A savings bank may be deemed to be in a capitalization category lower than indicated by its actual capital position if it receives an unsatisfactory examination rating.

A savings bank that is categorized as “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized,” is required to submit an acceptable capital restoration plan to the FDIC. An “undercapitalized” savings bank also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the FDIC is given authority with respect to any “undercapitalized” savings bank to take any of the actions it is required to or may take with respect to a “significantly undercapitalized” savings bank if it determines that those actions are necessary to carry out the purpose of the law.

As of March 31, 2014, the Bank exceeded all of the applicable regulatory capital ratios to be considered “well capitalized” under the regulatory framework for prompt corrective action, but did not satisfy the minimum 8.0% tier 1 leverage capital ratio required by the Consent Order. Accordingly, the Bank is not considered “well capitalized.”

Restrictions on Dividends and Other Capital Distributions. A North Carolina chartered stock savings bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if after making such distribution, the institution would become, or if it already is, “undercapitalized” (as such term is defined in the applicable law and regulations) or such transaction would reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal and state regulations.

In addition, the Bank is not permitted to declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would be to cause its net worth to be reduced below the amount required for its liquidation account.

Under the terms of the Memorandum of Understanding, the Bank is currently restricted from paying dividends to Bancorp unless it receives advance approval from the Bank Supervisory Authorities. Additionally, the Written Agreement provides that Bancorp must receive prior approval of the FRB before receiving dividends from the Bank.

Other Federal and North Carolina Regulations. The federal banking agencies, including the FDIC, have developed joint regulations requiring disclosure of contingent assets and liabilities and, to the extent feasible and practicable, supplemental disclosure of the estimated fair market value of assets and liabilities. Additional joint regulations require annual examinations of all insured depository institutions by the appropriate federal banking agency, with some exceptions for small, well-capitalized institutions and state-chartered institutions examined by state regulators, and establish operational and managerial, asset quality, earnings and stock valuation standards for insured depository institutions, as well as compensation standards when such compensation would endanger the insured depository institution or would constitute an unsafe practice.

The grounds for appointment of a conservator or receiver for a North Carolina savings bank on the basis of an institution’s financial condition include: (i) insolvency, in that the assets of the savings bank are less than its liabilities to depositors and others; (ii) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (iii) existence of an unsafe or unsound condition to transact business; (iv) likelihood that the savings bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (v) insufficient capital or the incurring or likely incurring of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment of capital without federal assistance.

North Carolina law provides a procedure by which savings institutions may consolidate or merge, subject to approval of the Commissioner. The approval is conditioned upon findings by the Commissioner that, among other things, such merger or consolidation will promote the best interests of the members or shareholders of the merging institutions.

TAXATION

Federal Taxation

General. We are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to us.

Method of Accounting. For federal income tax purposes, Bancorp files a consolidated tax return with the Bank, and reports its income and expenses on the accrual method of accounting and uses a calendar year ending December 31 for filing its consolidated federal income tax returns.

Minimum Tax. The Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, referred to as “alternative minimum taxable income.” The alternative minimum tax is payable to the extent alternative minimum taxable income is in excess of an exemption amount. Net operating losses can, in general, offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. At March 31, 2014, Bancorp had an alternative minimum tax credit carryforward at approximately $0.1 million.

Net Operating Loss Carryovers. Generally, a financial institution may carry back net operating losses to the preceding two taxable years and carryforward to the succeeding 20 taxable years. However, as a result of recent legislation, subject to certain limitations, the carryback period for net operating losses incurred in 2008 or 2009 (but not both years) has been expanded to five years. At March 31, 2014, Bancorp had a $35.5 million net operating loss carryforward for federal income tax purposes and a $43.5 million net operating loss carryforward for North Carolina income tax purposes. See “Management Discussion and Analysis of Consolidated Financial Conditions and Results of Operations – Deferred Tax Assets” on page 69.

Corporate Dividends. Bancorp, and following the conversion, Entegra, are able to exclude from their income 100% of the dividends received from the Bank as a member of the same affiliated group of corporations.

Audit of Tax Returns. Bancorp’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

The State of North Carolina imposes an income tax on income measured substantially the same as federally taxable income, except that U.S. Government interest is not fully taxable. During the third quarter of 2013, North Carolina reduced its corporate income tax rate from 6.9% to 6.0% effective January 1, 2014, and to 5.0% effective January 1, 2015. Further reductions to 4.0% on January 1, 2016, and 3.0% on January 1, 2017, are contingent upon the State meeting revenue targets. Our state income tax returns have not been audited in the most recent five-year period. Under North Carolina law, we are also subject to an annual franchise tax at a rate of 0.15% of equity.

OUR MANAGEMENT

Management Structure

The Board of Directors of Entegra consists of the same individuals who currently serve as directors of Bancorp and the Bank. The composition of our Board of Directors and the Bank Board will remain unchanged following the conversion. In addition, following the conversion each of the executive officers of Bancorp and the Bank will continue to serve as our executive officers.

Our Directors

We have nine directors. The directors of Entegra are the same persons who currently serve as directors of Bancorp and the Bank. Each director will serve until the first annual meeting of shareholders of Entegra, at which time each director will stand for election. Following the conversion, the directors of Entegra will be divided into classes of directors serving one, two and three year terms and elected by the shareholders to serve such terms. See “Restrictions on Acquisition of Entegra Financial” on page 155. Currently, the directors of the Bank are elected annually by the directors of Bancorp. Following the conversion, Entegra will elect the directors of the Bank, as its sole shareholder.

The table below sets forth certain information, as of March 1, 2014, regarding the members of our Board of Directors and the Board of the Bank.

Name	Age	Positions Held	Director Since	Term Expires
Ronald D. Beale	58	Director	2002	2015
Louis E. Buck, Jr.	65	Director	2012	2015
Adam W. Burrell, MD	44	Director	2010	2015
Charles M. Edwards	53	Director	2013	2015
Jim M. Garner	61	Director	2006	2015
Stan M. Jeffress	68	Vice Chairman	2008	2015
Fred H. Jones	48	Chairman	2005	2015
Beverly W. Mason	61	Director	2007	2015
Roger D. Plemens	58	Director, President and Chief Executive Officer	2004	2015

The Business Background of Our Directors

The business experience of each director for at least the past five years is set forth below as well as a brief description of the qualifications and areas of expertise of each director that makes the director uniquely qualified to serve on our Board of Directors and the Bank Board. Each director brings special skills and attributes to our Board of Directors and the Bank Board through a variety of levels of education, business experience, director experience, banking experience, philanthropic interests, and community involvement.

Ronald D. Beale is President of Beale Construction, Inc., a construction firm based in Franklin, North Carolina, which has been in business since 1980. He is also President of LeRon, LLC, which owns and operates a variety of storage units and a convenience store in Franklin, North Carolina. Mr. Beale was elected as a County Commissioner for Macon County in 2005, and was re-elected in 2010. He is a member and past President of The Franklin Daybreak Rotary Club. He is President Elect of the North Carolina Association of County Commissioners. Mr. Beale was also selected as “Commissioner of the Year in North Carolina” for 2013. We believe that Mr. Beale’s business experience as well as his involvement in the community in which we conduct our business, well qualify him to serve as one of our directors.

Louis E. Buck, Jr. is a retired business executive and former Dean of the College of Business at Western Carolina University. Previously he was the Wesley Elingburg Distinguished Professor of Business Innovation and the Director of the Center for Entrepreneurship and Innovation (CEI) in the College of Business at Western Carolina University. Mr. Buck has more than 25 years of business experience in the areas of finance, accounting, risk management and information systems. His last industry position was that of Chief Financial Officer for the competitive businesses of Consolidated Edison, Inc. in New York. He had served as the senior director of the Business Solutions practice for Walker Interactive Systems, Inc., the Chief Accounting Officer for Entergy Corporation, Chief Financial Officer for the North Carolina Electric Membership

Corporation and in various management capacities at TXU Corporation. He has a B.S. degree from the United States Naval Academy, an MBA from the University of Houston / CLC and a Ph. D. (Finance) from Texas A&M University. We believe that Mr. Buck’s business and academic experience well qualifies him to serve as one of our directors.

Adam W. Burrell, MD is a Board Certified Family Physician currently practicing in Franklin, North Carolina. After completing his residency in Family Medicine, Dr. Burrell completed a Fellowship in Obstetrics. He is a member of the American Academy of Family Physicians. He has served as Chief of Staff for Angel Medical Center and is involved in numerous community activities including coaching youth basketball. We believe that Dr. Burrell’s management experience well qualify him to serve as one of our directors.

Charles M. Edwards is President and founder of C. Edwards Group, Inc., which has owned and operated several McDonald’s restaurant franchises for over 15 years throughout Henderson, Transylvania and Haywood Counties. Mr. Edwards is the managing member of Better Property Solutions, LLC and Wilson-Edwards Holdings, LLC, real estate management and holdings companies formed in 2006. Prior to starting his own companies, he served with McDonald’s Corporation as a consultant to hundreds of small business owners, providing expertise in franchising, finance, operations, marketing, human resources, and site development. He has served as President of McDonald’s Owner’s Advertising Association and currently serves as Government Relations Chairperson to the Association, representing over 700 restaurants nationwide. Mr. Edwards is heavily involved in the communities served by his businesses, having served as Chairman of the Henderson County Chamber of Commerce, as a member of the board of the Henderson County Community Foundation, and is active in the Hendersonville Rotary Club. We believe his business experience and strong sense community qualifies him to serve as one of our directors.

Jim M. Garner is an owner and a manager of The Wayah Agency, Inc., an independent insurance agency based in Franklin, North Carolina. Mr. Garner has been an independent insurance agent for 30 years, managing a variety of commercial and personal accounts as well as serving as a partner in various real estate investments. We believe that Mr. Garner’s business experience and his connections within our business community well qualify him to serve as one of our directors.

Stan M. Jeffress is our former Chief Financial Officer and a retired Certified Public Accountant who was licensed in Tennessee, Mississippi, and Kentucky. He has experience in both national and regional public accounting firms as well as in industry and banking. His most recent experience before retirement in 2009 was 16 years of service as Chief Financial Officer of the Bank. We believe that Mr. Jeffress’ financial experience and background, as well as his knowledge of our operations, well qualify him to serve as one of our directors.

Fred H. Jones is President of Jones, Key, Melvin & Patton, P.A., a Franklin, North Carolina based law firm founded by his great-grandfather in 1878. Jones was a Morehead Scholar at the University of North Carolina-Chapel Hill (1987). He has served as Chairman of the Board of Trustees of Angel Medical Center, and on the Boards of Directors of the Rabun Gap Nacoochee School, the Franklin Area Chamber of Commerce, Macon County Habitat for Humanity, and the Little Tennessee Watershed Association. Mr. Jones’ great-uncle was a founder of the Bank. We believe that Mr. Jones’ prior experience as a director well qualifies him to serve as one of our directors.

Beverly W. Mason is an owner and a broker of Lamplighter Realty, Inc. of Franklin, North Carolina. From April 2001 through June 2010, she was a co-owner and manager of WNC Investments, LLC, a rental real estate business. Ms. Mason has served as president of the Board of Realtors and has served as a member of a number of community boards including the County Board, the County Economic Development and the Board of Adjustments. We believe that Ms. Mason’s business and management experience, as well as her knowledge of the residential and commercial real estate industry in the community in which we operate, well qualify her to serve as a one of our directors.

Roger D. Plemens is our President and Chief Executive Officer. Mr. Plemens, who became President and Chief Executive Officer of Bancorp and the Bank in 2004, has served the Bank in various capacities, including mortgage officer, manager of mortgage lending, and Chief Lending Officer since joining the Bank in 1978. Mr. Plemens has 36 years of banking experience. Mr. Plemens previously served on the Board of Trustees of Angel Medical Center and as a director of The North Carolina Bankers Association. Mr. Plemens currently serves on the boards of the Western Carolina University Foundation and Macon County Economic Development Commission. We believe that Mr. Plemens’ 36 years of banking experience, as well as his leadership experience, well qualify him to serve as one of our directors.

Director Independence

We have reviewed transactions, relationships and other arrangements involving our directors to determine which directors we consider to be “independent.” In making those determinations, we have applied the independence criteria contained in the listing requirements of The NASDAQ Stock Market. We will continue to assess each outside director’s independence and monitor the status of each director on an ongoing basis for changes in factors or circumstances that may affect a director’s ability to exercise independent judgment.

In addition to the specific NASDAQ criteria, in assessing the independence of our directors, we will consider whether transactions required to be disclosed in our proxy statements as “related person transactions,” as well as any other transactions, relationships, arrangements, or factors, could impair a director’s ability to exercise independent judgment, including the Bank’s lending relationships with directors and the transactions described under the caption “Our Management—Certain Relationships and Related Transactions” on page 136.

Based on our review, each of our directors, except for Mr. Plemens, is considered independent under the rules and listing standards of The NASDAQ Stock Market.

Directors’ Compensation

The following table shows, for the year ended December 31, 2013, the cash compensation paid by us, as well as certain other compensation paid or accrued for the year ended December 31, 2013, to directors who are not named executive officers.

DIRECTOR COMPENSATION TABLE

Name (1)	Fees Earned or Paid in Cash ($)	Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
Ronald D. Beale	18,350	—	—	18,350
Louis E. Buck, Jr.	19,100	—	—	19,100
Adam W. Burrell, MD	19,100	—	—	19,100
Charles M. Edwards	6,350	—	—	6,350
Jim M. Garner	28,850	—	—	28,850
Stan M. Jeffress	29,100	—	—	29,100
Fred H. Jones	25,350	—	—	25,350
Beverly W. Mason	25,350	—	—	25,350
Edward R. Shatley (4)	12,450	71,300	5,335	89,085

(1)	For information on the fees paid to Roger D. Plemens for his service as a director, see the Summary Compensation Table on page 133.
(2)	The amounts reported represent the interest credited on deferred earnings under the CAP Plan (as defined below). For Mr. Jeffress, the amounts do not include $417,313 paid under the CAP Plan (which includes compensation that Mr. Jeffress deferred during his employment with the Bank) and $98,973 paid under Mr. Jeffress’ Supplemental Executive Retirement Plan. After March 2014, Mr. Jeffress will not receive any further payments under the CAP Plan.
(3)	Amounts included in “All Other Compensation” are further described in the below table.
(4)	Mr. Shatley retired from our Board in April, 2013.

Name	Split Dollar Imputed Income ($)	Director Consultation Plan Payout ($)
Ronald D. Beale	—	—
Louis E. Buck, Jr.	—	—
Adam W. Burrell, MD	—	—
Charles M. Edwards	—	—
Jim M. Garner	—	—
Stan M. Jeffress	—	—
Fred H. Jones	—	—
Beverly W. Mason	—	—
Edward R. Shatley	1,335	4,000

Directors’ Fees and Practices

During the year ended December 31, 2013, each of our directors then in office (other than Messrs. Garner and Jones) received an annual retainer of $7,500. Mr. Jones, as Chairman of our Board of Directors and Mr. Garner as the Chairman of the Bank Board, each received an annual retainer of $10,500. The annual retainer is paid in January of each fiscal year. In addition, during the year ended December 31, 2013, our directors, received $800 for each meeting of the Board of Directors he or she attended. Directors also received $250 for each committee meeting attended, including meetings of committees of the Bank Board.

Director Split Dollar Agreements

The Bank owns insurance policies on the lives of certain current and former directors. The Bank has entered into endorsement split dollar agreements with these current and former directors under which the Bank (i) pays the premiums associated with such policies and (ii) agrees to share a portion of the death benefits payable under the life insurance policies with the beneficiaries designated by the directors. When the director dies, the Bank will be entitled to an amount equal to the greater of (i) the cash value of the policy, (ii) the aggregate premiums paid on the policy by the Bank less any outstanding indebtedness to the insurer, or (iii) the total death proceeds less the sum of as set forth in the agreement to be paid to the director’s beneficiary (the “Beneficiary Amount”). The director’s beneficiary will be entitled to the remainder of the death proceeds, if any. The Bank expects to always receive the full cash value of the policy. The Beneficiary Amount for each director is $300,000.

Director Survivor Income Agreements

The Bank has purchased insurance policies on the lives of Ronald D. Beale, Jim M. Garner, Fred H. Jones and Beverly W. Mason. The entire death benefit is paid to the Bank, which then pays the director’s beneficiary a $100,000 death benefit within 60 days of receipt of the death certificate. If a director is terminated from our Board of Directors, the death benefit is forfeited.

Long Term Capital Appreciation Plan

As discussed below under “—Deferred Compensation, Retirement and Other Benefits” on page 131, the CAP Plan provides benefits to directors as well as executives. The following directors are participants in the CAP Plan: Ronald D. Beale, Jim M. Garner, Stan M. Jeffress, Fred H. Jones, Beverly W. Mason and Roger D. Plemens.

Long Term Care Insurance

The Bank pays for the premiums for each director (other than Messrs. Buck, Edwards and Burrell) and such director’s spouse to obtain long-term care insurance.

Director Consultation Plan

Under the Director Consultation Plan, when a director reaches the age of 65 and retires from the Board of Directors, he or she is entitled to receive $500 per month for 20 years. The Plan was discontinued and no current directors are eligible to participate. During the year ended December 31, 2013, we paid a total of $16,000 to former directors participating in the Plan. In 2014, annual Plan payments are expected to be $18,000, rising to $24,000 beginning in 2021. The Bank accrues for the liabilities associated with the payments under the Plan.

Meetings and Committees of the Board of Directors

In connection with the completion of the conversion, Entegra will establish a nominating and corporate governance committee, a compensation committee and an audit committee. All of the members of these committees will be independent directors as defined in the listing standards of The NASDAQ Stock Market. Upon completion of the conversion, we plan to have written charters for each committee available on our website at www.maconbank.com.

During the year ended December 31, 2013, the Board held 12 regular meetings and two special meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which he or she served during this period. While we will establish new committees following the conversion, the Bank currently has standing Executive, Audit, Loan, Compensation and Nominating Committees. The Executive and Audit Committees are joint committees of Bancorp and the Bank.

The Executive Committee consists of Directors Garner, Jones, Jeffress and Mason. The Executive Committee meets on an as needed basis to discuss items of concern to Bancorp and the Bank. The flexible meeting schedule allows for advance discussion of items appearing on the board agenda and review of issues of concern that arise in between scheduled board meetings. The Executive Committee met 11 times during the year ended December 31, 2013.

The Audit Committee consists of Directors Buck, Burrell, Jeffress and Jones. The Audit Committee meets quarterly and on an as needed basis. The Audit Committee oversees the design and operation of Bancorp’s and the Bank’s internal controls for safeguarding their assets and ensuring the quality and integrity of financial reporting. The Audit Committee hires the independent auditor and reviews the audit report prepared by the independent auditor. Mr. Buck has been designated by the Board as the “Audit Committee Financial Expert” in accordance with the rules and regulations of the SEC. The Audit Committee met four times during the year ended December 31, 2013.

The Loan Committee consists of Directors Edwards, Garner, Jeffress, Mason and Plemens. The Loan Committee meets on a semi-monthly basis to approve or decline those loans that exceed the authority vested in the Bank’s officers and makes recommendations to the Bank Board regarding those loans that exceed its approval authority. The Loan Committee also has the authority to set interest rates, terms and conditions for the Bank’s loan programs and may extend, modify, defer, purchase, participate or sell the Bank’s existing or potential investment in any loan or extension of credit subject to limitations. The Loan Committee met 12 times during the year ended December 31, 2013.

The Compensation Committee consists of Directors Edwards, Jeffress and Jones. The Compensation Committee meets on an as needed basis, and provides general oversight regarding the personnel, compensation and benefits matters of the Bank. The Compensation Committee did not meet during the year ended December 31, 2013.

The Nominating Committee consists of Directors Beale and Mason. The Nominating Committee is responsible for the annual selection of nominees for election as directors. The Nominating Committee met once during the year ended December 31, 2013.

Corporate Governance Policies and Procedures

The Bank has adopted a Code of Business Conduct and Ethics and a Conflict of Interest Policy that are applicable to directors, officers and employees. Following the conversion, Entegra will adopt a corporate governance policy and a code of business conduct and ethics. The corporate governance policy is expected to cover such matters as the following:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the Board of Directors;

•	the establishment and operation of board committees;

•	succession planning;

•	convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and the Chief Executive Officer.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct in every respect.

We currently do not have any shareholders. Following the conversion, Entegra will establish a process for shareholders to communicate with our Board of Directors. A policy regarding director attendance at annual meetings of shareholders will also be established.

Leadership Structure

The positions of Chief Executive Officer and Chairman of the Board of Directors are separate. We continue to believe that this structure provides appropriate division and oversight. We believe that this structure is most likely to prevent a strong Chief Executive Officer from leading the organization in inappropriate directions. We believe it is one more method to create appropriate “checks and balances” in corporate governance.

Board Involvement in Risk Management Process

Risk management is the responsibility of management and risk oversight is the responsibility of the Board of Directors. The Board of Directors administers its risk oversight function and also utilizes its committee structure, with each board committee being responsible for overseeing risk within its area of responsibility. Significant risk oversight matters considered by the committees are reported to and considered by the Board of Directors. Some significant risk oversight matters are reported directly to the Board of Directors, including matters not falling within the area of responsibility of any committee. Types of risk with the potential to adversely affect us include credit, interest rate, liquidity and compliance risks, as well as risks relating to our operations and reputation.

Directors keep themselves informed of the activities and condition of the Bank and of the risk environment in which it operates by regularly attending Board of Directors and assigned board committee meetings, and by review of meeting materials, auditors’ findings and recommendations, and supervisory communications. Directors stay current on general industry trends and any statutory and regulatory developments pertinent to us by periodic briefings by executive management, counsel, auditors or other consultants, and by more formal director education, including attendance at regulator sponsored “Director’s College” conventions, and other similar programs. Directors are provided access to all training and given specific in-person training on items such as Regulation “O”, Bank Secrecy Act, and other banking guidance and regulations.

The Board of Directors oversees the conduct of our business and administers the risk management function by:

•	selecting, evaluating, and retaining competent executive management;

•	establishing, with executive management, our long- and short-term business objectives, and adopting operating policies to achieve these objectives in a legal and sound manner;

•	monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies;

•	overseeing our business performance; and

•	ensuring that we help to meet our communities’ credit needs.

These responsibilities are governed by a complex framework of federal and state law and regulation as well as regulatory guidelines applicable to our operations.

The Board will ensure, following the conversion, that all significant risk-taking activities are covered by written policies that are communicated to appropriate employees. Specific policies will cover material credit, market, liquidity, operational, legal and reputation risks. The policies will be formulated to further our business plan in a manner consistent with safe and sound practices. The Board of Directors will ensure that all such policies are monitored by executive management to make certain that they conform with changes in laws and regulations, economic conditions, and our circumstances. The policies will be implemented by executive management who will develop and maintain procedures, including a system of internal controls, designed to foster sound practices, to comply with laws and regulations, and to protect us against external crimes and internal fraud and abuse. Policies will be reviewed on a regular basis typically annually or bi-annually and revisions approved by our Board.

Management regularly provides the Board and its various committees with a significant amount of information regarding a wide variety of matters affecting us. This includes executive management reports to the Board. These reports present information in a form meaningful to members of the Board of Directors, who recognize that the level of detail and frequency of individual executive management reports will vary with the nature of risk under consideration and our unique circumstances. Matters presented to the Board of Directors and board committees generally include information with respect to risk. The Board of Directors and board committees consider the risk aspects of such information and often request additional information with respect to issues that may involve risk to the Bank. The Board of Directors and board committees also raise risk issues on their own initiative.

Executive Officers Who Are Not Directors

The current executive officers of Entegra consist of the same individuals who are executive officers of Bancorp and the Bank. Each executive officer of the Bank and Bancorp will retain his or her office following the conversion. The business experience for at least the past five years for the executive officers who do not serve as directors of Entegra, Bancorp or the Bank is set forth below, with ages given as of March 1, 2014.

David A. Bright, CPA (age 43) is a First Vice President and our Chief Financial Officer. Mr. Bright is responsible for the accounting and financial reporting areas. Prior to joining us in September of 2013, Mr. Bright was a Partner with KPMG LLP, specialized in the Financial Services industry. Mr. Bright joined KPMG LLP in 1992 and served in various capacities in the Greenville, South Carolina; Harrisburg, Pennsylvania; Richmond, Virginia; and Pittsburgh, Pennsylvania offices during his 21-year career. His experience includes working with a variety of community, regional and global banks as well as investment funds, insurance companies and broker dealers. Mr. Bright holds a current CPA license in Pennsylvania and North Carolina, and inactive licenses in South Carolina, Virginia, New York and New Jersey. Mr. Bright has 22 years of banking experience.

Laura W. Clark (age 43) is a First Vice President and our Chief Risk Officer. Ms. Clark oversees the internal audit and compliance functions of the Bank and works closely with the Chief Technology Officer, Chief Credit Administration Officer, Security Officer and other Executive Management members to ensure appropriate risk management strategies are employed throughout the Bank to avoid, control, retain, or transfer identified risk exposures. She serves on the ALCO, Technology, Business Continuity, Vendor Management and Compliance Committees of the Bank. Prior to her appointment as Chief Risk Officer in February of 2013, she served as the Bank’s Compliance Officer since 2001. Ms. Clark has 21 years of banking experience.

Carolyn H. Huscusson (age 61) is a Senior Vice President and our Chief Retail Officer. Ms. Huscusson is responsible for overseeing the operation of our branch office network, as well as the marketing department and call center. Prior to joining the Bank in 1997, she was City Executive and Vice President at First Citizens Bank. Ms. Huscusson has 39 years of banking experience.

Marcia J. Ringle (age 58) is a Vice President and our Corporate Secretary. Ms. Ringle is a member of our Executive Committee and serves on the Bank’s Information Technology Committee. She has 27 years of experience in banking, primarily in retail and administration, and has been with the Bank since 1988.

Bobby D. Sanders, II (age 34) is a First Vice President and our Chief Credit Administration Officer. Mr. Sanders is responsible for commercial credit administration, residential mortgage loan underwriting and processing, consumer loan administration, loan operations, special assets, and collections. Prior to assuming his current role in February of 2013, he served as Director of Commercial Lending since July of 2009, and Commercial Credit Administrator since August of 2008. Mr. Sanders has managed the Bank’s commercial credit departments continuously since 2006, except for a short period of time during which he served as an Area Commercial Lending Officer. He has been the primary liaison between the Bank and the banking regulators on all lending and credit quality matters since 2009. Mr. Sanders has obtained Credit Risk Certification from the Risk Management Association (RMA). Mr. Sanders has 10 years of banking experience.

Ryan M. Scaggs (age 39) is a Senior Vice President and our Chief Operating Officer. Mr. Scaggs is responsible for our deposit operations, facilities, human resources, information technology, internal loan review, and treasury departments. Prior to assuming the role of Chief Operating Officer in February of 2013, he served as Chief Financial Officer since December of 2008, and Controller since February of 2006. Prior to joining the Bank, he was employed in various finance and accounting roles at Wachovia Bank and Bank of America. Mr. Scaggs has 16 years of banking experience.

Compensation Discussion

In this section, we will give an overview of our compensation program, the material compensation decisions we have made under the program and the material factors that we considered in making those decisions. Following this discussion, in the section entitled “—Executive Compensation,” we provide a table containing specific information about the compensation earned in the year ended December 31, 2013 by the following officers, who are known as our named executive officers:

•	Roger D. Plemens, President and Chief Executive Officer;

•	Ryan M. Scaggs, Senior Vice President and Chief Operating Officer; and

•	Carolyn H. Huscusson, Senior Vice President and Chief Retail Officer.

Objectives and Overview of the Compensation Program. Our executive compensation policies are designed to establish an appropriate relationship between executive pay and our annual and long-term performance to reflect the attainment of short- and long-term financial performance goals and to enhance our ability to attract and retain qualified executive officers. The principles underlying the executive compensation policies include the following:

•	to attract and retain key executives who are vital to our long-term success and are of the highest caliber;

•	to provide levels of compensation competitive with those offered to community banks in the Southeast and consistent with our level of performance;

•	to motivate executives to enhance our long-term financial performance, and

•	to integrate the compensation program with our annual and long-term strategic planning and performance measurement processes.

We consider a variety of subjective and objective factors in determining the compensation package for individual executives, including: (i) the performance of the Bank as a whole, with emphasis on annual performance factors and long-term objectives; (ii) the responsibilities assigned to each executive; and (iii) the performance of each executive of assigned responsibilities as measured by our progress during the year.

Compensation Program Elements. Our compensation program focuses primarily on the following three components in forming the total compensation package for our named executive officers:

•	base salary;

•	incentive compensation; and

•	deferred compensation, retirement and other benefits.

Base Salary. The purpose of base salary is to create a secure base of cash compensation for our employees, reflecting each employee’s level of responsibilities. Salary levels are designed to be competitive within the banking and financial services industries in the Southeast. In setting salary levels, we regularly evaluate current salary levels by surveying similar institutions in North Carolina, South Carolina, Georgia and the Southeast. The survey analysis focuses primarily on asset size, nature of ownership, type of operation and other common factors.

Deferred Compensation, Retirement and Other Benefits

401(k) Plan. The Macon Bank 401(k) Retirement Plan (the “401(k) Plan”) is a tax-qualified defined contribution plan designed to provide eligible employees of the Bank a vehicle for increasing their retirement savings. After 30 days of employment, each Bank employee is eligible to participate in the 401(k) Plan after attaining the age of 21. Once eligible, each employee may participate on the first day of the calendar quarter following the employee’s first 30 days of employment. All of the named executive officers participated in the 401(k) Plan on the same basis as all other eligible employees of the Bank. Each eligible employee of the Bank can elect to contribute on a pre-tax basis to the 401(k) Plan a minimum of 1% of his or her compensation, up to the maximum allowed by law. The Bank matches an employee’s contribution at 100% of each eligible employee’s pre-tax contributions on the first 2% of contributions and 50% on the next 2% of contributions, with a maximum match of 3%. The matching contributions for the named executive officers were based on a formula contained in the terms of the 401(k) Plan and were not related the Bancorp’s, the Bank’s or the individual officer’s performance for the year.

Salary Continuation Agreements. On June 23, 2003, the Bank entered into a salary continuation agreement with Roger D. Plemens. On November 6, 2007, the Bank entered into a salary continuation agreement with Carolyn H. Huscusson. The salary continuation agreements promise a fixed benefit for each executive beginning at age 65 and continuing for a period of 18 years. Under the salary continuation agreements, the annual benefit for Mr. Plemens is $110,901, and $60,900 for Ms. Huscusson. The salary continuation agreements provide for a reduced benefit in the case of early termination before the normal retirement age or in the case of termination because of disability, but in both cases benefits do not become payable until the executive attains age 65. The early termination benefits are subject to a vesting schedule, with benefits vesting annually in 20% increments. Employee entitlements under the salary continuation agreements are contractual liabilities of the Bank and are not funded. The Bank has accrued the present value of these liabilities associated.

If a change in control of the Bank occurs, benefits are determined as if the executives had reached age 65 at the time of the change in control. The payments do not begin, however, until the executives actually attain age 65. Benefits are not payable to an executive if his or her employment is terminated for cause.

Executive Split Dollar Life Insurance Agreements. The Bank owns an insurance policy on the life of Mr. Plemens and Mr. Jeffress. On April 14, 1999, the Bank entered into endorsement split dollar agreements with each of Mr. Plemens and Mr. Jeffress, under which the Bank (i) pays the premiums associated with such policies and (ii) agrees to share a portion of the death benefits payable under the life insurance policies with the beneficiary designated by the insured. When the insured dies, the Bank will be entitled to an amount equal to the greater of (i) the cash value of the policy, (ii) the aggregate premiums paid on the policy by the Bank less any outstanding indebtedness to the insurer, or (iii) the total death proceeds less the sum as set forth in the agreement to be paid to the designated beneficiary (the “Beneficiary Amount”). The Beneficiary Amount is $1,450,000 for Mr. Plemens’ policy, and $375,000 for Mr. Jeffress’ policy. As of March 31, 2014, the death benefit for Mr. Plemens’ policy was $5,084,907, and $3,202,472 for Mr. Jeffress’ policy.

If Mr. Plemens is terminated for cause, he will forfeit his right to appoint a beneficiary to receive the Beneficiary Amount. If Mr. Plemens’ employment is terminated as a consequence of disability or upon retirement on or after age 65, the Bank will continue to pay the premiums on the insurance policy and Mr. Plemens will continue to have the right to appoint a beneficiary to receive the Beneficiary Amount. If Mr. Plemens’ employment is terminated for any other reason, the Bank will not continue to pay premiums on the policy and Mr. Plemens will have 30 days within which he may purchase the policy from the Bank for its cash value. If he does purchase the policy, the Bank may continue or terminate the policy in its sole discretion.

Mr. Jeffress became a director of Bancorp and the Bank in January 2008, and retired as our Chief Financial Officer in January 2009. The Board of Directors determined to continue to pay the premiums on Mr. Jeffress’ policy and allow him to appoint a beneficiary of the Beneficiary Amount.

Executive Survivor Income Agreements. The Bank has purchased insurance policies on the lives of Ryan M. Scaggs and Carolyn H. Huscusson. The entire death benefit is payable to the Bank, and from which the executive’s beneficiary is entitled to receive a $100,000 death benefit, if the executive is employed by the Bank at the time of his or her death.

Long Term Capital Appreciation Plan. The Bank adopted a long term capital appreciation plan in 1998 to provide benefits to directors and executive officers (the “CAP Plan”). The CAP Plan was frozen effective as of February 28, 2011.

The CAP Plan was put in place as a substitute for stock options which, as a mutual organization, were not available. The CAP Plan was restated on December 15, 2004. In 1998, an initial contribution of $4,500 was made by the Bank on behalf of all initial director participants. The CAP Plan permitted participants to defer directors’ fees and any other cash compensation on a pre-tax basis. The initial contribution by the Bank and any participant deferrals were 100% vested and accrued earnings based upon the Bank’s return on equity. The Board of Directors also awarded Capital Appreciation Rights to participants in the CAP Plan. Capital appreciation rights provided a benefit determined by the appreciation in the book value of the Bank from the date of an award through the date of the participant’s termination from the Bank. Capital appreciation rights vested incrementally at 10% per year on an after July 1, 1998. Capital appreciation rights were forfeited if a participant was terminated for just cause. Capital appreciation rights vested 100% upon the participant’s death, disability or upon a change in control of the Bank.

Benefits are paid upon termination from the Bank. A participant’s account balance is determined at that time, and payments begin the first day of the month following termination. Once an account is in “pay status,” the account balance accrues interest at a rate of 8.0% per annum until paid in full. Benefits are paid on a monthly basis for a period of five years unless otherwise elected by the participants. Participants may elect to have their payments made in monthly installments over any period between five and 10 years. Participants can also elect a lump sum form of payment to be paid in any year from the second to the tenth year following termination. If a change in control of the Bank occurs, benefits are paid in a lump sum upon the change in control or, if the executive elects, over a period of five to 10 years. If a participant dies while his account is in “pay status,” the remaining balance of his account is paid to his beneficiary within 60 days of the participant’s death.

While all of our named executive officers are participants in the CAP Plan, only Mr. Plemens and Ms. Huscusson have positive account balances. The executives’ entitlements under the CAP Plan are contractual liabilities of the Bank and are not funded. However, in anticipation of the payouts becoming due under the CAP Plan, the Bank purchased life insurance to help pay for the costs associated thereunder. The Bank has accrued the present value of the liabilities associated with the CAP Plan.

Other Benefits. Executive officers are entitled to participate in fringe benefit plans offered to all employees including health and dental insurance plans and life, accidental death and dismemberment and long-term disability plans.

Executive Compensation

Summary Compensation Table. The following table shows information paid to our named executive officers for the year ended December 31, 2013.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Salary($)	Bonus($)	Change in Pension Value and Nonqualified Deferred Compensation ($) (1)	All Other Compensation($) (2)	Total($)
Roger D. Plemens Chief Executive Officer and President	270,000	—	54,724	47,937	372,661

Ryan M. Scaggs Senior Vice President and Chief Operating Officer	149,133	—	—	14,735	163,868

Carolyn H. Huscusson Senior Vice President and Chief Retail Officer	152,000	—	40,251	15,829	208,080

(1)	Represents the aggregate change in the actuarial present value of the executive officer’s accumulated benefit under the salary continuation agreements for the year ended December 31, 2013.
(2)	The amounts reported in “All Other Compensation” are comprised of the items listed in the following table:

Name and Principal Position	Director Fees ($)	Employer 401(k) Match($)	Paid Time Off($) (1)	Premiums Paid on Supplemental Income Protection($)	Premiums Paid on Long Term Disability Insurance($)	Premiums Paid on Group Life Insurance($)	Premiums Paid on Group Health Insurance($)	Premiums Paid on Split Dollar Death Benefit($)
Roger D. Plemens Chief Executive Officer and President	22,300	8,228	5,192	1,624	975	395	6,526	2,697

Ryan M. Scaggs Senior Vice President and Chief Operating Officer	—	4,451	2,923	—	593	242	6,526	—

Carolyn H. Huscusson Senior Vice President and Chief Retail Officer	—	4,426	2,923	1,119	593	242	6,526	—

(1)	Represents amount of unused accrued “paid time off” paid to the named executive officer.

Employment Agreements

We have not entered into an employment agreement with any named executive officer. However, upon completion of the conversion and receipt of any necessary regulatory approvals, we intend to enter into employment agreements with certain of our executive officers. See “—Additional Benefits to be Considered Following Completion of the Conversion,” below.

Outstanding Equity Awards at Fiscal Year-End

Since Bancorp is currently a mutual holding company, there are no outstanding equity awards.

Additional Benefits to be Considered Following Completion of the Conversion

Employment Agreements. Upon completion of the conversion and receipt of any necessary regulatory approvals, we intend to enter into employment and change of control agreements with Roger D. Plemens, our President and Chief Executive Officer, Ryan M. Scaggs, our Chief Operating Officer, and David A. Bright, our Chief Financial Officer (each an “Employment Agreement” and collectively, the “Employment Agreements”). A brief description of the terms and conditions of the Employment Agreements follows. Unless defined herein, capitalized terms have the meaning given them in the Employment Agreements.

Mr. Plemens’ Employment Agreement provides for an initial annual base salary of $325,000 and for an initial term of employment of three years. Upon the first anniversary of Mr. Plemens’ Employment Agreement and each subsequent anniversary thereof, it will be automatically extended, if not earlier terminated, for a period of one year unless written notice from us or Mr. Plemens is provided at least 90 days prior to the expiration of the then remaining term stating that the term of employment under the Employment Agreement will not be further extended. The Employment Agreements for Messrs. Scaggs and Bright provide for an initial base salary of $185,000 and $180,000, respectively, and a term of employment of 30 months and 24 months, respectively. Each Employment Agreement provides that the base salary will be reviewed by the Board of Directors not less often than annually.

Messrs. Plemens, Scaggs and Bright will be entitled to participate in our (i) executive management incentive plans, and (ii) stock option, stock grant, management stock right recognition and similar plans, and in each of the foregoing cases any successor or substitute plans. In addition, Messrs. Plemens, Scaggs and Bright will be entitled to participate in all savings, deferred compensation, pension and retirement plans (including supplemental retirement plans), practices, policies and programs applicable generally to our senior executive employees.

Messrs. Plemens, Scaggs and Bright and their families, as the case may be, will be eligible for participation in and will receive all benefits under all of our welfare benefit plans, practices, policies and programs (including, without limitation, medical, hospitalization, prescription, dental, disability, employee life, group life, accidental death and dismemberment, and travel accident insurance plans and programs) to the extent applicable generally to our senior executive employees. Each of Messrs. Plemens, Scaggs and Bright will be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in accordance with our policies, practices and procedures, to the extent applicable generally to members of our senior executive management. In addition, each of Messrs. Plemens, Scaggs and Bright will be entitled to fringe benefits in accordance with our plans, practices, programs and policies in effect for our senior executive employees, including, but not limited to, paid vacation, disability, sick and other leave specified in our employment policies.

Messrs. Plemens’, Scaggs’ and Bright’s employment with us will terminate automatically upon death. Otherwise, we may terminate employment for Cause, Without Cause (subject to certain payments and vested rights) and/or if we determine in good faith that a Disability has occurred, after notice of such determination. Also, each of Messrs. Plemens, Scaggs and Bright may terminate his employment voluntarily or for Good Reason (subject to certain payments and vested rights).

In the event Mr. Plemens is terminated in connection with a “Change in Control” (defined below), either 90 days prior to, or within 12 months following, he will be entitled to receive a severance payment in an amount equal to 2.99 times his average annual compensation as calculated for purposes of Section 280G of the Code. The severance payment will be paid in six semi-annual installments. In addition, Mr. Plemens is entitled to receive, for a period of up to two years following the termination, certain medical benefits for him and/or his family at least equal to those which would have been provided to him and/or his family if his employment had not been terminated.

In the event either Mr. Scaggs or Mr. Bright is terminated in connection with a “Change in Control”, either 90 days prior to, or within 12 months following, he will be entitled to receive a severance payment in an amount equal to 2.5 times and 2.0 times, respectively, his average annual compensation as calculated for purposes of Section 280G of the Code. Any such severance payment will be paid to Mr. Scaggs in five semi-annual installments, and to Mr. Bright in four semi-annual payments. In addition, Messrs. Scaggs and Bright will each be entitled to receive, for a period of up to one year following termination, certain medical benefits for him and/or his family at least equal to those which would have been provided to him and/or his family if his employment had not been terminated.

For purposes of the Employment Agreements a “Change in Control” will occur on the date (i) either (A) a person acquires (or has acquired during the preceding 12 months) ownership of our stock possessing 30% or more of the total voting power of our common stock, or (B) a majority of our Board of Directors is replaced during any 12-month period by directors whose election is not endorsed by a majority of the members of our Board of Directors prior to such election; (ii) a person acquires (or has acquired during the preceding 12 months) our assets that have a total gross fair market value that is equal to or exceeds 40% of the total gross fair market value of all our assets immediately prior to such acquisition; or (iii) a person acquires ownership of our common stock that, together with common stock previously held, constitutes more than 50% of the total fair market value or total voting power of our common stock, provided that such person did not previously own 50% or more of the value or voting power of our common stock. The Employment Agreements could have the effect of making it less likely that we will be acquired by another entity.

Each Employment Agreement also restricts Messrs. Plemens, Scaggs and Bright from competing against us, or soliciting our customers or employees, for a period of time following a termination of employment.

Severance and Non-Competition Agreement. Upon completion of the conversion, we will enter into severance and non-competition agreements with Carolyn H. Huscusson, our Chief Retail Officer, Bobby D. Sanders, II, our Chief Credit Administration Officer, Laura W. Clark, our Chief Risk Officer, and Marcia J. Ringle our Corporate Secretary (each a “Severance Agreement” and collectively, the “Severance Agreements”). The Severance Agreements are agreements of severance benefits, payable in certain circumstances and not agreements of employment for any period of time. Each Severance Agreement will provide for severance payments to be paid to the executive if we terminate the executive without Cause or if the executive terminates employment for Good Reason (as defined in the Severance Agreement). In exchange, each Severance Agreement will restrict the executive from competing against us, or soliciting our customers or employees, for a period of time following a termination of employment.

Stock-based Benefit Plans. We intend to adopt one or more stock-based benefit plans after the conversion that will provide for grants of stock options and restricted common stock awards. Applicable regulations restrict the total number of stock options and shares of restricted stock that may be authorized during the first year following the conversion to 10% and 4%, respectively, of the shares issued in the offering. These limitations do not apply if plans are implemented more than one year after a conversion. We anticipate that the plans will authorize a number of stock options and a number of shares of restricted stock, not to exceed 7% and 3%, respectively, of the shares issued in the offering. These limitations will not apply if the plans are implemented more than one year after the conversion.

The stock-based benefit plans will not be established sooner than six months after the conversion. If we adopt the plans within one year after the conversion, the plans must be approved by a majority of the total votes eligible to be cast by our shareholders. If we adopt the plans more than one year after the conversion, they must be approved only by a majority of the total votes cast.

The following restrictions would apply to our stock-based benefit plans only if the plans are adopted within one year of completion of the conversion and offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	the options and restricted stock awards may not begin to vest earlier than one year after shareholders approve the plans, and may not vest more rapidly than 20% per year;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Entegra; and

•	executive officers or directors must exercise or forfeit their options in the event the institution becomes critically undercapitalized, is subject to enforcement action by the Federal Reserve, or receives a capital directive.

These restrictions do not apply to plans adopted one year following completion of the conversion and the offering. In the event of changes in applicable regulations or policies regarding stock-based incentive plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases, subject to bank regulatory restrictions.

Certain Relationships and Related Transactions

Certain directors and executive officers of Bancorp and the Bank, companies with which directors, and executive officers are associated, and/or the immediate family members of directors and executive officers of Bancorp and the Bank are customers of the Bank and as such may from time to time borrow funds from the Bank within prescribed limitations. Any such loans and commitments are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Bancorp or the Bank, and do not involve more than the normal risk of collectability or present to the Bank other unfavorable features.

Jim M. Garner, a director of Bancorp and the Bank, owns 46% of Wayah Agency, Inc. (“Wayah”). Wayah provides insurance brokerage related services to the Bank. During the year ended December 31, 2013, Wayah served as an insurance broker for the Bank’s property and casualty insurance and bond products as well as the Bank’s employee benefit products. The Bank paid Wayah $49,750 in commissions from these transactions. It is anticipated that Mr. Garner, through Wayah, will provide insurance brokerage services to the Bank from time to time during the year ended December 31, 2014.

Fred H. Jones, a director of Bancorp and the Bank, is the President and one-third owner of Jones, Key, Melvin & Patton, P.A. (“Jones, Key”). Jones, Key provides legal services from time to time to the Bank. During the year ended December 31, 2013, the Bank paid Jones, Key $4,916 in exchange for legal services. It is anticipated that Jones, Key will provide legal services to the Bank from time to time during the year ending December 31, 2014.

Indebtedness of and Transactions with Related Persons

The Bank provides loans and other credit facilities in the ordinary course of its business to members of our Board of Directors, members of the Bank Board, and employees, including executive officers, and businesses in which the foregoing have direct or indirect interests, as well as the immediate family of the foregoing (together, “Related Persons”). In accordance with Federal Reserve Regulation O, the Bank has adopted a policy which sets forth the requirements applicable to such loans and other credit facilities. These loans and other credit facilities are made using the same credit and underwriting standards as are applicable to the general public, and such loans and other credit facilities do not involve more than the normal risk of collectability or present other unfavorable features. Pursuant to this policy, outstanding loans and other credit facilities to Related Persons are made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectability or present to the Bank other unfavorable features.

Our Board of Directors is charged with reviewing and approving all transactions that either we or the Bank may have from time to time with Related Persons other than transactions subject to Federal Reserve Regulation O, discussed above. All material facts of each transaction and the Related Person’s interest are discussed by all disinterested directors and a decision is made about whether the transaction is fair to Bancorp and the Bank. A majority vote of all disinterested directors is required to approve any transaction involving a Related Person.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each of our directors and executive officers, and their associates, and by all directors and executive officers as a group. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering, except that certain additional restrictions on the resale or subsequent disposition of the shares shall apply. This table excludes any stock awards or stock option grants that may be made no earlier than six months after the completion of the conversion and the offering. The directors and officers have indicated their intention to subscribe in the offering for an aggregate of $2.2 million of shares of common stock, equal to 5.23% of the number of shares of common stock to be sold in the offering at the minimum of the offering range, assuming shares are available. Purchases by directors, executive officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale.

	Number of Shares	Aggregate Purchase Price ($)	Percent at Minimum of Offering Range (%)
Ronnie D. Beale	5,000	50,000	0.12
David A. Bright	30,000	300,000	0.71
Louis E. Buck, Jr.	30,000	300,000	0.71
Adam W. Burrell, MD	5,000	50,000	0.12
Laura W. Clark	15,000	150,000	0.36
Charles M. Edwards	5,000	50,000	0.12
Jim M. Garner	10,000	100,000	0.24
Carolyn H. Huscusson	10,000	100,000	0.24
Stan M. Jeffress	40,000	400,000	0.95
Fred H. Jones	10,000	100,000	0.24
Beverly W. Mason	20,000	200,000	0.48
Roger D. Plemens	20,000	200,000	0.48
Marcia J. Ringle	3,000	30,000	0.07
Bobby D. Sanders, II	2,000	20,000	0.05
Ryan M. Scaggs	15,000	150,000	0.36

Total	220,000	$2,200,000	5.23%

THE CONVERSION AND OFFERING

Our Board of Directors has approved the plan of conversion. The plan of conversion must also be approved by the voting members of Bancorp. A special meeting of the voting members of Bancorp has been called for this purpose. The plan of conversion has been submitted to the Commissioner and the Federal Reserve as part of our application for approval to become a bank holding company and of the change in control of Bancorp and the Bank, and the merger of Bancorp into Entegra that will occur in connection with the plan of conversion. Any such approvals do not constitute recommendations or endorsements of the plan of conversion by such agencies. The plan of conversion has also been submitted to the FDIC.

General

Pursuant to the plan of conversion, our organization will convert from a mutual form of organization to a stock form of organization. Bancorp, the mutual holding company parent of the Bank, will be merged into Entegra, with Entegra as the surviving entity, and the Bank will become a wholly-owned subsidiary of Entegra. As part of the conversion, Entegra is offering for sale shares of its common stock. When the conversion and offering are completed, all of the outstanding common stock of the Bank will be owned by Entegra, and all of the outstanding common stock of Entegra will be owned by public shareholders.

We intend to retain at least 15% of the net proceeds at the holding company and contribute the remaining offering proceeds to the Bank. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock in a “subscription offering” in the following descending order of priority:

•	First, to eligible depositors of the Bank with aggregate account balances of at least $100.00 as of the close of business on December 31, 2012.

•	Second, to our tax-qualified employee benefit plans, if any, which will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering. We do not have any plans to establish an employee stock ownership plan to purchase any shares in the offering.

•	Third, to eligible depositors of the Bank with aggregate account balances of at least $100.00 as of the close of business on [supplemental eligibility date].

•	Fourth, to other eligible depositors and borrowers of the Bank as of the close of business on [Voting Record Date for Special Meeting].

Shares of common stock not purchased in the subscription offering may be offered for sale in a “community offering” to members of the general public, with a preference given to natural persons residing in Buncombe, Clay, Cherokee, Graham, Haywood, Henderson, Jackson, Macon, Polk, Swain and Transylvania Counties, North Carolina, and Rabun County, Georgia. See “—Community Offering” on page 144. We also may offer for sale shares of common stock not purchased in the subscription or community offerings through a syndicated offering or firm commitment underwritten offering to be sole book managed by Sandler O’Neill. See “—Syndicated Offering or Firm Commitment Underwriting Offering” on page 145. The amount of capital being raised in the offering is based on an independent appraisal of Entegra. Most of the terms of the offering are required by the regulations of the Federal Reserve Board.

We have the right to accept or reject orders received in a community offering or syndicated offering at our sole discretion. The community offering and/or syndicated offering may begin simultaneously with, or later than the commencement of the subscription offering. The issuance of shares of common stock in the subscription offering, and any community offering and syndicated offering and/or firm commitment underwritten offering will occur simultaneously.

We determined the number of shares of common stock to be offered for sale based upon an independent valuation of the estimated pro forma market value of Entegra upon completion of the conversion and the offering. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock in the offering. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Share Pricing and

Number of Shares to be Issued” on page 140 for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the pertinent aspects of the conversion. A copy of the plan of conversion is available for inspection at each banking office of the Bank. The plan of conversion is part of the applications for approval to become a bank holding company, the change in control of Bancorp and the Bank and the merger of Bancorp into Entegra filed with the Federal Reserve and the Commissioner, and is included as an exhibit to our Registration Statement on Form S-1, which is accessible on the SEC’s website, www.sec.gov. See “Where You Can Find Additional Information” on page 161.

Reasons for the Conversion

We have developed an operating strategy to:

•	pursue opportunities in existing markets;

•	diversify geography and product mix and explore growth opportunities;

•	continue to Improve asset quality; and

•	improve profitability.

We need a significant amount of capital to execute this strategy, and we cannot raise this level of capital as a mutual financial institution. We believe that the conversion and the additional capital raised in the offering will enable us to pursue this strategy, and take advantage of business opportunities that may not otherwise be available to us. As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration that we can use to pay for an acquisition. We currently have no ability to issue common stock and potential sellers often want stock for at least part of the purchase price. Our new stock holding company structure will enable us to offer stock or cash consideration, or a combination of stock and cash, and will therefore enhance our ability to compete with other bidders when acquisition opportunities arise. We have no current arrangements or agreements with respect to any such acquisitions. See “Summary—Operating Strategy and Reasons for the Conversion” on page 4.

Approvals Required

The affirmative vote of a majority of the total eligible votes of Bancorp’s voting members at the special meeting of voting members is required to approve the plan of conversion. A special meeting of voting members to consider and vote upon the plan of conversion has been scheduled for [meeting date].

The Commissioner and the Federal Reserve must each also approve Entegra’s application to become a bank holding company, the change in control of Bancorp and the Bank and the merger of Bancorp into Entegra that will occur in connection with the plan of conversion. Such approvals do not constitute recommendations or endorsements of the plan of conversion by such agencies. The plan of conversion has also been submitted to the FDIC.

Effects of Conversion on Customers of the Bank

Continuity. Our normal business of accepting deposits and making loans will continue without interruption during the offering. The Bank will continue to be a North Carolina chartered savings bank and will continue to be regulated by the Commissioner and the FDIC. After the conversion, we will continue to offer existing services to depositors, borrowers and other customers. Our directors at the time of the conversion will continue to be the directors of Entegra and the Bank after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of the Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates and other evidences of their accounts.

Effect on Loans. No loan outstanding from the Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, the Bank’s depositors and borrowers have voting rights in Bancorp. Upon completion of the conversion, Entegra’s shareholders will possess exclusive voting rights with respect to Entegra.

Tax Effects. We will receive an opinion of counsel with regard to federal and state income tax consequences of the conversion to the effect that the conversion will not be taxable for federal or state income tax purposes to Entegra, Bancorp, the Bank or the depositors of the Bank. See “The Conversion and Offering—Material Income Tax Consequences” on page 152.

Effect on Liquidation Rights. Each depositor in the Bank has both a deposit account in the Bank and a pro rata ownership interest in the net worth of Bancorp based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Bancorp and the Bank, or a liquidation solely of the Bank. Any depositor who opens a deposit account obtains a pro rata ownership interest in Bancorp without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account, but nothing for his or her ownership interest in our net worth, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that Bancorp and the Bank are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Bancorp after other claims, including claims of depositors to the amounts of their deposits are paid, and the claims of holders of our subordinated debt.

Under the plan of conversion, however, Eligible Account Holders and Supplemental Eligible Account Holders (hereafter defined) will receive rights in liquidation accounts maintained by Entegra and the Bank representing the total equity of Bancorp as reflected in its latest statement of Consolidated Financial Condition contained in this prospectus and used in the offering. Entegra and the Bank shall continue to hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in the Bank. The liquidation accounts are also designed to provide payments to depositors of their liquidation interests in the event of Entegra’s liquidation and the liquidation of the Bank, or a liquidation solely of the Bank. The liquidation account in the Bank would be used only in the event that Entegra does not have sufficient capital to fund its obligation under its liquidation account. The total obligation of Entegra and the Bank under their respective liquidation accounts will never exceed the dollar amount of Entegra’s liquidation account. A post-conversion merger, consolidation, or similar combination with another depository institution, in which either Entegra and/or the Bank are not the surviving entity would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving holding company or institution. See “—Liquidation Rights” on page 151.

Share Pricing and Number of Shares to be Issued

The plan of conversion and federal and state regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial will receive a fee of $60,000 and will be reimbursed for its expenses. RP Financial will receive an additional fee of $10,000 for each update to the valuation appraisal. We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma impact of the offering. Consistent with applicable appraisal guidelines, the appraisal applied three primary methodologies: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and core earnings; and the pro forma price-to-assets approach. Since Bancorp’s price-to-earning multiples were not meaningful due to its low pro forma earnings, RP Financial placed the greatest emphasis on the price-to-book value approach in estimating pro forma market value, but also considered the price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of the peer group companies identified by RP Financial, subject to valuation adjustments applied by RP Financial to account for differences between us and the peer group. Downward adjustments were applied in the valuation for financial condition and profitability, growth and viability of earnings, asset growth, primary market area, dividends, and the effect of government regulations and regulatory reform. No adjustments were applied in the valuation for liquidity of the shares, marketing of the issue, and management. The downward valuation adjustments considered, among other factors, less favorable asset quality, weaker earnings, the MOU, the Written Agreement and our primary market area (lower per capita income and higher unemployment) versus the peer group.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including our Consolidated Financial Statements. RP Financial also considered the following factors, among others:

•	our recent results and financial condition;

•	the economic and demographic conditions in our existing market area;

•	certain historical, financial and other information relating to us;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the aggregate size of the offering;

•	the impact of the conversion and the offering on our equity and earnings potential;

•	our potential to pay cash dividends; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses and an assumed after-tax rate of return of 1.21% on the net offering proceeds. See “Pro Forma Data” on page 54 for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of April 17, 2014, our estimated pro forma market value ranged from $42.1 million to $56.9 million, with a midpoint of $49.5 million, subject to an adjusted maximum of $65.5 million. Our Board of Directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range will be 4,207,500 shares, the midpoint of the offering range will be 4,950,000 shares and the maximum of the offering range will be 5,692,500 shares, or 6,546,375 shares if the maximum amount is adjusted to reflect regulatory considerations, changes in market and financial conditions, and/or demand for the common stock.

In selecting a peer group from all publicly-traded fully-converted saving institutions, RP Financial applied the following selection criteria in the appraisal: publicly-traded fully-converted savings institutions based in either the Southeast or Midwest regions of the U.S., with assets between $400 million and $2.0 billion, NPAs to assets between 2.0% and 10.0% and core earnings of between -1.0% and 1.0% of average assets. For purposes of RP Financial’s appraisal report, core earnings are generally defined as reported earnings adjusted for non-operating items.

The appraisal peer group consists of the following 10 companies, with the asset sizes as of December 31, 2013, unless otherwise noted.

Company Name and Ticker Symbol	Exchange	Headquarters	Total Assets (in millions)
United Community Financial Corp. (UCFC)	NASDAQ	Youngstown, OH	$1,738
HomeTrust Bancshares Inc. (HTBI)	NASDAQ	Asheville, NC	$1,629
Pulaski Financial Corp. (PULB)	NASDAQ	Saint Louis, MO	$1,294
Franklin Financial Corp. (FRNK)	NASDAQ	Glen Allen, VA	$1,075
ASB Bancorp Inc. (ASBB)	NASDAQ	Asheville, NC	$733
First Savings Financial Group (FSFG)	NASDAQ	Clarksville, IN	$687
First Clover Leaf Financial Corp. (FCLF)	NASDAQ	Edwardsville, IL	$622
Cheviot Financial (CHEV)	NASDAQ	Cheviot, OH	$587
United Community Bancorp (UCBA)	NASDAQ	Lawrenceburg, IN	$512
Wayne Savings Bancshares (WAYN)	NASDAQ	Wooster, OH	$410

The following table presents a summary of selected pricing ratios for Entegra (on a pro forma basis) and the peer group companies identified by RP Financial, LC. Ratios for the peer group are based on equity and earnings as of or for the twelve months ended December 31, 2013 and stock price information as of April 17, 2014. Ratios for Entegra are based on equity as of March 31, 2014 and net income for the twelve months ended March 31, 2014. Compared to the median pricing of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 28.6% on a price-to-book value basis and a discount of 32.5% on a price-to-tangible book value basis. This means that, at the maximum of the offering range, a share of our common stock would be less expensive than the peer group on a book value and tangible book value basis.

	Price-to-Earnings Multiple		Price to Book Value	Price to Tangible Book Value
Entegra (pro forma):
Maximum, as adjusted, of offering range	NM	*	66.49%	66.49%
Maximum of offering range	NM	*	63.05	63.05
Midpoint of offering range	NM	*	59.52	59.52
Minimum of offering range	NM	*	55.33	55.33

Peer group companies:
Average	19.04		91.00%	96.52%
Median	19.75		88.28	93.37

*	Not meaningful

Our Board of Directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market or financial conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our Board of Directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended if required as a result of subsequent developments in our financial condition or market conditions generally. In the event the independent valuation is updated to amend our pro forma market value to less than $42.1 million or more than $65.5 million, the appraisal will be filed with the SEC by a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial did not independently verify our Consolidated Financial Statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers us as a going concern and should not be considered as an indication of the liquidation value of us or the Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $65.5 million, without resoliciting subscribers, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 6,546,375 shares, to reflect regulatory considerations, changes in market and financial conditions, and/or demand for the common stock. We will not decrease the minimum of the valuation range below $42.1 million or increase the range above $65.5 million without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Limitations on Common Stock Purchases” on page 146 as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $65.5 million or a decrease in the minimum of the valuation range to less than $42.1 million, then we may terminate the offering and promptly return, with interest calculated at the Bank’s tier 1 statement savings rate, all funds previously delivered to us to purchase shares of common stock and cancel deposit account withdrawal authorizations. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted or not prohibited by the Federal Reserve and the Commissioner in order to complete the offering.

In the event that we extend the offering and conduct a resolicitation, we will notify subscribers of the extension of time and of the rights of subscribers to maintain, change or cancel their stock orders within a specified period. If a subscriber does not respond during the period, his or her stock order will be canceled and payment will be returned promptly, with interest calculated at the Bank’s tier 1 statement savings rate, and deposit account withdrawal authorizations will be canceled.

An increase in the number of shares to be issued in the offering would decrease a subscriber’s ownership interest and our pro forma shareholders’ equity on a per share basis while increasing pro forma shareholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and our pro forma shareholders’ equity on a per share basis, while decreasing pro forma shareholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data” on page 54.

Copies of the independent valuation appraisal report of RP Financial and the detailed memorandum setting forth the method and assumptions used in the appraisal report are available for inspection at our executive office and as specified under “Where You Can Find Additional Information” beginning on page 161.

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the descending order of priority set forth below. The filling of subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum, minimum and overall purchase limitations set forth in the plan of conversion and as described below under “—Limitations on Common Stock Purchases” beginning on page 146. Natural persons not 12 years of age, or older, as of                     , may not participate in the subscription offering.

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $100.00 or more (a “Qualifying Deposit”) on December 31, 2012 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 30,000 shares of common stock, 0.10% of the total number of shares of common stock sold in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases” on page 146. If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on December 31, 2012. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or executive officers and their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits during the year preceding [December 31, 2012].

Priority 2: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, each depositor with a Qualifying Deposit on [supplemental eligibility date] who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 30,000 shares of common stock, 0.10% of the total number of shares of common stock sold in the offering, or 15 times the number of subscription shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental

Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases” on page 146. If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he, she or it subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his, her or its Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he, she or it has an ownership interest at [supplemental eligibility date]. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 3: Other Depositors and Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders, each depositor and/or borrower as of [meeting record date] who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Depositors and Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 30,000 shares of common stock, or 0.10% of the total number of shares of common stock sold in the offering, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases” on page 146. If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Depositor and Other Member to purchase a number of shares sufficient to make his, her or its total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he, she or it subscribed. Thereafter, unallocated shares will be allocated to Other Depositors and Other Members whose subscriptions remain unfilled in the proportion that the amount of the subscription of each Other Depositor and Other Member bears to the total amount of subscriptions of all Other Depositors and Other Members whose subscriptions remain unfilled. To ensure proper allocation of common stock, each Other Depositor and Other Member must list on the stock order form all loans he or she has with the Bank and all deposit accounts in which he or she had an ownership interest at [meeting record date]. In the event of an oversubscription, failure to list an account or loan could result in fewer shares being allocated than if all accounts and loans had been disclosed.

Expiration Date. The subscription offering will expire at 4:00 p.m., Eastern Time, on [expiration date], unless extended by us. Subscription rights will expire whether or not each eligible depositor and eligible borrower can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised prior to the expiration date will become void.

We will not execute orders until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received orders to purchase at least 4,207,500 shares prior to [expiration date] and we have not otherwise extended the offering, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly to the subscribers with interest calculated at our tier 1 statement savings rate, and all deposit account withdrawal authorizations will be canceled. We may decide to extend the subscription offering for any reason and are not required to give purchasers notice of any such extension. Extensions may not go beyond [final expiration date], which is two years after the special meeting of voting members to vote on the conversion.

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, the Supplemental Eligible Account Holders and Other Depositors and Other Members, we may offer shares pursuant to the plan of conversion to certain members of the general public, with a preference given to natural persons residing in Buncombe, Clay, Cherokee, Graham, Haywood, Henderson, Jackson, Macon, Polk, Swain and Transylvania Counties, North Carolina, and Rabun County, Georgia, i.e., a community offering.

Persons who place orders in the community offering may purchase up to 30,000 shares of common stock, subject to the overall purchase limitations. See “—Limitations on Common Stock Purchases” on page 146. We will use our best efforts consistent with the plan of conversion to distribute the common stock sold in the community offering in such a manner as to promote the widest distribution practicable. The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. We have not established any set criteria for determining whether to accept or reject a purchase order in the community offering. Any determination to accept or reject purchase orders in the community offering will be based on the facts and circumstances known to us at the time.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the western North Carolina counties of Buncombe, Clay, Cherokee, Graham, Haywood, Henderson, Jackson, Macon, Polk, Swain and Transylvania, and Rabun County, Georgia, we will allocate the available shares among those residents in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares ordered by such person. Thereafter, unallocated shares will be allocated among residents whose orders remain unsatisfied on an equal number of shares basis per order. If instead, oversubscription occurs among other members of the general public residing in the aforementioned counties, we will allocate the available shares among those persons in the same manner described above.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the aforementioned counties, has a present intent to remain within the community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall determine residency under this provision. To the extent a person is a personal benefit plan or trustee, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans or trusts, the circumstances of the trustee shall be examined for purposes of this definition. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin at the same time as, during or after the subscription offering. It is currently expected to terminate at the same time as the subscription offering. We may decide to extend the community offering for any reason and are not required to give purchasers notice of any such extension. Extensions may not go beyond [final expiration date], which is two years after the special meeting of voting members to vote on the conversion.

Syndicated Offering or Firm Commitment Underwritten Offering

If feasible, our Board of Directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering or firm commitment underwritten offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated offering or firm commitment underwritten offering is held, Sandler O’Neill will serve as sole book-running manager. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

In the event of a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to Entegra for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at the Bank or wire transfers). See “—Procedure for Purchasing Shares.”

In the event of a firm commitment underwritten offering, the proposed underwriting agreement will not be entered into with Sandler O’Neill until immediately prior to the completion of the firm commitment underwritten offering. Pursuant to the terms of the underwriting agreement, and subject to certain customary provisions and conditions to closing, upon execution of the underwriting agreement, Sandler O’Neill & Partners, L.P. and any other underwriters will be obligated to purchase all the shares subject to the firm commitment underwritten offering.

If for any reason we cannot affect a syndicated offering or firm commitment underwritten offering of shares of common stock not purchased in the subscription and community offerings, we will try to make other arrangements for the sale of unsubscribed shares, if possible. The Federal Reserve and the FINRA must approve any such arrangements.

Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the offering:

•	the maximum number of shares of common stock that may be purchased by a person in any single category of the offering is 30,000 shares;

•	no person or entity together with any associate or group of persons acting in concert may purchase more than 50,000 shares of common stock in the offering;

•	the maximum number of shares of common stock that may be purchased in all categories of the offering by our executive officers and directors and their associates, in the aggregate, may not exceed 25% of the shares issued in the offering; and

•	the minimum purchase by each person purchasing shares in the offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, and subject to any required regulatory approvals and the requirements of applicable laws and regulations, but without further approval of our members, we may decrease or increase the purchase limitations to a percentage which does not exceed 4.99% of the shares issued in the offering. In the event that the maximum purchase limitation is increased to 4.99% of the shares issued in the offering, this limitation may be further increased to 9.99%, provided that orders for common stock exceeding 4.99% shall not exceed in the aggregate 10% of the shares of common stock issued in the offering.

If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount will be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation would be an increase in the number of shares of common stock owned by subscribers who choose to increase their subscriptions. In connection with this type of resolicitation, we may allow payment by wire transfer and disallow payment by personal check.

If a purchase limitation is decreased, subscribers in the subscription offering or any other offering, who ordered more than the new purchase limitation shall be decreased by the minimum amount necessary so that such person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such person.

In the event of an increase in the total number of shares offered in the subscription due to an increase in the maximum of the offering range of up to 15%, the additional shares will be allocated in accordance with the priorities set out above.

The term “associate” of a person means:

•	any corporation or organization, other than Entegra, Bancorp, the Bank, or a majority-owned subsidiary of these entities, of which the person is a senior officer, partner or 10% beneficial shareholder;

•	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity; and

•	any blood or marriage relative of the person, who either lives in the same home as the person or who is a director or executive officer of Entegra, Bancorp or the Bank.

The term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

Our directors are not treated as associates of each other solely because they are members of our Board of Directors. We have the right to determine whether prospective purchasers are associates or acting in concert. Shares of common stock purchased in the offering will be freely transferable except for shares purchased by our executive officers and directors and except as described below. Any purchases made by any associate of Entegra, Bancorp or the Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of FINRA, members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “– Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors” on page 154 and “Restrictions on Acquisition of Entegra—“Anti-takeover” effects of Entegra’s Articles of Incorporation and Bylaws” on page 155.

Marketing and Distribution; Compensation

Subscription and Community Offerings. To assist in the marketing of our common stock, we have retained Sandler O’Neill, which is a broker-dealer registered with FINRA. Sandler O’Neill will act as marketing agent in the subscription and community offerings. The services of Sandler O’Neill include, but are not limited to:

•	consulting as to the financial and securities market implications of the plan of conversion;

•	reviewing with the Board of Directors the financial impact of the offering on Entegra;

•	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

•	assisting in the design and implementation of a marketing strategy for the offering;

•	assisting management in scheduling and preparing for meetings with potential investors in the offering; and

•	providing such other general advice and assistance as we may request to promote the successful completion of the offering.

For these services, Sandler O’Neill will receive a marketing fee in connection with the offering equal to (a) 1.0% of the aggregate purchase price of the shares sold in the subscription offering, plus (b) 1.75% of the aggregate purchase price of the shares sold in the community offering, except that no fee will be paid with respect to shares purchased by our directors, officers and employees or members of their immediate families.

Syndicated Offering or Firm Commitment Underwritten Offering. To the extent shares remain available after the subscription and community offerings, we may sell the shares to the general public in a syndicated offering or firm commitment underwritten offering. Sandler O’Neill and any other selected dealers will receive aggregate fees not to exceed 5.5% of the aggregate price of any shares sold in the syndicated offering or firm commitment underwritten offering.

Expenses. Sandler O’Neill also will be reimbursed for its legal fees and expenses, up to a maximum of $75,000, and its other reasonable out-of-pocket expenses, up to a maximum of $25,000. If the plan of conversion is terminated or if Sandler O’Neill engagement is terminated under certain circumstances as set forth in our agreement, Sandler O’Neill will be entitled to receive reimbursement of its reasonable out-of-pocket expenses.

Indemnity. We will indemnify Sandler O’Neill against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act.

Records Management

We have also engaged Sandler O’Neill to act as our records management agent in connection with the conversion and offering. In its role as records management agent, Sandler O’Neill will provide the following services:

•	consolidation of deposit accounts and vote calculation;

•	design and preparation of proxy forms and stock order forms for the subscription and community offerings;

•	organization and supervision of the Stock Information Center;

•	coordination of proxy solicitation and special meeting services for our special meeting of members; and

•	subscription services.

For these services, Sandler O’Neill has received a fee of $10,000 and will receive an additional $20,000 upon the mailing of proxy and subscription materials to Bancorp’s members. Sandler O’Neill also will be reimbursed for its reasonable out-of-pocket expenses, up to a maximum of $30,000.

Indemnity. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) related to or arising out of Sandler O’Neill’s engagement as our records management agent and their performance of services in that capacity.

Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for our common stock, nor have they prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the conversion and offering. Sandler O’Neill does not express any opinion as to the prices at which common stock to be issued may trade.

Description of Sales Activities

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other trained employees may assist in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. No offers or sales may be made by tellers or at the teller counters. Investment related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

The offering will comply with the requirements of Rule 10b-9 under the Exchange Act.

Prospectus Delivery

To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date of the offering in accordance with Rule 15c2-8 of the Exchange Act, we do not intend to mail a prospectus any later than five (5) days prior to the expiration date or hand deliver any later than two (2) days prior to the expiration date. Execution of an order form will confirm receipt of delivery in accordance with Rule 15c2-8. Order forms will only be distributed with or preceded by a prospectus.

In the syndicated offering, a prospectus in electronic format may be made available on the internet sites or through other online services maintained by Sandler O’Neill or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the syndicate member, prospective investors may be allowed to place orders online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the internet sites referenced in the preceding paragraph and any information contained in any other internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Sandler O’Neill or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

Procedure for Purchasing Shares

Expiration Date. The offering will expire at 4:00 p.m., Eastern Time, on [expiration date], unless extended by us. This extension may be approved by us, in our sole discretion, without further approval or additional notice to purchasers in the offering, except that certain additional restrictions on the resale or subsequent disposition of the shares shall apply.

We will not execute orders until at least the minimum number of shares offered has been sold. If we have not sold the minimum by the expiration date or any extension thereof, we may terminate the offering and promptly refund all funds received for shares of common stock, as described above. Extensions may not go beyond [final expiration date], which is two years after the special meeting of voting members to vote on the conversion.

We reserve the right in our sole discretion (subject to any necessary regulatory approvals) to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal orders and promptly return all funds delivered to us, with interest at the Bank’s current tier 1 statement savings rate from the date the stock order was processed.

We have the right to reject any order submitted in the offering by a person whom we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion.

Use of Order Forms. In order to purchase shares of common stock in the subscription offering and community offering, you must complete an original stock order form and remit full payment. We will not be required to accept incomplete order forms, unsigned order forms or orders submitted on photocopied or facsimiled order forms. Stock order forms must be received (not postmarked) prior to 4:00 p.m., Eastern Time, on [expiration date], unless extended by us. We are not required to accept order forms that are not received by that time or that are received without full payment or without appropriate withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed order forms. We have the right to permit the correction of incomplete or improperly executed order forms or waive immaterial irregularities. You may submit your stock order form by mail using the order reply envelope provided or by overnight courier to our Stock Information Center, at the address indicated on the order form. We will not accept faxed order forms. Other than our Stock Information Center, we will not accept stock order forms at our banking offices. Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the subscription offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final, subject to regulatory authority.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by the Bank, the FDIC or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act or the Exchange Act. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent, the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the stock order forms will be final.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares may be made by:

•	personal check, bank check or money order, payable to “Entegra Financial Corp.”; or

•	authorization of withdrawal from the types of Bank deposit accounts designated on the order form.

Appropriate means for designating withdrawals from deposit accounts at the Bank are provided in the order forms. The funds designated must be available in the account(s) at the time the order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contract rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal without penalty and the remaining balance will be transferred to a savings account and earn interest calculated at the tier 1 statement savings rate current at the time. In the case of payments made by personal check, these funds must be available in the account(s). Payments made by check or money order will be immediately cashed and placed in a segregated account at the Bank and will earn interest at our tier 1 statement savings rate until the offering is completed or terminated.

You may not remit cash, wire transfers, Bank line of credit checks, or third-party checks (including those payable to you and endorsed over to Bancorp). You may not designate on your stock order form a direct withdrawal from a Bank retirement account. See “—Using IRA Funds to Purchase Shares,” below, for information on using such funds. Additionally, you may not designate a direct withdrawal from Bank accounts with check-writing privileges. Please provide a check instead. In the event we resolicit large purchasers, as described above in “—Limitations on Common Stock Purchases” on page 146, such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but may pay by wire transfer.

Once we receive your executed order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by [extension date], as described in “—Expiration Date” on page 149.

We will have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the syndicated offering at any time prior to the completion of the offering. This payment may be made by wire transfer.

Federal regulations prohibit the Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

Using IRA Funds to Purchase Shares. If you are interested in using your individual retirement account (“IRA”) funds, or any other retirement account funds, to purchase shares of common stock, you must do so through a self-directed retirement account, such as offered by brokerage firms. By regulation, the Bank’s IRA or other retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use your funds that are currently in a Bank retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. Before you place your order, the funds you wish to use for the purchase of common stock will have to be transferred to another bank or a brokerage account offering self-directed accounts. There will be no early withdrawal or interest penalties for these transfers. The new trustee or custodian will hold the shares of common stock in a self-directed account in the same manner as we now hold the depositor’s retirement account funds. An annual administrative fee may be payable to the new trustee or custodian. Assistance on how to transfer retirement accounts maintained at the Bank can be obtained from the Stock Information Center. [Subscribers interested in using funds in an IRA or any other retirement account, whether held at the Bank or elsewhere, to purchase shares of common stock, should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the [expiration date] offering deadline.] Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock in the Subscription and Community Offerings. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings or in any syndicated offering and/or firm commitment underwritten offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and offering or the next business day. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described above in “Summary—Conditions to Completion of the Conversion and the Offering.” It is possible that until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they purchased, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to issue subscription rights or offer shares of common stock to any person who resides in a foreign country or in a state of the U.S. with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares reside in such state; (ii) the issuance of subscription rights or the offer or sale of such shares of common stock to such persons would require us under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

Termination of Offering. We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest calculated at the Bank’s tier 1 statement savings rate from the date of receipt.

Restrictions on Transfer of Subscription Rights and Shares

The plan of conversion prohibits any person with subscription rights, including the Eligible Account Holders, the Supplemental Eligible Account Holders, Other Depositors and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued thereunder or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares.

We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment related questions. If you have any questions regarding the offering, please call our Stock Information Center, toll free, at (855) 456-6677, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed weekends and bank holidays.

Restrictions on Repurchase of Stock

Under Federal Reserve regulations, for a period of one year from the date of the completion of the offering we may not repurchase any of our common stock from any person, except (i) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Federal Reserve, (ii) the repurchase of qualifying shares of a director, or (iii) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Federal Reserve may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion and offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Federal Reserve. Based on the foregoing restrictions, we anticipate that we will not repurchase any shares of our common stock in the year following completion of the conversion and offering.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event of a complete liquidation of Bancorp and the Bank or a liquidation solely of the Bank prior to the conversion, all claims of creditors of the Bank (including depositors of the Bank to the extent of their deposit balances) would be paid first. Thereafter, any assets of the Bank remaining would be distributed to depositors of the Bank based on the relative size of their deposit balances in the Bank immediately prior to the liquidation.

Liquidation following the conversion. In the unlikely event that the Bank were to liquidate after the conversion, all claims of creditors, including depositors of the Bank to the extent of their deposit balances, would be paid first. However, except with respect to the liquidation accounts to be established in Entegra and the Bank as further described below, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors would not have an interest in the value of the assets of Entegra or the Bank above that amount.

The plan of conversion provides that, upon the completion of the conversion, we are to establish a “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to our total equity as reflected in our latest statement of financial condition contained in this prospectus and used in the offering. The plan of conversion also provides for the establishment of a bank liquidation account at the Bank to support our liquidation account in the event we do not have sufficient capital resources to fund our obligation under our liquidation account.

The liquidation account established by us is designed to provide depositors a liquidation interest after the conversion in the event of a complete liquidation of Entegra and the Bank, or a liquidation solely of the Bank. Specifically, in the unlikely event that either (i) the Bank or (ii) Entegra and the Bank were to liquidate after the conversion, all claims of creditors (including depositors of the Bank to the extent of their deposit balances), would be paid first, followed by distribution to depositors as of December 31, 2012 and [supplemental eligibility date] of their interests in the liquidation account maintained by us. Also, in a complete liquidation of both entities, or of the Bank alone, when we have insufficient assets (other than the stock of the Bank), to fund the liquidation account distributions due to Eligible Account Holders and Supplemental Eligible Account Holders, and the Bank has positive net worth, the Bank shall immediately make a distribution to fund Entegra’s remaining obligations under the liquidation account. If Entegra is completely liquidated or sold apart from a sale or liquidation of the Bank, then Entegra’s liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the Bank liquidation account, subject to the same rights and terms as the liquidation account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in Entegra’s liquidation account.

Under applicable rules and regulatory policies, a post-conversion merger, consolidation, or similar combination with another depository institution in which Entegra or the Bank are not the surviving institution would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving holding company or institution.

Each Eligible Account Holder or Supplemental Eligible Account Holder would have an initial pro rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $100.00 or more held in the Bank on December 31, 2012 or [supplemental eligibility date] equal to the proportion that the balance of each Eligible Account Holder and Supplemental Eligible Account Holder’s deposit account on December 31, 2012 or [supplemental eligibility date] respectively, bears to the balance of all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders in the Bank on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2012 or [supplemental eligibility date], or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to shareholders.

Material Income Tax Consequences

Completion of the mutual-to-stock conversion is subject to the prior receipt of either a private letter ruling from the Internal Revenue Service or an opinion of counsel with respect to federal tax consequences and a private letter ruling from the state taxing authority, an opinion of counsel, or a letter of advice from a tax advisor with respect to applicable state tax consequences of the conversion to Entegra, Macon Bancorp, Macon Bank and Account Holders of Macon Bank. Unlike private letter rulings, the opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Entegra or Macon Bank would prevail in a judicial proceeding.

We have received an opinion of counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., as to the federal and North Carolina state tax consequences of the conversion, including an opinion to the effect that the income tax consequences under North Carolina law of the offering are not materially different than for federal income tax purposes.

Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., has issued an opinion to Entegra, Macon Bancorp and Macon Bank that for federal and North Carolina income tax purposes:

(i)	The conversion of Macon Bancorp’s charter to a North Carolina chartered stock corporation by merger of Macon Bancorp with and into Entegra with Entegra as the resulting entity will constitute a reorganization within the meaning of Section 368(a) of the Code and therefore will qualify as a tax-free reorganization within the meaning of the Code. None of Entegra, Macon Bancorp, Macon Bank or Account Holders will recognize any gain or loss as a result of the Conversion.

(ii)	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Entegra common stock is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Account Holders upon distribution to them of nontransferable subscription rights to purchase shares of Entegra common stock. Account Holders will not realize any taxable income as a result of their exercise of the nontransferable subscriptions rights.

(iii)	It is more likely than not that the basis of Entegra common stock purchased in the offering by the exercise of the nontransferable subscription rights will be the purchase price thereof, and that the holding period for such shares of common stock will begin on the date of completion of the offering.

(iv)	No gain or loss will be recognized by Entegra on the receipt of money in exchange for Entegra common stock sold in the offering.

(v)	For North Carolina income tax purposes, the conversion will be treated in a manner identical to the way the conversion is treated pursuant to the Code.

The opinion under item (ii) above is based on the position that the subscription rights to purchase shares of Entegra common stock received by Account Holders have a fair market value of zero. The opinion under item (iii) above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of Entegra common stock at the same price to be paid by members of the general public in any community offering or syndicated offering and/or firm commitment underwritten offering. Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. In addition, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. noted that Entegra has issued a letter stating its belief that subscription rights do not have any economic value at the time of distribution or at the time the rights are exercised in the subscription offering. Based on the foregoing, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. believes it is more likely than not that the nontransferable subscription rights to purchase Entegra common stock have no value. However, the issue of whether nontransferable subscription rights have value is based on all the facts and circumstances.

If the subscription rights are subsequently found to have an economic value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Entegra and/or Macon Bank may be subject to tax on the distribution of the subscription rights.

The opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable private letter rulings for transactions similar to the conversion and offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

The federal tax opinion has been filed with the SEC as an exhibit to our registration statement.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

All shares of common stock purchased in the offering by our directors or executive officers generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or officer. Each information statement for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. Our directors and executive officers also will be restricted by the insider trading rules promulgated pursuant to the Exchange Act.

Purchases of shares of our common stock by any of our directors or executive officers during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the SEC, except with prior written regulatory approval. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

We have filed with the SEC a registration statement under the Securities Act, for the registration of the common stock to be issued in the offering. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on our banking regulators. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from our banking regulators or otherwise. We may terminate the plan of conversion at any time.

RESTRICTIONS ON ACQUISITION OF ENTEGRA

Although our Board of Directors is not aware of any effort that might be made to obtain control of us after the conversion, our Board of Directors believes that it is appropriate to include certain provisions as part of our Articles to protect our interests and the interests of our shareholders from takeovers which our Board of Directors might conclude are not in our best interests or the best interests of our shareholders or subsidiaries.

The following discussion is a general summary of the material provisions of our Articles and Bylaws and of North Carolina corporate law, North Carolina banking law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in our Articles and Bylaws, reference should be made in each case to the document in question, each of which is part of the applications we have filed with the Commissioner and the Federal Reserve, and our registration statement filed with the SEC. See “Where You Can Find Additional Information” on page 161.

“Anti-takeover” effects of Entegra’s Articles of Incorporation and Bylaws

Our Articles and Bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our Board of Directors or management more difficult.

Evaluation of Certain Business Combinations. Our Articles establish certain restrictions on our consideration of offers by third parties to effect a Business Combination. “Business Combination” means any transfer in connection with (i) a combination or merger of Entegra, (ii) the acquisition of more than 10% of Entegra’s outstanding voting shares, or (iii) a purchase or sale of a substantial portion of the assets of Entegra or its subsidiary (a purchase or sale of 20% or more of the total assets of Entegra or its subsidiary as of the end of the most recent quarterly period being deemed as “substantial”) in each case, as applicable, which requires the approval of, or notice to and absence of objection by any federal or state banking regulator, the Federal Trade Commission or the Anti-Trust Division of the United States Department of Justice, or our shareholders, but excluding any reorganization, acquisition, merger, purchase or sale of assets, or combination initiated by us upon the vote of at least 51% of the Continuing Directors. “Continuing Directors” generally includes all members of our Board of Directors who are not affiliated with any third party offeror which (together with its affiliates and associates) is the beneficial owner of 10% or more of our voting shares (a “Related Person”).

Our Articles provide that our Board of Directors shall, when evaluating such an offer, in connection with the exercise of its judgment in determining what is in the best interests of Entegra and its shareholders, give due consideration to all relevant factors, including, without limitation: (i) the social and economic effects of acceptance of such an offer on our depositors, borrowers, other customers, employees, and creditors, and on the communities in which we operate or are located; (ii) our ability and the ability of the Bank to fulfill the objectives of a bank holding company and/or savings bank, as applicable, and of banking entities, as applicable, under applicable federal and state statutes and regulations; (iii) the business and financial condition and prospects and earnings prospects of the person or group proposing the combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the combination, and other likely financial obligations of such person or group, and the possible effect of such conditions and prospects upon us, the Bank and the communities in which we are located; (iv) the competence, experience, and integrity of the person or group proposing the combination and its or their management; and (v) the prospects for successful conclusion of the proposed combination. This provision could tend to make an acquisition of us more difficult to accomplish without the cooperation or a favorable recommendation of our Board of Directors. If our Board of Directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Approval of Business Combinations. Our Articles require the affirmative vote of 66.7% of our outstanding voting shares to approve a Business Combination, provided, however, that the 66.7% voting requirement shall not be applicable if the Business Combination is approved by our Board of Directors by the affirmative vote of (i) at least 75% of the whole Board of Directors, and (ii) if such Business Combination is proposed by a Related Person or at least 75% of the Continuing Directors, in either case at a duly called or convened regular or special meeting of our Board of Directors.

Staggered Board. In the first election of directors following the conversion, and in all elections thereafter, that the total number of directors is nine or more, the directors shall be divided into three classes, as nearly equal as possible in number as may be, to serve in the first instance for terms of one, two and three years, respectively, from the date such class of directors takes office or until their earlier death, resignation, retirement, removal or disqualification or until their successors shall be elected and shall qualify. Thereafter the successors in each class of directors shall be elected for terms of three years or until their earlier death, resignation, retirement, removal, or disqualification or until their successors shall be elected and shall qualify. Thus, it would take at least two annual elections to replace a majority of our directors. Our Bylaws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to our Board of Directors or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders. Such notice and information requirements are applicable to all shareholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Election of Directors. Our Articles provide that in the case of election of directors, those nominees who receive a majority of the votes cast shall be elected; provided however in the event that two or more nominees are presented for election to the same directorship, the nominee receiving a plurality of the votes cast shall be elected.

Director Vacancies. Our Bylaws provide that any vacancy occurring in our Board of Directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of shareholders at which directors are elected. This provision is designed to afford anti-takeover protection by preventing shareholders from filling board vacancies with their own nominees.

Cumulative Voting. Our Articles do not provide for cumulative voting for any purpose. The absence of cumulative voting may afford anti-takeover protection by preventing a shareholder from casting a number of votes equal to the number of shares owned multiplied by the number of board seats up for election all for or against a single nominee for election as director. As a result, the absence of cumulative voting may make it more difficult for shareholders to elect nominees opposed by our Board of Directors.

Limitation on Voting Rights. Our Articles provide that for a period of three years following the conversion, except with the prior approval of our Board of Directors by the affirmative vote of at least 75% of the whole Board, in no event shall any record owner of shares of common stock that are beneficially owned, directly or indirectly, by a person owning in excess of 10% of the then-outstanding shares of common stock, be entitled to vote any of the shares of common stock held in excess of the 10% limit. This provision is designed to satisfy the Federal Reserve regulations which provide that for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of Entegra’s equity securities without the prior written approval of the Federal Reserve, and restricts the voting rights of any person who exceeds the 10% threshold.

This provision affords anti-takeover protection by discouraging shareholders from acquiring more than 10% of our outstanding common stock and, for those shareholders who do acquire more than the 10% limit, by restricting their ability to influence the outcome of a shareholder vote. Absent this provision, under North Carolina law a shareholder would generally be permitted to vote all of the shares of common stock he or she owns, regardless of whether such holdings exceed 10% of the outstanding common stock. This limitation on voting rights may have the effect of preventing greater than 10% shareholders from voting all of their shares in favor of a proposed transaction or a nominee for director that our Board of Directors may oppose.

Restrictions on Call of Special Meetings. The Bylaws provide special meetings of our shareholders may only be called by our Chief Executive Officer or the Board of Directors.

Authorized but Unissued Shares. After the conversion, Entegra will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock” on page 158. Our Articles authorize 10,000,000 shares of preferred stock. Our Articles authorize our Board of Directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof.

As of March 31, 2014, we had a gross deferred tax asset of $25.0 million. Our preferred stock could be used in connection with the adoption of a shareholder rights plan, sometimes referred to as a “poison pill,” designed to protect our ability to use our deferred tax asset to offset future taxable income, which would be substantially limited if we experienced an “ownership change” under Section 382 of the Code. For example, a series of preferred stock could be designated that would be convertible into common stock upon a person or group acquiring a specified percentage of our common stock. Typically, such a shareholder rights plan provides that if a person or group acquires a specified percentage (usually 4.99%) of a corporation’s voting stock, the shareholders of that corporation (other than the person or group who purchased the specified percentage interest) have the right to purchase shares of the corporation’s common stock at a discount to the market price. This results in dilution to the person or group who purchased the specified percentage interest, both economically and in terms of their percentage ownership of the corporation’s shares. Our Board of Directors is able to implement a shareholder rights plan without further action by our shareholders.

As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, our Board of Directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us. The Board of Directors has no present plan or understanding to issue any preferred stock.

Amendments to our Articles and Bylaws. Except as provided under “—Authorized but Unissued Shares,” above, regarding the amendment of our Articles by our Board of Directors to provide for the issuance of shares of preferred stock, in one or more series, or as otherwise allowed by law, any amendment to our Articles must be approved by our Board of Directors and also by a majority of the outstanding shares of our voting stock; provided, however, that except with the prior approval of our Board of Directors by the affirmative vote of at least 75% of the whole Board of Directors, and, if at any time there is a Related Person, at least 75% of the Continuing Directors, approval by at least 75% of the outstanding voting stock, voting separately as a class, is required to amend the following provisions:

(i)	The limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock, as described in “—Limitation on Voting Rights,” above;

(ii)	The restrictions on our consideration of offers by third parties to effect a Business Combination, as described in “—Evaluation of Certain Business Combinations,” above;

(iii)	The provision of our Articles requiring approval of at least 66.7% of our outstanding voting shares to approve a Business Combination, as described in “—Approval of Business Combinations,” above; and

(iv)	The provision of our Articles requiring approval of at least 75% of the outstanding voting stock to amend the provisions of our Articles provided in (i) through (iii) of this list.

Change in Control Regulations

Federal law requires the approval of the Federal Reserve prior to any person or entity, or any persons or entities acting in concert, acquiring 10% or more of our common stock, and prior to certain other actions that are deemed pursuant to regulations of the Federal Reserve to constitute control. In addition, North Carolina law requires the approval of the Commissioner prior to acquiring control of a North Carolina savings bank.

DESCRIPTION OF CAPITAL STOCK

The following is a brief description of the material terms of the capital stock to be sold in the offering. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the North Carolina Business Corporation Act (“NCBCA”), federal law, our Articles, and our Bylaws, copies of which have been filed with the SEC and are also available upon request from us. See “Where You Can Find Additional Information” on page 161.

General

Our Articles authorize the issuance of 50,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. We expect that our shares of common stock will be listed for trading on the NASDAQ Global Market under the symbol “ENFC,” subject to completion of the offering and compliance with certain conditions, including the presence of at least three registered and active market makers. Sandler O’Neill has advised us that it intends to make a market in shares of our common stock following the offering, but it is under no obligation to do so or to continue to do so once it begins. While we will attempt, before completion of the offering, to obtain commitments from at least two other broker-dealers to make a market in shares of our common stock, there can be no assurance that we will be successful in obtaining such commitments.

We currently expect to issue up to 5,692,500 shares of common stock in the offering. We will not issue shares of preferred stock in the offering. Each share of our common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable. Our Articles, subject to certain limitations, authorize our Board of Directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof.

The shares of common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Pre-emptive Rights; Redemption Rights; Terms of Conversion; Sinking Fund and Redemption Provision. Our common stock has no preemptive rights, redemption rights, conversion rights, sinking fund or redemption provisions.

Voting Rights. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Shareholders are not entitled to cumulate their votes for the election of directors. Directors shall be elected by a majority of the votes cast; provided, however, that in the event two or more nominees are presented for election to the same directorship, the nominee receiving a plurality of the votes cast shall be deemed elected to the directorship.

In the first election of directors following the conversion, and in all elections thereafter, that the total number of directors is nine or more, the directors shall be divided into three classes, as nearly equal as possible in number as may be, to serve in the first instance for terms of one, two and three years, respectively, from the date such class of directors takes office or until their earlier death, resignation, retirement, removal or disqualification or until their successors shall be elected and shall qualify. Thereafter the successors in each class of directors shall be elected for terms of three years or until their earlier death, resignation, retirement, removal, or disqualification or until their successors shall be elected and shall qualify. In the event of any increase or decrease in the number of directors at a time that the directors are so classified, the additional or eliminated directorships shall be classified or chosen so that all classes of directors shall remain or become as nearly equal as possible in number. At all times that the number of directors is less than nine, each director shall be elected to a term ending as of the next succeeding annual meeting of shareholders or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor shall be elected and shall qualify.

Limitation on Voting Rights. Our Articles provide that for a period of three years following the conversion, except with the prior approval of our Board of Directors by the affirmative vote of at least 75% of the whole Board, in no event shall any record owner of shares of common stock that are beneficially owned, directly or indirectly, by a person owning in excess of 10% of the then-outstanding shares of common stock, be entitled to vote any of the shares of common stock held in excess of the 10% limit. This provision is designed to satisfy the Federal Reserve regulations which provide that for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of Entegra’s equity securities without the prior written approval of the Federal Reserve, and restricts the voting rights of any person who exceeds the 10% threshold.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Bank, we would be entitled, as the holder of 100% of the Bank’s capital stock, to receive all of the assets of the Bank available for distribution, after the payment or provision for payment of all debts and liabilities of the Bank, including all deposit accounts and accrued interest thereon, and after any required distribution from the Bank’s liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of our liquidation, dissolution or winding up, our shareholders would be entitled to receive, after the payment or provision for payment of all of our debts and liabilities, including but not limited to our outstanding subordinated debentures, all of our remaining assets available for distribution. If preferred stock is issued, holders of preferred stock may have a priority over the holders of our common stock in the event of liquidation, dissolution or winding up.

Dividend Rights. Holders of our common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of legally available funds. The ability of our Board of Directors to declare and pay dividends on our common stock is subject to the terms of applicable North Carolina law, banking regulations, the Regulatory Agreements and our outstanding subordinated debentures as described in “Our Policy Regarding Dividends” on page 50. The Written Agreement prohibits us from paying any dividends, except with the prior approval of the FRB. See “Supervision and Regulation—Regulatory Agreements” on page 112. Our principal source of income is dividends that are declared and paid by the Bank, on our capital stock. Therefore, our ability to pay dividends is dependent upon the receipt of dividends from the Bank. North Carolina stock savings banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. The Bank may not pay dividends if, after making such distribution, it would become, or if it already is, “undercapitalized” (as such term is defined in the applicable law and regulations) or such transaction would reduce the net worth of the Bank to an amount which is less than the minimum amount required by applicable federal and state regulations. The Memorandum of Understanding prohibits the Bank from paying any dividends, except with the prior approval of the Bank Supervisory Authorities. See “Supervision and Regulation – Regulatory Agreements” on page 112. In addition, the Bank is not permitted to declare or pay a cash dividend if the effect thereof would be to cause its net worth to be reduced below the amount required for the liquidation account established in connection with the proposed conversion. Also, we may not pay dividends on our capital stock if we are in default or have elected to defer payments of interest under our subordinated debentures. Pursuant to Federal Reserve regulations, we may not make a distribution that would constitute a return of capital during the three years following the completion of the conversion and offering. The declaration and payment of future dividends to holders of our common stock will also depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and other factors as our Board of Directors may deem relevant.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

Preferred Stock

None of the shares of our authorized preferred stock will be issued as part of the offering or the conversion. Our Articles authorize our Board of Directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof.

EXPERTS

Our Consolidated Financial Statements as of December 31, 2013, and 2012 included in this prospectus and in the registration statement have been so included in reliance upon the report of Dixon Hughes Goodman LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

RP Financial has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letter with respect to subscription rights.

LEGAL MATTERS

Our counsel, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Greensboro, North Carolina, has issued us its opinions regarding the legality of the common stock and the federal and North Carolina state income tax consequences of the conversion. Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. has consented to the references in this prospectus to its opinions. Certain legal matters will be passed upon for Sandler O’Neill by Kilpatrick Townsend  & Stockton LLP, Washington, D.C.

REGISTRATION REQUIREMENTS

In connection with the offering, we will register our common stock under Section 12(b) of the Exchange Act and, upon such registration, we will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by our directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the plan of conversion, we have undertaken that we will not terminate such registration for a period of at least three years following the offering.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC telephone number is 1-800-SEC-0330. In addition, the SEC maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including us. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

We have filed with the Commissioner and the Federal Reserve applications for approval to become a bank holding company, of the change in control of Bancorp and the Bank and the merger of Bancorp into Entegra that will occur in connection with the plan of conversion. This prospectus omits certain information contained in these applications. These applications may be examined at the offices of the Commissioner and the Federal Reserve, respectively. Our plan of conversion is also available, upon request, at each of our branch offices.

MACON BANCORP AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2013, 2012 and 2011

And March 31, 2014 and 2013 (Unaudited)

(with Report of Independent Registered

Public Accounting Firm thereon)

F-(i)

MACON BANCORP AND SUBSIDIARIES

Years Ended December 31, 2013, 2012 and 2011

Three Months Ended March 31, 2014 and 2013 (Unaudited)

Note: The financial statements of Entegra Financial Corp. have been omitted because Entegra Financial Corp. has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

F-(ii)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Macon Bancorp and Subsidiaries

Franklin, North Carolina

We have audited the accompanying consolidated financial statements of Macon Bancorp and subsidiaries (the “Company”) which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three year period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Macon Bancorp and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

March 14, 2014

MACON BANCORP AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2014	2013	2012
	(Unaudited)
Assets
Cash and due from banks	$7,284	9,080	8,161
Interest-earning deposits	27,690	25,236	17,201

Cash and cash equivalents	34,974	34,316	25,362

Investments – available for sale	154,537	155,484	131,091
Investments – held to maturity (fair value of $25,458 (unaudited) and $20,098 at March 31, 2014 and Dec. 31, 2013, respectively)	25,438	20,988	—
Loans held for sale	6,842	5,688	745
Loans receivable	520,037	521,874	560,724
Allowance for loan losses	(11,956)	(14,251)	(14,874)
Fixed assets, net	13,026	13,006	13,214
Real estate owned	8,748	10,506	19,755
Federal Home Loan Bank stock	2,515	2,724	2,437
Interest receivable	2,836	2,673	2,682
Bank owned life insurance	20,074	19,961	19,479
Net deferred tax asset	3,955	4,210	4,210
Real estate held for investment	2,573	2,489	—
Mortgage servicing rights	2,051	1,883	1,908
Other assets	3,676	3,003	3,206

Total assets	$789,326	784,554	769,939

Liabilities and Equity
Liabilities:
Deposits	$684,679	684,226	675,098
Federal Home Loan Bank advances	40,000	40,000	25,000
Junior subordinated notes	14,433	14,433	14,433
Post employment benefits	10,015	10,199	10,868
Accrued interest payable	2,026	2,023	1,464
Other liabilities	1,445	1,155	782

Total liabilities	752,598	752,036	727,645

Commitments and contingencies (Note 21)

Equity:
Retained earnings, substantially restricted	42,085	39,994	40,409
Accumulated other comprehensive income (loss)	(5,357)	(7,476)	1,885

Total equity	36,728	32,518	42,294

Total liabilities and equity	$789,326	784,554	769,939

The accompanying notes are an integral part of these consolidated financial statements.

MACON BANCORP AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands)

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)
Interest income:
Interest and fees on loans	$7,555	6,935	27,231	30,515	34,106
Taxable securities	980	691	3,447	2,930	3,736
Tax-exempt securities	93	92	370	636	1,512
Interest-earning deposits	10	8	30	17	2
Other interest earning assets	68	44	179	176	127

Total interest and dividend income	8,706	7,770	31,257	34,274	39,483

Interest expense:
Deposits	1,341	1,516	5,826	7,883	11,204
FHLB advances	174	200	672	1,238	2,899
Junior subordinated notes	123	122	490	514	469

Total interest expense	1,638	1,838	6,988	9,635	14,572

Net interest income	7,068	5,932	24,269	24,639	24,911
Provision for loan losses	5	719	4,358	7,878	24,116

Net interest income after provision for loan losses	7,063	5,213	19,911	16,761	795

Noninterest income:
Servicing income (expense), net	279	(49)	(126)	(26)	405
Mortgage banking	268	486	2,407	1,005	555
Gain on sale of investments, net	62	—	358	3,294	1,635
Other than temporary impairment on cost method investment	(76)	—	—	—	—
Overdraft fees	260	289	1,139	1,419	1,465
ATM and debit fees	250	224	1,009	967	765
Bank owned life insurance	129	133	543	595	683
Other	236	317	1,059	960	841

Total noninterest income	1,408	1,400	6,389	8,214	6,349

Noninterest expenses:
Compensation and employee benefits	3,062	2,906	11,428	10,057	10,458
Net occupancy	640	642	2,507	2,373	2,475
Federal deposit insurance	438	422	1,700	1,652	1,679
Professional and advisory	198	70	547	1,000	2,189
Data processing	226	213	893	751	1,134
Real estate owned operations	217	354	1,356	2,156	2,332
Real estate owned valuation	635	600	4,093	2,089	6,042
Loss (gain) on sale of real estate owned, net	(12)	(16)	163	1,203	639
Other	721	661	3,553	3,772	4,802

Total noninterest expenses	6,125	5,852	26,240	25,053	31,750

Income (loss) before taxes	2,346	761	60	(78)	(24,606)
Income tax expense (benefit)	255	—	475	(1,011)	1,374

Net income (loss)	$2,091	761	(415)	933	(25,980)

The accompanying notes are an integral part of these consolidated financial statements.

MACON BANCORP AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(in thousands)

	Three Months Ended,		Years Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)
Net income (loss)	$2,091	761	(415)	933	(25,980)
Other comprehensive income (loss):
Change in unrealized holding gains and losses on securities available for sale	2,141	(340)	(9,431)	1,134	5,041
Reclassification adjustment for securities gains realized in net income	(62)	—	(358)	(3,294)	(1,635)
Amortization of unrealized loss on securities transferred to HTM	50	—	34	—	—
Change in deferred tax valuation allowance attributable to net unrealized losses on investment securities available for sale	811	(268)	(3,479)	(816)	1,435

Other comprehensive income (loss), before tax	2,940	(608)	(13,234)	(2,976)	4,841
Income tax effect related to items of other comprehensive income (loss)	(821)	268	3,873	853	(1,345)

Other comprehensive income (loss), after tax	2,119	(340)	(9,361)	(2,123)	3,496

Comprehensive income (loss)	$4,210	421	(9,776)	(1,190)	(22,484)

The accompanying notes are an integral part of these consolidated financial statements.

MACON BANCORP AND SUBSIDIARIES

Consolidated Statements of Equity

(in thousands)

For the Three Months Ended March 31, 2014 (unaudited)

and the Years Ended December 31, 2013, 2012, and 2011

	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total Equity
Balance, December 31, 2010	$65,456	512	65,968

Net loss	(25,980)	—	(25,980)
Other comprehensive income, net of tax	—	3,496	3,496

Balance, December 31, 2011	$39,476	4,008	43,484

Net income	933	—	933
Other comprehensive loss, net of tax	—	(2,123)	(2,123)

Balance, December 31, 2012	$40,409	1,885	42,294

Net loss	(415)	—	(415)
Other comprehensive loss, net of tax	—	(9,361)	(9,361)

Balance, December 31, 2013	$39,994	(7,476)	32,518

Net income (unaudited)	2,091	—	2,091
Other comprehensive income, net of tax (unaudited)	—	2,119	2,119

Balance, March 31, 2014 (Unaudited)	$42,085	(5,357)	36,728

The accompanying notes are an integral part of these consolidated financial statements.

MACON BANCORP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Three months ended, March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)
Operating activities:
Net income (loss)	$2,091	761	(415)	933	(25,980)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	219	205	848	805	919
Security amortization, net	246	478	1,506	1,972	1,926
Provision for loan losses	5	719	4,358	7,878	24,116
Provision for real estate owned	635	600	4,093	2,089	6,042
Deferred income tax expense	255	(43)	429	(440)	1,374
Net increase (decrease) in deferred loan fees	(152)	(54)	(232)	132	294
Gain on sales of securities available for sale	(62)	—	(358)	(3,294)	(1,635)
Other than temporary impairment on cost method investment	76	—	—	—	—
Income on bank owned life insurance	(113)	(118)	(482)	(536)	(628)
Mortgage banking income, net	(268)	(486)	(2,407)	(1,005)	(555)
Net realized (gain) loss on real estate owned	(12)	(16)	163	1,203	639
Loans originated for sale	(6,123)	(17,866)	(65,635)	(40,815)	(18,900)
Proceeds from sale of loans originated for sale	5,223	18,716	63,099	41,075	19,665
Net change in operating assets and liabilities:
Interest receivable	(163)	(95)	9	505	1,106
Mortgage servicing rights	(168)	(29)	25	406	219
Other assets	(673)	(88)	203	2,252	1,740
Post employment benefits	(184)	(155)	(669)	(669)	(909)
Accrued interest payable	3	141	559	157	(37)
Other liabilities	290	373	373	69	(54)
Current income taxes	—	—	—	(179)	4,166

Net cash provided by operating activities	$1,125	3,043	5,467	12,538	13,508

Investing activities:
Activity for investments available for sale:
Purchases	$(12,412)	(40,824)	(113,810)	(118,361)	(126,188)
Maturities and principal repayments	3,515	11,319	21,122	29,389	27,818
Sales	6,941	—	36,404	147,826	127,618
Net (increase) decrease in loans	(625)	14,539	28,041	26,872	60,732
Proceeds from sale of real estate owned	1,449	1,807	8,671	13,245	15,269
Real estate cost capitalized	—	(27)	(118)	(1,355)	(2,941)
Purchase of fixed assets	(237)	(124)	(642)	(312)	(165)
Redemption (purchases) of FHLB stock	209	388	(287)	4,053	4,489

Net cash provided by (used in) investing activities	$(1,160)	(12,922)	(20,619)	101,357	106,632

MACON BANCORP AND SUBSIDIARIES

Consolidated Statements of Cash Flows, Continued

(in thousands)

	Three months ended, March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)
Financing activities:
Net increase (decrease) in deposits	$453	6,315	9,128	(75,358)	(47,898)
Net increase (decrease) in escrow deposits	240	323	(22)	(376)	311
Proceeds from FHLB advances	—	—	15,000	—	4,000
Repayments of FHLB advances	—	—	—	(27,400)	(80,000)

Net cash provided by (used in) financing activities	$693	6,638	24,106	(103,134)	(123,587)

Increase (decrease) in cash and cash equivalents	658	(3,241)	8,954	10,761	(3,447)
Cash and cash equivalents, beginning of year.	34,316	25,262	25,362	14,601	18,048

Cash and cash equivalents, end of year.	$34,974	22,021	34,316	25,362	14,601

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest on deposits and other borrowings	$1,635	1,697	6,429	9,987	15,071
Income taxes	—	—	43	—	—

Noncash investing and financing activities:
Real estate acquired in satisfaction of mortgage loans	$614	1,929	8,651	21,295	20,610
Loans originated for disposition of real estate owned	300	837	2,591	3,188	6,282
Transfer of investment securities available for sale to held to maturity	4,399	—	20,954	—	—
Transfer of real estate owned to real estate held for investment	—	—	2,500	—	—

The accompanying notes are an integral part of these consolidated financial statements

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

1. Organization

Macon Bancorp (Holding Company) is a mutual holding company for Macon Bank, Inc. (Bank), a state-chartered stock savings bank. The Holding Company’s primary operation is its investment in the Bank. The Holding Company also owns the common stock of Macon Capital Trust I (Trust), the issuing entity for certain trust preferred securities. The Bank has a wholly owned subsidiary, Macon Services, Inc., which owns an investment real estate property. The consolidated entity (Company) financials are presented in these financial statements.

The Bank operates as a community-focused retail bank, originating primarily real estate based mortgage, consumer and commercial loans and accepting deposits from consumers and small businesses.

2. Summary of Significant Accounting Policies

The accounting and reporting policies of the Company conform, in all material respects, to U.S. generally accepted accounting principles, or GAAP, and to general practices within the banking industry. The following summarizes the more significant of these policies and practices.

Estimates – The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change, in the near term, relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

Principles of Consolidation – The accompanying consolidated financial statements include the accounts of the Holding Company, the Bank, and its wholly owned subsidiary. The accounts of the Trust are not consolidated with the Company. In consolidation all significant intercompany accounts and transactions have been eliminated.

Reclassification – Certain amounts in the prior years’ financial statements have been reclassified to conform to the current year’s presentation. The reclassifications had no significant effect on our results of operations or financial condition.

Cash and Cash Equivalents – Cash and cash equivalents as presented in the Consolidated Balance Sheets and Consolidated Statements of Cash Flows include vault cash and demand deposits at other institutions including the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank (FRB). Depository institutions are required to maintain reserve and clearing balances with the FRB. The Company’s required reserve balances with the FRB were $416 (unaudited), $410 and $350 at March 31, 2014, December 31, 2013 and 2012, respectively, and were satisfied entirely through vault cash balances.

Securities – We determine the appropriate classification of securities at the time of purchase. Available for sale securities represent those securities that that we intend to hold for an indefinite period of time, but that may be sold in response to changes in interest rates, prepayment risk, liquidity needs or other factors. Such securities are carried at fair value with net unrealized gains and losses deemed to be temporary, reported as a component of other comprehensive income, net of tax.

Held to maturity securities represent those securities that we have the positive intent and ability to hold to maturity and are carried at amortized cost.

Realized gains and losses on the sale of securities and other-than-temporary impairment (OTTI) charges are recorded as a component of noninterest income in the Consolidated Statements of Operations. Realized gains and losses on the sale of securities are determined using the specific-identification method. Bond premiums are amortized to the call date and bond discounts are accreted to the maturity date, both on a level yield basis.

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

2. Summary of Significant Accounting Policies (Continued)

We perform a quarterly review of our securities to identify those that may indicate OTTI. Our policy for OTTI within the debt securities portfolio is based upon a number of factors, including, but not limited to, the length of time and extent to which the estimated fair value has been less than cost, the financial condition of the underlying issuer and the ability of the issuer to meet contractual obligations. Other factors include the likelihood of the security’s ability to recover any decline in its estimated fair value and whether management intends to sell the security, or if it is more likely than not that management will be required to sell the investment security prior to the security’s recovery.

The Company reclassified certain of its securities from available for sale to held to maturity during the first three months ended March 31, 2014 (unaudited) and the year ended December 31, 2013 in an effort to minimize the impact of future interest rates on Accumulated Other Comprehensive Income (Loss). The difference between the book values and fair values at the date of the transfer will continue to be reported in a separate component of Accumulated Other Comprehensive Income (Loss), and will be amortized into income over the remaining life of the security as an adjustment of yield in a manner consistent with the amortization of a premium. Concurrently, the revised book values of the transferred securities (represented by the market value on the date of transfer) are being amortized back to their par values over the remaining life of the security as an adjustment of yield in a manner consistent with the amortization of a discount.

Loans Held for Sale – Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value. Net unrealized losses are recognized by charges to Mortgage Banking income. When a loan is placed in the held-for-sale category, we stop amortizing the related deferred fees and costs. The remaining unamortized fees and costs are recognized as part of the cost basis of the loan at the time it is sold. Gains and losses on sales of loans held for sale are included in Mortgage Banking income in the Consolidated Statements of Operations. Loans held for sale primarily represent loans on one-to-four family dwellings and the portion of Small Business Administration loans intended to be sold.

Loans Receivable – Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses, unamortized premiums and discounts, and any net deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of interest income over the respective lives of the loans using the interest method without consideration of anticipated prepayments.

Generally, consumer loans are charged down to their estimated collateral value after reaching 90 days past due. The number of days past due is determined by the amount of time from when the payment was due based on contractual terms. Commercial loans are charged off as management becomes aware of facts and circumstances that raise doubt as to the collectability of all or a portion of the principal and when we believe a confirmed loss exists.

The Company began originating and selling the guaranteed portion of small business administration (SBA) loans into the secondary market during the year ended December 31, 2013. When the Company retains the right to service a sold SBA loan, the previous carrying amount is allocated between the guaranteed portion of the loan sold, the unguaranteed portion of the loan retained and the retained SBA servicing right based on their relative fair values on the date of transfer.

Nonaccrual Loans – The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent or when it becomes impaired, whichever occurs first, unless the loan is well secured and in the process of collection. All interest accrued but not collected for loans that are placed on nonaccrual is reversed against interest income. Interest payments received on nonaccrual loans are generally applied as a direct reduction to the principal outstanding until qualifying for return to accrual status. Interest payments received on nonaccrual loans may be recognized as income on a cash basis if recovery of the remaining principal is reasonably assured. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. Interest payments applied to principal while the loan was on nonaccrual may be recognized in income over the remaining life of the loan after the loan is returned to accrual status.

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

2. Summary of Significant Accounting Policies (Continued)

For loans modified in a troubled debt restructuring, the loan is generally placed on non-accrual until there is a period of satisfactory payment performance by the borrower (either immediately before or after the restructuring), generally defined as six months, and the ultimate collectability of all amounts contractually due is not in doubt.

Troubled Debt Restructurings (TDR) – In situations where, for economic or legal reasons related to a borrower’s financial difficulties, we grant a concession, for other than an insignificant period of time, to the borrower that we would not otherwise grant, the related loan is classified as a TDR. We strive to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches nonaccrual status. These modified terms generally include extensions of maturity dates at a stated interest rate lower than the current market rate for a new loan with similar risk characteristics, reductions in contractual interest rates, periods of interest only payments, and principal deferment. While unusual, there may be instances of loan principal forgiveness. We also may have borrowers classified as a TDR wherein their debt obligation has been discharged by a chapter 7 bankruptcy without reaffirmation of debt. We individually evaluate all substandard loans that experienced a modification of terms to determine if a TDR has occurred.

All TDRs are considered to be impaired loans and will be reported as an impaired loan for the remaining life of the loan, unless the restructuring agreement specifies an interest rate equal to or greater than the rate that would be accepted at the time of the restructuring for a new loan with comparable risk and it is fully expected that the remaining principal and interest will be collected according to the restructured agreement

Allowance for Loan Losses (ALL) – The ALL reflects our estimates of probable losses inherent in the loan portfolio at the balance sheet date. The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. The methodology for determining the ALL has two main components: the evaluation of individual loans for impairment and the evaluation of certain groups of homogeneous loans with similar risk characteristics.

A loan is considered impaired when it is probable that we will be unable to collect all principal and interest payments due according to the original contractual terms of the loan agreement. We individually evaluate all loans classified as substandard or nonaccrual greater than $350 for impairment. If the impaired loan is considered collateral dependent, a charge-off is taken based upon the appraised value of the property (less an estimate of selling costs if foreclosure is anticipated). If the impaired loan is not collateral dependent, a specific reserve is established based upon an estimate of the future discounted cash flows after consideration of modifications and the likelihood of future default and prepayment.

The allowance for homogenous loans consists of a base historical loss reserve and a qualitative reserve. The base historical loss reserve utilizes a weighted average historical loss rate of the last 16 quarters, with the last four quarters weighted more heavily than the oldest four quarters. The loss rates for the base loss reserve are segmented into 13 loan categories and contain loss rates ranging from approximately 1% to 14%.

The qualitative reserve adjusts the weighted average loss rates utilized in the base loss reserve for trends in the following internal and external factors:

•	Non-accrual and classified loans

•	Collateral values

•	Loan concentrations

•	Economic conditions – including unemployment rates, building permits, and a regional economic index.

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

2. Summary of Significant Accounting Policies (Continued)

Qualitative reserve adjustment factors range from -10 basis points for a favorable trend to +30 basis points for a highly unfavorable trend. These factors are subject to adjustment as economic conditions change.

Fixed Assets – Land is stated at cost. Office properties and equipment are stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes over the estimated useful lives of the assets ranging from four to 30 years. The cost of maintenance and repairs is charged to expense as incurred while expenditures greater than $500 dollars that increase a property’s life are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income. Leasehold improvements are amortized over the shorter of the asset’s useful life or the remaining lease term, including renewal periods when reasonably assured.

Real Estate Owned – Real estate properties acquired through loan foreclosure are initially recorded at the lower of the recorded investment in the loan or fair value less costs to sell. Losses arising from the initial foreclosure of property are charged against the ALL.

Subsequent to foreclosure, real estate owned is recorded at the lower of carrying amount or fair value less estimated costs to sell. Valuations are periodically performed by management, but not less than annually, and an additional allowance for losses is established by a charge to Real estate owned valuation in the Consolidated Statements of Operations, if necessary.

Federal Home Loan Bank Stock (FHLB) – FHLB stock is carried at cost and evaluated for impairment based on the ultimate recoverability of the par value. The Company has evaluated its FHLB stock and concluded that it is not impaired because the FHLB Atlanta is currently paying cash dividends and redeeming stock at par. The FHLB requires members to purchase and hold a specified level of stock based upon on the members asset value, level of borrowings and participation in other programs offered. Stock in the FHLB is non-marketable and is redeemable at the discretion of the FHLB. Members do not purchase stock in the FHLB for the same reasons that traditional equity investors acquire stock in an investor-owned enterprise. Rather, members purchase stock to obtain access to the low-cost products and services offered by the FHLB. Unlike equity securities of traditional for-profit enterprises, the stock of the FHLB does not provide its holders with an opportunity for capital appreciation because, by regulation, FHLB stock can only be purchased, redeemed and transferred at par value. Both cash and stock dividends are reported as Interest income from taxable securities in the Consolidated Statements of Operations.

Bank Owned Life Insurance (BOLI) – BOLI is recorded at its net cash surrender value. Changes in net cash surrender value are recognized in noninterest income in the Consolidated Statements of Operations.

Real Estate Held for Investment – Real estate held for investment is initially recorded at fair value. Subsequently, the property is depreciated over its estimated useful life. Costs relating to development and improvement of properties are capitalized, whereas holding costs are expensed as incurred.

Mortgage Servicing Rights (MSR) – Effective January 1, 2012, the Company adopted the fair value model for accounting for its MSR’s. This change represented a change in accounting principle and has been accounted for retrospectively by reflecting prior amortization as change in fair value. Because fair value was less than amortized cost and had been properly reserved through a valuation allowance, there was no cumulative impact of adopting the fair value option.

The value of MSR’s are initially recognized as part of the fair value measurement of a derivative loan commitment. However, a separate MSR asset or liability is not recognized until the servicing rights have been contractually separated from the underlying loan by sale of the loan with servicing retained. The MSR is established at estimated fair value, which represents the present value of estimated future net servicing cash flows, considering expected mortgage loan prepayment rates, discount rates, servicing costs and other economic factors, which are determined based on assumptions that a market participant would utilize. The expected rate of mortgage loan prepayments is the most significant factor driving the value of MSRs. Increases in mortgage loan prepayments reduce estimated future net servicing cash flows because the life of the underlying loan is reduced. In determining the estimated fair value of MSRs, mortgage interest rates, which are used to

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

2. Summary of Significant Accounting Policies (Continued)

determine prepayment rates, are held constant over the estimated life of the portfolio. The Company periodically adjusts the recorded amount of its MSR’s to fair value as determined by a third party appraisal.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal (generally 25 basis points) or a fixed amount per loan, and are recorded as income when earned. Changes in fair value of MSR’s are netted against loan servicing fee income and reported as Servicing income (expense), net in the Consolidated Statements of Operations.

Derivative Financial Instruments – Interest Rate Lock Commitments and Forward Sale Contracts – In the normal course of business, we sell originated mortgage loans into the secondary mortgage loan market. We also offer interest rate lock commitments to potential borrowers. The commitments guarantee a specified interest rate for a loan if underwriting standards are met, but the commitment does not obligate the potential borrower to close on the loan. Accordingly, some commitments expire prior to becoming loans. We can encounter pricing risks if interest rates rise significantly before the loan can be closed and sold. As a result, forward sale contracts are utilized in order to mitigate this pricing risk. Whenever a customer desires an interest rate lock commitment, a mortgage originator quotes a secondary market rate guaranteed for that day by the investor. The interest rate lock is executed between the mortgagee and the Company and in turn a forward sale contract may be executed between the Company and an investor (generally FNMA). Both the interest rate lock commitment with the customer and the corresponding forward sale contract with the investor are considered derivatives, but are not accounted for using hedge accounting. As such, changes in the estimated fair value of the derivatives during the commitment period are recorded in current earnings and included in Mortgage banking income in the Consolidated Statements of Operations. The fair value of the interest rate lock commitments and forward sale contracts are recorded as assets or liabilities and included in Other assets and Other liabilities in the Consolidated Balance Sheets.

Advertising Expense – Advertising costs are expensed as incurred. The Company’s advertising expenses were $67 (unaudited) and $41 (unaudited) for the three months ended March 31, 2014 and 2013, respectively, and $279, $267 and $242 for the years ended December 31, 2013, 2012, and 2011, respectively.

Income Taxes – We estimate income tax expense based on amounts expected to be owed to the tax jurisdictions where we conduct business. On a quarterly basis, management assesses the reasonableness of our effective tax rate based upon our current estimate of the amount and components of net income, tax credits and the applicable statutory tax rates expected for the full year.

Deferred income tax assets and liabilities are determined using the asset and liability method and are reported net in the Consolidated Balance Sheets. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax basis of assets and liabilities and recognizes enacted changes in tax rate and laws. When deferred tax assets are recognized, they are subject to a valuation allowance based on management’s judgment as to whether realization is more likely than not. In determining the need for a valuation allowance, the Company considered the following sources of taxable income:

•	Future reversals of existing taxable temporary differences

•	Future taxable income exclusive of reversing temporary differences and carry forwards

•	Taxable income in prior carryback years

•	Tax planning strategies that would, if necessary, be implemented

As a result of the analysis above, the Company concluded that a valuation allowance was necessary as of March 31, 2014 (unaudited) and December 31, 2013 and 2012, after consideration of certain tax planning strategies.

Accrued taxes represent the net estimated amount due to taxing jurisdictions and are reported in other assets or other liabilities, as appropriate, in the Consolidated Balance Sheets. We evaluate and assess the relative risks and appropriate tax

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

2. Summary of Significant Accounting Policies (Continued)

treatment of transactions and filing positions after considering statutes, regulations, judicial precedent and other information and maintain tax accruals consistent with the evaluation of these relative risks and merits. Changes to the estimate of accrued taxes occur periodically due to changes in tax rates, interpretations of tax laws, the status of examinations being conducted by taxing authorities and changes to statutory, judicial and regulatory guidance. These changes, when they occur, can affect deferred taxes and accrued taxes, as well as the current period’s income tax expense and can be significant to our operating results.

Tax positions are recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50 percent likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Allowance for Unfunded Commitments – In the normal course of business, we offer off-balance sheet credit arrangements to enable our customers to meet their financing objectives. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements. Our exposure to credit loss, in the event the customer does not satisfy the terms of the agreement, equals the contractual amount of the obligation less the value of any collateral. We apply the same credit policies in making commitments and standby letters of credit that we use for the underwriting of loans to customers. Commitments generally have fixed expiration dates, annual renewals or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The reserve is calculated by applying historical loss rates from our ALL model to the estimated future utilization of our unfunded commitments. The allowance for unfunded commitments is included in Other liabilities in the Consolidated Balance Sheets.

Junior Subordinated Notes – The Trust is considered to be a variable interest entity since its common equity is not at risk. The Company does not hold a variable interest in the Trust, and therefore, is not considered to be the Trust’s primary beneficiary. As a result, the Company accounts for the junior subordinated notes issued to the Trust and its equity investment in the Trust on an unconsolidated basis. Debt issuance costs of the junior subordinated notes are being amortized over the term of the debt and amounted to $121 (unaudited) as of March 31, 2014 and $123 and $129 as December 31, 2013 and 2012, respectively.

Segments – The Company operates and manages itself within one retail banking segment and has, therefore, not provided segment disclosures.

Recently Issued Accounting Standards

ASU 2013-02 – Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income – In February, 2013, the FASB issued Accounting Standards Update (ASU) 2013-02 that requires entities to disclose:

•	For items reclassified out of accumulated other comprehensive income (AOCI) and into net income in their entirety, the effect of the reclassification on each affected net income line item; and

•	For AOCI reclassification items that are not reclassified in their entirety into net income, a cross reference to other required U.S. GAAP disclosures.

This information may be provided either in the notes or parenthetically on the face of the statement that reports net income as long as all the information is disclosed in a single location. However, an entity is prohibited from providing this information parenthetically on the face of the statement that reports net income if it has items that are not reclassified in their entirety into net income. The ASU carries forward the existing requirement that reclassifications out of AOCI be separately presented for each component of other comprehensive income. This information may be presented either on the face of the financial statement that reports comprehensive income or as a separate disclosure in the notes. There is no change in the requirement to present the components of net income and other comprehensive income in either a single continuous statement or two

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

2. Summary of Significant Accounting Policies (Continued)

Recently Issued Accounting Standards (Continued)

separate but consecutive statements. The ASU also does not change what items are reported in other comprehensive income or the requirement to report reclassifications of items from other comprehensive income.

For nonpublic entities, the new requirements are effective for annual reporting periods beginning after December 15, 2013 and interim and annual periods thereafter. The Company elected to early adopt this ASU as of December 31, 2013.

ASU 2013-11 – Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists – In July 2013, the FASB issued ASU No. 2013-11. When an entity has an unrecognized tax benefit and a net operating loss carryforward (NOL) or similar tax loss or tax credit carryforward in the same jurisdiction as the uncertain tax position, the loss of the tax position may reduce the NOL or tax credit carryforward instead of resulting in a cash payment. The FASB concluded that entities should present the unrecognized tax benefit as a reduction of the deferred tax asset for an NOL or similar tax loss or tax credit carryforward rather than as a liability when the uncertain tax position would reduce the NOL or other carryforward under the tax law. The FASB determined that no new disclosures were necessary. The ASU will require prospective application (including accounting for uncertain tax positions that exist upon date of adoption) with optional retrospective application.

The ASU will be effective for nonpublic companies for annual and interim periods beginning after December 15, 2014. Because the Company does not have any unrecognized tax benefits, no impact from adoption of this ASU is expected.

ASU 2014-04 Receivables – Troubled Debt Restructurings by Creditors – In January 2014, the FASB issued ASU No. 2014-04 (Unaudited). The FASB issued the amendments in this update because they felt “the terms in substance repossession or foreclosure and physical possession” were not defined clearly in the current accounting literature. As a result, there is diversity in practice on when the collateralized mortgage loan is derecognized and the real estate asset is recognized. This ASU applies to all creditors who obtain physical possession of real estate collateral. Physical possession is defined as either obtaining legal title through foreclosure or the borrower conveying all interest in the property through a deed in lieu of foreclosure (or similar legal agreement). Additionally, the ASU requires interim and annual disclosure of both the amount of foreclosed real estate held by the creditor and the recorded investment in consumer collateralized mortgage loans in the process of foreclosure.

The ASU will be effective for public companies for interim and annual reporting periods within those annual periods beginning after December 15, 2014. The Company expects adoption of this standard will not have a material impact on its financial statements.

Subsequent Events – In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through March 14, 2014, the date the 2013 audited financial statements were available to be issued. The Company evaluated its March 31, 2014 (unaudited) consolidated financial statements for subsequent events through May 14, 2014, the date the financial statements were available to be issued.

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

3. Securities

The amortized cost and estimated fair values of securities available for sale are summarized as follows:

	March 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Unaudited)
Agency	$22,973	13	(667)	22,319
Municipal	22,384	176	(705)	21,855
Mortgage-backed	111,921	611	(2,739)	109,793
Mutual fund	580	—	(10)	570

	$157,858	800	(4,121)	154,537

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Agency	$22,977	—	(1,078)	21,899
Municipal	26,963	114	(1,475)	25,602
Mortgage-backed	110,431	574	(3,590)	107,415
Mutual fund	576	—	(8)	568

	$160,947	688	(6,151)	155,484

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Agency	$29,778	11	(48)	29,741
Municipal	18,515	540	(112)	18,943
Mortgage-backed	79,920	2,006	(104)	81,822
Mutual fund	564	21	—	585

	$128,777	2,578	(264)	131,091

The amortized cost and estimated fair values of securities held to maturity are summarized as follows:

	March 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Unaudited)
Agency	$21,039	93	(82)	21,050
Municipal	4,399	9	—	4,408

	$25,438	102	(82)	25,458

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Agency	$20,988	—	(890)	20,098

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

3. Securities (Continued)

During the three months ended March 31, 2014, and the year ended December 31, 2013, the Company transferred the following investment securities from available for sale to held to maturity:

	At Date of Transfer	At March 31, 2014
	(Unaudited)
Book value	$4,473	4,399
Market value	4,399	N/A

Unrealized loss	$74	74

	At Date of Transfer	At December 31, 2013
Book value	$23,000	20,988
Market value	20,954	N/A

Unrealized loss	$2,046	2,012

Information pertaining to securities with gross unrealized losses at March 31, 2014, December 31, 2013 and December 31, 2012 aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	March 31, 2014
	Less Than 12 Months		More Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Unaudited)
Held to Maturity:
Agency	$13,653	82	—	—	13,653	82

Available for Sale:
Agency	19,807	667	—	—	19,807	667
Municipal	12,634	520	3,622	185	16,256	705
Mortgage-backed	59,383	1,477	18,371	1,262	77,754	2,739
Mutual fund	570	10	—	—	570	10

	$106,047	2,756	21,993	1,447	128,040	4,203

	December 31, 2013
	Less Than 12 Months		More Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Held to Maturity:
Agency securities	$20,098	890	—	—	20,098	890

Available for Sale:
Agency securities	21,899	1,078	—	—	21,899	1,078
Municipal securities	18,653	1,201	2,409	274	21,062	1,475
Mortgage-backed	73,836	2,655	9,926	935	83,762	3,590
Mutual fund	568	8	—	—	568	8

	$135,054	5,832	12,335	1,209	147,389	7,041

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

3. Securities (Continued)

	December 31, 2012
	Less Than 12 Months		More Than 12 Months		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available for Sale:
Agency securities	$16,631	48	—		16,631	48
Municipal securities	6,394	76	461	36	6,855	112
Mortgage-backed	15,817	104	—	—	15,817	104

	$38,842	228	461	36	39,303	264

Information pertaining to the number of securities with unrealized losses is detailed in the table below. Management of the Company believes all unrealized losses as of March 31, 2014 (unaudited), December 31, 2013 and 2012 represent temporary impairment. The unrealized losses have resulted from temporary changes in the interest rate market and not as a result of credit deterioration. We do not intend to sell and it is not likely that we will be required to sell any of the securities referenced in the table below before recovery of their amortized cost.

	March 31, 2014 (Unaudited)
	Less Than 12 Months	More Than 12 Months	Total
Agency securities	13	0	13
Municipal securities	32	7	39
Mortgage-backed	32	14	46
Mutual fund	1	0	1

	78	21	99

	December 31, 2013
	Less Than 12 Months	More Than 12 Months	Total
Agency securities	17	0	17
Municipal securities	43	5	48
Mortgage-backed	40	8	48
Mutual fund	1	0	1

	101	13	114

	December 31, 2012
	Less Than 12 Months	More Than 12 Months	Total
Agency securities	7	0	7
Municipal securities	14	1	15
Mortgage-backed	10	0	10
Mutual fund	0	0	0

	31	1	32

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

3. Securities (Continued)

For the three months ended March 31, 2014 and 2013 and the years ended December 31, the Company had proceeds from sales of securities available for sale and their corresponding gross realized gains and losses as detailed below:

	Sales	Gains	Losses
March 31, 2014 (Unaudited)	$6,941	62	—
March 31, 2013 (Unaudited)	$—	—	—
December 31, 2013	$36,404	522	164
December 31, 2012	$147,826	3,321	27

The Company had securities pledged against deposits of approximately $6,822 (unaudited) at March 31, 2014 and $6,778 and $7,000 at December 31, 2013 and 2012, respectively.

The amortized cost and estimated fair value of investments in debt securities at March 31, 2014, by contractual maturity, are shown below. Mortgage-backed securities have not been scheduled because expected maturities will differ from contractual maturities when borrowers have the right to prepay the obligations.

	Available for Sale
	Amortized Cost	Fair Value
	(Unaudited)
Over 1 year through 5 years	$4,628	4,551
After 5 years through 10 years	18,364	17,745
Over 10 years	22,365	21,878

	45,357	44,174
Mortgage-backed securities	111,921	109,793

Total	$157,278	153,967

	Held to Maturity
	Amortized Cost	Fair Value
	(Unaudited)
Over 10 years	25,438	25,458

Total	$25,438	25,458

The amortized cost and estimated fair value of investments in debt securities at December 31, 2013, by contractual maturity, are shown below. Mortgage-backed securities have not been scheduled because expected maturities will differ from contractual maturities when borrowers have the right to prepay the obligations.

	Available for Sale
	Amortized Cost	Fair Value
Over 1 year through 5 years	$4,285	4,199
After 5 years through 10 years	18,155	17,141
Over 10 years	27,500	26,161

	49,940	47,501
Mortgage-backed securities	110,431	107,415

Total	$160,371	154,916

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

3. Securities (Continued)

	Held to Maturity
	Amortized Cost	Fair Value
Over 10 years	20,988	20,098

Total	$20,988	20,098

4. Loans Receivable

Loans receivable are summarized as follows:

	March 31, 2014	December 31, 2013	December 31, 2012

	(Unaudited)
Real estate mortgage loans:
One-to four-family residential	$224,698	225,520	227,726
Commercial real estate	155,134	155,633	173,529
Home equity and lines of credit	55,720	56,836	62,090
Residential construction	9,997	8,952	10,309
Other construction and land	65,649	64,927	76,788

Total real estate loans	511,198	511,868	550,442

Commercial and industrial	8,213	8,285	9,771
Consumer	4,540	3,654	2,676

Total commercial and consumer	12,753	11,939	12,447

Loans receivable, gross	523,951	523,807	562,889

Less: Net deferred loan fees	(1,781)	(1,933)	(2,165)
Unamortized discount and deferred interest	(2,133)	—	—

Loans receivable, net	$520,037	521,874	560,724

The Company had $132.9 million (unaudited), $93.4 million and $93.8 million pledged as collateral to secure funding with the Federal Home Loan Bank of Atlanta at March 31, 2014 and December 31, 2013 and 2012, respectively.

During January, 2014, the Company purchased the remaining participation balance of certain commercial real estate loans from the FDIC. The Company had previously originated the loans and sold a 50% participation to an institution that was subsequently taken into receivership by the Federal Deposit Insurance Corporation. Subsequent to the transaction, $2.8 million (unaudited) of the participation balance purchased was repaid at par, resulting in the Company recognizing approximately $0.6 million (unaudited) of the initial discount, in addition to recognizing $0.3 million (unaudited) of previously collected but deferred interest.

The following summarizes the transaction:

	Date of Transaction	At March 31, 2014
	(Unaudited)
Participation balance	$9,350	6,461
Purchase price	6,743	N/A

Discount	$2,607	1,974

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

4. Loans Receivable (Continued)

The aggregate amount of extensions of credit to executive officers and directors made in the ordinary course of business as of and for the three months ended March 31, 2014 and the years ended December 31 is detailed in the table below:

	March 31, 2014	December 31, 2013	December 31, 2012
	(Unaudited)
Beginning of year	$9,827	10,565	10,426
New loans	4	1,122	3,003
Repayments	(241)	(1,860)	(2,864)

End of year	$9,590	9,827	10,565

5. Allowance for Loan Losses

The following tables present, by portfolio segment, the changes in the allowance for loan losses and the allocation of the allowance for loan losses, as of and for the three months ended March 31, 2014 and 2013, and for the years ended December 31, 2013, 2012 and 2011:

	March 31, 2014
	One-to four Family Residential	Commercial Real Estate	Home Equity and Lines of Credit	Residential Construction	Other Construction and Land	Commercial	Consumer	Total
	(Unaudited)

Beginning balance	$3,693	4,360	1,580	501	3,516	336	265	14,251
Provision	—	—	—	—	5	—	—	5
Charge-offs	430	1,794	143	—	343	—	45	2,755
Recoveries	2	285	16	—	78	4	70	455

Ending balance	$3,265	2,851	1,453	501	3,256	340	290	11,956

Individually evaluated for impairment	$780	188	55	—	216	20	—	1,259

Collectively evaluated for impairment	2,485	2,663	1,398	501	3,040	320	290	10,697

	$3,265	2,851	1,453	501	3,256	340	290	11,956

	March 31, 2013
	One-to four Family Residential	Commercial Real Estate	Home Equity and Lines of Credit	Residential Construction	Other Construction and Land	Commercial	Consumer	Total
	(Unaudited)

Beginning balance	$4,620	2,973	2,002	429	4,059	379	412	14,874
Provision	(91)	408	287	141	280	(25)	(281)	719
Charge-offs	356	319	329	128	257	13	88	1,490
Recoveries	84	—	5	—	4	9	229	331

Ending balance	$4,257	3,062	1,965	442	4,086	350	272	14,434

Individually evaluated for impairment	$1,142	1,522	100	—	480	69	—	3,313

Collectively evaluated for impairment	3,115	1,540	1,865	442	3,606	281	272	11,121

	$4,257	3,062	1,965	442	4,086	350	272	14,434

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

5. Allowance for Loan Losses (Continued)

	December 31, 2013
	One-to four Family Residential	Commercial Real Estate	Home Equity and Lines of Credit	Residential Construction	Other Construction and Land	Commercial	Consumer	Total
Beginning balance	$4,620	2,973	2,002	429	4,059	379	412	14,874
Provision	(77)	3,471	316	154	430	(57)	121	4,358
Charge-offs	1,283	2,209	760	193	1,512	17	675	6,649
Recoveries	433	125	22	111	539	31	407	1,668

Ending balance	$3,693	4,360	1,580	501	3,516	336	265	14,251

Individually evaluated for impairment	$1,152	2,329	168	—	318	101	—	4,068

Collectively evaluated for impairment	2,541	2,031	1,412	501	3,198	235	265	10,183

	$3,693	4,360	1,580	501	3,516	336	265	14,251

	December 31, 2012
	One-to four Family Residential	Commercial Real Estate	Home Equity and Lines of Credit	Residential Construction	Other Construction and Land	Commercial	Consumer	Total
Beginning balance	$4,571	4,338	1,562	397	5,456	300	86	16,710
Provision	2,081	236	1,950	372	2,112	250	877	7,878
Charge-offs	2,511	1,850	1,617	391	4,151	295	821	11,636
Recoveries	479	249	107	51	642	124	270	1,922

Ending balance	$4,620	2,973	2,002	429	4,059	379	412	14,874

Individually evaluated for impairment	$1,459	1,309	55	—	493	70	—	3,386

Collectively evaluated for impairment	3,161	1,664	1,947	429	3,566	309	412	11,488

	$4,620	2,973	2,002	429	4,059	379	412	14,874

	December 31, 2011
	One-to four Family Residential	Commercial Real Estate	Home Equity and Lines of Credit	Residential Construction	Other Construction and Land	Commercial	Consumer	Total
Beginning balance	$4,097	4,206	1,428	540	6,638	236	50	17,195
Provision	6,074	3,850	2,178	812	8,984	1,160	1,058	24,116
Charge-offs	6,140	4,202	2,557	1,043	12,417	1,199	1,288	28,846
Recoveries	540	484	513	88	2,251	103	266	4,245

Ending balance	$4,571	4,338	1,562	397	5,456	300	86	16,710

Individually evaluated for impairment	$800	1,245	—	—	431	73	—	2,549
Collectively evaluated for impairment	3,771	3,093	1,562	397	5,025	227	86	14,161

	$4,571	4,338	1,562	397	5,456	300	86	16,710

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

5. Allowance for Loan Losses (Continued)

The following tables present, by portfolio segment and reserving methodology, the Company’s investment in loans as of and for the three months ended March 31, 2014 and the years ended December 31, 2013 and 2012:

	March 31, 2014
	One-to four Family Residential	Commercial Real Estate	Home Equity and Lines of Credit	Residential 1-4 Construction	Other Construction and Land	Commercial	Consumer	Total
	(Unaudited)
Individually evaluated for impairment	$9,843	13,909	1,429	—	7,213	357	—	32,751

Collectively evaluated for impairment	214,855	141,225	54,291	9,997	58,436	7,856	4,540	491,200

	$224,698	155,134	55,720	9,997	65,649	8,213	4,540	523,951

	December 31, 2013
	One-to four Family Residential	Commercial Real Estate	Home Equity and Lines of Credit	Residential 1-4 Construction	Other Construction and Land	Commercial	Consumer	Total
Individually evaluated for impairment	$9,865	20,943	1,612	—	7,119	531	—	40,070

Collectively evaluated for impairment	215,655	134,690	55,224	8,952	57,808	7,754	3,654	483,737

	$225,520	155,633	56,836	8,952	64,927	8,285	3,654	523,807

	December 31, 2012
	One-to four Family Residential	Commercial Real Estate	Home Equity and Lines of Credit	Residential 1-4 Construction	Other Construction and Land	Commercial	Consumer	Total
Individually evaluated for impairment	$8,920	14,211	1,342	485	9,425	353	—	34,736

Collectively evaluated for impairment	218,806	159,318	60,748	9,824	67,363	9,418	2,676	528,153

	$227,726	173,529	62,090	10,309	76,788	9,771	2,676	562,889

Portfolio Quality Indicators

The Company’s portfolio grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled. The Company’s internal credit risk grading system is based on experiences with similarly graded loans, industry best practices, and regulatory guidance. Credit risk grades are refreshed each three months as they become available, at which time management analyzes the resulting information, as well as other external statistics and factors, to track loan performance.

The Company’s internally assigned grades pursuant to the Board-approved lending policy are as follows:

•	Pass (1-5) – Acceptable loans with any identifiable weaknesses appropriately mitigated.

•	Special Mention (6) – Potential weakness or identifiable weakness present without appropriate mitigating factors; however, loan continues to perform satisfactorily with no material delinquency noted. This may include some deterioration in repayment capacity and/or loan-to-value of securing collateral.

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

5. Allowance for Loan Losses (Continued)

•	Substandard (7) – Significant weakness that remains unmitigated, most likely due to diminished repayment capacity, serious delinquency, and/or marginal performance based upon restructured loan terms.

•	Doubtful (8) – Significant weakness that remains unmitigated and collection in full is highly questionable or improbable.

•	Loss (9) – Collectability is unlikely resulting in immediate charge-off.

Description of segment and class risks

Each of our portfolio segments and the classes within those segments are subject to risks that could have an adverse impact on the credit quality of our loan portfolio. Management has identified the most significant risks as described below which are generally similar among our segments and classes. While the list in not exhaustive, it provides a description of the risks that management has determined are the most significant.

One- to four-family residential

We centrally underwrite each of our one-to-four family residential loans using credit scoring and analytical tools consistent with the Board-approved lending policy and internal procedures based upon industry best practices and regulatory directives. Loans to be sold to secondary market investors must also adhere to investor guidelines. To the extent that the loan is secured by collateral we also evaluate the value and marketability of that collateral. Common risks to each class of non-commercial loans, including one-to-four family residential, include risks that are not specific to individual transactions such as general economic conditions within our markets, particularly unemployment and potential declines in real estate values. Personal events such as death, disability or change in marital status also add risk to non-commercial loans.

Commercial real estate

Commercial mortgage loans are primarily dependent on the ability of our customers to achieve business results consistent with those projected at loan origination resulting in cash flow sufficient to service the debt. To the extent that a customer’s business results are significantly unfavorable versus the original projections, the ability for our loan to be serviced on a basis consistent with the contractual terms may be at risk. While these loans are secured by real property and possibly other business assets such as inventory or accounts receivable, it is possible that the liquidation of the collateral will not fully satisfy the obligation. Other commercial real estate loans consist primarily of loans secured by multifamily housing and agricultural loans. The primary risk associated with multifamily loans is the ability of the income-producing property that collateralizes the loan to produce adequate cash flow to service the debt. High unemployment or generally weak economic conditions may result in our customer having to provide rental rate concessions to achieve adequate occupancy rates. The performance of agricultural loans are highly dependent on favorable weather, reasonable costs for seed and fertilizer, and the ability to successfully market the product at a profitable margin. The demand for these products is also dependent on macroeconomic conditions that are beyond the control of the borrower.

Home equity and lines of credit

Home equity loans are often secured by second liens on residential real estate, thereby making such loans particularly susceptible to declining collateral values. A substantial decline in collateral value could render our second lien position to be effectively unsecured. Additional risks include lien perfection inaccuracies and disputes with first lienholders that may further weaken our collateral position. Further, the open-end structure of these loans creates the risk that customers may draw on the lines in excess of the collateral value if there have been significant declines since origination.

Residential construction and other construction and land

Residential mortgage construction loans are typically secured by undeveloped or partially developed land with funds to be disbursed as home construction is completed contingent upon receipt and satisfactory review of invoices and inspections.

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

5. Allowance for Loan Losses (Continued)

Declines in real estate values can result in residential mortgage loan borrowers having debt levels in excess of the collateral’s current market value. Non-commercial construction and land development loans can experience delays in completion and/or cost overruns that exceed the borrower’s financial ability to complete the project. Cost overruns can result in foreclosure of partially completed collateral with unrealized value and diminished marketability. Commercial construction and land development loans are dependent on the supply and demand for commercial real estate in the markets we serve as well as the demand for newly constructed residential homes and building lots. Deterioration in demand could result in significant decreases in the underlying collateral values and make repayment of the outstanding loans more difficult for our customers.

Commercial

We centrally underwrite each of our commercial loans based primarily upon the customer’s ability to generate the required cash flow to service the debt in accordance with the contractual terms and conditions of the loan agreement. We strive to gain a complete understanding of our borrower’s businesses including the experience and background of the principals. To the extent that the loan is secured by collateral, which is a predominant feature of the majority of our commercial loans, or other assets including accounts receivable and inventory, we gain an understanding of the likely value of the collateral and what level of strength it brings to the loan transaction. To the extent that the principals or other parties are obligated under the note or guaranty agreements, we analyze the relative financial strength and liquidity of each guarantor. Common risks to each class of commercial loans include risks that are not specific to individual transactions such as general economic conditions within our markets, as well as risks that are specific to each transaction including volatility or seasonality of cash flows, changing demand for products and services, personal events such as death, disability or change in marital status, and reductions in the value of our collateral.

Consumer

The consumer loan portfolio includes loans secured by personal property such as automobiles, marketable securities, other titled recreational vehicles including boats and motorcycles, as well as unsecured consumer debt. The value of underlying collateral within this class is especially volatile due to potential rapid depreciation in values since date of loan origination in excess of principal repayment.

The following tables present the recorded investment in loans, by loan grade, as of March 31, 2014 and December 31, 2013 and 2012:

March 31, 2014
Loan Grade	One-to Four- Family Residential	Commercial Real Estate	Home Equity and Lines of Credit	Residential Construction	Other Construction and Land	Commercial	Consumer	Total
	(Unaudited)
1	$—	—	—	—	—	150	25	175
2	—	—	—	—	—	100	—	100
3	72,362	11,208	6,118	652	6,048	580	411	97,379
4	62,368	27,797	11,956	2,922	15,014	874	539	121,470
5	42,517	74,740	11,750	999	29,631	4,359	1,418	165,414
6	10,384	19,411	1,375	1,708	4,843	1,456	1	39,178
7	7,400	21,978	1,309	—	8,701	578	—	39,966

	$195,031	155,134	32,508	6,281	64,237	8,097	2,394	463,682

Ungraded Loan Exposure:

Performing	$29,513	—	23,160	3,716	1,358	116	2,146	60,009
Nonperforming	154	—	52	—	54	—	—	260

Subtotal	$29,667	—	23,212	3,716	1,412	116	2,146	60,269

Total	$224,698	155,134	55,720	9,997	65,649	8,213	4,540	523,951

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

5. Allowance for Loan Losses (Continued)

December 31, 2013
Loan Grade	One-to Four- Family Residential	Commercial Real Estate	Home Equity and Lines of Credit	Residential Construction	Other Construction and Land	Commercial	Consumer	Total
1	$—	—	—	—	—	176	—	176
2	—	—	—	—	—	100	—	100
3	73,574	11,960	6,720	607	6,241	598	477	100,177
4	64,548	28,164	12,250	2,670	14,489	1,000	231	123,352
5	41,272	72,975	11,625	1,555	25,926	4,232	855	158,440
6	10,362	18,167	1,578	1,723	4,331	1,495	14	37,670
7	10,503	24,346	1,953	—	9,626	590	1	47,019

	$200,259	155,612	34,126	6,555	60,613	8,191	1,578	466,934

Ungraded Loan Exposure:

Performing	$25,261	21	22,710	2,397	4,314	94	2,076	56,873
Nonperforming	—	—	—	—	—	—	—	—

Subtotal	$25,261	21	22,710	2,397	4,314	94	2,076	56,873

Total	$225,520	155,633	56,836	8,952	64,927	8,285	3,654	523,807

December 31, 2012
Loan Grade	One-to Four- Family Residential	Commercial Real Estate	Home Equity and Lines of Credit	Residential Construction	Other Construction and Land	Commercial	Consumer	Total
1	$—	—	—	—	—	299	—	299
2	—	—	—	—	—	—	—	—
3	73,612	13,600	6,925	3,167	7,252	821	5	105,382
4	56,710	31,888	8,395	2,619	13,430	1,305	16	114,363
5	34,036	71,077	9,670	377	23,762	3,821	105	142,848
6	12,584	34,367	2,699	1,764	7,968	2,298	18	61,698
7	17,333	22,597	3,411	1,344	13,636	527	16	58,864

Subtotal	$194,275	173,529	31,100	9,271	66,048	9,071	160	483,454

Ungraded Loan Exposure:

Performing	$33,451	—	30,990	1,038	10,740	700	2,516	79,435
Nonperforming	—	—	—	—	—	—	—	—

Subtotal	$33,451	—	30,990	1,038	10,740	700	2,516	79,435
Total	$227,726	173,529	62,090	10,309	76,788	9,771	2,676	562,889

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

5. Allowance for Loan Losses (Continued)

Delinquency Analysis of Loans by Class

The following tables include an aging analysis of the recorded investment of past-due financing receivables by class as of March 31, 2014 and December 31, 2013 and 2012. The Company does not accrue interest on loans greater than 90 days past due.

	March 31, 2014
	30-59 Days Past Due	60-89 Days Past Due	90 Days and Over Past Due	Total Past Due	Current	Total Loans Receivable
	(Unaudited)
One-to four-family residential	$6,034	—	3,072	9,106	215,592	224,698
Commercial real estate	5,004	—	536	5,540	149,594	155,134
Home equity and lines of credit	1,001	50	109	1,160	54,560	55,720
Residential construction	—	—	—	—	9,997	9,997
Other construction and land	2,408	—	810	3,218	62,431	65,649
Commercial	32	—	—	32	8,181	8,213
Consumer	76	—	—	76	4,464	4,540

Total	$14,555	50	4,527	19,132	504,819	523,951

	December 31, 2013
	30-59 Days Past Due	60-89 Days Past Due	90 Days and Over	Total Past Due	Current	Total Loans Receivable
One-to four-family residential	$5,539	669	2,587	8,795	216,725	225,520
Commercial real estate	4,746	53	722	5,521	150,112	155,633
Home equity and lines of credit	313	29	350	692	56,144	56,836
Residential construction	120	—	—	120	8,832	8,952
Other construction and land	499	185	970	1,654	63,273	64,927
Commercial	—	35	—	35	8,250	8,285
Consumer	18	9	—	27	3,627	3,654

Total	$11,235	980	4,629	16,844	506,963	523,807

	December 31, 2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days and Over Past Due	Total Past Due	Current	Total Loans Receivable
One-to four-family residential	$5,903	1,510	4,018	11,431	216,295	227,726
Commercial real estate	7,178	1,783	2,372	11,333	162,196	173,529
Home equity and lines of credit	359	576	785	1,720	60,370	62,090
Residential construction	—	302	194	496	9,813	10,309
Other construction and land	1,141	136	6,234	7,511	69,277	76,788
Commercial	55	—	12	67	9,704	9,771
Consumer	15	—	—	15	2,661	2,676

Total	$14,651	4,307	13,615	32,573	530,316	562,889

Impaired Loans

The Company had investments in non-homogeneous loans that were considered impaired as detailed in the tables below. Lost interest income on impaired loans for the three months ended March 31, 2014 and March 31, 2013 was approximately

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

5. Allowance for Loan Losses (Continued)

$78 (unaudited) and $259 (unaudited), respectively, and $215, $747, and $1,941 for the years ended December 31, 2013, 2012 and 2011, respectively.

	March 31, 2014
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired	Interest Income Recognized
	(Unaudited)

Loans without a valuation allowance
One-to four-family residential	$4,297	4,370	—	4,960	49
Commercial real estate	10,926	13,483	—	13,527	128
Home equity and lines of credit	1,052	1,052	—	1,052	14
Residential construction	—	—	—	—	—
Other construction and land	5,279	6,538	—	6,543	68
Commercial	18	18	—	19	—

	$21,572	25,461	—	26,101	259

Loans with a valuation allowance
One-to four-family residential	$5,546	5,546	780	5,564	63
Commercial real estate	2,984	2,984	187	3,007	33
Home equity and lines of credit	377	377	55	377	4
Residential construction	—	—	—	—	—
Other construction and land	1,934	1,934	216	1,942	25
Commercial	338	338	21	339	5

	$11,179	11,179	1,259	11,229	130

Total
One-to four-family residential	$9,843	9,916	780	10,524	112
Commercial real estate	13,910	16,467	187	16,534	161
Home equity and lines of credit	1,429	1,429	55	1,429	18
Residential construction	—	—	—	—	—
Other construction and land	7,213	8,472	216	8,485	93
Commercial	356	356	21	358	5

	$32,751	36,640	1,259	37,330	389

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

5. Allowance for Loan Losses (Continued)

	December 31, 2013
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired	Interest Income Recognized

Loans without a valuation allowance
One-to four-family residential	$4,158	4,539	—	4,586	160
Commercial real estate	8,567	9,518	—	9,610	527
Home equity and lines of credit	1,102	1,262	—	1,255	46
Residential construction	—	—	—	—	—
Other construction and land	5,455	6,464	—	6,490	528
Commercial	—	—	—	—	—

	$19,282	21,783	—	21,941	1,261

Loans with a valuation allowance
One-to four-family residential	$5,707	5,707	1,152	5,664	221
Commercial real estate	12,376	12,376	2,329	3,660	161
Home equity and lines of credit	510	510	168	511	19
Residential construction	—	—	—	—	—
Other construction and land	1,664	1,664	318	937	40
Commercial	531	531	101	347	21

	$20,788	20,788	4,068	11,119	462

Total
One-to four-family residential	$9,865	10,246	1,152	10,250	381
Commercial real estate	20,943	21,894	2,329	13,270	688
Home equity and lines of credit	1,612	1,772	168	1,766	65
Residential construction	—	—	—	—	—
Other construction and land	7,119	8,128	318	7,427	568
Commercial	531	531	101	347	21

	$40,070	42,571	4,068	33,060	1,723

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

5. Allowance for Loan Losses (Continued)

	December 31, 2012
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans without a valuation allowance
One-to four-family residential	$1,607	1,845	—	1,856	69
Commercial real estate	6,001	6,591	—	6,653	318
Home equity loans and lines of credit	1,094	1,255	—	1,267	46
Residential 1-4 construction	485	730	—	740	25
Other construction and land	6,904	7,578	—	7,607	110
Commercial loans	—	—	—	—	—

	$16,091	17,999	—	18,123	568

Loans with a valuation allowance
One-to four-family residential	$7,313	7,455	1,459	7,516	276
Commercial real estate	8,210	8,643	1,309	9,552	796
Home equity loans and lines of credit	248	248	55	248	12
Residential 1-4 construction	—	—	—	—	—
Other construction and land	2,521	2,521	493	2,550	111
Commercial loans	353	353	70	359	22

	$18,645	19,220	3,386	20,225	1,217

Total
One-to four-family residential	$8,920	9,300	1,459	9,372	345
Commercial real estate	14,211	15,234	1,309	16,205	1,114
Home equity loans and lines of credit	1,342	1,503	55	1,515	58
Residential 1-4 construction	485	730	—	740	25
Other construction and land	9,425	10,099	493	10,157	221
Commercial loans	353	353	70	359	22

	$34,736	37,219	3,386	38,348	1,785

Nonperforming Loans and Assets

The following table summarizes the balances of nonperforming loans and assets as of March 31, 2014 and December 31, 2013 and 2012. Certain loans classified as troubled debt restructurings and impaired loans may be on non-accrual status even though they are not contractually delinquent.

	March 31, 2014	December 31, 2013	December 31, 2012
	(Unaudited)
One-to four-family residential	$2,548	2,794	5,367
Commercial real estate	4,391	10,212	4,664
Home equity loans and lines of credit	131	350	852
Residential 1-4 construction	—	—	655
Other construction and land	1,926	2,068	6,176
Commercial	18	190	12
Consumer	1	13	1

Non-performing loans	9,015	15,627	17,727
Real estate owned	8,748	10,506	19,755

Non-performing assets	$17,763	26,133	37,482

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

5. Allowance for Loan Losses (Continued)

Troubled Debt Restructurings (TDR)

The following tables summarize TDR loans as of the dates indicated:

	March 31, 2014
	Performing TDR’s	Nonperforming TDR’s	Total TDR’s
	(Unaudited)
1-4 family residential	$5,551	840	6,391
Commercial real estate	9,456	606	10,062
Home equity and lines of credit	560	—	560
Other construction and land	5,582	675	6,257
Commercial	338	18	356

	$21,487	2,139	23,626

	December 31, 2013
	Performing TDR’s	Nonperforming TDR’s	Total TDR’s
1-4 family residential	$5,786	643	6,429
Commercial real estate	10,690	694	11,384
Home equity and lines of credit	510	—	510
Residential construction	—	—	—
Other construction and land	5,688	638	6,326
Commercial	341	—	341

	$23,015	1,975	24,990

	December 31, 2012
	Performing TDR’s	Nonperforming TDR’s	Total TDR’s
1-4 family residential	$6,321	—	6,321
Commercial real estate	10,116	1,720	11,836
Home equity and lines of credit	248	—	248
Residential construction	—	485	485
Other construction and land	4,370	3,245	7,615
Commercial	353	—	353

	$21,408	5,450	26,858

	December 31, 2011
	Performing TDR’s	Nonperforming TDR’s	Total TDR’s
1-4 family residential	$4,455	3,041	7,496
Commercial real estate	7,775	4,810	12,585
Home equity and lines of credit	—	—	—
Residential construction	621	327	948
Other construction and land	4,409	3,663	8,072
Commercial	364	14	378

	$17,624	11,855	29,479

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

5. Allowance for Loan Losses (Continued)

Loan modifications that were considered TDR’s for the three months ended March 31, 2014 and 2013 and years ended December 31 are summarized in the tables below:

	March 31, 2014
	Number of Loans	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
	(Unaudited)
Below market interest rate:
One-to four-family residential	1	$191	151
HELOC and LOC	1	50	40

	2	$241	191

Extended payment terms:
Other construction and land	1	$54	40
Commercial real estate	4	684	574
Commercial	1	18	18

	6	$756	632

	March 31, 2013
	Number of Loans	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
	(Unaudited)
Below market interest rate:
One-to four-family residential	1	$135	116
HELOC and LOC	1	80	36

	2	$215	152

	December 31, 2013
	Number of Loans	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
Below market interest rate:
One-to four-family residential	3	$486	397
HELOC and LOC	2	263	144
Commercial real estate	2	1,802	1,609

	7	$2,551	2,150

Extended payment terms:
One-to four-family residential	1	$199	157
Commercial real estate	1	478	215

	2	$677	372

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

5. Allowance for Loan Losses (Continued)

	December 31, 2012
	Number of Loans	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
Below market interest rate:
One-to four-family residential	6	$2,797	2,104
HELOC and LOC	2	249	193
Other Construction and Land	3	1,156	738
Commercial real estate	2	3,199	3,051

	13	$7,401	6,086

Extended payment terms:
One-to four-family residential	1	$184	184
Residential construction	1	745	500

	2	$929	684

	December 31, 2011
	Number of Loans	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
Below market interest rate:
One-to four-family residential	3	$1,199	1,075
One-to four-family construction	1	852	621
Other construction and land	7	1,716	1,371
Commercial real estate	5	3,608	3,258

	16	$7,375	6,325

Extended payment terms:
Other Construction and Land	3	3,902	3,902

	3	$3,902	3,902

There were no TDRs that defaulted within 12 months after being modified during the three months ended March 31, 2014 (unaudited). The following tables summarize TDR’s that have defaulted within 12 months after being modified during the years ended December 31.

	2013
	Number of Loans	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
Below market interest rate:
Other construction and land	1	479	364

	1	$479	364

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

5. Allowance for Loan Losses (Continued)

	2012
	Number of Loans	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
Below market interest rate:
Residential construction	1	852	621

	1	$852	621

	2011
	Number of Loans	Pre-modification Outstanding Recorded Investment	Post-modification Outstanding Recorded Investment
Below market interest rate:
Residential construction	1	234	157

	1	$234	157

Extended payment terms:
Other construction and land	1	$750	656

	1	$750	656

6. Concentrations of Credit Risk

A substantial portion of the loan portfolio is represented by loans in western North Carolina, northern Georgia, and upstate South Carolina. The capacity and willingness of the Company’s debtors to honor their contractual obligations is dependent upon general economic conditions and the health of the real estate market within its general lending area. The majority of the Company’s loans, commitments and lines of credit have been granted to customers in its primary market area and substantially all of these instruments are collateralized by real estate or other assets.

The Company, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of its legal lending limit which was $10,338 (unaudited) at March 31, 2014, $10,355 at December 31, 2013 and $10,505 at December 31, 2012.

The Company’s loans were concentrated in the following categories as of March 31, 2014, December 31, 2013 and 2012:

	March 31,	December 31,
	2014	2013	2012
	(Unaudited)
One-to four-family residential	42.9	43.1	40.5%
Commercial real estate	29.6	29.7	30.8
Home equity and lines of credit	10.6	10.9	11.0
Residential construction	1.9	1.7	1.8
Other construction and land	12.5	12.4	13.6
Commercial	1.6	1.6	1.7
Consumer	0.9	0.7	0.5

Total loans	100.0	100.0	100.0%

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

7. Fixed Assets

Fixed assets are summarized as follows:

	March 31,	December 31,
	2014	2013	2012
	(Unaudited)
Land and improvements	$7,032	7,032	7,037
Buildings	12,770	12,756	12,696
Furniture, fixtures and equipment	7,793	7,571	7,149
Construction in progress	103	102	13

Total fixed assets	27,698	27,461	26,895
Less accumulated depreciation	(14,672)	(14,455)	(13,681)

Fixed assets, net	$13,026	13,006	13,214

Depreciation and leasehold amortization expense for three months ended March 31, 2014 and 2013 was $219 (unaudited) and $205 (unaudited), respectively. For the years ended December 31, 2013, 2012, and 2011, depreciation and leasehold amortization expense was $848, $805, and $919, respectively.

8. Real Estate Owned

The following table summarizes real estate owned and changes in the valuation allowance for real estate owned as of and for the periods indicated:

	March 31,		December 31,
	2014	2013	2013	2012	2011
	(Unaudited)
Real estate owned, gross	$13,867	22,469	16,066	23,390	21,353
Less: Valuation allowance	5,119	3,986	5,560	3,635	4,523

Real estate owned, net	$8,748	18,483	10,506	19,755	16,830

Valuation allowance, beginning	$5,560	3,635	3,635	4,523	6,101
Provision charged to expense	635	600	4,093	2,089	6,042
Reduction due to disposal	(1,076)	(249)	(2,168)	(2,977)	(7,620)

Valuation allowance, ending	$5,119	3,986	5,560	3,635	4,523

9. Interest Receivable

Interest receivable as of March 31, 2014 and December 31, 2013 and 2012 consists of the following:

	March 31,	December 31,
	2014	2013	2012
	(Unaudited)
Loans receivable	$1,918	1,876	2,096
Investments	918	797	586

Total interest receivable	$2,836	2,673	2,682

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

10. Bank Owned Life Insurance (BOLI)

The following table summarizes the composition of BOLI as of:

	March 31,	December 31,
	2014	2013	2012
	(Unaudited)
Separate account	$12,035	11,983	11,743
General account	7,243	7,188	6,969
Hybrid	796	790	767

Total	$20,074	19,961	19,479

The assets of the separate account BOLI are invested in the PIMCO Mortgage-backed Securities Account which is composed primarily of Treasury and Agency mortgage-backed securities with a rating of Aaa and repurchase agreements with a rating of P-1.

11. Real Estate Held For Investment

At December 31, 2013, the Company’s $2,489 investment in real estate held for investment was comprised primarily of an investment in the land and buildings of a commercial real estate property, which is being leased over a term of 51 months to an investor. The property produced a net loss of $17 for the year ended December 31, 2013 after depreciation expense and payment of property taxes.

At March 31, 2014, the Company’s investment in real estate held for investment was $2,573 (unaudited), and produced a net loss of $16 (unaudited) and $9 (unaudited) for the three months ended March 31, 2014 and 2013, respectively.

12. Loan Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others is detailed below.

March 31,	December 31,
2014	2013	2012	2011
(Unaudited)
$244,508	255,475	255,462	287,334

The following summarizes the activity in the balance of mortgage servicing rights as of and for the three months and years ended March 31 and December 31, respectively:

	March 31,		December 31,
	2014	2013	2013	2012	2011
	(Unaudited)
Mortgage servicing rights, beginning of period	$1,883	1,908	1,908	2,319	3,108
Capitalization from loans sold	48	29	736	461	163
Fair value adjustment	120	—	(761)	(872)	(952)

Mortgage servicing rights, end of period	$2,051	1,937	1,883	1,908	2,319

The Company held custodial escrow deposits of $1,056 (unaudited) at March 31, 2014 and $604 and $473 for loan servicing accounts at December 31, 2013 and 2012, respectively.

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

13. Deposits

The following table summarizes deposit balances and interest expense by type of deposit as of and for the three months ended:

	March 31,
	2014		2013
	Balance	Interest Expense	Balance	Interest Expense
	(Unaudited)
Noninterest-bearing demand	$70,604	—	64,519	—
Interest-bearing demand	78,710	28	72,654	30
Money Market	182,873	251	184,405	300
Savings	26,153	9	25,904	9
Certificates of Deposit	326,339	1,053	333,931	1,177

	$684,679	1,341	681,413	1,516

The following table summarizes deposit balances and interest expense by type of deposit as of and for the years ended:

	December 31,
	2013		2012		2011
	Balance	Interest Expense	Balance	Interest Expense	Balance	Interest Expense
Noninterest-bearing demand	$70,127	—	59,578	—	55,112	—
Interest-bearing demand	81,645	134	76,134	127	68,433	150
Money Market	183,504	1,122	184,224	1,393	185,043	1,956
Savings	25,593	36	25,183	49	26,911	145
Certificates of Deposit	323,357	4,534	329,979	6,314	415,333	8,953

	$684,226	5,826	675,098	7,883	750,832	11,204

Contractual maturities of certificate of deposit accounts are summarized as follows:

	March 31, 2014	December 31, 2013

	(Unaudited)
1 Year	$134,535	134,612
2 Years	92,130	81,276
3 Years	39,745	45,039
4 Years	24,870	24,207
5 Years	28,039	29,367
Thereafter	7,020	8,856

Total certificates of deposit	$326,339	323,357

The Company had certificate of deposit accounts in amounts of $100 thousand or more of approximately $141 million (unaudited) at March 31, 2014 and $136 million and $140 million at December 31, 2013 and 2012, respectively.

The Company held approximately $10,460 (unaudited) at March 31, 2014 and $11,528 and $23,236 at December 31, 2013 and 2012, respectively, in brokered deposits with maturities ranging through June, 2015. Advance fees paid to obtain these deposits are included in Other assets and amortized into interest expense over the term of the brokered deposits and amounted to $24 (unaudited) as of March 31, 2014 and $29 and $61 as of December 31, 2013 and 2012, respectively.

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

13. Deposits (Continued)

The Company had deposits from related parties of $3,723 (unaudited) at March 31, 2014 and $3,571 and $3,237 at December 31, 2013 and 2012, respectively.

14. Borrowings

The Company has total credit availability with the FHLB of up to 30% of assets, subject to the availability of qualified collateral. The Company pledges as collateral for these borrowings certain investment securities, its FHLB stock, and its entire loan portfolio of qualifying mortgages (as defined) under a blanket collateral agreement with the FHLB. At March 31, 2014 and December 31, 2013, the Company had unused borrowing capacity with the FHLB of $57.1 million (unaudited) and $53.4 million, respectively.

The following tables summarizes the outstanding FHLB advances as of the dates indicated:

March 31, 2014
Balance	Type	Rate	Maturity
(Unaudited)
$5,000	Fixed	0.37%	6/30/2015
5,000	Fixed	0.50%	12/30/2015
5,000	Fixed	0.98%	12/30/2016
10,000	Fixed	1.83%	4/10/2019
15,000	Variable	2.80%	4/10/2020

$40,000		1.74%

December 31, 2013				December 31, 2012
Balance	Type	Rate	Maturity	Balance	Type	Rate	Maturity

$5,000	Fixed	0.37%	6/30/2015	—	—	—	—
5,000	Fixed	0.50%	12/30/2015	—	—	—	—
5,000	Fixed	0.98%	12/30/2016	—	—	—	—
10,000	Fixed	1.83%	4/10/2019	10,000	Fixed Convertible	2.13%	2/2/2015
15,000	Variable	2.80%	4/10/2020	15,000	Fixed	3.90%	1/28/2019

$40,000		1.74%		25,000		3.19%

During the year ended December 31, 2013, the Company restructured its $25.0 million of FHLB fixed rate advances into $10.0 million of fixed rate and $15.0 million of variable rate advances, lowering the average cost from 3.19% to 2.41%.

The scheduled maturities of FHLB advances, with respective weighted average rates, are as follows:

	March 31, 2014		December 31, 2013
	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	(Unaudited)
2014	$—	—	$—	—
2015	10,000	0.44%	10,000	0.44%
2016	5,000	0.98%	5,000	0.98%
2017	—	—	—	—
2018	—	—	—	—
2019 – 2020	25,000	2.41%	25,000	2.41%

Total	$40,000	1.74%	$40,000	1.74%

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

14. Borrowings (Continued)

The Company also maintains approximately $56 million (unaudited) and $57 million in federal funds accommodation with the Federal Reserve discount window as of March 31, 2014 and December 31, 2013, respectively. The Bank had no Federal Reserve discount window borrowings at March 31, 2014 (unaudited) or December 31, 2013 and 2012. The rate charged on these advances is currently the Fed Funds target rate plus 0.50% (0.75% as of March 31, 2014 (unaudited) and December 31, 2013).

15. Junior Subordinated Notes

The Company issued $14.4 million of junior subordinated notes to its wholly owned subsidiary, Macon Capital Trust I (Trust), to fully and unconditionally guarantee the trust preferred securities issued by the Trust. These notes qualify as Tier I capital for the Company. The notes accrue and pay interest quarterly at a rate per annum, reset quarterly, equal to 90-day LIBOR plus 2.80% (3.05% at March 31, 2014 (unaudited) and December 31, 2013). The notes mature on March 30, 2034.

The Company has the right to redeem the notes, in whole or in part, on or after March 30, 2009 at a price equal to 100% of the principal amount plus accrued and unpaid interest. In addition, the Company may redeem the notes in whole (but not in part) upon the occurrence of a capital disqualification event, an investment company event, or a tax event at a specified redemption price as defined in the indenture.

The Company also may, at its option, defer the payment of interest on the notes for a period up to twenty consecutive quarters, provided that interest will also accrue on the deferred payments of interest. As of March 31, 2014 and December 31, 2013, the Company has deferred payments of interest on the notes for 14 (unaudited) and 13 consecutive quarters in the aggregate amount of $1,689 (unaudited) and $1,567, respectively.

16. Employee Benefit Plans

The Company maintains an employee savings plan under Section 401(k) of the Internal Revenue Code. This plan covers substantially all full-time employees who have attained the age of twenty-one. Employees may contribute a percentage of their annual gross salary as limited by the federal tax laws. The Company matches employee contributions based on the plan guidelines. The Company contribution totaled $51 (unaudited) and $42 (unaudited) for the three months ended March 31, 2014 and 2013, respectively, and $184, $164, and $251 for the years ended December 31, 2013, 2012, and 2011, respectively.

The Company has a compensated expense policy that allows employees to accrue paid time off for vacation, sick or other unexcused absences up to a specified number of days each year. Employees may sell back a limited amount of unused time at the end of each year or convert the time to an accrued sick time account which is forfeited if unused at termination, but no carry-over or payout of unused time is permitted.

17. Post-Employment Benefits

The Company has established several nonqualified deferred compensation and post-employment programs providing benefits to certain directors and key management employees. No new participants have been admitted to any of the plans since 2009 and existing benefit levels have been frozen.

A summary of the key terms and accounting for each plan are as follows:

•	Supplemental Executive Retirement Plan (SERP) – provides a post-retirement income stream to several current and former executives. The estimated present value of the future benefits to be paid during a post-retirement period of 216 months is accrued over the period from the effective date of the agreement to the expected date of retirement using a discount rate of 7%.

•	CAP Equity Plan – provides a post-retirement benefit payable in cash, the formula for which is based on the increase in the value of the Company’s equity times a presumed number of units. Interest of 8% is accrued on a participant’s unpaid balances, subject to the terms of the Plan.

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

17. Post-Employment Benefits (Continued)

•	Director Consultation Plan – provides a post-retirement monthly benefit for continuing to provide consulting services as needed. The gross amount of the future payments are accrued.

•	Deferred Compensation Plan – allowed certain officers and directors to defer compensation and fees into a Rabbi Trust. Interest is accrued based on a three year average Return on Equity, which was 0% (unaudited) at March 31, 2014 and 0% at December 31, 2013.

•	Life Insurance Plan – provides an endorsement split dollar benefit to several current and former executives, under which the Company has agreed to maintain an insurance policy during the executive’s retirement and to provide the executive with a death benefit. The estimated cost of insurance for the portion of the policy expected to be paid as a split dollar death benefit in each post-retirement year is measured for the period between expected retirement age and the earlier of (a) expected mortality and (b) age 95. The resulting amount is then allocated on a present value basis to the period ending on the participant’s full eligibility date. A discount rate of 6% and life expectancy based on the 2001 Valuation Basic Table has been assumed.

A summary of the liabilities related to each of the plans are as follows:

	March 31,	December 31,
	2014	2013	2012
	(Unaudited)
SERP	$3,668	3,673	3,695
Cap Equity	5,175	5,357	5,658
Director Consultation	389	228	231
Deferred Compensation	227	389	772
Life Insurance	556	552	512

	$10,015	10,199	10,868

The expense related to the plans noted above totaled $154 (unaudited) and $152 (unaudited) for the three months ended March 31, 2014 and 2013, respectively, and $638, $623 and $558 for the years ended December 31, 2013, 2012 and 2011, respectively.

18. Income Taxes

Income tax expense (benefit) for the periods indicated is summarized as follows:

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)
Current
Federal	$—	43	46	(571)	—
State	—	—	—	—	—
Deferred	1,187	401	—	(404)	(10,259)
Change in valuation allowance	(932)	(444)	429	(36)	11,633

Total income tax expense (benefit)	$255	—	475	(1,011)	1,374

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

18. Income Taxes (Continued)

The differences between actual income tax expense and the amount computed by applying the federal statutory income tax rate of 35% to income before income taxes for the periods indicated is reconciled as follows:

	Three Months Ended March 31,
	2014		2013
	$	Rate	$	Rate
	(Unaudited)
Computed income tax expense	821	35.0%	266	35.0%
Deferred tax valuation allowance	(932)	-39.7%	(444)	-58.3%
State income tax, net of federal benefit	(43)	-1.8%	23	3.0%
Nontaxable municipal security income	(28)	-1.2%	(31)	-4.1%
Nontaxable BOLI income	(45)	-1.9%	(46)	-6.0%
Other	482	20.5%	232	30.5%

Actual income tax expense	255	10.9%	—	0.0%

	Years Ended December 31,
	2013		2012		2011
	$	Rate	$	Rate	$	Rate
Computed income tax expense (benefit)	21	35.0%	(27)	-35.0%	(8,663)	-35.0%
Deferred tax valuation allowance	429	715.0%	(36)	46.2%	11,633	-47.3%
State income tax, net of federal benefit	76	126.7%	—	0.0%	(1)	0.0%
Nontaxable municipal security income	(123)	-205.0%	(232)	297.4%	(560)	2.3%
Nontaxable BOLI income	(190)	-316.7%	(188)	241.0%	(220)	0.9%
Other	262	436.7%	(528)	676.9%	(815)	3.3%

Actual income tax expense (benefit)	475	791.7%	(1,011)	1296.5%	1,374	-5.6%

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

18. Income Taxes (Continued)

The components of net deferred taxes as of the periods indicated are summarized as follows:

	March 31,	December 31,
	2014	2013	2012
	(Unaudited)
Deferred tax assets:
Allowance for loan losses	$4,573	5,451	5,873
Deferred compensation	3,469	3,752	4,101
Non-accrual interest	61	356	415
Valuation reserve for other real estate	1,958	2,127	1,435
North Carolina NOL carryover	1,414	1,381	1,991
Federal NOL carryover	12,451	11,947	12,012
Unrealized losses on securities	2,049	2,860	—
Other	359	389	287

Gross deferred tax assets	26,334	28,263	26,114
Less: valuation allowance	(20,813)	(22,556)	(19,430)

Total deferred tax assets	5,521	5,707	6,684

Deferred tax liabilities:
Fixed assets	419	448	442
Mortgage servicing rights	784	720	753
Deferred loan costs	250	205	73
Prepaid expenses	113	124	118
Unrealized gains on securities	—	—	1,048
Other	—	—	40

Total deferred tax liabilities	1,566	1,497	2,474

Net deferred tax asset	$3,955	4,210	4,210

As of March 31, 2014 (unaudited) and December 31, 2013 and 2012, the Company has determined that a valuation allowance is necessary for a portion of its net deferred tax assets. As of each of these dates, the Company has determined that it is not able to reasonably predict future taxable income and has exhausted its taxable income in prior carryback years. As a result, the Company has limited the recognition of its net deferred tax asset to the amount of tax planning strategies that would, if necessary, be implemented.

The following table summarizes the activity in the valuation allowance for deferred tax assets, as well as the corresponding accounting, for the periods indicated:

		Three Months Ended March 31,
	Accounting	2014	2013
		(Unaudited)
Beginning of period		$22,556	19,430
Change in unrealized gains and losses on securities	Other Comprehensive Income (Loss)	(811)	268
Decrease in tax planning strategies	Income tax expense	255	—
Change in deferred tax assets and liabilities	Income tax expense	(1,187)	(444)

End of period		$20,813	19,254

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

18. Income Taxes (Continued)

		Years Ended December 31,
	Accounting	2013	2012	2011
Beginning of year		$19,430	18,650	8,452
Change in unrealized gains and losses on securities	Other Comprehensive Income	3,479	816	(1,435)
Change in unrealized gains and losses on securities	Income tax expense (benefit)	429	—	—
Change in valuation allowance	Income tax expense (benefit)	—	(36)	11,633
Change in deferred tax assets and liabilities	Deferred tax asset, net	(782)	—	—

End of year		$22,556	19,430	18,650

The following table summarizes the amount and expiration dates of the Company’s unused net operating losses as of the dates indicated:

	March 31, 2014		December 31, 2013
	Amount	Expiration Dates	Amount	Expiration Dates
	(Unaudited)
Federal	$35,573	2031 - 2032	34,134	2031 - 2032
North Carolina	43,511	2024 - 2027	42,501	2024 - 2027

During the year ended December 31, 2013, the Company recognized a reduction in its net deferred tax assets of approximately $874 as a result of a reduction in the expected North Carolina income tax rate from 6.9% to 5%. This reduction was offset by a corresponding decrease in the valuation allowance.

The Company is subject to examination for federal and state purposes for the tax years 2010 through 2013. As of March 31, 2014 (unaudited) and December 31, 2013 and 2012, the Company does not have any material Unrecognized Tax Benefits.

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

19. Accumulated Other Comprehensive Income (Loss)

The following table summarizes the components of accumulated other comprehensive income (loss) and changes in those components as of and for the years ended December 31:

	Available for Sale Securities	HTM Securities Transferred from AFS	Deferred Tax Valuation Allowance on AFS	Total
Balance, December 31, 2010	$512	—	—	512

Change in deferred tax valuation allowance attributable to unrealized gains (losses) on investment securities available for sale	—	—	1,435	1,435
Change in unrealized holding gains (losses) on securities available for sale, net of income taxes	5,041	—	—	5,041
Reclassification of net gains realized and included in earnings	(1,635)	—	—	(1,635)
Income tax expense (benefit)	(1,345)	—	—	(1,345)

Balance, December 31, 2011	$2,573	—	1,435	4,008

Change in deferred tax valuation allowance attributable to unrealized gains (losses) on investment securities available for sale	—	—	(816)	(816)
Change in unrealized holding gains (losses) on securities available for sale, net of income taxes	1,134	—	—	1,134
Reclassification of net gains realized and included in earnings	(3,294)	—	—	(3,294)
Income tax expense (benefit)	853	—	—	853

Balance, December 31, 2012	$1,266	—	619	1,885

Change in deferred tax valuation allowance attributable to unrealized gains (losses) on investment securities available for sale	—	—	(3,479)	(3,479)
Change in unrealized holding gains (losses) on securities available for sale, net of income taxes	(9,431)	—	—	(9,431)
Reclassification of net gains realized and included in earnings	(358)	—	—	(358)
Transfer of unrealized loss from AFS to HTM, net of cumulative tax effect	1,263	(1,263)	—	—
Amortization of unrealized loss on securities transferred to HTM	—	34	—	34
Income tax expense (benefit)	3,886	(13)	—	3,873

Balance, December 31, 2013	$(3,374)	(1,242)	(2,860)	(7,476)

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

19. Accumulated Other Comprehensive Income (Loss) (Continued)

The following table summarizes the components of accumulated other comprehensive income (loss) and changes in those components as of and for the three months ended March 31:

	Available for Sale Securities	HTM Securities Transferred from AFS	Deferred Tax Valuation Allowance on AFS	Total
Balance, December 31, 2013	$(3,374)	(1,242)	(2,860)	(7,476)

Change in deferred tax valuation allowance attributable to net unrealized losses on investment securities available for sale	—	—	811	811
Change in net unrealized holding losses on securities available for sale	2,141	—	—	2,141
Reclassification adjustment for net securities gains realized in net income	(62)	—	—	(62)
Transfer of net unrealized loss from AFS to HTM	74	(74)	—	—
Amortization of unrealized gains and losses on securities transferred to HTM	—	50	—	50
Income tax effect	(831)	9	—	(821)

Balance, March 31, 2014 (Unaudited)	$2,051	(1,257)	(2,049)	(5,357)

Balance, December 31, 2012	1,266	—	619	1,885
Change in deferred tax valuation allowance attributable to unrealized gains on investment securities available for sale	—	—	(268)	(268)
Change in unrealized holding gains on securities available for sale	(340)	—	—	(340)
Income tax effect	268	—	—	268

Balance, March 31, 2013 (Unaudited)	$1,194	—	351	1,545

The following table shows the line items in the consolidated Statements of Operations affected by amounts reclassified from accumulated other comprehensive income (loss):

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)
Gain on sale of investments, net	$62	—	358	3,294	1,635
Tax effect	24	—	137	1,301	646

Impact, net of tax	38	—	221	1,993	989
Interest income on taxable securities	50	—	(34)	—	—
Tax effect	19	—	13	—	—

Impact, net of tax	31	—	(21)	—	—
Total reclassifications, net of tax	$68	—	200	1,993	989

20. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Company (“FDIC”). Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

20. Regulatory Matters (Continued)

capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. In addition, the Bank is subject to a North Carolina Savings Institution (State) capital requirement of at least 5% of total assets. The Bank must have prior approval from the FDIC before paying dividends, and may not pay interest on its junior subordinated debentures without approval.

On March 26, 2012, the Bank entered into a Consent Order with the FDIC and the North Carolina Commissioner of Banks. The Consent Order seeks to enhance the Bank’s existing practices and procedures in the areas of credit risk management, interest rate risk management, capital levels, and Board oversight. With respect to capital, the Consent Order requires the Bank to achieve by June 26, 2012 and thereafter maintain a Tier 1 capital to average assets (leverage) ratio of at least 8% and a total risk-based capital to total risk-weighted assets ratio of at least 11%. The Consent Order results in the Bank being deemed “adequately capitalized” irrespective of the fact that the Bank’s actual capital ratios indicate “well-capitalized” status as defined by the applicable regulations. If the Bank is unable to achieve the required capital ratios within the specified time frames, or otherwise fails to adhere to the Consent Order, further regulatory actions could be taken. Further, the ability to operate as a going concern could be negatively impacted. As of March 31, 2014 (unaudited) and December 31, 2013 and 2012, the Bank did not meet the mandated level for Tier 1 Leverage Capital, but did meet the mandated level for Total Risk Based Capital.

The Company has taken the following actions, among other things, to improve its earnings and capital position:

•	Reduced its level of assets during 2011 and 2012;

•	Decreased its levels of FHLB advances and brokered deposits in order to reduce higher cost funding sources;

•	Hired additional resources to dispose of non-performing assets and real estate owned;

•	Reduced its concentration in higher risk lending types, including acquisition and development loans; and

•	Approved a plan of conversion to raise capital (see Note 25).

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined).

See Note 26 for a further discussion of the Consent Order.

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

20. Regulatory Matters (Continued)

Following are the required and actual capital amounts and ratios for the Bank:

	Actual		For Capital Adequacy Purposes		Consent Order Requirements
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2014: (Unaudited)
Tier I Leverage Capital	$56,960	7.26%	31,378	>4%	62,755	>8%
Tier 1 Risk-based Capital	56,960	11.07%	20,584	>4%	N/A	N/A
Total Risk-based Capital	63,462	12.33%	41,169	>8%	56,607	>11%
As of December 31, 2013:
Tier I Leverage Capital	$54,775	7.02%	31,190	>4%	62,380	>8%
Tier 1 Risk-based Capital	54,775	10.70%	20,484	>4%	N/A	N/A
Total Risk-based Capital	61,274	11.97%	40,968	>8%	56,331	>11%
As of December 31, 2012:
Tier I Leverage Capital	$55,157	7.16%	30,835	>4%	61,670	>8%
Tier 1 Risk-based Capital	55,157	10.22%	21,594	>4%	N/A	N/A
Total Risk-based Capital	62,005	11.49%	43,188	>8%	59,384	>11%

Following are the required and actual capital amounts and ratios for the Holding Company:

	Actual		For Capital Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of March 2014: (Unaudited)
Tier I Leverage Capital	$55,875	7.12%	$31,399	>4%
Tier I Risk-based Capital	$55,875	10.84%	$20,610	>4%
Total Risk Based Capital	$62,377	12.11%	$41,219	>8%
As of December 31, 2013:
Tier I Leverage Capital	$53,806	6.90%	$31,190	>4%
Tier I Risk-based Capital	$53,806	10.52%	$20,459	>4%
Total Risk Based Capital	$60,297	11.79%	$40,917	>8%
As of December 31, 2012:
Tier I Leverage Capital	$54,219	7.03%	$30,835	>4%
Tier I Risk-based Capital	$54,219	10.04%	$21,594	>4%
Total Risk Based Capital	$61,067	11.31%	$43,188	>8%

21. Commitments and Contingencies

To accommodate the financial needs of its customers, the Company makes commitments under various terms to lend funds. These commitments include revolving credit agreements, term loan commitments and short-term borrowing agreements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held includes first and second mortgages on one-to-four family dwellings, accounts receivable, inventory, and commercial real estate. Certain lines of credit are unsecured.

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

21. Commitments and Contingencies (Continued)

The following summarizes the Company’s approximate commitments to fund lines of credit:

	March 31,	December 31,
	2014	2013
	(Unaudited)
Home equity and other lines	$78,903	76,322
Consumer and other lines	2,549	2,548

	$81,452	78,870

The Company had outstanding commitments to originate mortgage loans as detailed in the table below:

	March 31, 2014			December 31, 2013
	Amount	Range of Rates		Amount	Range of Rates
	(Unaudited)
Fixed	$1,641	3.375% to 5.50%	Fixed	$671	3.75% to 4.625%
Variable	236	4.625% to 4.99%	Variable	100	4.38%

	$1,877			$771

The allowance for unfunded commitments was $88 (unaudited) at March 31, 2014 and $86 at December 31, 2013.

The Company is exposed to loss as a result of its obligation for representations and warranties on loans sold to FNMA and maintained a reserve of $291 (unaudited) as of March 31, 2014 and $291 as of December 31, 2013.

In the normal course of business, the Company is periodically involved in litigation. In the opinion of the Company’s management, none of this litigation is expected to have a material adverse effect on the accompanying consolidated financial statements.

22. Condensed Financial Information of Macon Bancorp—Parent Company Only

	March 31,	December 31,
	2014	2013	2012
	(Unaudited)
Assets
Cash	$483	475	341
Equity investment in Bank	51,813	47,487	56,908
Equity investment in Trust	433	433	433
Other assets	121	123	129

Total assets	$52,850	48,518	57,811

Liabilities and Equity
Junior subordinated notes	$14,433	14,433	14,433
Accrued interest payable	1,689	1,567	1,084
Equity	36,728	32,518	42,294

Total liabilities and equity	$52,850	48,518	57,811

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

22. Condensed Financial Information of Macon Bancorp—Parent Company Only (Continued)

STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)
Dividends from subsidiaries	$—	—	—	—	32

Expenses:
Interest	123	122	490	514	469
Other	37	38	38	43	36

	160	160	528	557	505

Loss before income taxes and equity in undistributed income (loss) of subsidiaries	(160)	(160)	(528)	(557)	(473)
Income tax benefit allocated from consolidated income tax return	45	58	172	195	177

Loss before equity in undistributed income (loss) of subsidiaries	(115)	(102)	(356)	(362)	(296)
Equity in undistributed income (loss) of subsidiaries	2,206	863	(59)	1,295	(25,684)

Net income (loss)	$2,091	761	(415)	933	(25,980)

STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012	2011
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$2,091	761	(415)	933	(25,980)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(2,206)	(863)	59	(1,295)	25,684
Decrease in other assets and liabilities	123	122	490	515	468

Net cash provided by operating activities	8	20	134	153	172

Cash and cash equivalents, beginning	475	341	341	188	16

Cash and cash equivalents, ending	$483	361	475	341	188

23. Operating Leases

The Bank has entered into operating leases in connection with its retail branch operations. These leases expire at various dates through April, 2017. Total rental expense for the three months ended March 31, 2014 and 2013 for all operating leases was approximately $34 (unaudited) and $23 (unaudited), respectively. Total rental expense in 2013, 2012 and 2011 for all operating leases was approximately $92, $70, and $61.

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

23. Operating Leases (Continued)

Following is a schedule of approximate annual future minimum lease payments under operating leases that have initial or remaining lease terms in excess of one year:

	March 31, 2014	December 31, 2013
	(Unaudited)
2014	$49	79
2015	56	56
2016	48	48
2017	16	16

Total minimum lease commitments	$169	199

24. Fair Value Disclosures

We use fair value measurements when recording and disclosing certain financial assets and liabilities. Securities available-for-sale and mortgage servicing rights are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record other assets at fair value on a nonrecurring basis, such as loans held for sale, impaired loans and other real estate owned.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets or liabilities; it is not a forced transaction. In determining fair value, we use various valuation approaches, including market, income and cost approaches. The fair value standard establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing an asset or liability, which is developed, based on market data we have obtained from independent sources. Unobservable inputs reflect our estimate of assumptions that market participants would use in pricing an asset or liability, which are developed based on the best information available in the circumstances.

The fair value hierarchy gives the highest priority to unadjusted quoted market prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

•	Level 1: valuation is based upon unadjusted quoted market prices for identical instruments traded in active markets.

•	Level 2: valuation is based upon quoted market prices for similar instruments traded in active markets, quoted market prices for identical or similar instruments traded in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by market data.

•	Level 3: valuation is derived from other valuation methodologies, including discounted cash flow models and similar techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in determining fair value.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Fair value estimates are made at a specific point of time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale the Company’s entire holdings of a particular financial instrument. Because no active market exists for a significant portion of

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

24. Fair Value Disclosures (Continued)

the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, current interest rates and prepayment trends, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in any of these assumptions used in calculating fair value also would affect significantly the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value on a recurring basis:

Securities

We obtain fair values for debt securities from a third-party pricing service, which utilizes several sources for valuing fixed-income securities. The market evaluation sources for debt securities include observable inputs rather than significant unobservable inputs and are classified as Level 2. The service provider utilizes pricing models that vary by asset class and include available trade, bid and other market information. Generally, the methodologies include broker quotes, proprietary models, vast descriptive terms and conditions databases, as well as extensive quality control programs.

Included in securities is an investment in an exchange traded bond fund which is valued by reference to quoted market prices and considered a Level 1 security.

Loan Servicing Rights

Loan servicing rights are carried at fair value as determined by a third party valuation firm. The valuation model utilizes a discounted cash flow analysis using discount rates and prepayment speed assumptions used by market participants. The Company classifies loan servicing right fair value measurements as Level 3.

Derivative Instruments

Derivative instruments include interest rate lock commitments and forward sale commitments. These instruments are valued based on the change in the value of the underlying loan between the commitment date and the end of the period. The Company classifies these instruments as Level 3.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value on a nonrecurring basis:

Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value. The fair value of loans held for sale is based on what secondary markets are currently offering for portfolios with similar characteristics. Loans held for sale carried at fair value are classified as Level 2.

Impaired Loans

Impaired loans are carried at the lower of recorded investment or fair value. The fair value of impaired loans is estimated using either the value of the collateral (less selling costs if repayment is expected from liquidation of the collateral) or discounted cash flows. Appraisals may be discounted based on our historical knowledge, changes in market conditions from the time of appraisal or our knowledge of the borrower and the borrower’s business. Impaired loans carried at fair value are classified as Level 3.

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

24. Fair Value Disclosures (Continued)

Real Estate Owned

Real estate owned obtained in partial or total satisfaction of a loan is recorded at the lower of recorded investment in the loan or fair value less cost to sell. Subsequent to foreclosure, these assets are carried at the lower of the amount recorded at acquisition date or fair value less cost to sell. Accordingly, it may be necessary to record nonrecurring fair value adjustments. Fair value, when recorded, is generally based upon appraisals by approved, independent, state certified appraisers. Like impaired loans, appraisals may be discounted based on our historical knowledge, changes in market conditions from the time of appraisal or other information available to us. Real estate owned carried at fair value is classified as Level 3.

In addition to financial instruments recorded at fair value in our financial statements, fair value accounting guidance requires disclosure of the fair value of all of an entity’s assets and liabilities that are considered financial instruments. The majority of our assets and liabilities are considered financial instruments. Many of these instruments lack an available trading market as characterized by a willing buyer and willing seller engaged in an exchange transaction. Also, it is our general practice and intent to hold our financial instruments to maturity and to not engage in trading or sales activities. For fair value disclosure purposes, we substantially utilize the fair value measurement criteria as required and explained above. In cases where quoted fair values are not available, we use present value methods to determine the fair value of our financial instruments.

Following is a description of valuation methodologies used for the disclosure of the fair value of financial instruments not carried at fair value:

Cost Method Investment

Included in Other Assets is an investment in a private equity fund which is valued by reference to the audited financial statements. Because the underlying assets in the private equity fund are comprised primarily of investments in private companies without a quoted market value, the investment is considered a Level 3 investment.

Cash and Cash Equivalents

The carrying amount of such instruments is deemed to be a reasonable estimate of fair value.

Loans

The fair value of variable rate performing loans is based on carrying values adjusted for credit risk. The fair value of fixed rate performing loans is estimated using discounted cash flow analyses, utilizing interest rates currently being offered for loans with similar terms, adjusted for credit risk. The fair value of nonperforming loans is based on their carrying values less any specific reserve. A prepayment assumption is used to estimate of the portion of loans that will be repaid prior to their scheduled maturity. No adjustment has been made for the illiquidity in the market for loans as there is no active market for many of the Company’s loans on which to reasonably base this estimate.

Bank Owned Life Insurance

Fair values approximate net cash surrender values.

Federal Home Loan Bank Stock

No ready market exists for this stock and it has no quoted market value. However, redemption of this stock has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

Real Estate Held for Investment

The property is carried at its original appraised value less accumulated depreciation. Fair value is deemed to approximate carrying value as the Company has obtained a recent appraisal.

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

24. Fair Value Disclosures (Continued)

Deposits

The fair values disclosed for demand deposits are equal to the amounts payable on demand at the reporting date. The fair value of certificates of deposit are estimated by discounting the amounts payable at the certificate rates using the rates currently offered for deposits of similar remaining maturities.

Advances from the FHLB

The fair values disclosed for fixed rate long-term borrowings are determined by discounting their contractual cash flows using current interest rates for long-term borrowings of similar remaining maturities. The carrying amounts of variable rate long-term borrowings approximate their fair values.

Junior Subordinated Notes

The carrying amount approximates fair value because the debt is variable rate tied to LIBOR.

Accrued Interest Receivable and Payable

Since these financial instruments will typically be received or paid within three months, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value.

Loan Commitments

Estimates of the fair value of these off-balance sheet items are not made because of the short-term nature of these arrangements and the credit standing of the counterparties.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Below is a table that presents information about certain assets and liabilities measured at fair value on a recurring basis as of the time periods indicated. Forward sale commitment and interest rate lock commitment derivative amounts were immaterial at December 31, 2012.

	March 31, 2014
	Level 1	Level 2	Level 3	Total
	(Unaudited)
Securities available for sale:
U.S. government agencies	$—	22,319	—	22,319
Municipal securities	—	21,855	—	21,855
Mortgage-backed securities	—	109,793	—	109,793
Mutual fund	570	0	—	570

	570	153,967	—	154,537
Mortgage servicing rights	—	—	2,051	2,051
Interest rate lock commitments	—	—	16	16
Forward sales commitments	—	—	4	4

Total assets	$570	153,967	2,071	156,608

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

24. Fair Value Disclosures (Continued)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis (Continued)

	December 31, 2013
	Level 1	Level 2	Level 3	Total

Securities available for sale:
U.S. government agencies	$—	21,899	—	21,899
Municipal securities	—	25,602	—	25,602
Mortgage-backed securities	—	107,415	—	107,415
Mutual fund	568	—	—	568

	568	154,916	—	155,484
Mortgage servicing rights	—	—	1,883	1,883
Forward sales commitments	—	—	12	12

Total assets	$568	154,916	1,895	157,379

Interest rate lock commitments	—	—	7	7

Total liabilities	$—	—	7	7

	December 31, 2012
	Level 1	Level 2	Level 3	Total

Securities available for sale:
U.S. government agencies	$—	29,741	—	29,741
Municipal securities	—	18,943	—	18,943
Mortgage-backed securities	—	81,822	—	81,822
Mutual fund	585	—	—	585

Total Assets	585	130,506	—	131,091
Mortgage servicing rights	—	—	1,908	1,908

Total assets	$585	130,506	1,908	132,999

The following table presents the changes in assets measured at fair value on a recurring basis for which we have utilized Level 3 inputs to determine fair value as of and for the three months ended March 31, and as of and for the years ended December 31.

	Three Months Ended March 31,		Years Ended December 31,
	2014	2013	2013	2012
	(Unaudited)
Balance at beginning of period	$1,888	1,908	1,908	2,319

Mortgage servicing right activity, included in Servicing income, net
Capitalization from loans sold	48	29	736	461
Fair value adjustment	120	—	(761)	(872)
Mortgage derivative gains included in Other income	15	—	5	—

Balance at end of period	$2,071	1,937	1,888	1,908

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

24. Fair Value Disclosures (Continued)

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

Below is a table that presents information about certain assets and liabilities measured at fair value on a nonrecurring basis as of March 31, 2014 and December 31, 2013 and 2012. There were no loans held for sale carried at fair value at March 31, 2014 (unaudited), December 31, 2013 or 2012.

	March 31, 2014
	Level 1	Level 2	Level 3	Total
	(Unaudited)
Loans held for sale	$—	—	—	—
Impaired loans	—	—	31,492	31,492
Real estate owned	—	—	8,748	8,748
Cost method investment	—	—	703	703

Total assets	$—	—	40,943	40,943

	December 31, 2013
	Level 1	Level 2	Level 3	Total
Loans held for sale	$—	—	—	—
Impaired loans	—	—	36,002	36,002
Real estate owned	—	—	10,506	10,506

Total assets	$—	—	46,508	46,508

	December 31, 2012
	Level 1	Level 2	Level 3	Total
Loans held for sale	$—	—	—	—
Impaired loans	—	—	31,350	31,350
Real estate owned	—	—	19,755	19,755

Total assets	$—	—	51,105	51,105

The following table provides information describing the unobservable inputs used in Level 3 fair value measurements at March 31, 2014 (unaudited) and December 31, 2013.

	Valuation Technique	Unobservable Input	General Range
Impaired loans	Discounted Appraisals	Collateral discounts and estimated selling cost	0 – 30%
	Present value of cash flows	Default rates	0 – 10%
Real estate owned	Discounted Appraisals	Collateral discounts and estimated selling cost	0 – 30%
Mortgage servicing rights	Discounted Cash Flows	Prepayment Speed	7 – 30%
		Discount rate	12%
Forward sales commitments and interest rate lock commitments	Change in market price of underlying loan	Value of underlying loan	95% – 105%
Cost-method investment	Audited financial statements	Value of privately owned companies	0 – 100% of cost

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

24. Fair Value Disclosures (Continued)

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis (Continued)

The approximate carrying and estimated fair value of financial instruments are summarized below:

	Carrying Amount	Fair Value Measurements at March 31, 2014 (unaudited)
		Total	Level 1	Level 2	Level 3
Assets:
Cash and equivalents	$34,974	34,974	34,974	—	—
Securities available for sale	154,537	154,537	570	153,967	—
Securities held to maturity	25,438	25,458	—	25,458	—
Loans held for sale	6,842	7,512	—	7,512	—
Loans receivable, net	508,081	529,190	—	—	529,190
Real estate owned	8,748	8,748	—	—	8,748
Federal Home Loan Bank stock	2,515	2,515	—	2,515	—
Interest receivable	2,836	2,836	—	—	2,836
Bank owned life insurance	20,074	20,074	—	—	20,074
Real estate held for investment	2,573	2,573	—	—	2,573
Mortgage servicing rights	2,051	2,051	—	—	2,051
Forward sales commitments	4	4	—	—	4
Interest rate lock commitments	16	16			16
Cost-method investment	703	703	—	—	703

Liabilities:
Demand deposits	$358,340	358,340	—	—	358,340
Certificate deposits	326,339	330,224	—	—	330,224
Federal Home Loan Bank advances	40,000	41,981	—	—	41,981
Junior subordinated debentures	14,433	14,433	—	—	14,433
Accrued interest payable	2,026	2,026	—	—	2,026

	Carrying Amount	Fair Value Measurements at December 31, 2013
		Total	Level 1	Level 2	Level 3
Assets:
Cash and equivalents	$34,316	34,316	34,316
Securities available for sale	155,484	155,484	568	154,916
Securities held to maturity	20,988	20,098		20,098
Loans held for sale	5,688	6,151		6,151
Loans receivable, net	507,623	526,395			526,395
Real estate owned	10,506	10,506			10,506
Federal Home Loan Bank stock	2,724	2,724		2,724
Interest receivable	2,673	2,673			2,673
Bank owned life insurance	19,961	19,961			19,961
Real estate held for investment	2,489	2,489			2,489
Mortgage servicing rights	1,883	1,883			1,883
Forward sales commitments	12	12			12

Liabilities:
Demand deposits	$360,869	360,869			360,869
Certificate deposits	323,357	327,280			327,280
Federal Home Loan Bank advances	40,000	41,845			41,845
Junior subordinated debentures	14,433	14,433			14,433
Accrued interest payable	2,023	2,023			2,023
Interest rate lock commitments	7	7			7

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

24. Fair Value Disclosures (Continued)

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis (Continued)

	Carrying Amount	Fair Value Measurements at December 31, 2012
		Total	Level 1	Level 2	Level 3
Assets:
Cash and equivalents	$25,362	25,362	25,362
Securities available for sale	131,091	131,091	585	130,506
Loans held for sale	745	745		745
Loans receivable	545,850	569,324			569,324
Real estate owned	19,755	19,755			19,755
Federal Home Loan Bank stock	2,437	2,437		2,437
Interest receivable	2,682	2,682			2,682
Bank owned life insurance	19,479	19,479			19,479
Mortgage servicing rights	1,908	1,908			1,908

Liabilities:
Demand deposits	$345,109	345,109			345,109
Certificate deposits	329,979	334,512			334,512
Federal Home Loan Bank advances	25,000	27,692			27,692
Junior subordinated debentures	14,433	14,433			14,433
Accrued interest payable	1,464	1,464			1,464

25. Events Subsequent to December 31, 2013

On January 23, 2014, the Boards of Directors of Macon Bancorp and its subsidiary Macon Bank, Inc. unanimously adopted a plan of conversion to convert Bancorp from the mutual to the stock form of ownership. The plan is subject to approval by members holding a majority of the votes eligible to be cast on the conversion proposal. The Board of Governors of the Federal Reserve System and the North Carolina Commissioner of Banks must also approve the conversion before it may become effective.

26. Events Subsequent to March 31, 2014 (Unaudited)

On April 21, 2014, the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks (the Supervisory Authorities) issued a Memorandum of Understanding (Memorandum) whereby Macon Bank, Inc., through its management and Board, agreed to act in good faith to comply with the following requirements:

1.	Maintain appropriate Board of Director oversight of compliance with the Memorandum;

2.	Maintain qualified management and advise the Supervisory Authorities of certain resignations;

3.	Maintain a Tier 1 Leverage Capital Ratio of at least 8.0% and a Total Risk-based Capital Ratio of at least 11.0%, while operating in accordance with an approved capital plan;

4.	Continue to submit written plans to reduce the level of problem assets;

5.	Charge-off assets classified “loss” that have not been previously charged off;

6.	Perform appropriate stress tests and sensitivity analysis with respect to construction, development and other land loans;

7.	Notify Supervisory Authorities prior to undertaking asset growth that exceeds 10% or more per annum;

8.	Not extend additional credit to borrowers who have a loan that has been charged-off or rated Classified;

9.	Continue to submit an annual acceptable business / strategic plan;

10.	Not declare or pay dividends, bonuses or certain other payments without approval of the Supervisory Authorities;

MACON BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except as noted)

March 31, 2014 and 2013 (Unaudited) and December 31, 2013, 2012 and 2011

26. Events Subsequent to March 31, 2014 (Unaudited) (Continued)

11.	Eliminate and/or correct all violations of laws, regulations, and/or contraventions of policy;

12.	Not accept, renew or rollover any brokered deposit;

13.	Furnish quarterly progress reports to the Supervisory Authorities.

On April 24, 2014, the Consent Order issued against Macon Bank, Inc. by the Federal Deposit Insurance Corporation on March 30, 2012, pursuant to section 8(b) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b), was terminated.

*****

You should rely only on the information contained in this document or that to which we have referred you. No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by us, Macon Bancorp or Macon Bank, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in our affairs or the affairs of Macon Bancorp or Macon Bank, Inc. since any of the dates as of which information is furnished herein or since the date hereof.

Up to

5,692,500 Shares of

COMMON STOCK

$10.00 per share

(Subject to Increase to up to 6,546,375 Shares)

(Proposed Holding Company for Macon Bank, Inc.)

PROSPECTUS

SANDLER O’NEILL + PARTNERS, L.P.

[Prospectus Date]

Until [expiration date] all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver the prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

		Amount (1)

•	Registrant’s Legal Fees and Expenses	$275,000

•	Registrant’s Accounting Fees and Expenses	125,000

•	Conversion Agent and Data Processing Fees	30,000

•	Marketing Agent Fees (1)	751,257

•	Marketing Agent Expenses (Including Legal Fees and Expenses)	100,000

•	Appraisal Fees and Expenses	78,000

•	Printing, Postage and Mailing Fees	205,000

•	Filing Fees (NASDAQ, FINRA and SEC)	145,000

•	Transfer Fees and Expenses	15,000

•	Business Plan Fees and Expenses	27,000

•	Other	10,000

•	Total	$1,776,257

(1)	We have retained Sandler O’Neill to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the adjusted maximum of the offering range. Amount includes selling commissions payable by us to Sandler O’Neill in connection with the offering equal to (i) 1.0% of the aggregate purchase price of the shares sold in the subscription offering, assumed to equal 75% of the total offering, plus (ii) 1.75% of the aggregate purchase price of the shares sold in the community offering, assumed to equal 25% of the total offering; except that no fee will be paid with respect to shares purchased by our directors, officers and employees or members of their immediate families. To the extent shares remain available after the subscription and community offerings, we may also offer for sale, shares of common stock to the general public in a “syndicated offering.” Sandler O’Neill and other selected dealers will receive aggregate fees not to exceed 5.5% of the aggregate price of shares sold in the syndicated offering, if any.

Item 14. Indemnification of Directors and Officers

The North Carolina Business Corporation Act (“NCBCA”) provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation’s request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys’ fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.

Permissible indemnification. Under the NCBCA, a corporation may, but is not required to, indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and (i) in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the corporation’s best interests, and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

Mandatory indemnification. Unless limited by the corporation’s charter, the NCBCA requires a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

Advance for expenses. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors of the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

Court-ordered indemnification. Unless otherwise provided in the corporation’s charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

Voluntary indemnification. In addition to and separate and apart from “permissible” and “mandatory” indemnification described above, a corporation may, by charter, bylaw, contract, or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees or agents against liability and expenses in any proceeding (including any proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of activities which were at the time taken, known or believed by such person to be clearly in conflict with the best interests of the corporation. Any provision in a corporation’s charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorney’s fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

Parties entitled to indemnification. The NCBCA defines “director” to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

Indemnification by Entegra. Entegra’s Articles and Bylaws provide for indemnification of Entegra’s directors and officers to the fullest extent permitted by applicable law.

Insurance. The NCBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent to the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized under North Carolina law to indemnify such party. Entegra currently maintains directors’ and officers’ insurance policies covering its directors and officers.

Summary Only. The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which, and the person for whose benefit, indemnification shall or may be made.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16. Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter (offering services) between Macon Bancorp, Macon Bank, Inc. and Sandler O’Neill & Partners, L.P. *

1.2	Engagement Letter (records management services) between Macon Bancorp, Macon Bank, Inc. and Sandler O’Neill & Partners, L.P. *

1.3	Form of Agency Agreement between Macon Bancorp, Entegra Financial Corp., Macon Bank, Inc. and Sandler O’Neill & Partners, L.P. *

2	Plan of Conversion*

3.1	Articles of Incorporation of Entegra Financial Corp., as amended and restated*

3.2	Bylaws of Entegra Financial Corp., as amended and restated*

4	Form of Common Stock Certificate of Entegra Financial Corp.*

5	Form of Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. regarding legality of securities being registered*

8	Form of Tax Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.*

10.1	Form of Employment and Change of Control Agreement among Roger D. Plemens, Entegra Financial Corp. and Macon Bank, Inc.*†

10.2	Form of Employment and Change of Control Agreement among Ryan M. Scaggs, Entegra Financial Corp. and Macon Bank, Inc. *†

10.3	Form of Employment and Change of Control Agreement among David A. Bright, Entegra Financial Corp. and Macon Bank, Inc. *†

10.4	Form of Macon Bank, Inc. Severance and Non-Competition Agreement between Macon Bank, Inc. and each of (i) Carolyn H. Huscusson, (ii) Bobby D. Sanders, II, (iii) Laura W. Clark, and (iv) Marcia J. Ringle.*†

10.5	Form of Agreement of Merger between Macon Bancorp and Entegra Financial Corp.*

10.6	Amended and Restated Trust Agreement, regarding Trust Preferred Securities, dated as of December 30, 2003*

10.7	Guarantee Agreement, regarding Trust Preferred Securities, dated as of December 30, 2003*

10.8	Junior Subordinated Indenture, regarding Trust Preferred Securities, dated as of December 30, 2003*

10.9	Memorandum of Understanding between the Board of Directors of Macon Bank, Inc., and the Regional Director of the Federal Deposit Insurance Corporation’s Atlanta Regional Office and the North Carolina Commissioner of Banks, dated April 21, 2014*

10.10	Written Agreement between Macon Bancorp and the Federal Reserve Bank of Richmond, dated July 20, 2012*

10.11	Salary Continuation Agreement between Macon Bank, Inc. and Carolyn H. Huscusson, dated November 6, 2007. *†

10.12	Salary Continuation Agreement between Macon Bank, Inc. and Roger D. Plemens, dated June 23, 2003. *†

21	Subsidiaries of Registrant*

23.1	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. (contained in Opinions included as Exhibits 5 and 8)*

23.2	Consent of Dixon Hughes Goodman LLP

23.3	Consent of RP Financial, LC*

24	Power of Attorney (set forth on signature page of the initial registration statement)*

99.1	Appraisal Agreement between Macon Bancorp, Macon Bank, Inc. and RP Financial, LC*

99.2	Letter of RP Financial, LC. with respect to Subscription Rights*

99.3	Appraisal Report of RP Financial, LC **

99.4	Marketing Materials (including Stock Order and Certification Form)*

99.5	Updated Appraisal Report of RP Financial, LC*

99.6	Business Plan Agreement with Keller & Company*

99.7	Letter of RP Financial, LC. with respect to Liquidation Account*

†	Management contract or compensation plan or arrangement.
*	Previously filed.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the Consolidated Financial Statements or related notes.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(i)	To file, during any period in which it offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(ii)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(iv)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(v)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(vi)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(vii)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(viii)	The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Franklin, North Carolina on July 18, 2014.

ENTEGRA FINANCIAL CORP.

By:	/s/ Roger D. Plemens
Roger D. Plemens
President, Chief Executive Officer and Director
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed below by the following persons in the capacities indicated on July 18, 2014.

/s/ Roger D. Plemens	President, Chief Executive Officer and Director
Roger D. Plemens	(Principal Executive Officer)

/s/ David A. Bright	First Vice President and Chief Financial Officer
David A. Bright	(Principal Financial and Accounting Officer)

/s/ Fred H. Jones *	Chairman
Fred H. Jones

/s/ Stan M. Jeffress *	Vice Chairman
Stan M. Jeffress

/s/ Ronald D. Beale *	Director
Ronald D. Beale

/s/ Louis E. Buck, Jr. *	Director
Louis E. Buck, Jr.

/s/ Adam W. Burrell *	Director
Adam W. Burrell

/s/ Charles M. Edwards *	Director
Charles M. Edwards

/s/ Jim M. Garner *	Director
Jim M. Garner

/s/ Beverly W. Mason *	Director
Beverly W. Mason

*	Pursuant to the Power of Attorney, filed as Exhibit 24 to the registrant’s Registration Statement on Form S-1, initially filed on March 18, 2014.

/s/ Roger D. Plemens	Attorney-in-Fact
Roger D. Plemens